As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Informatica Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	61-1999534

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Informatica Inc.

2100 Seaport Boulevard

Redwood City, California 94063

(650) 385-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amit Walia

Chief Executive Officer

Informatica Inc.

2100 Seaport Boulevard

Redwood City, California 94063

(650) 385-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Steven V. Bernard Andrew S. Gillman Michael A. Moesel Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Bradford Lewis Bridget Logterman Informatica Inc. 2100 Seaport Boulevard Redwood City, California 94063 (650) 385-5000	Gordon K. Davidson Michael A. Brown Michael S. Pilo Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	$100,000,000	$9,270

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the additional aggregate offering price of shares of our Class A common stock that the underwriters have the option to purchase, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated                 , 2021

Preliminary Prospectus

             Shares

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Informatica Inc.

Informatica Inc. is offering shares of its Class A common stock. This is our initial public offering and no public market currently exists for our shares of Class A common stock. It is currently estimated that the initial public offering price per share will be between $                 and $                 per share.

After giving effect to the Restructuring Transactions (as defined herein) and the completion of this offering, we will have three classes of common stock: Class A common stock; Class B-1 common stock; and Class B-2 common stock. The rights of the holders of Class A common stock and Class B-1 common stock are identical in all respects, except that our Class B-1 common stock will not vote on the election or removal of our directors. The rights of the holders of our Class B-2 common stock differ from the rights of the holders of our Class A common stock and Class B-1 common stock in that holders of our Class B-2 common stock have no rights (voting or otherwise), except for the right to vote on the election or removal of our directors.

Following this offering, Permira and CPP Investments (each as defined herein and, collectively, our “Sponsors”) will control approximately         % of the voting power of our common stock (or approximately         % of the voting power if the underwriters exercise in full, their option to purchase additional shares of our Class A common stock). As a result of this ownership, they will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger or sale of substantially all of our assets. We will be a “controlled company” within the meaning of the corporate governance rules of the New York Stock Exchange (NYSE). See the section titled “Restructuring Transactions” and “Management—Status as a Controlled Company.”

We have applied to list our Class A common stock on the NYSE under the symbol “INFA.”

See the section titled “Risk Factors” beginning on page 24 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses	$	$

(1)	See the section titled “Underwriting” beginning on page 225 of this prospectus for additional information regarding total underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase from us up to                  additional shares of Class A common stock at the initial public offering price, less the underwriting discount.

The underwriters expect to deliver the shares of Class A common stock to purchasers on                 , 2021.

(Lead Bookrunners listed in alphabetical order)

Goldman Sachs & Co. LLC	J.P. Morgan

BofA Securities	Citigroup

Credit Suisse	Deutsche Bank Securities	RBC Capital Markets

UBS Investment Bank	Wells Fargo Securities

Nomura		LionTree
Siebert Williams Shank

Informatica Cloud First. Data Always.

Pioneered the Intelligent Data Management Cloud Platform Best of Breed Products AI-powered Intelligence & Automation Metadata System of Record DATA INTEGRATION API & APP INTEGRATION DATA QUALITY MASTER DATA MANAGEMENT CUSTOMER & BUSINESS 360 DATA CATALOG GOVERNANCE & PRIVACY Cloud Hybrid Self-Managed Intelligent Data Management Cloud Informatica

Unique Architecture Behind Intelligent Data Management Cloud

IoT
Cloud
SaaS
Hybrid
CLAIRE: Intelligence and Automation
Governance and Privacy
Data Catalog
API & Application Integration
Data Ingestion
Data Integration
Data Quality
amazon S3
Azure Data Lake Storage Gen2
Google Cloud Storage
snowflake
databricks
Landing Zone
Data Enrichment
Enterprise Zone
Storage
Elastic Compute - Spark
CLOUD DATA LAKE
Stream Processing
kafka
amazon KINESIS
Stream Storage
Google Cloud Pub/Sub
Data Integration
Data Science / AI
Amazon SageMaker
Azure Machine Learning
Cloud DataWarehouse
amazon REDSHIFT
Google BigQuery
snowflake
Azure Synapse Analytics
Customer & Business 360
MDM
Data Delivery and Marketplace
IDMC
Governance Manager
Data Scientist
Data Engineer
Line of Business
Data Analyst
Business User

Informatica

Unique Architecture Behind Intelligent Data Management Cloud IoT Cloud SaaS Hybrid Data Ingestion Data Integration Data Quality Landing Zone Data Enrichment Enterprise Zone CLAIRE: Intelligence and Automation Governance and Privacy Data Catalog API & Application Integration Stream Processing Stream Storage Google Cloud Pub/Sub Data Delivery and Marketplace IDMC Governance Data Line of Data Business Manager Scientist Engineer Business Analyst User Informatica

High Growth
Subscription ARR at Scale

34%
Q2 2021 YoY Growth
$394
$446
$474
$510
$541
$607
$643
$686
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
Q1 21
Q2 21

Dollars in millions.

Informatica

High Growth Subscription ARR at Scale 34% Q2 2021 YoY Growth Dollars in millions. For the years ended December 31, 2018, 2019 and 2020, net loss was $168 million, $183 million, and $168 million, respectively Informatica

Our Success by the Numbers

$1.24B
Q2 2021 Total ARR

16%
Q2 2021 YoY
Total ARR Growth

$686M
Q2 2021
Subscription ARR

34%
Q2 2021 YoY
Subscription ARR Growth

$264M
Q2 2021 Cloud ARR

39%
Q2 2021 YoY
Cloud ARR Growth

$44B
Total Addressable
Market

21.6T
Cloud Transactions
Per Month as of Q2 2021

Informatica

Our Success by the Numbers $1.24B 16% Q2 2021 Total ARR Q2 2021 YoY Total ARR Growth $686M 34% Q2 2021 Q2 2021 YoY Subscription ARR Subscription ARR Growth $264M 39% Q2 2021 Cloud ARR Q2 2021 YoY Cloud ARR Growth $44B 21.6T Total Addressable Cloud Transactions Market Per Month as of Q2 2021 Informatica

5
Gartner Magic Quadrant Leader Categories[1]

84
Of Fortune 100[2]

5,000+
Customers[2]

116
>$1M Subscription ARR Customers[2]

55%
Net New Subscription Customers[2]

ECOSYSTEMS

Google Cloud
Microsoft
snowflake
tableau
databricks
aws
salesforce

GLOBAL SYSTEM INTEGRATORS

accenture
Capgemini
Cognizant
Deloitte.
KPMG
tcs | TATA CONSULTANCY SERVICES
wipro

Informatica

Destination of Choice for Leading Enterprises and Hyperscaler and GSI Partners 5 84 5,000+ Gartner Magic Of Fortune 1002 Customers2 Quadrant Leader Categories1 116 55% >$1M Subscription Net New Subscription ARR Customers2 Customers2 ECOSYSTEMS GLOBAL SYSTEM INTEGRATORS 1 As of Q1 2021; Gartner Magic Quadrants including: Enterprise Integration Platform as a Service, Data Quality Solutions, Master Data Management Solutions, Metadata Ma 2 As of Q2 2021 Informatica

-i-

Through and including                     , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit our initial public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside the United States.

-ii-

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Informatica,” “the company,” “we,” “us” and “our” in this prospectus refer to (i) Ithacalux Topco S.C.A. and its consolidated subsidiaries for the periods prior to the completion of the Restructuring Transactions described in the section titled “Restructuring Transactions” and (ii) Informatica Inc. and its consolidated subsidiaries for the periods subsequent to the completion of the Restructuring Transactions. The term “Permira Funds” refers to EvomLux S.à r.l. and the affiliated investment entities that own an interest in EvomLux S.à r.l. and the term “Permira” refers to the global investment firm that advises the Permira Funds. The term “CPP Investments” refers to Canada Pension Plan Investment Board. The term “Sponsors” refers collectively to Permira and CPP Investments, together with the Permira Funds.

Informatica Inc.

Overview

We have pioneered a new category of software, the Intelligent Data Management Cloud, or IDMC. IDMC is our AI-powered platform that connects, manages, and unifies data across any multi-cloud, hybrid system, empowering enterprises to modernize and advance their data strategies.

Data is foundational to how digital enterprises run their businesses and make strategic decisions, including, creating new offerings, serving their customers and driving operational efficiency. Our platform enables enterprises to create a single source of truth for their data, allowing them to create compelling 360-degree customer experiences, automate data operations across enterprise-wide business processes like supply chain management, financial planning and operations, and provide governed and secure data access to their employees. It also enables our customers to pursue holistic data-driven digital strategies by accelerating workload migrations to the cloud, thus enabling all the advantages of cloud analytics.

As enterprises embrace data to modernize their business, data fragmentation has proliferated across a myriad of systems, including cloud and on-premise data warehouses, data lakes, databases and applications. This fragmentation is compounded by the increasing number of data consumers who require access to data from these heterogeneous data systems to perform their jobs. Legacy approaches to data management were simply not built to address the growing complexity and scale of the digital enterprise.

To address these challenges, we have pioneered a new way for businesses to accurately track where their data resides, understand what relationships exist across their different data repositories, and understand who is accessing the data and how it is being used – all at enterprise scale. Our cloud-native platform continuously scans our customers’ data to create rich and highly contextualized metadata to create and manage a metadata system of record that acts as a single source of truth about their data. This allows our AI engine, CLAIRE, to help customers access better data faster, make contextual recommendations about data relationships, uncover novel insights about their business and automate previously manual tasks.

Our platform also consists of a wide range of interoperable data management products, including data integration, API and application integration, data quality, master data management, customer and business 360, data catalog and governance and privacy. These products leverage our platform’s shared services and can be consumed from our SaaS-based cloud offering, which is run on AWS, Microsoft Azure, and Google Cloud Platform, and can also be deployed as a self-managed service in our customers’ cloud, hybrid, or on-premise environments.

CLAIRE benefits from powerful network effects. As more customers adopt our platform, CLAIRE continuously analyzes new transactions, configurations, rules, and decisions and uses this increased intelligence to drive further automation and deliver better insights to our customers. We believe CLAIRE’s network effects will continue to accelerate the adoption of our platform as it drives efficiency, productivity, and intelligence gains for both existing and prospective customers, leading to better business outcomes.

In 2015, we set out an ambitious strategy to transform from an on-premise software company to a cloud-based company. As part of our transformation strategy, we undertook an innovation-led approach to build a novel and comprehensive cloud-native data management platform and develop new products to solve a growing set of data management challenges. Additionally, we re-engineered existing products to integrate with our cloud-native platform, creating interoperable data management capabilities that leverage the shared services and metadata of the underlying platform. The growth and adoption of our cloud platform has led to the number of cloud transactions on our platform, which is a measure of data processed, increasing from 0.2 trillion per month in 2015, to 17.0 trillion per month in 2020 and to 21.6 trillion per month as of June 30, 2021. Our cloud annual recurring revenue (ARR) as of June 30, 2021 was $264 million, compared to $189 million as of June 30, 2020, representing year-over-year growth of 39%.

We also transformed from a primarily perpetual license and maintenance revenue model to a primarily subscription-based revenue model supported by our new cloud products. As a result of this strategy and our efforts to rapidly expand our product offerings, we increased our addressable market significantly and scaled our subscription revenue from $118 million in 2016, to $594 million in 2020 and to $324 million for the six months ended June 30, 2021. Over this period, our subscription revenue has grown from 31% of our total software revenue in 2016, to 90% in 2020 and to 95% during the six months ended June 30, 2021. Our subscription ARR has correspondingly scaled from $99 million at December 31, 2015, to $139 million at December 31, 2016, to $607 million at December 31, 2020 and to $686 million at June 30, 2021, representing a compound annual growth rate (CAGR) of 42% over this time frame. To underscore the expansion of our business via growth in new products, as of June 30, 2021, $581 million in subscription ARR, or approximately 85% of our total subscription ARR, was derived from products other than our traditional PowerCenter offering. This $581 million in subscription ARR from new products at June 30, 2021 represented year-over-year growth of 36%.

As of June 30, 2021, we had approximately 5,700 customers1 in over 100 countries and territories worldwide. Such customers include 9 of the Fortune 10, 84 of the Fortune 100, and 923 of the Global 2000, which customers collectively accounted for approximately half of our revenue in 2020 and are representative of our overall customer base. As our customers generate more data, they typically increase their usage of our platform by adding new use cases, adopting more products, or adding more

[1]

We compute the number of customers by assessing when we have a subscription contract or perpetual license maintenance contract sold to a unique entity. If we sell to several different divisions, segments or subsidiaries inside a company, we count each division, segment or subsidiary as a separate customer. If a customer has both a maintenance contract and a subscription contract, we count this as a single customer.

users. Our ability to expand within our customer base has been demonstrated by our subscription net retention rate, which was 114% for the quarter ended December 31, 2020 and 116% for the quarter ended June 30, 2021.

We are a strategic partner to our customers in their modernization and digital transformation initiatives, which we believe is reflected by the number of customers that spend more than $1 million in subscription ARR with us, which has increased from 27 to 66 to 104 to 116 as of December 31, 2018, 2019, 2020 and June 30, 2021, respectively. Customers matter to us. We have an overall customer rating of 4.5 out of 5 in the 2021 Gartner’s Peer Insights ‘Voice of Customer’: Data Integration Tools report.

We go to market through a combination of our global direct sales team and a network of strategic partners. Our strategic partners, including cloud hyperscalers, cloud data platforms, global system integrators and value-added resellers, help extend our sales presence and accelerate the adoption of our platform. We collaborate with cloud hyperscalers and cloud data platforms to help our shared customers accelerate their migration to the cloud and modernize their data and analytics strategies.

For the years ended December 31, 2018, 2019 and 2020, revenue was $1,228 million, $1,307 million, and $1,323 million, respectively, representing year-over-year growth of 6% and 1%. For the six months ended June 30, 2020 and 2021, revenue was $619 million and $676 million, respectively, representing year-over-year growth of 9%. Total ARR, which consists of subscription ARR plus maintenance ARR, was $906 million, $1,021 million and $1,160 million at December 31, 2018, 2019 and 2020, respectively, representing year-over-year growth of 13% at December 31, 2019 and 14% at December 31, 2020. Total ARR was $1,070 million and $1,240 million as of June 30, 2020 and 2021, respectively, representing year-over-year growth of 16% at June 30, 2021. Subscription ARR was $310 million, $446 million, $607 million, $510 million, and $686 million as of December 31, 2018, 2019 and 2020 and June 30, 2020 and 2021, respectively, representing year-over-year growth in subscription ARR of 44% at December 31, 2019, 36% at December 31, 2020, and 34% at June 30, 2021. Maintenance ARR was $596 million, $575 million, and $553 million, $560 million and $554 million as of December 31, 2018, 2019 and 2020 and June 30, 2020 and 2021, respectively.

For the years ended December 31, 2018, 2019 and 2020, net loss was $168 million, $183 million, and $168 million, respectively, and Adjusted EBITDA was $337 million, $335 million, and $400 million, respectively. For the six months ended June 30, 2020 and 2021, net loss was $103 million and $36 million, respectively, and Adjusted EBITDA was $168 million and $175 million, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” for a description of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (GAAP).

Industry Overview: The Data-Driven Digital Enterprise

Challenges Facing Data-Driven Digital Enterprises

Businesses face a number of challenges in their drive to become data-driven digital enterprises. These include:

•

Data volumes are exploding, which leads to massive complexity.     The rise of cloud computing, low cost data storage and the proliferation of applications that generate and access data, combined with the increasing volume of data from mobile, social and IoT, creates opportunities to generate greater business insights and pursue new market opportunities, but is overwhelming for organizations to manage, aggregate and normalize.

•

Workloads are moving to the cloud, creating a multi-cloud, hybrid world.     As enterprises undertake the massive transition to cloud, we believe a majority of their workloads will remain on-premise for the foreseeable future due to the mission-critical processes they support. As a result, we expect enterprises will require new technologies purpose-built to connect, analyze, manage and normalize data anywhere it resides using modern, cloud-native architectures that can seamlessly be deployed in any IT environment.

•

Data fragmentation is making data management more complex.     As businesses leverage more cloud-based services, data is being generated and stored across a fragmented landscape of SaaS applications, cloud storage repositories, cloud databases and cloud data lakes. This continued fragmentation magnifies the challenge of bringing together data from across the enterprise to derive new insights and inform critical business decision making.

•

The need to democratize data access creates a greater need for data governance and privacy support.     As more employees use data to perform their jobs, enterprises are struggling to provision user access to data, track and monitor who is accessing data, and protect sensitive data.

•

Mainstream adoption of AI and machine learning requires reliable and accurate data.     AI and ML technologies promise to influence nearly every facet of business operations. Automated data management technologies are critical to allow enterprises to reliably and accurately train data science models, enabling them to pursue AI-driven business strategies.

Limitations of Existing Approaches to Data Management

Historically, companies have utilized existing approaches to data management for tactical and discrete use cases, which only addressed a limited part of the data management lifecycle. These existing approaches to data management include the following:

•	Manual and custom hand coding by in-house or outsourced engineering resources to integrate data and applications for narrowly defined use cases;

•	Legacy on-premise tools designed primarily for structured data types from internal on-premise business systems;

•	Application-specific and platform-native data management tools designed only to work within their own native products and data formats; and

•	Point solutions that only address discrete data management use cases, such as data and application integration, data catalog, data governance or master data management.

These existing approaches to data management suffer from some or all of the below limitations:

•

Not natively built for the cloud.     Many legacy data management approaches have inherent flexibility, scalability, and capacity constraints as they were not originally designed for the adoption of cloud-based workloads. The inflexible and incompatible nature of non-native cloud approaches frequently results in knowledge loss, unwieldy and insecure data and slower innovation.

•

Lack of AI-driven automation.     Legacy data management approaches lack the AI capabilities necessary to automate data management tasks, accurately identify and emulate human actions, and automatically classify data assets, significantly limiting the applicability of AI technologies to basic data management processes.

•	Inability to scale and support new data types and processing frameworks. Legacy data management approaches were designed for a limited set of structured data types. With enterprises generating and utilizing large volumes of disconnected, disorganized semi-structured and unstructured data, created by many users globally, enterprises struggle to scale and support their data management.

•	Inability to support the end-to-end data management lifecycle. Legacy data management approaches are generally point solutions designed to address narrow aspects of data management.

•

High cost of ownership.     Manual, custom hand coding, legacy on-premise tools, and point solutions are often time-consuming, costly to operate and require extensive manual data preparation prior to use. Their architectures frequently require maintenance of the underlying infrastructure, upgrades and patches, and system configuration.

•

Inability to support hybrid multi-cloud environments.     Application-specific and platform-native data management approaches are generally only intended to run on specific environments and for a limited set of data types and use cases. These approaches limit the organization’s flexibility and can lead to vendor and technology lock-in and an inability to optimize functionality by selecting the best platform, application or infrastructure of choice for each use case.

•

Lack of extensibility to incorporate future technologies.     Organizations using proprietary or open source code can be forced to continually rework their data management architectures to accommodate constantly changing technologies and architectures, leading to substantial costs, risks, and increased time to market.

•

Inability to address the expanding breadth of data users.     Many existing solutions do not typically make their functionality accessible to all data management constituents within an organization, resulting in fragmented products and tools for an organization’s data management capabilities, which become a strong impediment to enterprise-wide digital transformation initiatives.

The Need for an Intelligent Data Management Cloud

Data has become one of the most valuable assets for enterprises. As data has become more mission-critical, the explosion of data volumes has led to massive complexity and fragmentation, creating challenges for enterprises that are looking to extend the use of data within their business as they drive their digital strategies.

In order for organizations to successfully become data-driven digital enterprises, we believe they must manage this growing scale, complexity and proliferation of data from a single platform that serves as a central data management layer that leverages AI and machine learning to unify data management across their ever-expanding number of clouds and enterprise systems. To address these challenges, we have pioneered the industry’s first AI-powered Intelligent Data Management Cloud (IDMC).

Our Platform: The Intelligent Data Management Cloud

Our platform is a new layer in the enterprise stack that allows our customers to connect, manage, unify, govern, and secure data across multi-cloud, hybrid environments. We offer our platform as a SaaS offering deployed on all major public cloud platforms (AWS, Microsoft Azure, and Google Cloud Platform) and also sell our products that customers deploy in their own self-managed private and public cloud environments.

Our platform is deployed across the enterprise data landscape to create a unified system of record of metadata, which is highly rich and contextualized information about enterprise data. Our platform leverages AI-powered algorithms to help customers utilize their data faster, make contextual recommendations about data relationships, uncover novel insights about their data and automate previously manual tasks. This helps our customers modernize and scale their data and analytics strategies, migrate their mission critical workloads to the cloud, create 360-degree business profiles across their customers and supply chains, and democratize data access to everyone in a secure and governed way.

Our platform consists of a series of shared services combined with a wide range of interoperable data management products and is designed to be extensible to avoid vendor and technology lock-in.

IDMC Platform Services

•

Metadata System of Record.     Our platform enables organizations to create a metadata system of record for all data within an enterprise. Organizations can also understand who is using the data, the quality of the data, where the data resides, and how it is moving through applications, systems, databases and other data sources.

•

CLAIRE: AI-Powered Intelligence and Automation.     CLAIRE is our AI engine that powers intelligence and automation across our platform. CLAIRE’s AI algorithms automate tasks and data processes to deliver thousands of hours of time and cost savings for our customers.

•

Low Code / No Code Design Environment.     Our platform offers a low code / no code user interface that makes it quick and easy for non-technical users and technical users to design data pipelines, build integrations, deploy data quality checks and quickly bring disparate data sources together to build a single source of truth, with minimal IT support.

•

Single Pane of Glass.     Our platform includes a comprehensive, holistic and integrated Operations Insights monitoring service that, when combined with our extensive data connector libraries, allows for comprehensive monitoring of all data management workloads operated on our platform. Data users and business leaders have an in-depth view of all data pipelines and data management operations across the enterprise, and a single pane view of the health of their data processes.

IDMC Platform Products

Our platform includes a comprehensive suite of interoperable data management products that leverage the shared services and metadata of the underlying platform.

•	Data Integration products allow users to ingest, transform and integrate data; readying it for analytics, data science and enterprise reporting.

•

API & Application Integration products enable users to create and manage APIs and integration processes for app-to-app synchronization, business process orchestration, B2B partner management, application development, and API management.

•

Data Quality products allow users to profile, cleanse, standardize, and enrich data to deliver accurate, complete, and consistent data sets for analytics, data science, governance, and other initiatives.

•	Master Data Management products enable users to create an authoritative single source of truth of business-critical data to reduce data related errors and remove redundancies.

•

Customer and Business 360 products allow users to rapidly create, visualize and browse comprehensive 360-degree views of business-critical data that help drive customer experience, ecommerce, supply chain management, and other digital initiatives.

•	Data Catalog products enable consumers of all experience levels to quickly find, access, and understand enterprise data using a simple Google-like search experience.

•	Governance and Privacy products help users govern data, enable compliance with regulatory and corporate policies, and drive broader data consumption.

Key Benefits to Our Customers

Our platform enables our customers to:

•

Embrace the full benefits of the public cloud.     Our platform modernizes customers’ applications and data management capabilities to accelerate migrations to the cloud; allowing them to embrace innovation, create digital-first business models, reduce operating costs, and generate new revenue streams.

•

Deliver rich 360-degree business experiences.     By enabling our customers to aggregate, consolidate and normalize their data to build a single source of truth, we empower them to deliver highly engaging and personalized customer experiences and modernize their supply chains by intelligently matching supply with demand patterns.

•

Democratize secure, governed data across the organization.     Our platform helps our customers provide their data consumers with governed, secure, and high-quality data for their business analytics or other use cases.

•

Transition from reactive and tactical to proactive and strategic data management.     Our approach to data management allows our customers to shift from deploying reactive tactical solutions to a proactive data management strategy.

•

Operationalize AI into business processes.     By eliminating data silos, reducing the complexity of data fragmentation and delivering trusted data, we enable our customers to build AI-powered and resilient business operations.

•

Faster time to market and lower total cost of ownership.     We allow organizations to standardize their enterprise data management needs on a single extensible platform with a unified metadata view, thereby accelerating their data-driven strategies and providing a cost-efficient, highly automated solution relative to a combination of unrelated vendor tools.

Our Competitive Strengths

•

We pioneered the industry’s first Intelligent Data Management Cloud.     We took a fundamentally different approach than the market by applying AI and machine learning algorithms to metadata to help customers discover, recommend, and automate data management. As CLAIRE analyzes more data and business rules, its recommendation engine becomes more accurate and the sophistication of its automation increases.

•

We offer best of breed products with a rich history of innovation.     We have a singular focus on the data management category and have dedicated significant resources, including a cumulative $1 billion in R&D spend over the last five years. We are a leader in all five of the Gartner’s Magic Quadrant reports relating to data management, including Enterprise Integration Platform-as-a-Service, Data Integration Tools, Data Quality Solutions, Master Data Management Solutions, and Metadata Management Solutions.

•	Independent platform vendor across multi-cloud, hybrid environments. Since our inception, we have designed our platform and products to optimize performance across any database, data source, or third-party application. We believe this provides us with a sustainable competitive advantage in a world where almost every company is embracing a multi-cloud, hybrid strategy and where data fragmentation is a significant barrier to bringing together the breadth of an enterprise’s data to make intelligent decisions.

•

Strong, longstanding customer relationships with the largest global enterprises.     Our relationships with approximately 5,700 customers, including 9 of the Fortune 10 and 84 of the Fortune 100, as of June 30, 2021, are a competitive advantage as it demonstrates our ability to meet the most complex and demanding data management needs.

•

We have a robust ecosystem of partnerships including cloud hyperscalers.     We have strong strategic relationships with the three leading cloud hyperscalers—AWS, Microsoft Azure, and Google Cloud Platform—and sell our products on their marketplaces. We also partner with Snowflake and Databricks and our product integration and joint go-to-market deepens our position as a market leader in enterprise data management.

•

Ability to assist the full span of data users.     Our platform allows all key stakeholders throughout an organization to easily leverage the power of our comprehensive data management capabilities. We offer a user experience that reduces the technical skills required of users, driving the ubiquity of our platform throughout an organization as employees across departments and job functions leverage data to improve their performance.

Our Opportunity

Over the last five years, we have significantly expanded our addressable market by investing in our platform and launching several new products. Our products address the markets for Analytics Data Management and Integration Platforms, which IDC estimates at a value of $31 billion by the end of 2021 and $56 billion by the end of 2025, which represents a CAGR of 16%.

We estimate that our current global market opportunity is approximately $44 billion by estimating the 90th percentile of potential Informatica ARR per company and multiplying by the number of companies worldwide across all industries.

Our Growth Strategies

We are pursuing our large market opportunity with growth strategies that include:

•	Continue to advance IDMC by building new cloud products.

•	Expand within existing customers.

•	Expand our total customer base.

•	Continue to grow and develop our partner ecosystem.

•	Continue to expand our international business.

Preliminary Estimated Financial Results for the Three Months ended September 30, 2021

The data presented below reflects our preliminary estimated financial results for the three months ended September 30, 2021 based upon information available to us as of the date of this prospectus. This data is not a comprehensive statement of our financial results for the three months ended September 30, 2021. The preliminary results of operations are subject to revision as we prepare our financial statements and related disclosures for the three months ended September 30, 2021; however, such revisions are not expected to be significant.

While we currently expect our results for the three months ended September 30, 2021 to be within the ranges set forth below, the review of our financial statements for the three months ended September 30, 2021 has not been completed. During the course of the preparation and review of our financial statements and related notes for the three months ended September 30, 2021, additional adjustments to the preliminary estimated financial results presented below may be identified. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data and, accordingly, does not express an opinion or any other form of assurance with respect thereto. We caution you that such preliminary estimates are not guarantees of future performance or outcomes and that actual results may differ materially from the estimates described below. See “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain of our financial results presented below and the actual financial results and other information we will report for the three months ended September 30, 2021. These estimates are not necessarily indicative of the results to be achieved for the remainder of fiscal 2021 or any future period.

	Three Months Ended September 30,
	2020	2021 Preliminary Estimate
		Low	High
	(in thousands)
Revenue	$327,243
Operating expenses	241,409
Operating income (loss)	8,138
Net loss	(32,309)

Key Business Metrics and Non-GAAP Financial Measure

The following are our key business metrics and Non-GAAP financial measure for the three months ended September 30, 2020 and preliminary estimated key performance indicators and Non-GAAP financial measure for the three months ended September 30, 2021.

	Three Months Ended September 30,
	2020	2021 Preliminary Estimate
		Low	High
	(in thousands, except percentages)
Annual Recurring Revenue	$1,099,637
Subscription Annual Recurring Revenue	$541,289
Subscription Net Retention Rate	113%
Cloud Annual Recurring Revenue	$199,994
Adjusted EBITDA (Non-GAAP)	$106,512

Adjusted EBITDA

The following table provides a reconciliation of Adjusted EBITDA to net loss for the three months ended September 30, 2020 and estimated net loss to estimated Adjusted EBITDA for the three months ended September 30, 2021:

	Three Months Ended September 30,
	2020	2021 Preliminary Estimate
		Low	High
	(in thousands)
GAAP net loss	$(32,309)
Income tax benefit	(9,899)
Interest income	(1,254)
Interest expense	37,108
Loss on debt refinancing	1,299
Other income (expense), net	13,193
Stock-based compensation	2,879
Amortization of intangibles	72,586
Equity compensation payments	392
Acquisition transaction fees	564
Legal settlements, restructuring costs and executive severance	14,982
One-time impairment on restructured facilities	—
Sponsor-related costs	500
Depreciation	6,471

Adjusted EBITDA	$106,512

We believe adjusted EBITDA is an important metric for understanding our business to assess our relative profitability adjusted for balance sheet debt levels. For more information regarding why we believe the non-GAAP financial measures to be beneficial, please refer to the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.”

Revenues

The following table sets forth our revenues for the three months ended September 30, 2020 and preliminary estimated revenues for the three months ended September 30, 2021:

	Three Months Ended September 30,
	2020	2021 Preliminary Estimate
		Low	High
	(in thousands)
Revenue:
Subscription	$148,278
Perpetual License	13,693

Total Software Revenue	161,971
Maintenance Revenue	141,358
Professional Services	23,914

Total Maintenance and Professional Services	165,272

Total Revenues	$327,243

Risk Factors Summary

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. These risks are described more fully in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	If we are unable to attract and retain customers, our future results of operations could be harmed.

•	If our existing customers terminate or do not renew their subscriptions, it could have an adverse effect on our business and results of operations.

•	If our existing customers terminate or do not renew their maintenance contracts, it could have an adverse effect on our business and results of operations.

•

A network or data security incident may compromise the integrity of our products, create service outages for our hosted products, or allow unauthorized access to our network or our customers’ data, harm our reputation, create additional liability and adversely impact our financial results.

•	We have experienced rapid subscription revenue growth in recent periods, and our recent growth rates may not be indicative of our future growth.

•

If we do not successfully manage our strategy and business model transition for our cloud- and subscription-based offerings, our business may become more difficult to predict and our results of operations may be adversely affected.

•	We may not be able to successfully manage the growth of our business if we are unable to scale our operations and enhance our internal systems, processes, and controls.

•	Our business and revenue have been adversely affected and could in the future be adversely affected by the COVID-19 pandemic.

•	If we do not compete effectively, our revenues may not grow and could decline.

•

If we are unable to successfully respond to technological advances and evolving industry standards, we could experience a reduction in our future product sales, which would cause our revenues to decline.

•

Our current research and development efforts, including the introduction of new products, the integration of acquired products, and the enhancement of existing products, may not be successful or result in significant revenue, cost savings or other benefits in the near future, if at all.

Channels for Disclosure of Information

Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website, press releases, public conference calls, and webcasts.

The information disclosed through the foregoing channels could be deemed to be material information. As such, we encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Our Sponsors

Permira is a leading global investment firm founded in 1985 that invests in successful businesses with growth ambitions. The firm advises the Permira Funds with total committed capital of approximately US$50 billion (€44 billion) and makes long-term majority and minority investments. The Permira Funds have made over 250 private equity investments in four key sectors: Technology, Consumer, Services and Healthcare. The Permira Funds have an extensive track record in tech investing, having invested US$13.4 billion in 52 companies across enterprise cloud, SaaS, fintech and online marketplaces. The Permira Funds have previously backed and helped scale some of the largest and fastest-growing internet and technology businesses globally, including Informatica, Genesys, G2, Klarna, Legalzoom, Allegro, Teamviewer and Zwift. Permira employs over 350 people in 15 offices across Europe, North America, and Asia.

Canada Pension Plan Investment Board (CPP Investments™) is a professional investment management organization that manages the amounts transferred by the Canada Pension Plan (CPP) in the best interest of the more than 20 million contributors and beneficiaries of the CPP. In order to build diversified portfolios of assets, investments are made around the world in private equities, public equities, real estate, infrastructure and fixed income. At June 30, 2021, the fund totaled CAD$519.6 billion. In addition to Informatica, current and previous technology investments include Asurion, BGL Holdings, GlobalLogic, IMS Healthcare, Lytx, Refinitiv, Sportradar, Suddenlink, UKG, Unity Technologies, Virtusa, Waymo and Waystar.

Summary of the Restructuring Transactions

Prior to the completion of this offering, we have participated in certain transactions, which collectively had the net effect of reorganizing our corporate structure so that the top-tier entity in our corporate structure—the entity that is offering Class A common stock to the public in this offering—is a Delaware corporation rather than a Luxembourg société en commandite par actions.

We previously operated as a Luxembourg société en commandite par actions under the name Ithacalux Topco S.C.A. (Ithacalux). Following the Restructuring Transactions, Informatica Inc. became the owner of Ithacalux and Informatica Inc. indirectly holds all the property and assets of Ithacalux and assumes all the debts and obligations of Ithacalux. Except as otherwise noted herein, the consolidated financial statements included elsewhere in this prospectus are those of Ithacalux and its consolidated subsidiaries. The Restructuring Transactions did not have a material effect on the results of our operations. In this prospectus, we refer to these transactions as the “Restructuring Transactions.” For more information regarding the reorganization of our corporate structure, please see the section titled “Restructuring Transactions.”

Corporate Information

Informatica Inc. was incorporated in Delaware in June 2021 in connection with the proposed restructuring of Ithacalux Topco S.C.A. and its subsidiaries which was completed on September 30, 2021. Informatica Inc. has no material assets and has not engaged in any business activities except in connection with this offering and the Restructuring Transactions described above. Our principal executive offices are located at 2100 Seaport Boulevard, Redwood City, California 94063, and our telephone number is (650) 385-5000. Our website address is www.informatica.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

Informatica, the Informatica logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Informatica Inc. and its consolidated subsidiaries. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

The following chart shows our simplified organizational structure immediately following the consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

*

Ithaca G.P. Limited (Guernsey) holds class B shares in these entities, which entitles Ithaca G.P. Limited (an entity owned by Permira V G.P. Limited) to 39% of the voting power of the total ordinary shares in these entities. Prior to the completion of this offering, the class B shares will be transferred to a designee of CPP Investments. Ithaca G.P. Limited does not have any economic interest in these entities. This structure is intended to facilitate CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act that restrict CPP Investments from directly or indirectly investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of the corporation. Ithaca G.P. Limited will eventually be dissolved following the conversion of all shares of Class B-1 common stock into shares of Class A common stock.

THE OFFERING

Class A common stock offered by us	shares

Underwriters’ option to purchase additional shares of Class A common stock from us	shares

Class A common stock to be outstanding immediately after this offering	shares ( shares, if the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full)

Class B-1 common stock to be outstanding immediately after this offering	shares

Total Class A common stock and Class B-1 common stock to be outstanding immediately after this offering	shares

Use of proceeds	We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $ million (or approximately $ million if the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full), based upon the assumed initial public offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the proceeds from this offering, net of underwriting discounts and commissions and expenses payable by us, to repay $             million of the outstanding indebtedness under our First Lien Credit Agreement and our Second Lien Credit Agreement, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” We intend to use the remainder of the net proceeds, if any, from this offering for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, solutions or businesses, although we have no present commitments or agreements to enter into any material acquisitions or investments. See the section titled “Use of Proceeds” for additional information.

Voting rights	Shares of our Class A common stock will be entitled to one vote per share on all matters presented to our stockholders generally.

Shares of our Class B-1 common stock will be entitled to one vote per share on all matters presented to our stockholders generally, except that shares of our Class B-1 common stock will not be entitled to vote in the election or removal of directors.

Shares of our Class B-2 common stock will have no votes per share on any matters presented to our stockholders generally, except for the right to vote in the election or removal of directors.

CPP Investments will beneficially own all outstanding shares of Class B-1 common stock and Class B-2 common stock.

See the sections entitled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Conversion rights	Each share of our Class A common stock will be convertible into one share of our Class B-1 common stock and one share of our Class B-2 common stock at any time and from time to time, at the option of the holder, so long as such holder holds one or more shares of Class B-1 common stock or Class B-2 common stock at the time of conversion. Each share of our Class B-1 common stock will be convertible into one share of our Class A common stock at the option of the holder; provided, that, as a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to surrender an equal number of shares of Class B-2 common stock to us. No public stockholders will have conversion rights because they will not be eligible to hold shares of our Class B-1 common stock or our Class B-2 common stock.

Controlled company	Because our Sponsors will beneficially own shares of Class A common stock and shares of Class B-2 common stock, which are the only classes of our common stock entitled to vote on director elections and which represent in the aggregate approximately     % of the voting power with respect to director elections, we will be a controlled company as of the completion of this offering under the NYSE rules. See the section titled “Management—Status as a Controlled Company.”

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Proposed trading symbol	“INFA”

The number of shares of our Class A common stock and Class B-1 common stock that will be outstanding immediately after this offering is based on 200,613,193 shares of our Class A common stock and 44,085,414 shares of our Class B-1 common stock outstanding as of June 30, 2021, and excludes:

•

24,948,147 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock that were outstanding as of June 30, 2021, with a weighted average exercise price of $15.70 per share;

•

2,211,143 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock granted after June 30, 2021, with a weighted-average exercise price of $25.30 per share;

•	shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:

•	shares of our Class A common stock to be reserved for future issuance under our 2021 Equity Incentive Plan, or our 2021 Plan, which will become effective prior to the completion of this offering;

•

                 shares of our Class A common stock reserved for future issuance under our 2015 Equity Incentive Plan, or our 2015 Equity Plan, which number of shares will be added to the shares of our Class A common stock to be reserved for future issuance under our 2021 Plan upon its effectiveness; and

•	shares of our Class A common stock to be reserved for future issuance under our 2021 Employee Stock Purchase Plan, or our ESPP, which will become effective prior to the completion of this offering.

Our 2021 Plan and ESPP each provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and our 2021 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares under our 2015 Equity Plan that expire, are forfeited, or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefits and Stock Plans.”

Except as otherwise indicated, all information in this prospectus assumes:

•

the consummation of the Restructuring Transactions, including the exchange of ten Ithacalux shareholder interests for one share of Class A common stock of Informatica Inc. or one share of Class B-1 common stock and one share of Class B-2 common stock of Informatica Inc., as applicable;

•

the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and our amended and restated bylaws, which will occur immediately prior to the completion of this offering;

•	no exercise of outstanding stock options subsequent to June 30, 2021;

•	no conversion of shares of Class B-1 common stock into shares of Class A common stock; and

•	no exercise by the underwriters of their option to purchase additional shares of Class A common stock from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth the summary consolidated financial and other data of Ithacalux Topco S.C.A. (Ithacalux), a Luxembourg société en commandite par actions, for the periods presented and at the dates indicated below. Following the completion of the Restructuring Transactions, Ithacalux will be considered our legal predecessor.

The consolidated statements of operations data for each of the years ended December 31, 2018, 2019 and 2020 and consolidated balance sheet data as of December 31, 2020 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. Our audited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). We derived the selected consolidated statements of operations data for the six months ended June 30, 2020 and 2021 and the consolidated balance sheet data as of June 30, 2021 from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The unaudited consolidated financial data set forth below have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data. Our historical results are not necessarily indicative of the results to be expected in the future. The summary consolidated financial data in this section are not intended to replace the audited consolidated financial statements and related notes thereto included elsewhere in this prospectus and are qualified in their entirety by the consolidated financial statements and related notes thereto included elsewhere in this prospectus. The following summary consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(in thousands, except share and per share data)
Consolidated Statements of Operations

Revenues:
Subscriptions	$302,519	$471,707	$593,834	$259,516	$324,265
Perpetual license	241,237	143,392	63,126	23,889	16,239

Software revenue	543,756	615,099	656,960	283,405	340,504
Maintenance and professional services	684,606	691,431	666,136	335,923	335,034

Total revenues	1,228,362	1,306,530	1,323,096	619,328	675,538
Cost of revenues(1):
Subscriptions	37,294	46,867	54,454	25,404	37,067
Perpetual license	4,570	3,350	3,876	1,803	2,187

Software costs	41,864	50,217	58,330	27,207	39,254
Maintenance and professional services	158,769	173,166	161,197	82,218	80,282
Amortization of acquired technology	143,769	115,544	98,458	48,066	37,095

Total cost of revenues	344,402	338,927	317,985	157,491	156,631

Gross profit	883,960	967,603	1,005,111	461,837	518,907

Operating expenses:
Research and development(1)	203,071	234,879	230,151	111,870	123,831
Sales and marketing(1)	431,538	486,298	451,839	222,280	220,938
General and administrative(1)	87,644	101,638	93,548	46,842	55,178
Amortization of intangible assets	$226,607	$208,082	$189,309	$94,343	$86,386

	Year Ended December 31,				Six Months Ended June 30,
	2018	2019	2020		2020	2021
	(in thousands, except share and per share data)
Acquisition, litigation settlement, and other charges	22,517	749		3,001	2,270		128
Restructuring charges	—	—		16,476	—		—

Total operating expenses	971,377	1,031,646		984,324	477,605		486,461

Income/(loss) from operations	(87,417)	(64,043)		20,787	(15,768)		32,446
Interest income	5,059	4,062		2,254	742		534
Interest expense	(146,338)	(161,877)		(149,445)	(75,860)		(72,183)
Loss on debt refinancing	(23,628)	(1,085)		(37,400)	(36,101)		—
Other income (expense), net	40,385	16,722		(26,404)	2,496		14,779

Loss before income taxes	(211,939)	(206,221)		(190,208)	(124,491)		(24,424)
Income tax (benefit) expense	(44,256)	(22,996)		(22,321)	(21,673)		11,900

Net loss	$(167,683)	$(183,225)		$(167,887)	$(102,818)		$(36,324)

Net loss per share, basic and diluted(2)	$(0.01)	$(0.01)		$(0.01)	$(0.01)		$—

Weighted-average shares, used in computing net loss per share, basic and diluted, before the completion of the Restructuring Transactions(2)	24,343,951,397	23,205,811,514		21,989,820,781	21,986,803,847		22,019,215,633

Pro forma net income (loss) per share, basic and diluted(3)			$			$

Weighted-average shares used in computing pro forma net income (loss) per share, basic and diluted(4)			$			$

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(in thousands)
Cost of revenues	$649	$1,724	$916	$403	$480
Research and development	1,689	4,367	2,531	894	1,804
Sales and marketing	1,542	3,341	3,035	1,293	1,870
General and administrative	3,057	5,977	5,562	4,058	1,731

Total stock-based compensation expense	$6,937	$15,409	$12,044	$6,648	$5,885

(2)

Refer to Note 18 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate our historical basic and diluted net loss per share and the weighted-average number of shares used in the computation of historical per share amounts before the completion of the Restructuring Transactions. For the purpose of providing a more meaningful comparison of equivalent weighted outstanding shares before and subsequent to the Restructuring Transactions, if the Restructuring Transactions had been completed on January 1, 2018, our historical weighted-average shares in computing net loss per share, basic and diluted, would have been 243,439,513 shares, 244,271,700 shares, and 244,331,342 shares for the years ended December 31, 2018, 2019 and 2020, respectively, and 244,297,820 shares and 244,657,951 shares for the six months ended June 30, 2020 and 2021, respectively.

(3)

The unaudited pro forma net income (loss) per share, basic, and diluted gives effect to (i) the reorganization transactions described under “Restructuring Transactions,” including the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering and (ii) the planned change in our equity structure; (iii) the adjustments related to this offering, including the achievement of performance criteria in relation to our unvested performance-based option awards upon completion of this offering, the sale and issuance by us of shares of our Class A common stock in this offering based upon the assumed initial public offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (iv) the repayment in full the total indebtedness outstanding under the First Lien Term Facility and Second Lien Term Facility, partially from the issuance of a new term loan facility (“New Term Loan Facility”) and with the proceeds from this offering, and the payment of a 2.0% prepayment premium under our Second Lien Credit Facility as described in “Use of Proceeds.”
(4)

Pro forma weighted-average shares includes Class A and Class B-1 shares to be owned by existing stockholders and the Class A shares of common stock assumed to be issued in the offering to new stockholders to be used for the repayment of debt, at an assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. The issuance of such shares is assumed to have occurred as of the beginning of the period.

	As of June 30, 2021
	Actual	Pro Forma(2)
	(in thousands)
Consolidated Balance Sheet
Cash and cash equivalents	$408,553	$
Working capital(1)	139,864
Total assets	4,850,846
Total liabilities	3,727,171
Contract liabilities, current and non-current	524,709
Long term debt, current and non-current	2,773,895
Additional paid-in capital	1,933,761
Accumulated other comprehensive income	33,194
Accumulated deficit	(1,063,509)
Total stockholder’s equity	1,123,675

(1)	Working capital is defined as current assets less current liabilities.
(2)

The pro forma consolidated balance sheet data gives effect to (i) the reorganization transactions described under “Restructuring Transactions,” including the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering and (ii) the planned change in our equity structure; (iii) the adjustments related to this offering, including the achievement of performance criteria in relation to our unvested performance-based option awards upon completion of this offering, the sale and issuance by us of                 shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $                per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (iv) the repayment in full the total indebtedness outstanding under the First Lien Term Facility and Second Lien Term Facility, partially from the issuance of the New Term Loan Facility and with the proceeds from this offering, and the payment of a 2.0% prepayment premium under our Second Lien Credit Facility as described in “Use of Proceeds.” Each $1.00 increase or decrease in the assumed initial public offering price of $                per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $                million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $                million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

Key Business Metrics and Non-GAAP Financial Measure

In addition to the measures presented in our consolidated financial statements, we use the following key business metrics and non-GAAP financial measure to help us evaluate our business and operating performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(in millions, except percentages)
Annual Recurring Revenue	$906	$1,021	$1,160	$1,070	$1,240
Subscription Annual Recurring Revenue	$310	$446	$607	$510	$686
Subscription Net Retention Rate	106%	113%	114%	113%	116%
Cloud Annual Recurring Revenue	$140	$167	$227	$189	$264
Adjusted EBITDA(1)	$337	$335	$400	$168	$175

(1)

Adjusted EBITDA is a non-GAAP financial measure. For more information regarding our use of this measure and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Non-GAAP Financial Measure.”

See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Non-GAAP Financial Measure” for a description of Annual Recurring Revenue, Subscription Annual Recurring Revenue, Subscription Net Retention Rate, Cloud Annual Recurring Revenue and Adjusted EBITDA.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, before making a decision to invest in our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become factors that affect us. If any of the risks occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

If we are unable to attract and retain customers, our future results of operations could be harmed.

The success of our business depends on our ability to attract and retain customers. To do so, we must persuade decision makers at enterprises and other organizations that our products offer significant advantages over those of our competitors. Other factors, many of which are out of our control, may now or in the future impact our ability to attract and retain customers, including:

•	our failure to generate sufficient awareness and demand for our products;

•	potential customers’ commitments to existing vendors;

•	potential customers’ greater familiarity and/or comfort with our competitors’ products;

•	real or perceived switching costs;

•	real or perceived complexity deploying our products;

•	our failure to help our customers successfully deploy and use our products;

•	our failure to satisfy customer demand for new features, products and services;

•	our failure to expand sales via additional new products with existing customers;

•	potential customers’ failure to appreciate the benefits of our platform relative to their existing data management products;

•	our competitors’ product offerings and pricing strategies being considered favorable to ours;

•	our failure to expand, retain and motivate our sales and marketing personnel;

•	our failure to develop or expand relationships with existing sales partners or to attract new sales partners;

•	the adoption of new, or amendment of existing, laws, rules and regulations that negatively impact the utility of our products;

•	the perceived risk, commencement or outcome of litigation against us; and

•	deteriorating general economic conditions.

If our efforts to attract and retain customers are not successful, our revenue and rate of revenue growth may decline, we may not be able to achieve, or successfully sustain, profitability, our business may become more difficult to predict, and our future results of operations could be materially harmed.

If our existing customers terminate or do not renew their subscriptions, it could have an adverse effect on our business and results of operations.

We expect to derive a significant portion of our subscription ARR from our existing subscription customer base. In the year ended December 31, 2020 and the six months ended June 30, 2021, approximately 85% and 94% of our total subscription ARR was generated from existing subscription customers, respectively. As a result, achieving a high renewal rate of our subscriptions is critical to our business. Our customers typically have no contractual obligation to renew their subscriptions after the completion of their then current subscription term, which is typically one to three years, and certain of our customers have a right to terminate during the subscription term. Our customers’ renewal rates may decline or fluctuate, and termination rates may increase or fluctuate, as a result of a number of factors, including their lack of satisfaction with our platform or our customer support, our products’ inability to integrate with new and changing technologies, the perception of frequent or severe subscription outages, delays or lags in our product uptime or latency, and a mismatch in the pricing of our products and competing offerings.

Even if our customers renew their subscriptions, they may renew for shorter subscription terms than we anticipate, they may not expand the usage of our products at the rate we are expecting, or they may insist on other renewal terms that are less economically beneficial to us. We cannot be certain that our customers will renew their subscriptions or expand their subscriptions nor can we be certain that our customers will not terminate their subscriptions in whole or in part. If our customers terminate or do not renew their subscriptions, or renew on less favorable terms, our revenue may grow more slowly than expected or decline, our subscription renewal rate and subscription net retention rate may decline, and we may not accurately predict future revenue from existing customers.

If our existing customers terminate or do not renew their maintenance contracts, it could have an adverse effect on our business and results of operations.

In 2020, we had $561 million of maintenance revenue, which was 42% of our total revenue of $1,323 million. During the six months ended June 30, 2021, we had $283 million of maintenance revenue, which was 42% of our total revenue of $676 million. Achieving a high renewal rate on our maintenance contracts is critical to our business. Our customers have no contractual obligation to renew their maintenance contracts after the completion of their then current contract term, which is typically one to three years, and certain of our customers have a right to terminate during the term. Our customers’ renewal rates may decline or fluctuate, and termination rates may increase or fluctuate, as a result of a number of factors, including their lack of satisfaction with our products or our customer support, our products’ inability to integrate with new and changing technologies and a mismatch in the pricing of our products and competing offerings.

Even if our customers renew their maintenance, they may renew for shorter terms than we anticipate or on other terms that are less economically beneficial to us. Customers may also not renew their maintenance if they want to move their perpetual licenses to a cloud architecture and we are unable to accommodate them with an acceptable migration plan. We cannot be certain that our customers will renew their maintenance nor can we be certain that our customers will not terminate their maintenance in whole or in part. If our customers terminate or do not renew their maintenance, or renew on less favorable terms, our revenue may grow more slowly than expected or decline, our maintenance renewal rate may decline, and we may not accurately predict future revenue from existing customers.

A network or data security incident may compromise the integrity of our products, create service outages for our hosted products, or allow unauthorized access to our network or our customers’ data, harm our reputation, create additional liability and adversely impact our financial results.

We make significant efforts to maintain the security and integrity of our product source code and the computer systems that are used to develop and host our products. However, the threats to computer systems, networks and data security are increasingly diverse and sophisticated. In addition to traditional computer “hackers,” ransomware attacks, malicious code (such as viruses and worms), employee theft or misuse, and denial of service attacks, sophisticated nation-state and nation-state supported actors now engage in intrusions and attacks (including advanced persistent threat intrusions), and fundamental software vulnerabilities add to the risks to our products and computer systems, including our internal network, and the information they store and process. Despite significant efforts to create security barriers to such threats, it is virtually impossible for us to entirely mitigate these risks. Like all software products, our software is vulnerable to such incidents. The impact of such an incident could disrupt the proper functioning of our products, create a service outage for our cloud services, cause errors in the output of our customers’ work, allow unauthorized access to sensitive, proprietary or confidential information of ours or our customers, and cause other destructive outcomes. If this were to occur, our reputation may suffer, customers may stop buying our products, we could face lawsuits and potential liability and our financial performance could be negatively affected.

In addition, as we continue to devote more resources to evaluate our computer systems, networks and products for security vulnerabilities, the cost of addressing these vulnerabilities could reduce our operating margins. If we do not address security vulnerabilities or otherwise provide adequate security features in our products and cloud services, certain customers, particularly government and other public sector customers, may delay or stop purchasing our products and cloud services. Furthermore, we expect the risks related to computer system, network or security incidents to increase as we continue to develop our cloud products and services, which may store, transmit and process our customers’ sensitive, proprietary or confidential data, including personal or identifying information, in cloud-based IT environments. We also engage third-party vendors and service providers to store and otherwise process some of our and our customers’ data, including sensitive and personal information. Our vendors and service providers may also be the targets of cyberattacks, malicious software, phishing schemes, and fraud. Our ability to monitor our vendors and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, disclosure, loss or destruction of our and our customers’ data, including sensitive and personal information. For example, in October 2019, Informatica’s travel and expense management service provider notified Informatica that data fields from nine Informatica employees’ travel profiles may have been mixed into other users’ profiles. The service provider restored the profiles and indicated that the risk of harm was low because there was no way to link mixed data back to the original profile. Informatica nevertheless notified all of the impacted employees as well as the applicable European supervisory authorities.

In addition, we have acquired a number of companies, products, services and technologies and may continue to do so in the future. As a result, we may inherit additional IT security issues when we integrate these acquisitions. Throughout our 25-year history, our on-premise products have accrued historical potential security vulnerabilities. As we migrate these products and underlying features and components to our cloud platform, many of these vulnerabilities are addressed, but some may persist. These potential vulnerabilities are reviewed according to our risk-based process that considers the residual risk based on compensating controls and other factors. Within our on-premise products, some existing vulnerabilities may become more impactful over time and some vulnerabilities may be newly discovered along with the normal course of security vulnerability disclosure. These vulnerabilities may create significant unplanned engineering effort and cost to resolve and redistribute to customers who remain on the on-premise version of our software.

Techniques used to sabotage or obtain unauthorized access to computers systems or networks are constantly evolving and, in some instances, are not identified until launched against a target. We and our service providers may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventative measures. Further, we cannot assure that any limitations of liability provisions in our customer and user agreements, contracts with third-party vendors and service providers or other contracts would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms, if at all, or will be available in sufficient amounts, if at all, to cover claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

We have experienced rapid subscription revenue growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We have experienced rapid subscription revenue growth in recent periods. We recognized subscription revenues of $302.5 million, $471.7 million and $593.8 million for the years ended December 31, 2018, 2019 and 2020, respectively. Over this period, our subscription revenue has grown from 56% of total software revenue in 2018, to 77% in 2019 and to 90% in 2020. We recognized subscription revenues of $259.5 million and $324.3 million during the six months ended June 30, 2020 and 2021, respectively. Over this period, our subscription revenue has grown from 92% of total software revenue during the six months ended June 30, 2020, to 95% of total software revenue during the six months ended June 30, 2021. This subscription revenue growth may not be indicative of our future subscription revenue growth and we may not be able to sustain revenue growth consistent with recent history, or at all. We believe our ability to continue to increase our subscription revenue depends on a number of factors, including, but not limited to:

•	our ability to attract and retain subscription customers;

•	our ability to expand within our existing subscription customer basis;

•	our ability to continue to expand customer adoption of our platform;

•	our ability to compete effectively against a variety of different vendors who offer data management products;

•	continued growth of cloud-based services; and

•	our ability to continue to develop new products to expand the offerings in our platform.

If we are unable to achieve any of these requirements, our subscription revenue growth may decline, and our business and results of operations would be adversely affected.

If we do not successfully manage our strategy and business model transition for our cloud- and subscription-based offerings, our business may become more difficult to predict and our results of operations may be adversely affected.

The continued adoption of cloud services, the increasing customer demand for subscription-based licensing, the accelerating volume and diversity of data creation, and the critical importance of data security continue to redefine business computing. We offer our products on a subscription-based license model including our cloud data management products that provide our customers with functionality within a cloud-based IT environment. Our strategy and business model for these subscription-based offerings, which differs from our legacy perpetual license-based model, continue to evolve and are subject to risks and uncertainties. It is difficult to forecast the revenue mix for our new sales and this makes it challenging to predict what portion of our new sales will be recognized as revenue in the current period versus recognized ratably over multiple periods.

We have continued to build on our cloud-focused strategy with the development of our Intelligent Data Management Cloud (IDMC) platform. As a result, we are deriving an increasing portion of our revenues over time from our subscription-based offerings. For example, we are aggressively investing in our go-to-market strategies and customer success organization for our cloud- and on-premise subscription products. These go-to-market strategies and efforts may differ from those we have used for perpetual license software products, may be temporarily disruptive and result in reduced sales productivity in addition to increased costs. The market for subscription-based offerings is not as mature as the market for perpetual license products and it may not develop as anticipated. In addition, market acceptance of subscription-based offerings, particularly cloud-based solutions, may be affected by a variety of factors, including concerns regarding the data security, privacy, cost, reliability, performance and perceived value associated with such offerings. Many customers have invested substantial resources on traditional, perpetually licensed, on-premise software solutions, and the related ongoing support services, and they may be unwilling or reluctant to migrate to cloud-based solutions or other subscription-based offerings. We may not be able to compete effectively or generate significant demand for or revenues from our subscription-based offerings. Also, we expect demand for our subscription-based offerings to unfavorably impact demand for certain of our other products and services, such as support services on perpetually licensed products. In addition, our subscription offering strategy will require continued investment in product development and operations, including cloud-based IT infrastructure. Additionally, our future success depends in part on the growth of the market for cloud data management solutions and an increase in the desire to ingest, store and process data in the cloud, and the market for cloud data management solutions and applications may not grow as expected and, even if such growth occurs, our business may not grow at similar rates, or at all. We may incur costs at a higher than expected rate as our subscription business continues to expand, adversely affecting our financial performance. In addition, we will incur costs associated with the investments in our subscription business in advance of our ability to recognize the revenue associated with our subscription offerings, which will have an adverse impact on our margins. If we are unable to successfully establish our subscription offerings and navigate our business model transition in light of the foregoing risks and uncertainties, our results of operations could be negatively affected.

We may not be able to successfully manage the growth of our business if we are unable to scale our operations and enhance our internal systems, processes, and controls.

We continue to experience growth in our customer base and operations, which may place a strain on our management, administrative, operational and financial infrastructure. We anticipate that additional investments in our infrastructure will be necessary to scale our operations and increase productivity. These additional investments will increase our costs and may adversely affect our operating margins if we are unable to sufficiently increase revenues to cover these additional costs. If we are unable to successfully scale our operations and increase productivity, we may be unable to execute our business strategies. Our business has grown in recent years, as evidenced by headcount growth in India, Japan and EMEA, through internal expansion and through acquisitions, and we expect such growth to continue. As a result, we may need to enter into additional lease commitments, expand existing facilities, or purchase new facilities or undeveloped real estate, which may adversely affect our cash flows and results of operations. We moved our existing data center from our corporate headquarters to an external third-party facility, and also utilize other third-party data center facilities and public cloud providers, including Amazon Web Services, Microsoft Azure and Google Cloud, to host certain of our services, systems and data. Each of our commercial agreements with AWS, Microsoft Azure and Google Cloud have 3-year terms through 2024 and will remain in effect until terminated by us or the respective counterparty. AWS may terminate the agreement for convenience by providing us at least 30 days advanced notice or for cause upon a material breach of the agreement, subject to AWS providing prior written notice and a 30-day cure period. Microsoft Azure may terminate the agreement without cause upon 60 days’ notice or for material breach, subject to such party providing 30 days’ notice and a 30-day cure period. Google Cloud may terminate the agreement for material breach with a 30-day cure period, if we cease operations or become subject to insolvency proceedings and the proceedings are not dismissed within 90 days, or we are in material breach more than twice notwithstanding any cure of such breaches. While we believe that we could transition among these cloud infrastructure providers or to alternative providers on commercially reasonable terms if needed, in the event any of these third-party facilities or public cloud providers become unavailable due to outages, interruptions or other unanticipated problems, or because they are no longer available on commercially reasonable terms or prices, our costs may increase and our operations may be impaired, which would adversely affect our business.

In addition, we need to continue to enhance our internal systems, processes, and controls to effectively manage our operations and growth. We are continually investing resources to upgrade and improve our internal systems, processes and controls, human resources information systems and our enterprise resource planning systems, in order to meet the growing requirements of our business, but we cannot guarantee we will do so effectively or efficiently.

Upgrades to our internal systems, processes, and controls may require us to implement incremental reconciliation or additional reporting measures to evaluate the effectiveness of such upgrade or improvement, or to adopt new processes or procedures in connection with the upgrade or improvement. We may not be able to successfully implement upgrades and improvements to our systems, processes, and controls in an efficient or timely manner, if at all, and we may discover deficiencies in existing systems, processes, and controls, which could adversely affect our business. We have licensed technology and utilized support services from various third parties to help us implement upgrades and improvements. We may experience difficulties in managing upgrades and improvements to our systems, processes, and controls or in connection with third-party software, which could disrupt existing customer relationships, causing us to lose customers, limit us to smaller deployments of our products, or increase our technical support costs. The support services available for such third-party technology also may be negatively affected by mergers and consolidation in the software industry, and support services for such technology may not be available to us in the future. In addition, we use both on-premise and cloud resources, and any security or other flaws in such resources could have a negative impact on our internal systems, processes, or controls.

We may also need to realign resources from time to time to more efficiently address market or product requirements. To the extent any realignment requires changes to our internal systems, processes, and controls or organizational structure, we could experience disruption in customer relationships, increases in cost, and increased employee turnover. Furthermore, as we expand our geographic presence and capabilities, we may also need to implement additional or enhance our existing systems, processes and controls to comply with U.S. and international laws.

Our business and revenue have been adversely affected and could in the future be adversely affected by the COVID-19 pandemic.

Continuing concerns over economic and business prospects in the United States and throughout the world, including the ongoing COVID-19 pandemic, have contributed to increased volatility and diminished expectations for the global economy. These factors have had a material impact on the global economy and have adversely impacted and may further impact our workforce, our operations, and the operations of our customers, which could materially adversely affect our business and financial condition. Our customers have experienced, and may continue to experience, disruptions in their operations, which have resulted in delayed, reduced, or canceled orders and requests for renegotiation or extended payment terms. Due to our subscription-based business model, the effect of COVID-19 may not be fully reflected in our results of operations until future periods. Work-from-home and other measures we have undertaken for our global workforce have affected the way we conduct our product development, customer support, and other activities. Further, the COVID-19 pandemic may continue to impact our operations outside the United States even if local containment efforts are successful. For example, we have a significant number of research and development, customer support and general and administrative personnel located in India, which continues to be heavily impacted by the pandemic.

The full extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance remains uncertain and will depend on many factors outside the Company’s control. To the extent the COVID-19 pandemic adversely affects the Company’s business, results of operation, and financial condition, it may also have the effect of heightening many of the other risks described in this section.

If we do not compete effectively, our revenues may not grow and could decline.

The market for our products is highly competitive, quickly evolving, and subject to rapidly changing technology, which may expand the alternatives available to our current and potential customers for their data management requirements. Our competition consists of:

•	hand-coded custom-built solutions developed by internal IT teams;

•	point solution vendors that compete with one of our products, such as Talend and Collibra;

•	cloud service providers (CSPs) with limited platform-specific capabilities in data management, such as AWS, Microsoft Azure and Google Cloud Platform; and

•	legacy stack vendors that compete across in many of our markets with data management solutions, such as IBM and Oracle.

From time to time, we compete with business intelligence and analytics vendors, such as Alteryx, that offer, or may develop, products with functionalities that compete with our products.

Certain of our competitors have substantially greater financial, technical, marketing, and other resources, greater name recognition, specialized sales or domain expertise, broader product portfolios and stronger customer relationships than we do and may be able to exert greater influence on customer purchasing decisions. New or emerging technologies, technological trends or changes in customer requirements may result in certain of our strategic partners, including CSPs, becoming potential competitors in the future. Our competitors may be able to respond more quickly than we can to new or emerging technologies, technological trends and changes in customer requirements. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable, or less competitive. In addition, new products or enhancements of existing products that we introduce may not adequately address or respond to new or emerging technologies, technological trends or changes in customer requirements. Moreover, competition from new and emerging technologies and changes in technological trends, particularly the shift to cloud-based solutions, has increased market confusion about the benefits of our products compared to other solutions.

We expect competition to increase as other established and emerging companies enter the data management and data integration software market, as customer requirements evolve and as new products and technologies are introduced. Our ability to compete depends upon many factors both within and beyond our control, including the following:

•	ability to offer a comprehensive platform with best of breed products;

•	interoperability with multi-cloud, hybrid environments and applications;

•	ability to embed advanced AI and machine learning in our platform;

•	performance, reliability and security;

•	ease of deployment and ease of use by the full breadth of data practitioners;

•	elasticity and ability to quickly scale services;

•	strength of cloud ecosystem partnerships;

•	responsiveness to evolving customer needs and use cases;

•	success of sales & marketing efforts;

•	quality of customer support; and

•	brand awareness and reputation.

We may have difficulty competing on the basis of price in circumstances where our competitors develop and market products with similar or superior functionality and pursue an aggressive pricing strategy. For example, some of our competitors may provide guarantees of prices and product implementation, offer data management products at no cost in order to charge a premium for additional functionality, or bundle data management products with other products at no cost to the customer or at deeply discounted prices for promotional purposes or as a long-term pricing strategy. These difficulties may increase as larger companies target the data management markets. A customer may be unwilling to pay a separate cost for our data management products if the customer has a bundled pricing arrangement with a company that offers a wider variety of products than us. As a result, increased competition, alternate pricing models and bundling strategies could seriously impede our ability to sell additional products and services on terms favorable to us.

In addition, consolidation among vendors in the software industry is continuing at a rapid pace. Our current and potential competitors may make additional strategic acquisitions, consolidate their operations, or establish cooperative relationships among themselves or with other solution providers, thereby increasing their ability to provide a broader suite of software products or solutions and more effectively address the needs of our current and prospective customers. Such acquisitions could cause potential customers to defer or not proceed with purchasing our products. Our current and potential competitors may also establish or strengthen cooperative relationships with our current or future strategic partners, thereby limiting our ability to sell products through these channels. If any of this were to occur, our ability to market and sell our software products would be impaired. In addition, competitive pressures could reduce our market share or require us to reduce our prices, either of which could harm our business, results of operations, and financial condition.

Furthermore, during periods of U.S. or global economic uncertainty, our customers’ capital spending may be significantly reduced. As a result, there is significantly increased competition for the allocation of IT budget dollars, and other IT implementations may take priority over the use of our products and services.

If we are unable to successfully respond to technological advances and evolving industry standards, we could experience a reduction in our future product sales, which would cause our revenues to decline.

The market for our products is characterized by continuing technological development, the emergence of new technologies, evolving industry standards, changing customer needs, and frequent new product introductions and enhancements. The introduction of products by our competitors or others incorporating new technologies, the emergence of new industry standards, or changes in customer requirements could render our existing products obsolete, unmarketable, or less competitive. In addition, industry-wide adoption or increased use of hand-coding, open source standards or other uniform open standards across heterogeneous applications could minimize the importance of the integration functionality of our products and materially adversely affect the competitiveness and market acceptance of our products. Furthermore, the standards on which we choose to develop new products or enhancements may not allow us to compete effectively for business opportunities.

Our success depends upon our ability to enhance existing products, to respond to changing customer requirements, and to develop and introduce new products in a timely manner that keep pace with technological and competitive developments and emerging industry standards. We have in the past experienced delays in releasing new products and product enhancements and may experience similar delays in the future. As a result, in the past, some of our customers deferred purchasing our products until the next upgrade was released. Future delays or problems in the installation or implementation of our new releases may cause customers to forgo purchases of our products and purchase those of our competitors instead. Additionally, even if we are able to develop new products and product enhancements, we cannot ensure that they will achieve market acceptance.

Our current research and development efforts, including the introduction of new products, the integration of acquired products, and the enhancement of existing products, may not be successful or result in significant revenue, cost savings or other benefits in the near future, if at all.

Rapid technological changes, including changes in customer requirements and preferences, are characteristic in the software industry. In particular, in the market for enterprise data management software and services, especially for broader data management initiatives, we have experienced increased competition from new and emerging technologies and increased market confusion from our customers or prospective customers about the benefits of our products compared to other solutions. In order to address the expanding data management needs of our customers and prospective customers, and to respond to rapid technological changes, technological trends and customer concerns, we introduce new products and technology enhancements on a regular basis, including products we acquire. For example, in August 2020, we acquired GreenBay Technologies, a provider of advanced AI/ML (artificial intelligence and machine learning) solutions that complement our CLAIRE-powered Intelligent Cloud Data Management platform, and in July 2020, we acquired Compact Solutions, a provider of advanced metadata connectivity tools. We intend to continue our investments to develop and introduce new products and product enhancements.

The introduction of new products, integration of acquired products and enhancement of existing products is a complex and costly process involving inherent risks, such as:

•	the failure to accurately anticipate the impact of new and emerging technologies or changes in technological trends;

•	the failure to accurately anticipate changes in customer requirements and preferences;

•	delays in completion, launch, delivery, or availability;

•	delays in customer adoption or market acceptance;

•	delays in customer purchases in anticipation of products not yet released;

•	product quality issues, including the possibility of defects and the costs of remediating any such defects;

•	market confusion based on changes to the product packaging and pricing as a result of a new product release;

•	market confusion based on the introduction of new and emerging technologies by us and our competitors or changes in technological trends, particularly the shift to cloud-based solutions;

•	interoperability and integration issues between our existing products and newly acquired products or technologies, and the costs of remediating any such issues;

•	interoperability and integration issues with third-party technologies and the costs of remediating any such issues;

•	customer issues with migrating or upgrading from previous product versions and the costs of remediating any such issues;

•	bugs, errors, or other defects or deficiencies in the early stages of introduction;

•	loss of existing customers that choose a competitor’s product instead of upgrading or migrating to the new or enhanced product; and

•	loss of maintenance revenues from existing customers that do not upgrade or migrate.

Developing our products and related enhancements is expensive. We devote significant resources to the development of new products, the acquisition of products, and the enhancement of existing products, as well as to the integration of these products with each other. We recognized $203.1 million, $234.9 million, and $230.2 million of research and development expense in the years ended December 31, 2018, 2019 and 2020, respectively, and $111.9 million and $123.8 million in the six months ended June 30, 2020 and 2021, respectively. Our investments in research and development may not result in significant design improvements, marketable products or features, or may result in products that are more expensive than anticipated. Additionally, we may not achieve the cost savings or the anticipated performance improvements we expect, and we may take longer to generate revenue, or generate less revenue, than we anticipate. Our future plans include significant investments in research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments in the near future, if at all, or these investments may not yield the expected benefits, either of which could adversely affect our business and results of operations. In addition, as we develop new products, particularly those based on new or emerging technologies, we may need to develop sales and marketing strategies that differ from the strategies we currently utilize, which may result in increased levels of investment and additional costs. For example, we are continuing to evolve our business model to increase subscription revenue and aggressively investing in our go-to-market strategies for our newer products.

Additionally, we have in the past experienced bugs, errors, or other defects or deficiencies in new products, including cloud products, and product updates and may have similar experiences in the future. Furthermore, our ability to increase the usage of our products depends, in part, on the development of new use cases for our products and may be outside of our control. We also have invested, and may continue to invest, in the acquisition of complementary businesses, technologies, services, products and other assets that expand the products that we can offer our customers. We may make these investments without being certain that they will result in products or enhancements that will be accepted by existing or prospective customers. Additionally, even if we are able to develop new products and product enhancements, we cannot ensure that they will achieve market acceptance. If we are unable to successfully enhance our existing products to meet evolving customer requirements, increase adoption and usage of our products, develop new products, or if our efforts to increase the usage of our products are more expensive than we expect, then our business, results of operations and financial condition would be adversely affected.

The loss of our key personnel, an increase in our sales force personnel turnover rate or decrease in sales force productivity, or the inability to attract and retain additional personnel could adversely affect our ability to grow our company successfully and may negatively impact our results of operations.

We believe our ability to attract and retain highly skilled personnel and key members of our management team is critical to our long-term success. Historically, there has been a significant level of competition to attract these individuals, and we have experienced significant changes in our senior management team. As new senior personnel join our company and become familiar with our business strategy and systems, or as existing senior personnel assume new roles within the company, their integration or transition could result in disruption to our ongoing operations.

The market for talent has become increasingly competitive and hiring has become more difficult and costly, and our personnel-related costs are likely to increase as we compete to attract and retain employees. Our employees are increasingly becoming more attractive to other companies. Certain of our competitors have greater financial and other resources than us for attracting experienced personnel. Our plan for continued growth requires us to add personnel to meet our growth objectives and places increased importance on our ability to attract, train, and retain new personnel, in particular, new sales personnel. In addition, we have significantly expanded our subscription sales force and increased sales specialist staffing and marketing efforts around our newer products. Continued leadership transitions in our worldwide sales, marketing and field operations may adversely affect our ability to manage and grow our business. As we continue to implement further changes to our worldwide sales, marketing and field operations organizations, including the implementation of more rigorous sales planning and process measures and continued investment in sales specialists and domain experts, we may experience increased sales force turnover and additional disruption to our ongoing operations, and we may not experience the increases in sales force productivity that we anticipate. These changes may also take longer to implement than expected, which may adversely affect our sales force productivity. If we are unable to effectively attract and train new personnel on a timely basis, or if we experience an increase in the level of turnover, our results of operations may be negatively affected.

We continue to be substantially dependent on our sales force to obtain new customers and to drive additional usage and sales among our existing customers. We believe that there is significant competition for sales personnel, including enterprise sales representatives and sales engineers, with the skills and technical knowledge that we require. In particular, there is significant demand for sales engineers with data management and cloud-based software expertise. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. Further, from time to time, we have experienced an increased level of turnover in our direct sales force, particularly in the first quarter of a year. Such increase in the turnover rate affects our ability to generate software revenues. Although we have hired replacements in our sales force and are continuing to hire additional sales personnel to grow our business, we typically experience lower productivity from newly hired sales personnel for a period of approximately nine months. We continue to invest in training for our sales personnel, including updates to cover new, acquired, or enhanced products, as we broaden our product platform. In addition, we periodically make adjustments to our sales organization in response to a variety of internal and external factors, such as market opportunities, competitive threats, management changes, product introductions or enhancements, acquisitions, sales performance, increases in sales headcount and cost levels. Such adjustments may be temporarily disruptive and result in reduced productivity. If we are unable to effectively attract, train and retain new sales personnel, particularly sales specialists or domain experts, or if we experience an increase in the level of sales force turnover or decrease in sales force productivity, our ability to generate license revenues from both new and existing customers and our growth rate may be negatively affected.

We currently do not have any key-man life insurance relating to our key personnel, and the employment of key personnel in the United States is generally at will and not subject to employment contracts.

We have relied on our ability to grant equity awards as one mechanism for recruiting and retaining highly skilled talent. If we are unable to grant such awards, we may not be able to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Additionally, the liquidity available to our employee securityholders following this offering could make it more difficult to retain employees who are fully vested in their equity awards.

We may experience fluctuations in our quarterly or annual operating results, especially in the amount of license revenues we recognize.

Our quarterly and annual operating results, particularly our perpetual license revenues and the upfront portion of revenue from our on-premise subscription license (i.e., term license), have fluctuated in the past and may do so in the future. Our on-premise products, predominantly sold under a subscription-based license and to a lesser extent sold on a perpetual license basis, are difficult to forecast accurately and are vulnerable to short-term shifts in customer demand. Also, we may experience order deferrals by customers in anticipation of future new product introductions or product enhancements, as well as a result of their particular budgeting and purchase cycles. The continued global economic and geopolitical uncertainty may also cause further customer order deferrals or reductions, stricter customer purchasing controls and approval processes, and adversely affect budgeting and purchase cycles. By comparison, our short-term expenses are relatively fixed and based in part on our expectations of future revenues. We generally recognize a substantial portion of our on-premise product license revenues in the last month of each quarter and, sometimes in the last few weeks or days of each quarter. As a result, we cannot predict the adverse impact caused by cancellations or delays in prospective orders until the end of each quarter.

Moreover, the expansion of our product portfolio through the introduction of new products and enhancements has increased the complexity of our transactions and this may increase the length of our sales cycles and reduce the predictability of the timing and the amount of future sales.

Due to the difficulty we experience in predicting our quarterly license revenues, we believe that period-to-period comparisons of our operating results are not necessarily a good indication of our future performance.

In addition, a number of the other factors discussed in this section may cause fluctuations in our quarterly or annual operating results. As a result, our future operating results or forecasts of future operating results could fail to meet the expectations of investors, which could cause our stock price to decline.

Market adoption of cloud-based data management solutions may not grow as we expect, which may harm our business, financial condition and results of operations.

The market for cloud-based data management solutions is not as mature as the market for on-premise products, and it may not develop as anticipated. In addition, market acceptance of cloud-based solutions may be affected by a variety of factors, including concerns regarding the data security, privacy, cost, reliability, performance and perceived value associated with such offerings. Many customers have invested substantial resources on traditional, on-premise software solutions and the related ongoing support services, and they may be unwilling or reluctant to migrate to cloud-based solutions. If our cloud-based solutions do not achieve widespread adoption or the market for cloud-based data management solutions generally does not evolve as expected, it could result in reduced customer purchases, reduced renewal rates and decreased revenue, any of which will adversely affect our business, financial condition and results of operations.

If we are unable to accurately forecast sales and trends in our business, we may fail to meet expectations.

We use a “pipeline” system, a common industry practice, to forecast sales and trends in our business. Our sales personnel monitor the status of all potential sales of our products and estimate when a customer will make a purchase decision and the potential dollar amount of the sale. We aggregate these estimates periodically in order to generate a sales pipeline. We assess the pipeline at various points in time to look for trends in our business. While this pipeline analysis may provide us with some guidance in business planning and budgeting, these pipeline estimates are necessarily speculative. Our pipeline estimates may not correlate to revenues in a particular quarter or over a longer period of time, particularly in a weak or uncertain global macroeconomic environment, such as that experienced during the COVID-19 pandemic. In addition, our pipeline estimates can prove to be unreliable in a particular quarter or over a longer period of time, in part because both the “conversion rate” of the pipeline into actual sales and the quality and timing of pipeline generation can be very difficult to estimate.

The conversion of the sales pipeline into actual license or subscription sales may also be affected by the tendency of some of our customers to wait until the end of a fiscal period in the hope of obtaining more favorable terms, which can also impede our ability to negotiate, execute and deliver on these contracts in a timely manner. Because we have historically converted a substantial portion of our pipeline into sales in the last month of each quarter and sometimes in the last few weeks of each quarter, we may not be able to adjust our cost structure in a timely manner in response to variations in the pipeline conversion rate. In addition, for newly acquired companies, we have limited ability to predict how their pipelines will convert into sales or revenues following acquisition. Any change in the conversion rate of the pipeline into customer sales or in the pipeline itself could cause us to improperly budget for future expenses that are in line with our expected future revenues, which would adversely affect our operating margins and results of operations.

A reduction in our sales pipeline and pipeline conversion rate could adversely affect the growth of our company.

In the past and recently, we have experienced a reduced conversion rate of our overall pipeline, primarily as a result of general economic slowdowns and general macroeconomic uncertainty due in part to the COVID-19 pandemic, which caused the amount of customer purchases to be reduced, deferred, or cancelled. Although the size of our sales pipeline and our pipeline conversion rate generally have increased as a result of our additional investments in sales personnel and a gradually improving IT spending environment, they are not consistent on a quarter-to-quarter basis. The recent global economic recession and continued macroeconomic uncertainty has had and will continue to have an adverse effect on our pipeline conversion rate in the near future. If we are unable to continue to increase the size of our sales pipeline and our pipeline conversion rate, our results of operations could fail to meet the expectations of investors, which could cause our stock price to decline.

We have expanded our international operations and opened sales offices in other countries. We have experienced and may continue to experience various leadership transitions in our worldwide sales organization.

We have also continued to make investments in our sales specialists and domain experts and to implement strategic changes in our worldwide sales, marketing and field operations to address recent sales execution challenges and improve performance, particularly with respect to our pipeline generation and management capabilities, the reliability of our pipeline estimates and our pipeline conversion rates. For example, in 2020, we shifted our go-to-market strategy within certain countries in APAC and Europe, reducing our direct sales headcount to align with local channel partners for distribution. As a result of our international expansion and these changes, as well as the increase in our direct sales headcount in the United States, we have invested heavily in our sales and marketing functions. We recognized $431.5 million, $486.3 million, and $451.8 million of sales and marketing expense in the years ended December 31, 2018, 2019 and 2020, respectively, and $222.3 million and $220.9 million in the six months ended June 30, 2020 and 2021, respectively. As our products become more complex and we target new customers for our software and services, we expect to broaden our go-to-market initiatives and, as a result, our sales and marketing expenses may increase. We expect these investments to increase our revenues, sales productivity, and eventually our profitability. However, if we experience an increase in sales personnel turnover, do not achieve expected increases in our sales pipeline, experience a decline in our sales pipeline conversion ratio, or do not achieve increases in productivity and efficiencies from our new sales personnel as they gain more experience, then we may not achieve our expected increases in revenue, sales productivity, and profitability.

As a result of our lengthy sales cycles, our expected revenues are susceptible to fluctuations, which could cause us to fail to meet expectations.

Due to the expense, broad functionality, and company-wide deployment of our products, our customers’ decisions to purchase our products typically require the approval of their executive decision makers. Also, macroeconomic uncertainty and challenging global economic conditions, such as those experienced due to the ongoing COVID-19 pandemic, can adversely affect the buying patterns of our customers and prospective customers, including the size of transactions, and lengthen our sales cycle. In addition, we frequently must educate our potential customers about the full benefits of our products, which also can require significant time. These trends toward greater customer executive level involvement or stricter customer purchasing controls and approval processes and increased customer education efforts are likely to increase, particularly as we expand our market focus to broader data management initiatives and experience increased competition from new or emerging technologies. Further, our sales cycle may lengthen as we continue to focus our sales efforts on large corporations. In addition, the purchase of our products may be delayed, or our sales cycle may become more complex, due to potential conflicts in our sales channels and sales processes if we increasingly sell our subscription-based offerings together with our perpetual license-based products or to accounts that have pre-existing perpetual license-based products. As a result of these factors, the length of time from our initial contact with a customer to the customer’s decision to purchase our products typically ranges from three to twelve months. We are subject to a number of significant risks as a result of our lengthy sales cycle that could delay, reduce or otherwise adversely affect the purchase of our products, including:

•	changes in our customers’ budgetary constraints and internal acceptance review procedures;

•	the timing of our customers’ budget cycles;

•

the seasonality of technology purchases, which historically has resulted in stronger sales of our products in the fourth quarter of the year, especially when compared to lighter sales in the first quarter of the year;

•	our customers’ concerns about the introduction of our products;

•	our customers’ concerns about managing a combination of perpetual license-based products and subscription-based products;

•	our customers’ concerns about migrating pre-existing perpetual license-based products to our cloud offerings;

•	market confusion over the introduction of new or emerging technologies by us or our competitors or changes in technological trends, particularly the shift to cloud-based solutions; or

•	potential downturns in general economic or political conditions or potential tightening of credit markets that could occur during the sales cycle.

If our sales cycles lengthen unexpectedly, they could adversely affect the timing of our revenues or increase costs which may independently cause fluctuations in our revenues and results of operations. Finally, if we are unsuccessful in closing sales of our products after spending significant funds and management resources, our operating margins and results of operations could be adversely impacted.

The sales prices of our products may decrease, which may reduce our gross profits and adversely affect our financial results.

The sales prices for our subscription offerings and professional services may decline for a variety of reasons, including competitive pricing pressures, discounts, a change in our mix of subscription offerings, on-premise offerings and professional services and their respective margins, anticipation of the introduction of new subscription offerings or professional services, or promotional programs. Competition continues to increase in the market segments in which we participate, and we expect competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse product and service offerings may reduce the price of products or services that compete with ours or may bundle them with other products and services. Additionally, currency fluctuations in certain countries and regions may negatively impact actual prices that channel partners and customers are willing to pay in those countries and regions. We cannot guarantee that we will be successful in developing and introducing new subscription offerings with enhanced functionality on a timely basis, or that any such new subscription offerings, if introduced, will enable us to maintain our prices and gross profits at levels that will allow us to achieve and maintain profitability.

We rely on our relationships with our strategic partners. If we do not establish, maintain and strengthen these relationships, our ability to generate revenue and control expenses could be adversely affected.

We believe that our ability to increase the sales of our products depends in part upon establishing, maintaining and strengthening relationships with our current strategic partners and any future strategic partners.

In addition to our direct sales force, we rely on established relationships with a variety of strategic partners, such as hyperscaler cloud partners, cloud data platforms, systems integrators, resellers, and distributors, for marketing, licensing, implementing, and supporting our products in the United States and internationally. We also rely on relationships with strategic technology partners, such as enterprise application providers, database vendors, data quality vendors, and enterprise information integration vendors, for the promotion and implementation of our products. In addition, as we develop new products, particularly those based on new or emerging technologies, we may need to establish relationships with new strategic partners, including those that may differ from the types of strategic partners we currently have. We may not be able to successfully establish such relationships, which may adversely affect the market acceptance of our products. In addition, given our limited history with our newer strategic partners, we cannot be certain these relationships will result in significant increases in sales of our products, particularly our newer products.

Our strategic partners offer products from several different companies, including, in some cases, products that compete with our products. We have limited control, if any, as to whether these strategic partners devote adequate resources to promoting, selling, and implementing our products as compared to our competitors’ products. Also, new or emerging technologies, technological trends or changes in customer requirements may result in certain of our strategic partners becoming potential competitors in the future. In addition, from time to time our strategic partners have acquired, and will likely continue to acquire, competitors of ours. Such consolidation makes it critical that we continue to develop, maintain and strengthen our relationships with other strategic partners. We may not be able to strengthen such relationships and successfully generate additional revenue.

Our Ready Partner Program agreements with our strategic partners typically have a duration of one year, and generally may be terminated for any reason by either party with advance notice prior to each renewal date. It should be noted that in some jurisdictions, even with a right to termination for convenience, partners may be entitled to compensation upon termination, depending on local law, their level of investment and the notice period given. We cannot assure you that we will retain these strategic partners or that we will be able to secure additional or replacement strategic partners. The loss of one or more of our significant strategic partners or a decline in the number or size of orders from any of them could harm our results of operations. In addition, many of our new strategic partners require extensive training and may take several months or more to achieve productivity. Our strategic partner sales structure could subject us to lawsuits, potential liability, and reputational harm if, for example, any of our strategic partners misrepresents the functionality of our offerings to customers or violates laws or our or their corporate policies. If our strategic partners are unsuccessful in fulfilling the orders for our offerings, or if we are unable to enter into arrangements with and retain high quality strategic partners, our ability to sell our offerings and results of operations could be harmed.

In addition, we may not be able to maintain strategic partnerships or attract sufficient additional strategic partners who have the ability to market our products effectively, are qualified to provide timely and cost-effective customer support and service, or have the technical expertise and personnel resources necessary to implement our products for our customers. In particular, if our strategic partners do not devote sufficient resources to implement our products, we may incur substantial additional costs associated with hiring and training additional qualified technical personnel to implement solutions for our customers in a timely manner.

Furthermore, our relationships with our strategic partners may not generate enough revenue to offset the significant resources used to develop these relationships. If we are unable to leverage the strength of our strategic partnerships to generate additional revenues, our revenues could decline.

Delivering certain of our products via the cloud increases our expenses and may pose other challenges to our business.

We offer and sell our products via both the cloud and on-premise using the customer’s own infrastructure. Our cloud solutions enable quick setup and subscription pricing. Historically, our products were developed in the context of the on-premise offering, and we have less operating experience offering and selling our products via our cloud offering. Although a majority of our subscription revenue is currently generated from customers using our on-premise products, we believe that over time more customers will move to the cloud offering. As more of our customers transition to the cloud, we may be subject to additional contractual obligations with respect to privacy and data protection, service level agreements, as well as competitive pressures and higher operating costs, any of which may harm our business. We are directing a significant portion of our financial and operating resources to implement a robust cloud offering for our products, but even if we continue to make these investments, we may be unsuccessful in growing or implementing our cloud offering competitively, and our business, results of operations and financial condition could be harmed. If our cloud offering does not develop as quickly as we expect, or if we are unable to continue to scale our systems to meet the requirements of a large cloud offering, our business may be harmed.

We expect our revenue mix to vary over time, which could harm our gross margin and operating results.

We expect our revenue mix to vary over time due to a number of factors, including the mix of our perpetual license products and related support services, on premise subscription products, cloud products, and professional services revenue. Due to the differing revenue recognition policies applicable to our perpetual licenses, on premise subscriptions and cloud products, shifts in our business mix from quarter-to-quarter or period-to-period could produce substantial variation in revenue recognized. Further, our gross margins and operating results could be harmed by changes in revenue mix and costs, together with numerous other factors, including entry into new markets or growth in lower-margin markets; entry into markets with different pricing and cost structures; pricing discounts; and increased price competition. Any one of these factors or the cumulative effects of certain of these factors may result in significant fluctuations in our gross margin and operating results. This variability, unpredictability and varying revenue recognition methods could result in our failure to meet internal expectations or those of securities analysts or investors for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our Class A common stock could decline significantly.

We have a history of losses and may not be able to achieve profitability on a consistent basis. If we cannot achieve profitability, our business, financial condition, and results of operations may suffer.

We have incurred net losses since we were taken private in a 2015 transaction led by our Sponsors (the 2015 Privatization Transaction) as a result of recording $3.1 billion in acquired technology and intangible assets. The related amortization expense from these assets was $368.0 million, $320.5 million and $284.0 million for the years ended December 31, 2018, 2019 and 2020, respectively, and $141.0 million and $121.0 million in the six months ended June 30, 2020 and 2021, respectively. In addition, as a result of the 2015 Privatization Transaction and the debt incurred, we recognized interest expense of $146.3 million, $161.9 million and $149.5 million in the fiscal years 2018, 2019, and 2020, respectively, and $75.9 million and $72.2 million in the six months ended June 30, 2020 and 2021, respectively. As a result, we incurred net losses of $167.7 million, $183.2 million, and $167.9 million for the years ended December 31, 2018, 2019 and 2020, respectively, and $102.8 million and $36.3 million in the six months ended June 30, 2020 and 2021, respectively. As a result, we had an accumulated deficit of $1,063.5 million as of June 30, 2021. In addition, we anticipate that our operating expenses will increase in the foreseeable future as we continue to enhance our offerings, broaden our customer base, expand our sales and marketing activities particularly with regard to our subscription-based offerings, expand our operations, hire additional employees, and continue to develop our technology. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our products and services or increasing competition. Any failure to increase our revenue as we grow our business could prevent us from achieving profitability or positive cash flow at all or on a consistent basis, which would cause our business, financial condition, and results of operations to suffer.

Our ability to increase sales of our offerings is highly dependent on the quality of our customer support, and our failure to offer high quality support would have an adverse effect on our business, reputation and results of operations.

After our products are deployed within our customers’ IT environments, our customers depend on our maintenance and support services to resolve issues relating to our products, as well as our professional services, consisting of consulting and education services. If we do not succeed in helping our customers quickly resolve post-deployment issues or provide effective ongoing support and education on our products, our ability to sell additional subscriptions to existing customers or expand the value of existing customers’ subscriptions would be adversely affected and our reputation with potential customers could be damaged. Many larger enterprise and government entity customers have more complex IT environments and require higher levels of support than smaller customers. If we fail to meet the requirements of these enterprise customers, it may be more difficult to grow sales with them.

Additionally, it can take several months to recruit, hire, and train qualified technical support employees. We may not be able to hire such resources fast enough to keep up with demand, particularly if the sales of our offerings exceed our internal forecasts. To the extent that we are unsuccessful in hiring, training, and retaining adequate support resources, our ability to provide adequate and timely support to our customers, and our customers’ satisfaction with our offerings, will be adversely affected. Our failure to provide and maintain high-quality support services would have an adverse effect on our business, financial condition, and results of operations.

Products sold as a subscription may increase the difficulty of evaluating the performance of our business during a particular period.

We recognize a portion of our total subscription revenue ratably over the term of the subscription agreements, which are typically one to three years in length. As a result, the subscription revenue we report in each quarter is the result of subscription agreements entered into during previous quarters. Consequently, a decline in subscription agreements in any one quarter may not significantly affect, if at all, our results in that quarter but could result in a reduction of revenue recognized in future quarters. We may not be able to adjust our cost structure in response to changes in revenue. Accordingly, the effect of significant downturns in sales of products sold as a subscription may not be fully reflected in our results of operations until future periods. Also, since revenue from customers is recognized, in part, over the term of their subscription, it is difficult for us to rapidly increase revenue through additional sales in any period. The timing of such revenue recognition may make it more difficult to forecast sales and trends in our business, particularly changes in revenue, and could have a potentially negative impact on our financial performance. By contrast, a significant majority of our costs are expensed as incurred, including hosting costs which are incurred as soon as a customer starts using our cloud products. As a result, an increase in customers could result in our recognition of more costs than revenue in the earlier portion of the subscription contract term.

Furthermore, our customers have no obligation to renew their subscription agreement after the expiration of their then current subscription period, and in fact, some former customers have elected not to renew. As a result, we may not be able to accurately predict future renewal rates, and our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including lack of satisfaction with our subscription-based offerings, the prices of our subscription-based offerings and being uncompetitive with the prices offered by competitors, perceived information security risks associated with our systems, reductions in customers’ spending levels, a competitor’s product being perceived as better than our product, and general economic conditions. If our customers do not renew their subscriptions, or if they renew on less favorable terms, our revenue may decline.

Acquisitions present many risks, which could adversely affect our business, operating results and financial condition.

From time to time, we evaluate potential acquisitions in complementary businesses, products, or technologies. For example, in August 2020, we acquired GreenBay Technologies, a provider of advanced AI/ML solutions that complement our CLAIRE-powered Intelligent Cloud Data Management platform, and in July 2020, we acquired Compact Solutions, a provider of advanced metadata connectivity tools.

Acquisitions involve a number of risks, including:

•

the failure to capture the value of the business we acquired, including the loss of any key personnel, customers and business relationships, including strategic partnerships, or the failure of the transaction to advance our business strategy as anticipated;

•

the difficulties in and costs associated with successfully integrating or incorporating the acquired company’s products, technologies, services, employees, customers, partners, business operations and administrative systems with ours, particularly when the acquired company operates in international jurisdictions;

•	the disruption of our ongoing business and the diversion of management’s attention by transition or integration issues;

•

any difficulties in consolidating the acquired company’s financial results with ours, in particular as a result of different accounting principles or financial reporting standards, and the adverse consequences to us of any delay in obtaining the necessary financial information for such consolidation, any unanticipated change in financial information previously reported to us, or the impact the acquired company’s financial performance has on our financial performance as a result of such consolidation;

•

the failure to accurately predict how the acquired company’s pipeline will convert into sales or revenues following the acquisition, as conversion rates post-acquisition may be quite different from the acquired company’s historical conversion rates and can be affected by changes in business practices that we implement;

•

any inability to generate revenue from the acquired company’s products in an amount sufficient to offset the associated acquisition and maintenance costs, including addressing issues related to the availability of offerings on multiple platforms and from cross-selling and up-selling our products to the acquired company’s installed customer base or the acquired company’s products to our installed customer base; and

•

the failure to adequately identify or assess significant problems, liabilities or other issues, including issues with the acquired company’s technology or intellectual property, product quality, data security, privacy practices, accounting practices, employees, customers or partners, regulatory compliance, or legal or financial contingencies, particularly when the acquired company operates in international jurisdictions.

We may not be successful in overcoming these risks or any other problems encountered in connection with our acquisitions. To the extent that we are unable to successfully manage these risks, our business, operating results, or financial condition could be adversely affected.

In addition, the consideration paid in connection with an acquisition also affects our financial results. If we should proceed with one or more significant acquisitions in which the consideration includes cash, we could be required to use a substantial portion of our available cash to consummate any such acquisition.

In addition, acquisitions may result in our incurring additional taxes, unforeseen or higher than expected costs, debt, material one-time write-offs, or purchase accounting adjustments including the write-down of deferred revenue and restructuring charges. They may also result in recording goodwill and other intangible assets in our financial statements which may be subject to future impairment charges or ongoing amortization costs, thereby reducing future earnings. In addition, from time to time, we may enter into negotiations for acquisitions or investments that are not ultimately consummated. Such negotiations could result in significant diversion of management time, as well as incurring expenses that may impact operating results.

Any significant defect, error or performance failure in our software or services could cause us to lose revenue and expose us to product or other liability claims.

The software and services we offer are inherently complex and, despite extensive testing and quality control, have in the past and may in the future contain defects or errors, especially when first introduced, or not perform as contemplated. These defects, errors or performance failures could cause damage to our reputation, data or privacy breaches, loss of customers or revenue, product returns, order cancellations, service terminations, or lack of market acceptance of our software and services. As the use of our software and services, including software or services recently acquired or developed, expands to more sensitive, secure, or mission critical uses by our customers, we may be subject to increased scrutiny, potential reputational risk, or potential liability should our software or services fail to perform as contemplated in such deployments. We have in the past and may in the future need to issue corrective releases of our software or services to fix these defects, errors or performance failures, which could require us to allocate significant research and development and customer support resources to address these problems.

Our license and subscription agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims or liability for data loss or security or privacy breaches. However, the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future national, federal, state, or local laws or ordinances or unfavorable judicial decisions. Those limitation of liability provisions may also not be sufficient to protect against material losses, if several different customers experienced data or privacy breaches related to the use of our software or services in the same year. Although we have not experienced any product liability claims to date, the sale and support of our products entail the risk of such claims, which could be substantial in light of the use of our products in enterprise-wide environments. In addition, our insurance against product liability may not be adequate to cover a potential claim.

If our products are unable to interoperate with database connectors developed and maintained by third parties that are not within our control, our ability to develop and sell our products to our customers could be adversely affected, which would result in harm to our business and operating results.

Our products are designed to interoperate with and provide access to a wide range of third-party developed and maintained database connectors, including hardware and software technologies, which are used by our customers. The future design and development plans of the third parties that maintain these technologies are not within our control and may not be in line with our future product development plans. We may also rely on such third parties to provide us with access to these technologies so that we can properly test and develop our products to interoperate with these third-party technologies. These third parties may in the future refuse or otherwise be unable to provide us with the necessary access to their technologies. In addition, these third parties may decide to design or develop their technologies in a manner that would not be interoperable with our own. The continued consolidation in the enterprise software market may heighten these risks. Furthermore, our expanding product line, including our combination of products delivered on a comprehensive, unified and open data management platform makes maintaining interoperability more difficult as various products may have different levels of interoperability and compatibility, which may change from version to version. If any of the situations described above were to occur, we would not be able to continue to market our products as interoperable with such third-party database connectors, which could adversely affect our ability to successfully sell our products to our customers.

If our products and services do not achieve and/or maintain broad market acceptance, our revenues and revenue growth rate may be adversely affected.

Historically, a significant portion of our revenues have been derived from sales of our traditional data management products, such as PowerCenter and PowerExchange, and related services. We expect sales of our traditional data management products and services to continue to comprise a significant portion of our revenues for the foreseeable future. If these products and services do not maintain market acceptance, our revenues may decrease.

In addition to our traditional data management and data quality products, we have expanded our platform to include products and services in the emerging market for broader data management initiatives, such as cloud data integration, cloud application integration, cloud data quality and governance, enterprise data catalog (EDC), master data management (MDM), customer data platform (CDP), enterprise integration platform as a service (iPaaS), and data privacy management, among others. The market for our broader data management products and services remains relatively new and continues to change, and efforts to expand beyond our traditional data management products may not succeed and may not result in significant revenue. For example, we announced that we are increasing our investments to develop new products that continue to expand our offerings beyond our traditional data management products.

Our newer products may not achieve market acceptance if our customers or prospective customers:

•	do not fully value the benefits of using our products;

•	do not achieve favorable results using our products;

•	use their budgets for other products that have priority over our products;

•	defer or decrease product purchases due to macroeconomic uncertainty or global economic conditions;

•	experience technical difficulties in implementing our products; or

•	use alternative methods to solve the problems addressed by our products.

Market acceptance of our products may also be affected if, among other things, competition substantially increases in the data management market or transactional applications suppliers integrate their products to such a degree that the utility of the functionality that our products and services provide is minimized or rendered unnecessary. Market acceptance of our products may also be affected by customer confusion surrounding the introduction of new and emerging technologies by us and our competitors or changes in technological trends, particularly the shift to cloud-based solutions, and confusion about the benefits of our products compared to other solutions. In addition, in order to enable our sales personnel and our external distribution channels to sell these newer products effectively, we have continued to invest resources and incur additional costs in training programs on new product functionalities, key differentiators, and key business values. If these newer products do not achieve market acceptance, our revenues could be adversely affected and our revenue growth rate and profitability could decline.

If we are not able to maintain and enhance our brand, our business and results of operations may be adversely affected.

We believe that the brand identities that we have developed have contributed significantly to the success of our business. We also believe that maintaining and enhancing our brands is important to expanding our customer base and attracting talented employees. In order to maintain and enhance our brands, we may be required to make further investments that may not be successful. Maintaining our brands will depend in part on our ability to remain a leader in data integration and management technology, our ability to preserve our independence and neutrality, and our ability to continue to provide high-quality offerings and customer service. In addition, we could be the subject of a negative social media campaign beyond our control that could adversely affect the perception of our brand. If we fail to promote and maintain our brands, or if we incur excessive costs in doing so, our business, financial condition, results of operations and cash flows may be harmed.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and entrepreneurial spirit we have worked to foster, which could harm our business.

We believe that our culture has been and will continue to be a key contributor to our success. We expect to continue our hiring as we expand. If we do not maintain our corporate culture as we grow, we may be unable to foster the innovation, creativity, and entrepreneurial spirit that we believe we need to support our growth and to maintain our leadership position in the data management market. Moreover, many of our existing employees with exercisable options or other equity awards may be able to receive significant proceeds from sales of shares our Class A common stock after this offering, which could lead to employee attrition and disparities of wealth among our employees that adversely affects relations among employees and our culture in general. Our anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business.

We rely on a number of different distribution channels to sell and market our products. Any conflicts that we may experience within these various distribution channels could result in confusion for our customers and a decrease in revenue and operating margins.

We have a number of relationships with resellers, systems integrators, and distributors that assist us in obtaining broad market coverage for our products and services. Although our discount policies, sales commission structure, and reseller licensing programs are intended to support each distribution channel with a minimum level of channel conflicts, we may not be able to minimize these channel conflicts in the future. Any channel conflicts that we may experience could result in confusion for our customers and a decrease in revenue and operating margins.

The seasonality of our business can create variance in our quarterly bookings, subscription revenue and cash flows from operations.

Demand for our software products and services are generally highest in the fourth quarter and lowest in the first quarter of each year. We believe that this seasonality results from a number of factors, including companies using their IT budget at the end of the calendar year resulting in higher sales activity in the quarter ending December 31. The seasonality of our business may cause continued or increased fluctuations in our results of operations and cash flows, which may prevent us from achieving our quarterly or annual forecasts or meeting or exceeding the expectations of research analysts or investors, which in turn may cause a decline in the trading price of our Class A common stock.

Our future quarterly or annual results may fluctuate significantly, which could adversely affect the market price of our Class A common stock.

Our results of operations, including the levels of our revenue, cost of revenue, gross margin, operating expenses, cash flow and deferred revenue, have fluctuated from quarter-to-quarter and year-to-year in the past and may continue to vary significantly in the future so that period-to-period comparisons of our results of operations may not be meaningful. Accordingly, our financial results in any one quarter or period should not be relied upon as indicative of future performance. Our quarterly or annual financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, may be difficult to predict, and may or may not fully reflect the underlying performance of our business. Because the timing and amount of our revenue is difficult to forecast and because our operating costs and expenses are relatively fixed in the short term, if our revenue does not meet our expectations, we are unlikely to be able to adjust our spending to levels commensurate with our revenue. As a result, the effect of revenue shortfalls on our results of operations may be more accentuated, and these and other fluctuations in quarterly results may negatively affect the market price of our Class A common stock. Among the factors that may cause fluctuations in our quarterly financial results are those listed below:

•	our ability to attract and retain new customers;

•	the addition or loss of enterprise customers;

•	our ability to successfully expand our business domestically and internationally;

•	our ability to gain new channel partners and retain existing channel partners;

•	fluctuations in the growth rate of the overall market that our solution addresses;

•	fluctuations in the mix of our revenue;

•	the unpredictability of the timing of our receipt of orders for perpetual licenses and on-premise subscriptions-based licenses, the revenue for which we typically recognize the majority upfront;

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the amount and timing of operating expenses related to the maintenance and expansion of our business and operations, including continued investments in sales and marketing, research and development and general and administrative resources;

•	network outages or performance degradation of our cloud service;

•	information security breaches;

•	general economic, industry and market conditions;

•	decreases in customer renewal rates;

•	increases or decreases in the number of elements of our subscription offerings or pricing changes upon any renewals of customer agreements;

•	changes in our pricing policies or those of our competitors;

•	the budgeting cycles and purchasing practices of customers;

•	decisions by potential customers to purchase alternative solutions from larger, more established vendors, including from their primary software vendors;

•	decisions by potential customers to develop in-house solutions as alternatives to our platform;

•	insolvency or credit difficulties confronting our customers, which could adversely affect their ability to purchase or pay for our software and services;

•	delays in our ability to fulfill our customers’ orders;

•	seasonal variations in sales of our solution;

•	the cost and potential outcomes of future litigation or other disputes;

•	future accounting pronouncements or changes in our accounting policies;

•	our overall effective tax rate, including impacts caused by any reorganization in our corporate tax structure and any new legislation or regulatory developments;

•	fluctuations in stock-based compensation expense;

•	fluctuations in foreign currency exchange rates;

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the timing and success of new products and service introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies; and

•	other risk factors described in this prospectus.

Our investment policy will allow an investment portfolio that may be subject to credit and liquidity risks and fluctuations in the market value of our investments and interest rates, which may result in impairment or loss of value of our investments, an inability to sell our investments or a decline in interest income.

We maintain an investment portfolio, which consists primarily of bank accounts, short-term time deposits, and money market funds. As a public company, our investment policy will allow us to invest in other instruments such as certificates of deposit, commercial paper, corporate notes and bonds, municipal securities, and U.S. government and agency notes and bonds. Although we will follow an established investment policy, which specifies credit quality standards for our investments and limits the amount of credit exposure to any single issue, issuer, or type of investment, and other criteria in order to help mitigate our exposure to interest rate and credit risk, the assets in our investment portfolio may lose value or become impaired, or our interest income may decline. We may be required to record impairment charges for other-than-temporary declines in fair market value in our investments. Future fluctuations in economic and market conditions could adversely affect the market value of our investments, and we could record additional impairment charges and lose some of the principal value of investments in our portfolio. A total loss of an investment or a significant decline in the value of our investment portfolio could adversely affect our operating results and financial condition.

In addition, from time to time we make strategic investments in private companies. Our strategic investments in private companies are subject to risk of loss of investment capital. Some of these investments may have been made to further our strategic objectives and support our key business initiatives. Our strategic investments in private companies are inherently risky because the markets for the technologies they have under development are typically in the early stages and may never materialize. We could lose the value of our entire investment in these companies.

If our solutions fail to help our customers achieve and maintain compliance with regulations and industry standards, our revenues and operating results could be harmed.

We generate a portion of our revenues from solutions that enable organizations to achieve and maintain compliance with regulations and industry standards. For example, many of our customers subscribe to our security and compliance solutions to help them comply with general security standards, such as those developed and maintained by the U.S. National Institute of Standards and Technology (NIST), and with industry-specific security standards such as the HIPAA Security Rule, which applies to entities that need to protect electronic protected health information. Standard setting agencies and industry organizations like the Institute of Electrical and Electronics Engineers (IEEE) may significantly change their security standards with little or no notice, including changes that could make their standards more or less onerous for businesses. Governments may also adopt new laws or regulations, or make changes to existing laws or regulations, that could impact the demand for or value of our solutions.

If we are unable to adapt our solutions to changing regulatory standards in a timely manner, or if our solutions fail to assist with or expedite our customers’ compliance initiatives, our customers may lose confidence in our solutions and could switch to products offered by our competitors. In addition, if regulations and standards related to data security, vulnerability management and other IT security and compliance requirements are relaxed or the penalties for non-compliance are changed in a manner that makes them less onerous, our customers may view government and industry regulatory compliance as less critical to their businesses, and our customers may be less willing to purchase our solutions. In any of these cases, our revenues and operating results could be harmed.

Risks Related to Regulation

Our effective tax rate is difficult to project, and changes in such tax rate or adverse results of tax examinations could adversely affect our operating results.

Based on our corporate structure, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. We are a United States-based multinational company subject to tax in multiple United States and foreign tax jurisdictions. Our results of operations would be adversely affected to the extent that our geographical mix of income becomes more weighted toward jurisdictions with higher tax rates and would be favorably affected to the extent the relative geographic mix of income shifts to lower tax jurisdictions. Any change in our mix of earnings is dependent upon many factors and is therefore difficult to predict. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. In the United States, newly enacted legislation commonly referred to as the Tax Cuts and Jobs Act introduced a number of changes to U.S. federal income tax laws, the impact of which is uncertain. In addition, the authorities in the jurisdictions in which we operate could review our tax returns or require us to file tax returns in jurisdictions in which we are not currently filing, and could impose additional tax, interest and penalties. These authorities could also claim that various withholding requirements apply to us or our subsidiaries, assert that benefits of tax treaties are not available to us or our subsidiaries, or challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. The relevant taxing authorities may determine that the manner in which we operate our business does not achieve the intended tax consequences. If such a disagreement was to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties. Any increase in the amount of taxes we pay or that are imposed on us could increase our worldwide effective tax rate and harm our business and results of operations.

The process of determining our anticipated tax liabilities involves many calculations and estimates that are inherently complex and make the ultimate tax obligation determination uncertain. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate prior to the completion and filing of tax returns for such periods. This process requires estimating both our geographic mix of income and our current tax exposures in each jurisdiction where we operate. These estimates involve complex issues, require extended periods of time to resolve, and require us to make judgments, such as anticipating the outcomes of audits with tax authorities and the positions that we will take on tax returns prior to actually preparing the returns. We also determine the need to record deferred tax liabilities and the recoverability of deferred tax assets. A valuation allowance is established to the extent recovery of deferred tax assets is not more likely than not based on our estimation of future taxable income and other factors in each jurisdiction.

Furthermore, our overall effective income tax rate and tax expenses may be affected by various factors in our business, including acquisitions, changes in our legal structure, changes in the geographic mix of income and expenses, changes in valuation allowances, and changes in applicable tax laws and accounting pronouncements. Further, the geographic mix of income and expense is impacted by the fluctuation in exchange rates between the U.S. dollar and the functional currencies of our subsidiaries.

We are under examination by various taxing authorities covering the past several years. We may receive additional assessments from domestic and foreign tax authorities that might exceed amounts reserved by us. In the event we are unsuccessful in reducing the amount of such assessment, our business, financial condition, or results of operations could be adversely affected. Specifically, if additional taxes and/or penalties are assessed as a result of these audits, there could be a material effect on our income tax provision, operating expenses, and net income in the period or periods when that determination is made.

Our failure to protect personal information adequately could have a significant adverse effect on our business.

A wide variety of provincial, state, national, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer, and other processing of personal data. These data protection and privacy-related laws and regulations include the European General Data Protection Regulation, or GDPR, and the California Consumer Privacy Act, or CCPA, and are evolving and being tested in courts and may result in ever-increasing regulatory and public scrutiny as well as escalating levels of enforcement and sanctions. Any actual or perceived loss, improper retention or misuse of certain information or alleged violations of laws and regulations relating to privacy, data protection and data security, and any relevant claims, could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing customers and prospective customers), any of which could have an adverse effect on our operations, financial performance, and business. Evolving and changing definitions of personal data and personal information, within the European Union, the United States, and elsewhere, especially relating to classification of IP addresses, machine identification, location data, and other information, may limit or inhibit our ability to operate or expand our business, including limiting strategic partnerships that may involve the sharing of data. Any perception of privacy or security concerns or an inability to comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations, even if unfounded, may result in additional cost and liability to us, harm our reputation and inhibit adoption of our products by current and future customers, and adversely affect our business, financial condition, and operating results.

We have implemented and maintain security measures intended to protect personally identifiable information, and we require our service providers to implement and maintain such security measures as well. However, our security measures and those of our service providers remain vulnerable to various threats posed by hackers and criminals and by internal errors. If our security measures are overcome and any personally identifiable information that we collect or store with respect to our cloud-based solutions becomes subject to unauthorized access, we may be required to comply with costly and burdensome breach notification obligations. We may also be subject to investigations, enforcement actions and private lawsuits. For example, the CCPA, imposes a private right of action for security breaches that could lead to some form of remedy including regulatory scrutiny, fines, private action, settlements, and other consequences. In addition, any data security incident is likely to generate negative publicity and have a significant negative effect on our business.

In connection with the operation of our business, we may collect, store, transfer and otherwise process certain personal data and personally identifiable information. As a result, our business is subject to a variety of government and industry regulations, as well as other obligations, related to privacy, data protection and information security.

Privacy, data protection and information security have become significant issues in various jurisdictions where we offer our products. The regulatory frameworks for privacy, data protection and information security issues worldwide are rapidly evolving and are likely to remain uncertain for the foreseeable future. Federal, state, or non-U.S. government bodies or agencies have in the past adopted, and may in the future adopt, new laws and regulations or may make amendments to existing laws and regulations affecting data protection, data privacy and/or information security and/or regulating the use of the Internet as a commercial medium. Industry organizations also regularly adopt and advocate for new standards in these areas. If we fail to comply with any of these laws or standards, we may be subject to investigations, enforcement actions, civil litigation, fines and other penalties, all of which may generate negative publicity and have a negative impact on our business.

In the United States, we may be subject to investigation and/or enforcement actions brought by federal agencies and state attorneys general and consumer protection agencies. We publicly post policies and other documentation regarding our practices concerning the processing, use and disclosure of personally identifiable information. Although we endeavor to comply with our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices.

Internationally, virtually every jurisdiction in which we operate has established its own data security, privacy and data protection legal frameworks with which we or our customers must comply. Within the European Union, the GDPR became fully effective in May 2018 and applies to the processing (which includes the collection and use) of certain personal data. As compared to previously effective data protection law in the European Union, the GDPR imposes additional obligations and risk upon our business and increases substantially the penalties to which we could be subject in the event of any non-compliance. Administrative fines under the GDPR can amount up to 20 million Euros or four percent of the group’s annual global turnover, whichever is highest. We have incurred substantial expense in complying with the obligations imposed by the GDPR and we may be required to make further significant changes in our business operations as regulatory guidance changes, all of which may adversely affect our revenue and our business overall. Despite our efforts to attempt to comply with the GDPR, a regulator may determine that we have not done so and subject us to fines and public censure, which could harm our company.

Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. We have undertaken certain efforts to conform transfers of personal data from the European Economic Area, or EEA, to the United States and other jurisdictions based on our understanding of current regulatory obligations and the guidance of data protection authorities. Despite this, we may be unsuccessful in establishing or maintaining conforming means of transferring such data from the EEA, in particular as a result of continued legal and legislative activity within the European Union that has challenged or called into question the legal basis for existing means of data transfers to countries that have not been found to provide adequate protection for personal data. For example, in July 2020 the European Court of Justice invalidated the EU-US Privacy Shield framework, which provided a mechanism for the transfer of data from European Union member states to the United States, on the grounds that the EU-US Privacy Shield failed to offer adequate protections to EU personal data transferred to the United States. We certified compliance with the Privacy-Shield

Framework and Principles and relied, in part, on Privacy-Shield as one of its mechanisms for transferring data to the United States. The European Court has also advised that Standard Contractual Clauses (another transfer mechanism) were not alone sufficient to protect data transferred to the United States. The use of Standard Contractual Clauses for the transfer of personal information specifically to the United States also remains under review by a number of European data protection supervisory authorities. For example, German and Irish supervisory authorities have indicated that the Standard Contractual Clauses alone provide inadequate protection for EU-US data transfers. Use of the data transfer mechanisms must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals. Further, on June 4, 2021, the European Commission finalized new versions of the Standard Contractual Clauses, with the Implementing Decision effective June 27, 2021. Under the Implementing Decision, we will have until December 27, 2022 to update any existing agreements, or any new agreements executed before September 27, 2021, that rely on Standard Contractual Clauses as the data transfer mechanism. To comply with the Implementing Decision and the new Standard Contractual Clauses, we may need to implement additional safeguards to further enhance the security of data transferred out of the EEA, which could increase our compliance costs, expose us to further regulatory scrutiny and liability, and adversely affect our business.

We may also experience hesitancy, reluctance, or refusal by European or multi-national customers to continue to use our products due to the potential risk exposure to such customers as a result of shifting business sentiment in the EEA regarding international data transfers and the data protection obligations imposed on them. We may find it necessary to establish systems to maintain personal data originating from the EEA in the EEA, which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business. We and our customers may face a risk of enforcement actions taken by European data protection authorities until the time, if any, that personal data transfers to us and by us from the EEA are legitimized under European law.

Additionally, Brexit has created additional uncertainty with regard to the regulation of data protection in the United Kingdom, or the UK. The UK implemented the Data Protection Act that contains provisions, including its own derogations, for how GDPR is applied in the UK. These developments in the European Union could increase the risk of non-compliance and the costs of providing our products and services in a compliant manner. From the beginning of 2021 (when the transitional period following Brexit expired), we have to continue to comply with the GDPR and also the Data Protection Act, with each regime having the ability to fine up to the greater of €20 million (£17 million) or 4% of global turnover. The relationship between the UK and the EU remains uncertain, for example how data transfers between the UK and the EU and other jurisdictions will be treated and the role of the UK’s supervisory authority. The EU has issued a draft adequacy decision for personal information transfers from the EEA to the UK on February 19, 2021. Although the European Data Protection Board (EDPB) issued an Opinion generally supportive of the draft adequacy decision, the EDPB urged further assessment of certain issues and continued monitoring of developments in UK law. If this adequacy decision is not passed by the EU, it would require that companies implement protection measures such as the Standard Contractual Clauses for data transfers between the EU and the UK. These changes will lead to additional costs as we try to ensure compliance with new privacy legislation and will increase our overall risk exposure.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. For example, in the United States, various laws and regulations apply to the collection, processing, disclosure and security of certain types of data, including the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the Health Insurance Portability and Accountability Act of 1996, the Gramm-Leach-Bliley Act and state laws relating to privacy and data security, including the CCPA, that, among other things, require covered companies to provide new disclosures to California consumers and afford such consumers new abilities to opt-out of certain sales of personal information. The CCPA became effective on January 1, 2020, and has been amended on multiple occasions, as recently as March 15, 2021. Certain aspects of the CCPA and its interpretation remain unclear. The effects of the CCPA are significant and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. Moreover, a new privacy law, the California Privacy Rights Act, or CPRA, was recently approved by California voters in connection with the election on November 3, 2020. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CCPA requires (and the CPRA will require) covered companies to, among other things, provide new disclosures to California consumers, and affords such consumers new privacy rights such as the ability to opt-out of certain sales of personal information and expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches that may increase security breach litigation. Potential uncertainty surrounding the CCPA and CPRA may increase our compliance costs and potential liability, particularly in the event of a data breach, and could have a material adverse effect on our business, including how we use personal information, our financial condition, the results of our operations or prospects. The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CCPA and CPRA have also prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, increase our compliance costs and adversely affect our business. The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. More generally, the various privacy and data security legal obligations that apply to us may evolve in a manner that relates to our practices or the features of our applications or platform. We may need to take additional measures to comply with the changes in our legal obligations and to maintain and improve our information security posture in an effort to avoid information security incidents or breaches affecting personal information or other sensitive or proprietary data. Changing definitions of personal information and information may also limit or inhibit our ability to operate or expand our business, including limiting strategic partnerships that may involve the sharing of data. Also, some jurisdictions require that certain types of data be retained on servers within these jurisdictions. Our failure to comply with applicable laws, directives, and regulations may result in enforcement actions against us, including fines, and damage to our reputation, any of which may have an adverse effect on our business and operating results.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that may legally or contractually apply to us. One example of such a self-regulatory standard is the Payment Card Industry Data Security Standard, or PCI DSS, which relates to the processing of payment card information. In the event we are required to comply with the PCI DSS but fail to do so, fines and other penalties could result, and we may suffer reputational harm and damage to our business. Further, our customers may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data on or by our offerings. We also expect that there will continue to be changes in interpretations of existing laws and regulations, or new proposed laws, regulations, and other obligations concerning privacy, data protection and information security, which could impair our or our customers’ ability to collect, use or disclose information relating to consumers, which could decrease demand for our offerings, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue.

Because the interpretation and application of many laws and regulations relating to privacy, data protection and information security, along with industry standards, are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products, and we could face fines, lawsuits, regulatory investigations and other claims and penalties, and we could be required to fundamentally change our products or our business practices, which could have an adverse effect on our business. Any inability to adequately address privacy, data protection and data security concerns, even if unfounded, or any actual or perceived failure to comply with applicable privacy, data protection and information security laws, regulations and other obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our products. Privacy, data protection and information security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and countries outside of the United States. If we are not able to adjust to changing laws, regulations and standards related to the Internet, our business may be harmed.

As our business expands, we are subject to increasingly complex regulatory and compliance obligations and differing business practices, both foreign and domestic, which may strain our resources and divert management’s attention.

During the past few years, our organizational structure has increased in complexity due to compliance with financial reporting obligations, tax regulations and tax accounting requirements, acquisitions, and other regulatory and compliance requirements, including compliance with the rules and regulations related to anti-corruption and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act. or FCPA, and the UK Bribery Act of 2010, or UK Bribery Act. In addition, new or changing rules and regulations, including those relating to corporate governance, securities laws and public disclosure, often create uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These practices may evolve over time upon new guidance from regulatory or governing bodies, resulting in continued uncertainty regarding compliance and higher costs to adopt or modify our practices accordingly. Also, as we expand internationally, we become subject to the various rules and regulations of foreign jurisdictions. If we are unable to effectively comply with the rules and regulations applicable to us, particularly those relating to financial reporting, investors may lose confidence in our ability to manage our compliance obligations. Furthermore, we continue to develop our cloud products and services, which may store, transmit and process our customers’ sensitive, proprietary or confidential data, including personal or identifying information, in cloud-based IT environments. These new cloud products and services may expose us to higher regulation than our traditional on-premise products and services, particularly with respect to privacy and data security. Privacy laws are changing and evolving globally, and many countries have more stringent data protection laws than those in the United States. As a result, new cloud products and services may increase our liability exposure, compliance requirements and costs associated with privacy and data security issues. Our efforts to comply with all of these requirements may result in an increase in expenses and a diversion of management’s time and attention from other business activities. If our efforts to comply differ from those intended by regulatory or governing bodies, such authorities may initiate proceedings against us and our business may be harmed.

Further, we maintain a presence in the Asia-Pacific region, where business practices can differ from those in other regions of the world and can create internal control risks. We provide business practices training to our sales teams. Overall, the combination of increased structural complexity and the ever-increasing regulatory complexity make it more critical for us to attract and retain qualified and technically competent employees in the United States and internationally.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate these controls.

Our software may be subject to U.S. export control laws and regulations including the Export Administration Regulations, or EAR, and trade and economic sanctions maintained by the Office of Foreign Assets Control, or OFAC. As such, an export license may be required to export or reexport our products to certain countries, end-users and end-uses. Because we incorporate encryption functionality into our products, we also are subject to certain U.S. export control laws that apply to encryption items. If we were to fail to comply with such U.S. export controls laws and regulations, U.S. economic sanctions, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export or import privileges. Obtaining the necessary export license for a particular sale or offering may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions prohibit the export of products to certain U.S. embargoed or sanctioned countries, governments and persons, as well as for prohibited end-uses. Monitoring and ensuring compliance with these complex U.S. export control laws is particularly challenging because our offerings are widely distributed throughout the world and are available for download without registration. Even though we take precautions to ensure that we and our partners comply with all relevant export control laws and regulations, any failure by us or our partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations and penalties.

In addition, various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our products or could limit our end-customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations in such countries may create delays in the introduction of our products into international markets, prevent our end-customers with international operations from deploying our products globally or, in some cases, prevent or delay the export or import of our products to certain countries, governments or persons altogether. Any change in export or import laws or regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing export, import or sanctions laws or regulations, or change in the countries, governments, persons, or technologies targeted by such export, import or sanctions laws or regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential end-customers with international operations. Any decreased use of our products or limitation on our ability to export to or sell our products in international markets could adversely affect our business, financial condition and operating results.

If we fail to establish or maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our Class A common stock may, therefore, be adversely affected.

As a public company in the United States, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 at the time of our second annual report filing. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with these obligations. This process is time-consuming, costly, and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our second annual report following our initial public offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock may be adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Changes in existing financial accounting standards or practices may adversely affect our results of operations.

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. Changes in existing accounting rules or practices, new accounting pronouncements, or varying interpretations of current accounting pronouncements could have a significant adverse effect on our results of operations or the manner in which we conduct our business. A change in existing financial accounting standards or practices may even retroactively adversely affect previously reported transactions.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, measurement of stock-based compensation expense, accounting for intangible assets, assessing indicators of potential goodwill impairment, and accounting for income taxes including deferred tax assets and liabilities.

The IRS or other taxing authorities could seek to recharacterize the Restructuring Transactions.

The Restructuring Transactions were intended to simplify our organizational structure in anticipation of this offering. There can be no assurance that the IRS or other taxing authorities in the United States, Europe and Asia will not seek to recharacterize or reorder the Restructuring Transactions or to assert a claim for withholding or other taxes in connection with the Restructuring Transactions, which if successful, could result in tax liabilities to us or our subsidiaries and/or impact our operations in the future.

Risks Related to Our International Operations

Our operations outside of our North American region expose us to increased risks that could limit our future growth.

We have significant operations outside of our North American region, including sales and professional services operations, software development centers and customer support centers, and we have historically derived a significant portion of our revenue from outside the United States. We derived approximately 34%, 32% and 33% of our revenue from our customers outside of our North American region for the years ended December 31, 2018, 2019 and 2020, respectively. We derived approximately 31% and 33% of our revenue from outside our North America region during the six months ended June 30, 2020 and 2021, respectively. Our international operations are subject to numerous risks, including:

•	general economic and political conditions in these foreign markets;

•	fluctuations in exchange rates between the U.S. dollar and foreign currencies;

•	slower or impaired collections on accounts receivable;

•	increased operating costs, particularly in EMEA and India, and wage inflation, particularly in India and Brazil;

•	greater difficulty in protecting our ownership rights to intellectual property developed in foreign countries, which may have laws that materially differ from those in the United States;

•	higher risk of unexpected changes in regulatory practices, tariffs, and tax laws and treaties;

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greater risk of a failure of our employees to comply with both U.S. and foreign laws, including the EU General Data Protection Regulation antitrust regulations, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010, and any trade regulations ensuring fair trade practices;

•	potential changes in laws, regulations and costs affecting our UK operations and local employees due to Brexit;

•	increased expenses, delays and our limited experience in developing, testing and marketing localized versions of our products;

•	increased competition from companies in the industry segments that we target or other vendors of data management software products that are more established in a particular region than us;

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potential conflicts with our established distributors in countries in which we elect to establish a direct sales presence, or the inability to enter into or maintain strategic distributor relationships with companies in certain international markets where we do not have a local presence;

•	our limited experience in establishing a sales, marketing and support presence and the appropriate internal systems, processes, and controls;

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difficulties in recruiting, training, managing, and retaining our international staff, particularly our international sales management and sales personnel, which have adversely affected our ability to increase sales productivity, and the costs and expenses associated with such activities;

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differing business practices, which may require us to enter into software license agreements that include non-standard terms related to payment, maintenance rates, warranties, or performance obligations that may affect our ability to recognize revenue ratably; and

•

communication delays between our main development and support center in California and our international development and support centers, which may delay the development, testing, release or support of new and existing products, and communication delays between our U.S. headquarters and our shared services center in India.

These factors and other factors could harm our ability to grow international revenues and, consequently, materially impact our business, results of operations, and financial condition. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Our failure to manage our international operations and the associated risks effectively could limit the future growth of our business.

Continued uncertainty in the U.S. and global economies, particularly Europe, along with uncertain geopolitical conditions, could negatively affect sales of our products and services and could harm our operating results.

As our business has grown, we have become increasingly subject to the risks arising from adverse changes in the domestic and global economies, particularly Europe. We have experienced the adverse effect of economic slowdowns in the past, which resulted in a significant reduction in capital spending by our customers, as well as longer sales cycles and the deferral or delay of purchases of our products.

Uncertainty in the macroeconomic environment and associated global economic conditions, as well as geopolitical conditions, have resulted in extreme volatility in credit, equity, and foreign currency markets. These conditions have also adversely affected the buying patterns of our customers and prospective customers, including the size of transactions and length of sales cycles, and have adversely affected our overall pipeline conversion rate as well as our revenue growth expectations. If macroeconomic or geopolitical conditions deteriorate or if the pace of recovery slows or is uneven, our overall results of operations could be adversely affected, we may not be able to grow at the rates we have experienced in the past and we could fail to meet the expectations of investors.

We continue to invest in our international operations. There are significant risks with overseas investments, and our growth prospects in these regions are uncertain. Increased volatility, further declines in the European credit, equity and foreign currency markets or geopolitical conditions could cause delays in or cancellations of European orders. Deterioration of economic or geopolitical conditions in the countries in which we do business could also cause slower or impaired collections on accounts receivable. In addition, we could experience delays in the payment obligations of our worldwide reseller customers if they experience weakness in the end-user market, which would increase our credit risk exposure and harm our financial condition.

We may experience fluctuations in foreign currency exchange rates that could adversely impact our results of operations.

Our international sales and operations expose us to fluctuations in foreign currency exchange rates. An unfavorable change in the exchange rate of foreign currencies against the U.S. dollar would result in lower revenues when translated into U.S. dollars, although operating expenses would be lower as well. Our main revenue exposures are in Euro, Yen, and Sterling. On occasion, exchange rates have been particularly volatile and have affected quarterly revenue and profitability. Recent fluctuations in foreign currency exchange rates may negatively affect our revenues in the near term. As our international operations grow, if fluctuations in foreign currency exchange rates occur or increase, the effect of changes in foreign currency exchange rates could become material to revenue, operating expenses, and income. In particular, these unfavorable exchange rate changes could have a significant impact on the operating expenses of our international operations in India, where we had approximately 2,200 employees as of June 30, 2021.

If we are not successful in sustaining and expanding our international business, we may incur additional losses and our revenue growth could be harmed.

Our future results depend, in part, on our ability to sustain and expand our penetration of the international markets in which we currently operate and to expand into additional international markets. We depend on direct sales and our channel partner relationships to sell our offerings in international markets. Our ability to expand internationally will depend upon our ability to deliver functionality and foreign language translations that reflect the needs of the international clients that we target. Our ability to expand internationally involves various risks, including the need to invest significant resources in such expansion, and the possibility that returns on such investments will not be achieved in the near future or at all in these less familiar competitive environments. We may also choose to conduct our international business through other partnerships. If we are unable to identify partners or negotiate favorable terms, our international growth may be limited. In addition, we have incurred and may continue to incur significant expenses in advance of generating material revenue as we attempt to establish our presence in particular international markets.

Sustaining and expanding our international business will also require significant attention from our management and will require us to add additional management and other resources in these new markets. Our ability to expand our business, attract talented employees and enter into partnerships in an increasing number of international markets requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems, commercial infrastructures and technology infrastructure. If we are unable to grow our international operations in a timely and effective manner, we may incur additional losses and our revenue growth could be harmed.

Risks Related to Our Sales to Government Entities

A portion of our revenue is generated by sales to government entities, which are subject to a number of challenges and risks, including government investigations.

Sales to U.S. and foreign federal, state, and local governmental agency end-customers have historically accounted for approximately 10% of our revenue for each of the past three fiscal years and the six months ended June 30, 2021, and we may in the future increase sales to government entities. However, government entities have announced reductions in, or experienced increased pressure to reduce, government spending. In particular, such measures have adversely affected European public sector transactions. Furthermore, the continued U.S. debt, income tax and budget issues, including future delays in approving the U.S. budget or reductions in government spending, may adversely impact future U.S. public sector transactions. Such budgetary constraints or shifts in spending priorities of government entities may adversely affect sales of our products and services to such entities. We expect these conditions to continue to adversely affect public sector transactions in the near-term.

In addition, sales to government entities are subject to a number of risks. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will successfully sell our products to such governmental entity. Government entities may require contract terms that differ from our standard arrangements. Government contracts may require the maintenance of certain security clearances for facilities and employees which can entail administrative time and effort possibly resulting in additional costs and delays. In addition, government demand and payment for our products may be more volatile as they are affected by public sector budgetary cycles, funding authorizations, and the potential for funding reductions or delays, making the time to close such transactions more difficult to predict. This risk is enhanced as the size of such sales to the government entities increases. As the use of our products, including products recently acquired or developed, expands to more sensitive, secure or mission critical uses by our government customers, we may be subject to increased scrutiny, potential reputational risk, or potential liability should our products fail to perform as contemplated in such deployments or should we not comply with the terms of our government contracts or government contracting requirements.

Most of our sales to government entities have been made indirectly through third-party providers that sell our products. Government entities may have contractual or other legal rights to terminate contracts with our providers for convenience or due to a default, and any such termination may adversely impact our future results of operations. For example, if the provider receives a significant portion of its revenue from sales to such governmental entity, the financial health of the provider could be substantially harmed which could negatively affect our future sales to such provider. Governments routinely audit and investigate government contractors, and we may be subject to such audits and investigations. If an audit or investigation uncovers improper or illegal activities, including any misuse of confidential or classified information by our employees, we may be subject to civil or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with such government entity, or enter into a settlement in lieu of the foregoing, which may not be on favorable terms to us. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us or our employees or should our products not perform as contemplated in government deployments.

Our agreement with the U.S. Department of Defense limits our control over one of our subsidiaries. If this agreement is terminated, we may be suspended from selling our products for various projects or to various agencies within the U.S. government.

Our subsidiary, Informatica Federal Operations Corporation, which markets, sells and supports our products to various classified U.S. government agencies, is required by the National Industrial Security Program to maintain facility security clearances and to be insulated from foreign ownership, control or influence. To comply with the National Industrial Security Program requirements, in July 2016, we, our parent entities, Informatica Federal Operations Corporation and the Department of Defense entered into an agreement with respect to the ownership and operations of Informatica Federal Operations Corporation. Under the agreement, we, among other things, agreed to follow an Affiliated Operations Plan describing products and services that may be provided among affiliated entities while mitigating the risks of foreign ownership, control, or influence.

The agreement may be terminated and Informatica Federal Operations Corporation’s facility security clearance may be revoked in the event of a breach of the proxy agreement, or if it is determined by the Department of Defense that termination is in the national interest. If Informatica Federal Operations Corporation’s facility security clearance is revoked, we may lose a portion of our sales to U.S. government classified agencies and our business, financial condition and results of operations would be harmed.

Our government contracts contain unfavorable provisions that are not typical of commercial contracts.

Many of our government contracts contain provisions that give the government rights and remedies not typically found in private commercial contracts, including provisions enabling the government to:

•	terminate or cancel our existing contracts for convenience;

•	suspend us from doing business with a foreign government or prevent us from selling our products in certain countries;

•	audit and object to our contract-related costs and expenses, including allocated indirect costs; and

•	change specific terms and conditions in our contracts, including changes that would reduce the value of our contracts.

In addition, many jurisdictions have laws and regulations that deem government contracts in those jurisdictions to include these types of provisions, even if the contract itself does not contain them. If a government terminates a contract with us for convenience, we may not recover our incurred or committed costs, any settlement expenses or profit on work completed prior to the termination. If a government terminates a contract for default, we may not recover even those amounts, and instead we may be liable for any costs incurred by a government in procuring undelivered items and services from another source.

If we fail to comply with complex procurement laws and regulations, we may be subject to civil and criminal penalties and administrative sanctions.

We must comply with domestic and foreign laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations affect how we do business with government agencies in various countries and may impose added costs on our business. For example, in the United States, we are subject to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of federal government contracts, and to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations. We are subject to similar regulations in foreign countries as well.

If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with government agencies, which could materially and adversely affect our business, financial condition and results of operations. For example, in March 2019, we reached a settlement of a civil False Claims Act investigation brought by the U.S. Attorney’s Office for the District of Columbia (DC USAO) and the Civil Fraud Section of the U.S. Department of Justice (together with the DC USAO, the DOJ) in August 2015. Under the terms of the settlement, we agreed to pay $21.9 million related to a dispute regarding the accuracy of information in our commercial sales practices submissions and statements regarding the country of origin of certain products between January 1, 2008 and March 31, 2017 in consideration for the release of the company by the DOJ and the U.S. General Services Administration with respect to the claims alleged in the investigation as set forth in the settlement agreement. In addition, a government may reform its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts.

Risks Related to Our Intellectual Property

Our use of open source software could negatively affect our ability to sell our solution and subject us to possible litigation.

A portion of our technologies incorporate open source software, and we expect to continue to incorporate open source software in our solution in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. Moreover, we cannot guarantee that we have not incorporated additional open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies and procedures. If we fail to comply with these licenses, we may be subject to certain requirements, including requirements that we offer our solutions that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained the open source software and required to comply with onerous conditions or restrictions on these solutions, which could disrupt the distribution and sale of these solutions. In addition, there have been claims challenging the ownership rights in open source software against companies that incorporate open source software into their products, and the licensors of such open source software provide no warranties or indemnities with respect to such claims. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our products, which may not be available on favorable terms or at all, and to re-engineer our products or discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis. We and our customers may also be subject to suits by parties claiming infringement due to the reliance by our solutions on certain open source software, and such litigation could be costly for us to defend or subject us to an injunction. Any of the foregoing could require us to devote additional research and development resources to re-engineer our solutions, could result in customer dissatisfaction, and may adversely affect our business, results of operations and financial condition.

We may be unable to predict the future course of open source technology development, which could reduce the market appeal of our offerings, damage our reputation and adversely affect our business, financial condition, results of operations and cash flows.

We do not exercise control over many aspects of the development of open source technology. Different groups of open source software programmers compete with one another to develop new technology. Typically, the technology developed by one group will become more widely used than that developed by others. In some offerings, the race to innovate eclipses the responsibility to continuously patch security vulnerabilities and functional bugs. If an offering we rely on is unable to keep pace with our functional or non-functional requirements, we may be required to invest resources to keep it updated or to seek alternatives. If we acquire or adopt new technology and incorporate it into our offerings but competing technology becomes more widely used or accepted, the market appeal of our offerings may be reduced, which could harm our reputation, diminish our brands and adversely affect our business, financial condition, results of operations and cash flows.

We are currently facing and may face future intellectual property infringement claims that could be costly to defend and result in our loss of significant rights.

As is common in the software industry, we have received and may from time to time in the future receive notices from third parties claiming infringement by our products of third-party patent and other proprietary rights. For example, in the past three years, Informatica has been the subject of two such patent suits. On May 28, 2019, Blueprint IP Solutions LLC, a non-practicing entity, filed a patent infringement complaint accusing Informatica’s big data management technology of violating U.S. Pat. No. 8,089,980, and on March 18, 2020, Akoloutheo LLC, a non-practicing entity, filed a patent infringement complaint accusing Informatica’s master data management technology of infringing U.S. Pat. No. 7,426,730. Both suits were resolved in approximately three months or less for immaterial amounts.

As the number of software products in our target markets increases and the functionality of these products further overlaps, we may become increasingly subject to claims by a third party that our technology infringes such party’s proprietary rights. In addition, there is a growing occurrence of patent suits being brought by organizations that use patents to generate revenue without manufacturing, promoting, or marketing products or investing in research and development in bringing products to market. These organizations have been increasingly active in the enterprise software market and have targeted whole industries as defendants.

Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements, any of which could adversely affect our business, financial condition, and operating results. Although we do not believe that we are currently infringing any proprietary rights of others, legal action claiming patent infringement could be commenced against us. We may not prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. The potential effects on our business that may result from third-party infringement claims include the following:

•	we have been and could be in the future obligated to incur significant legal costs and expenses defending the patent infringement suit;

•	we may be forced to enter into royalty or licensing agreements, which may not be available on terms favorable to us;

•	we may be required to indemnify our customers or obtain replacement products or functionality for our customers;

•	we may be forced to significantly increase our development efforts and resources to redesign our products as a result of these claims; and

•	we may be forced to discontinue the sale of some or all of our products.

If we are not able to adequately protect our proprietary rights, third parties could develop and market products that are equivalent to our own, which would harm our sales efforts.

Our success depends upon our proprietary technology. We believe that our product development, product enhancements, name recognition, and the technological and innovative skills of our personnel are essential to establishing and maintaining a technology leadership position. We rely on a combination of patent, copyright, trademark, and trade secret rights, confidentiality procedures, and licensing arrangements designed to establish and protect our proprietary rights. As of June 22, 2021, we had 117 issued patents and 35 pending patent applications in the United States and abroad.

However, these legal rights and contractual agreements may provide only limited protection. Our pending patent applications may not be allowed or our competitors may successfully challenge the validity or scope of any of our issued patents or any future issued patents. Our patents alone may not provide us with any significant competitive advantage, and third parties may develop technologies that are similar or superior to our technology or design around our patents. Third parties could copy or otherwise obtain and use our products or technology without authorization or develop similar technology independently. We cannot easily monitor any unauthorized use of our products, and, although we are unable to determine the extent to which piracy of our software products exists, software piracy is a prevalent problem in our industry in general. We may be forced to initiate litigation to protect our proprietary rights. Litigating claims related to the enforcement of proprietary rights is very expensive and can be burdensome in terms of management time and resources, which could adversely affect our business and operating results. In addition, the risk of not adequately protecting our proprietary technology and our exposure to competitive pressures may be increased if a competitor should resort to unlawful means in competing against us.

We have entered into certain agreements with many of our customers and partners that require us to place the source code of our products into escrow. Such agreements generally provide that such parties will have a limited, non-exclusive right to continue use of such code if there is a bankruptcy proceeding by or against us, we cease to do business or we fail to meet our support obligations. Although our agreements with these third parties limit the scope of rights to use of the source code, we may be unable to effectively control such third parties’ actions.

Furthermore, effective protection of intellectual property rights is unavailable or limited in various foreign countries. The protection of our proprietary rights may be inadequate, and our competitors could independently develop similar technology, duplicate our products, or design around any patents or other intellectual property rights we hold.

Risks Related to Our Indebtedness

Our substantial indebtedness could materially adversely affect our financial condition and prevent us from fulfilling our obligations under our existing indebtedness.

We have a significant amount of indebtedness. As of June 30, 2021, our total indebtedness was approximately $2.77 billion. Subject to the limits contained in the credit agreement that governs our Senior Secured Credit Facilities and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of our common stock, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt; and if we fail to comply with these requirements, an event of default could result;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

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requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the Senior Secured Credit Facilities, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the credit agreement that governs the Senior Secured Credit Facilities contains restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control.

We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. For the year ended December 31, 2020, our cash flows dedicated for debt service requirements totaled $161.4 million, which includes principal payments of $17.6 million and interest payments of $143.8 million. For the year ended December 31, 2020, our net cash provided by operating activities was $167.8 million, which includes interest paid of $143.8 million. As such, our cash flows from operating activities, before giving effect to the payment of interest, amounted to $311.6 million. For the year ended December 31, 2020, approximately 52% of our net cash provided by operating activities, before giving effect to the payment of interest, was dedicated to debt service, both principal and interest. For the six months ended June 30, 2021, our cash flows dedicated for debt service requirements totaled $68.4 million, which includes principal payments of $11.9 million and interest payments of $56.5 million. For the six months ended June 30, 2021, our net cash provided by operating activities was $104.4 million, which includes interest paid of $56.5 million. As such, our cash flows from operating activities, before giving effect to the payment of interest, amounted to $160.9 million. For the six months ended June 30, 2021, approximately 42% of our net cash provided by operating activities, before giving effect to the payment of interest, was dedicated to debt service, both principal and interest.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement that governs the Senior Secured Credit Facilities restricts our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially adversely affect our financial position and results of operations.

In addition, we conduct substantially all of our international operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our restrictions may limit our ability to obtain cash from our subsidiaries. While the credit agreement that governs the Senior Secured Credit Facilities limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and the lenders under the Senior Secured Credit Facilities could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in our Class A common stock.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the credit agreement that governs the Senior Secured Credit Facilities contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of June 30, 2021, our Revolving Credit Facility would have provided for unused commitments of $150.0 million (with an exception of letters of credit of $1.2 million utilized under the Revolving Credit Facility), which could be increased, subject to certain conditions. If we incur any additional indebtedness, the holders of that indebtedness will be entitled to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company before such proceeds are distributed to you. If new debt is added to our currently anticipated debt levels, the related risks that you now face could intensify.

The terms of the credit agreement that governs the Senior Secured Credit Facilities restricts our current and future operations, particularly our ability to respond to changes in the economy or our industry or to take certain actions.

The credit agreement that governs our Senior Secured Credit Facilities contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain subordinated debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

In addition, the credit agreement that governs the Revolving Credit Facility requires us to maintain a first lien net leverage ratio if borrowings outstanding thereunder exceed a specified threshold. Our ability to meet this leverage ratio can be affected by events beyond our control, and we may be unable to meet the ratio.

A breach of the covenants or restrictions under the credit agreement that governs the Senior Secured Credit Facilities could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement that governs the Senior Secured Credit Facilities would permit the lenders under our Senior Secured Credit Facilities to terminate all commitments to extend further credit under those facilities. Furthermore, if we were unable to repay the amounts due and payable under the Senior Secured Credit Facilities, the lenders under each facility could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, substantial indebtedness and credit ratings could materially adversely affect the availability and terms of our financing.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Senior Secured Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans under the Senior Secured Credit Facilities were fully drawn, each quarter point change in interest rates, excluding the effects of any interest rate swap agreements, would result in a $6.0 million change in annual interest expense on our indebtedness under the Senior Secured Credit Facilities. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

Risks Related to Ownership of Our Class A Common Stock and Our Capitalization Structure

An active trading market for our Class A common stock may never develop or be sustained.

We have applied to list our Class A common stock on the NYSE under the symbol “INFA.” However, we cannot assure you that an active trading market for our Class A common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A common stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired or the prices that you may obtain for your shares.

The market price of our Class A common stock may be volatile, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for shares of our Class A common stock. The initial public offering price of our Class A common stock will be determined through negotiation among us and the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A common stock following this offering. In addition, the market price of our Class A common stock following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the market price of our Class A common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our Class A common stock by us or our stockholders;

•

failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new products, features, or services;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	actual or perceived data security breaches or other data security incidents;

•	announced or completed acquisitions of businesses, products, services, or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	any significant change in our management; and

•	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

Historically, we have funded our operations and capital expenditures primarily through debt financings and subsequent refinancings as well as cash generated from our operations. Although we currently anticipate that our existing cash and cash equivalents, cash flow from operations and expected proceeds from this offering will be sufficient to meet our cash needs for at least the next twelve months, we may require additional financing. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity or equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our Class A common stock, and our stockholders may experience dilution.

A substantial portion of the outstanding shares of our Class A common stock and Class B common stock after this offering will be restricted from immediate resale but may be sold in the near future. The large number of shares of our capital stock eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our Class A common stock.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our Class A common stock. Based on 200,768,636 shares of our Class A common stock and 44,049,523 shares of each of our Class B-1 common stock and Class B-2 common stock outstanding as of September 30, 2021, we will have                  shares of our Class A common stock and                  shares of our Class B-1 common stock outstanding after this offering. Our executive officers, directors, and the holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us or have entered into lock-up agreements with the underwriters under which they have agreed, subject to specific customary exceptions, not to sell any of our stock for 180 days following the date of this prospectus provided that if the 180-day lock-up period is scheduled to end during a broadly applicable period during which trading in our securities would not be permitted under our insider trading policy, or a blackout period, and we have publicly released our regular earnings announcement (which for this purpose shall not include “flash” numbers or preliminary, estimated financial results) for the fiscal year ended December 31, 2021 or the quarterly period in which this offering occurs (as applicable), then the lock-up period will instead end fifteen trading days prior to the regularly scheduled commencement of the blackout period, provided that in no event will the lock-up period end prior to 120 days after the date of this prospectus or more than 180 days after the date of this prospectus. We refer to such period as the lock-up period. We and the underwriters may release certain stockholders from the market standoff agreements or lock-up agreements prior to the end of the lock-up period.

As a result of these agreements and the provisions of our stockholders agreement described further in the section titled “Description of Capital Stock—Registration Rights,” and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock and Class B common stock will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, all shares of our Class A common stock sold in this offering will be immediately available for sale in the public market; and

•

beginning 181 days after the date of this prospectus (subject to the exceptions, provisions and other terms of the lock-up agreements and market standoff agreements described above), the remainder of the shares of our Class A common stock (including any Class B common stock converted into Class A common stock) will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Upon completion of this offering, stockholders owning all of our shares of Class B-1 common stock and                  shares of our Class A common stock will be entitled, under our stockholders agreement, to require us to register shares of Class A common stock owned by them for public sale in the United States. In addition, we intend to file a registration statement to register shares reserved for future issuance under our equity compensation plans. Upon effectiveness of the registration statement, subject to the satisfaction of applicable exercise periods and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options will be available for immediate resale in the United States in the open market.

Sales of our shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the market price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock.

If you purchase our Class A common stock in this offering, you will incur immediate and substantial dilution.

The initial public offering price of the Class A common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock of $                 per share as of June 30, 2021. Investors purchasing shares of our Class A common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing Class A common stock in this offering will incur immediate dilution of $                 per share, based on the assumed initial public offering price of $                 per share, which is the midpoint of the price range printed on the cover of this prospectus.

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and any previous exercise of stock options granted to our service providers. In addition, as of June 30, 2021, options to purchase                  shares of our Class A common stock, with a weighted-average exercise price of approximately $                 per share were outstanding. The exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive less than the purchase price paid in this offering, if anything, in the event of our liquidation.

We have broad discretion over the use of the net proceeds from this offering and we may not use them effectively.

Other than the partial repayment of our Senior Secured Credit Facility, we cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these proceeds effectively could adversely affect our business, results of operations, and financial condition. Pending their use, we may invest our proceeds in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may negatively impact the market price of our Class A common stock.

The Sponsors have a controlling influence over matters requiring stockholder approval, which could delay or prevent a change of control.

The funds advised by our Sponsors beneficially owned in the aggregate         % of the combined voting power of our outstanding capital stock as of June 30, 2021, and, immediately after this offering, will beneficially own in the aggregate    % of the combined voting power of our outstanding capital stock (or         % of the combined voting power of our outstanding capital stock if the underwriters’ option to purchase additional shares is exercised in full). The Sponsors have entered into a stockholders agreement whereby they each agreed, among other things, to vote the shares each beneficially owns and is entitled to vote thereon in favor of the director nominees designated by Permira and CPP Investments, respectively.

Under the stockholders agreement and subject to our certificate of incorporation and bylaws, as amended and restated in connection with this offering, and applicable law, for so long as a Sponsor owns or holds of record, directly or indirectly, in the aggregate at least 15% of the Company’s outstanding shares of our Class A and Class B-1 common stock, the following actions will require the affirmative vote of each such Sponsor:

•	any changes to the size of our board of directors;

•	any termination, appointment or replacement of our Chief Executive Officer;

•	any transactions that would result in a change of control;

•	any acquisitions, dispositions or the incurrence of indebtedness over $300 million; and

•	any changes in the Corporate Opportunity provisions in our certificate of incorporation, as amended and restated in connection with this offering.

Additionally, for so long as Permira and CPP Investments each beneficially own, in the aggregate, 20% or more of the shares of our Class A common stock and Class B-1 common stock held by them upon completion of this offering, each will have the right to designate two members of our board of directors. For so long as Permira and CPP Investments each beneficially own, in the aggregate, less than 20% but at least 10% of the shares of our Class A common stock and Class B-1 common stock held by them upon completion of this offering, each will have the right to designate one member of our board of directors. Further, for so long as the Sponsors have a right to appoint, in the aggregate, four members of our board of directors, the Sponsors will have a right to jointly appoint one additional member of our board of directors. For so long as a Sponsor has the right to designate at least one member of our board of directors, such Sponsor is entitled to appoint at least one nominee to serve on each committee of our board of directors, other than the audit committee, and the chair of each of the committees, other than the audit committee, is expected to be a director serving on such committee who is designated by the Sponsors. However, as soon as we are no longer a “controlled company” under the rules of the NYSE, our committee membership will comply with all applicable requirements of those standards and a majority of our board of directors will be “independent directors,” as defined under the rules of the NYSE, subject to any phase-in provisions.

Certain of our directors have relationships with the Sponsors, which may cause conflicts of interest with respect to our business.

Following this offering, three of our ten directors will be affiliated with Permira and two of our directors will be employees of CPP Investments. These directors have fiduciary duties to us and, in addition, have duties to the respective Sponsor and their affiliates, respectively. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and the Sponsors, whose interests may be adverse to ours in some circumstances.

The Sponsors and their affiliates may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.

The Sponsors and their affiliates are in the business of making or advising on investments in companies and hold (and may from time to time in the future acquire) interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. The Sponsors and their affiliates may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We cannot predict the effect our multi-class structure may have on the market price of our Class A common stock.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity, or other adverse consequences. For example,

certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multi-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices and in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the multi-class structure of our common stock could make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to track those indices would not invest in our Class A common stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

Delaware law and provisions in our restated certificate of incorporation and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the market price of our Class A common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our restated certificate of incorporation and restated bylaws contain provisions that may make the acquisition of our company more difficult, including the following:

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any transaction that would result in a change in control of our company requires the approval of a majority of our outstanding Class A common stock and Class B-1 common stock voting as a separate class;

•

our board of directors is classified into three classes of directors with staggered three-year terms and after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common Stock, directors will only able to be removed from office for cause;

•

after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common stock, our stockholders will only be able to take action at a meeting of stockholders and not by written consent;

•	vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

•

after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common stock, only our chair of the board of directors or a majority of board of directors will be authorized to call a special meeting of stockholders;

•	certain litigation against us can only be brought in Delaware;

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our restated certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without the approval of the holders of Class A common stock; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Our amended and restated bylaws will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision. If the federal forum provision is found to be unenforceable, we may incur additional costs associated with resolving such matters.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

Our Class A common stock market price and trading volume could decline if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If one or more of the analysts who cover us downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, the market price of our Class A common stock would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the market price and trading volume of our Class A common stock to decline.

We will be a controlled company within the meaning of the rules of the NYSE and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements.

Upon the completion of this offering, our Sponsors will beneficially own a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we will be a controlled company within the meaning of the rules of the NYSE. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Following this offering, we intend to take advantage of some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of                 .

Our Sponsors and their affiliates control us and their interests may conflict with ours or yours in the future.

Immediately following this offering and the application of the net proceeds from this offering, the Sponsors and their affiliates will control approximately     % of the combined voting power of our capital stock (or     %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock) as a result of their beneficial ownership of our Class A common stock and Class B common stock. Even when the Sponsors and their affiliates cease to beneficially own shares of our common stock representing a majority of the combined voting power, for so long as the Sponsors continue to beneficially own a significant percentage of our common stock, the Sponsors will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval through their combined voting power. Accordingly, for such period of time, the Sponsors and their affiliates will have significant influence with respect to our management, business plans and policies. In particular, the Sponsors and their affiliates will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of voting power could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of our company and ultimately might affect the market price of our Class A common stock.

The Sponsors and their affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsors and their affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our amended and restated certificate of incorporation will provide that none of the Sponsors, any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The Sponsors and their affiliates also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, the Sponsors and their affiliates may have an interest in us pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business. We do not expect the Company or our subsidiaries to declare or pay any dividends in the foreseeable future. As a result, stockholders must rely on sales of their Class A common stock after price appreciation as the only way to realize any future gains on their investment.

General Risk Factors

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting and corporate governance requirements of the Exchange Act, the listing requirements of the NYSE and other applicable securities rules and regulations, including the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to enhance our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business, financial condition, results of operations and prospects. Although we have already hired additional personnel to help comply with these requirements, we may need to further expand our legal and finance departments in the future, which will increase our costs and expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business and prospects may be harmed. As a result of disclosure of information in the filings required of a public company and in this prospectus, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, results of operations and prospects could be materially harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially harm our business, financial condition, results of operations and prospects.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee and compensation committee.

In addition, as a result of our disclosure obligations as a public company, we will have reduced strategic flexibility and will be under pressure to focus on short-term results, which may materially and adversely affect our ability to achieve long-term profitability.

Business interruptions could adversely affect our business.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications or network failure, and other significant natural disasters or events beyond our control. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business or the business of our partners, customers or the economy as a whole. We have prepared a detailed disaster recovery plan which includes the use of internal and external resources and will continue to expand the scope over time. Disasters or disruptions can negatively affect our operations given necessary interaction among our international facilities.

Our headquarters and a number of our employees are located in the San Francisco Bay Area, a region known for seismic activity. In the event such an earthquake or any other natural disaster or man-made failure occurs, it could disrupt the operations of our affected facilities and recovery of our resources. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that may occur, and any losses or damages incurred by us could have a material adverse effect on our business.

Our corporate business processes rely on SaaS providers such as Microsoft O365, Salesforce, Oracle and Marketo to provide highly available business services. In addition, our cloud products depend on third-party service providers, including AWS, Microsoft Azure and Google Cloud, and certain single-source suppliers, including MITI, for our database connectors. Disruptions to any of our service providers or suppliers could also have a negative effect on our operations and harm our business.

We may be the subject of litigation which, if adversely determined, could harm our business and operating results.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, laws relating to data privacy, data security and data protection, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages and civil and criminal penalties or injunctions. We have been, currently are, and may in the future be, subject to legal claims arising in the normal course of business. Such legal claims have included governmental, intellectual property-related, commercial, and employment claims, and may in the future include those categories of claims, as well as, product liability, class action, whistleblower and other litigation and claims. An unfavorable outcome on any litigation matter could require that we pay substantial damages. In addition, we may decide to settle any litigation, which could cause us to incur significant costs.

The outcome of litigation and other claims or lawsuits is intrinsically uncertain. Management’s view of the litigation might also change in the future. Actual outcomes of litigation and other claims or lawsuits could differ from the assessments made by management in prior periods, which are the basis for our accounting for these litigations and claims under U.S. generally accepted accounting principles (GAAP). A settlement or an unfavorable outcome on any litigation matter could have a material adverse effect on our business, operating results, reputation, financial position or cash flows. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to attract new customers;

•	our ability to retain existing customers;

•	our ability to upsell and cross-sell within our existing customer base;

•	possible harm caused by customers terminating or failing to renew their subscription contracts;

•	possible harm caused by customers terminating or failing to renew their maintenance contracts;

•	possible harm caused by significant disruption of service or loss or unauthorized access to users’ data;

•	our ability to prevent serious errors or defects in our products;

•	our expectations and management of future growth;

•	our ability to transition our customers to subscription-based offerings;

•	the demand for our platform or for data management solutions in general;

•	possible harm caused by the COVID-19 pandemic and its impacts on our business, our employees, and our customers;

•	our ability to compete successfully in competitive markets;

•	our ability to respond to rapid technological changes;

•	our future financial performance, including trends in revenue, costs of revenue, gross profit or gross margin, and operating expenses;

•	our ability to protect our brand;

•	the demand for cloud-based solutions;

•	our ability to attract and retain key personnel and highly qualified personnel;

•	our ability to effectively train and incentivize our sales force;

•	our ability to successfully execute our go-to-market strategy;

•	our ability to manage our international expansion;

•	our ability to build and maintain relationships with strategy partners;

•	our ability to maintain, protect, and enhance our intellectual property;

•	our ability to effectively integrate our products and solutions with others;

•	our ability to achieve or maintain profitability;

•	our ability to manage our outstanding indebtedness;

•	our ability to successfully identify, acquire, and integrate companies and assets;

•	our ability to offer high-quality customer support;

•	the increased expenses associated with being a public company; and

•	our anticipated uses of net proceeds from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and information concerning our industry, including market size of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The markets in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports. The content of, or accessibility through, the below sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

The source of certain statistical data, estimates and forecasts contained in this prospectus are the following independent industry publications or reports:

•	Gartner, Gartner Peer Insights ‘Voice of the Customer’: Data Integration Tools, 8 February 2021.

•	Gartner, Magic Quadrant for Data Integration Tools, Ehtisham Zaidi, et al, 18 August 2020.

•	Gartner, Magic Quadrant for Data Quality Solutions, Melody Chien and Ankush Jain, 27 July 2020.

•	Gartner, Magic Quadrant for Enterprise Integration Platform as a Service, Eric Thoo, et al, 21 September 2020.

•	Gartner, Magic Quadrant for Master Data Management Solutions, Simon Walker, et al, 27 January 2021.

•	Gartner, Magic Quadrant for Metadata Management Solutions, Guido De Simoni, et al, 11 November 2020.

•	Gartner, The State of Privacy and Personal Data Protection, 2020-2022, Nader Henein, et al, 26 August 2020.

•	Gartner, The State of Metadata Management: Data Management Solutions Must Become Augmented Metadata Platforms,” Mark Beyer et al, 26 March 2021.

•	IDC, Worldwide Global DataSphere Forecast, 2021-2024: The World Keeps Creating More Data — Now, What Do We Do With It All?, Doc# US46410421, March 2021.

•	IDC, Semiannual Software Tracker, 2020H2, May 2021.

•	IDC Worldwide Data Integration and Intelligence Software Forecast, 2021–2025.

•	IDC Worldwide Business-to-Business Integration Middleware and Managed File Transfer Software Forecast, 2021–2025.

•	IDC Worldwide Master Data Management Competitive Software Forecast, 2019–2023.

•	IDC Worldwide Data Privacy Management Software Forecast, 2021–2025.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $             million, based upon the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, we estimate that the net proceeds to us would be approximately $             million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the proceeds from this offering, net of underwriting discounts and commissions and expenses payable by us, to repay $            million of the outstanding indebtedness under our First Lien Credit Agreement and our Second Lien Credit Agreement, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” The First Lien Dollar Term Facility under the First Lien Credit Agreement matures on February 25, 2027. Borrowings under the First Lien Dollar Term Facility bear interest, at the Company’s option, either at (i) LIBOR plus 3.25% or (ii) the base rate plus 2.25%. The First Lien Euro Term Facility under the First Lien Credit Agreement matures on February 25, 2027. Borrowings under the First Lien Euro Term Facility bear interest, at the Company’s option, either at (i) LIBOR plus an applicable margin of either 3.25% or (ii) 3.50% based on the Company’s total net leverage ratio. The Second Lien Term Loan Facility under the Second Lien Credit Agreement matures on February 25, 2025. The borrowings under the Second Lien Credit Facility bear interest at a fixed rate of 7.125%.

We intend to use the remainder of the net proceeds, if any, from this offering for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, solutions or businesses, although we have no present commitments or agreements to enter into any material acquisitions or investments. We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we may invest the net proceeds that we receive in this offering in short-term, investment grade, interest-bearing instruments, including government and investment-grade debt securities and money-market funds.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and enable access to the public equity markets for us and our stockholders.

Each $1.00 increase or decrease in the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $             million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

DIVIDEND POLICY

We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Additionally, our ability to pay dividends on our Class A common stock and Class B-1 common stock is limited by restrictions on our ability to pay dividends or make distributions under the terms of our Senior Secured Credit Facilities. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

RESTRUCTURING TRANSACTIONS

Prior to the completion of this offering, we have participated in certain transactions, which collectively had the net effect of reorganizing our corporate structure so that the top-tier entity in our corporate structure—the entity that is offering Class A common stock to the public in this offering—is a Delaware corporation rather than a Luxembourg société en commandite par actions.

In connection with the Restructuring Transactions, the Sponsors contributed their interests in Ithacalux to Informatica Inc. in exchange for an aggregate of 288,867,682 shares of our common stock. 200,768,636 shares of our common stock will be designated Class A common stock, and 44,049,523 shares of our common stock will be designated Class B-1 common stock, with an equal number (44,049,523 shares of our common stock) designated Class B-2 common stock. The number of shares of Class A common stock and Class B-1 and Class B-2 common stock issued in connection with the Restructuring Transactions was determined in accordance with the applicable provisions of the contribution agreement. We issued such number of shares of Class B-1 common stock and B-2 common stock as is necessary to facilitate CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act that restrict CPP Investments from directly or indirectly investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of the corporation. For more information on the shares of Class B-2 common stock subject to such regulations, please read footnotes (2) and (4) to the table in the section titled “Principal Stockholders.”

We are controlled by our Sponsors following the Restructuring Transactions. After giving effect to the Restructuring Transactions and the completion of this offering, our Sponsors control     % of the voting power of our company. For more information on the indirect ownership of our common stock by our Sponsors and the voting and economic rights associated with each class of our common stock, please read the sections titled “Principal Stockholders” and “Description of Capital Stock,” respectively.

Following the Restructuring Transactions, Informatica Inc. indirectly holds all the property and assets of Ithacalux and assumes all of the debts and obligations of Ithacalux. Informatica Inc. is governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws, the material provisions of which are described in the section captioned “Description of Capital Stock.”

Except as otherwise noted herein, the consolidated financial statements included elsewhere in this prospectus are those of Ithacalux and its consolidated subsidiaries. The Restructuring Transactions did not have a material effect on our financial position or the results of our operations.

CAPITALIZATION

The following table sets forth cash and cash equivalents, as well as our capitalization, as of June 30, 2021 as follows:

•	on an actual basis; and

•

on a pro forma basis, giving effect to (i) the reorganization transactions described under “Restructuring Transactions,” including the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering and (ii) the planned change in our equity structure; (iii) the adjustments related to this offering, including the achievement of performance criteria in relation to our unvested performance-based option awards upon completion of this offering, the sale and issuance by us of             shares of our Class A common stock in this offering as described in “Use of Proceeds,” based upon the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (iv) the repayment in full the total indebtedness outstanding under the First Lien Term Facility and Second Lien Term Facility, partially from the issuance of the New Term Loan Facility and with the proceeds from this offering, and the payment of a 2.0% prepayment premium under our Second Lien Credit Facility as described in “Use of Proceeds.” Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Any increase of decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $         million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and related notes, and the sections titled “Summary Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of June 30, 2021
	Historical	Pro Forma
	(in thousands, except share and per share data)
Cash and cash equivalents	$408,553
Other liabilities, long-term	228,029
Total debt, net	2,773,895
Stockholders’ equity:
Preferred stock ($0.01 par value; no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma)
Class A common stock ($0.01 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	—

	As of June 30, 2021
	Historical	Pro Forma
	(in thousands, except share and per share data)
Class B-1 common stock ($0.01 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	—
Class B-2 common stock ($0.01 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	—
Ordinary share and each class of Class A shares; $0.01 par value; 26,857,688,559 shares authorized, 22,022,874,494 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma	220,229
Additional paid-in capital	1,933,761
Accumulated other comprehensive income	33,194
Accumulated deficit	(1,063,509)

Total stockholders’ equity	1,123,675

Total capitalization	$4,125,599

If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, pro forma cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total capitalization and shares outstanding as of June 30, 2021 would be $            , $            , $            , $            and                , respectively.

The pro forma column in the table above excludes the following:

•

24,948,147 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock that will be outstanding as of June 30, 2021, with a weighted average exercise price of $15.70 per share;

•

2,211,143 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock granted after June 30, 2021, with a weighted-average exercise price of $25.30 per share;

•	shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:

•	shares of our Class A common stock to be reserved for future issuance under our 2021 Plan, which will become effective prior to the completion of this offering;

•

                 shares of our Class A common stock reserved for future issuance under our 2015 Plan, which number of shares will be added to the shares of our Class A common stock to be reserved for future issuance under our 2021 Plan upon its effectiveness; and

•	shares of our Class A common stock to be reserved for future issuance under our ESPP, which will become effective prior to the completion of this offering.

Our 2021 Plan and ESPP each provide for automatic annual increases in the number of shares reserved thereunder, and our 2021 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares under our 2015 Equity Plan that expire, are forfeited, or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefits and Stock Plans.”

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma net tangible book value per share of Class A common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of June 30, 2021 was $             or $            per share.

After giving effect to (i) the sale by us of                 shares of our Class A common stock in this offering at the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, (ii) the repayment of $            million of the outstanding indebtedness under our credit facilities, and (iii) the Restructuring Transactions, our pro forma net tangible book value as of June 30, 2021 would have been $            , or $            per share. This represents an immediate increase in historical net tangible book value of $             per share to our existing stockholders and an immediate dilution in historical net tangible book value of $             per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Historical net tangible book value per share as of June 30, 2021	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares of our Class A common stock in this offering

Pro forma net tangible book value per share immediately after this offering

Dilution in pro forma net tangible book value per share to new investors in this offering		$

Each $1.00 increase or decrease in the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma net tangible book value per share to new investors by $            , and would increase or decrease, as applicable, dilution per share to new investors purchasing shares of our Class A common stock in this offering by $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1.0 million shares in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, our pro forma net tangible book value by approximately $             per share and increase or decrease, as applicable, the dilution to new investors purchasing shares of our Class A common stock in this offering by $            per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions.

If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, the pro forma net tangible book value per share of our Class A common stock, as adjusted to give effect to this offering, would be $             per share, and the dilution in pro forma net

tangible book value per share to new investors purchasing shares of our Class A common stock in this offering would be $             per share.

The following table presents, as of June 30, 2021, the differences between the existing stockholders and the new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of our common stock, cash received from the exercise of stock options and the average price per share paid or to be paid to us at the assumed initial public offering price of $                 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors							$

Totals			%	$		%

Each $1.00 increase or decrease in the assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease the total consideration paid by new investors and total consideration paid by all stockholders by approximately $             million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us. If the underwriters’ option to purchase additional shares of our Class A common stock were exercised in full, our existing stockholders would own     % and our new investors would own     % of the total number of shares of our Class A common stock outstanding upon completion of this offering (assuming conversion of all of the Class B common stock outstanding upon completion of this offering).

The number of shares of our Class A common stock and Class B-1 common stock that will be outstanding after this offering is based on 200,613,193 shares of our Class A common stock and 44,085,414 shares of our Class B-1 common stock, outstanding as of June 30, 2021, and excludes:

•

24,948,147 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock that were outstanding as of June 30, 2021 with a weighted average exercise price of $15.70 per share;

•

2,211,143 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock granted after June 30, 2021, with a weighted-average exercise price of $25.30 per share;

•	shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:

•	shares of our Class A common stock to be reserved for future issuance under our 2021 Plan, which will become effective prior to the completion of this offering;

•

                 shares of our Class A common stock reserved for future issuance under our 2015 Plan, which number of shares will be added to the shares of our Class A common stock to be reserved for future issuance under our 2021 Plan upon its effectiveness; and

•	shares of our Class A common stock to be reserved for future issuance under our ESPP, which will become effective prior to the completion of this offering.

Our 2021 Plan and ESPP each provide for automatic annual increases in the number of shares reserved thereunder, and our 2021 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares under our 2015 Equity Plan that expire, are forfeited, or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefits and Stock Plans.”

To the extent that any outstanding options to purchase our Class A common stock are exercised or new awards are granted under our equity compensation plans, there will be further dilution to investors participating in this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 and the unaudited pro forma consolidated balance sheet as of June 30, 2021 present our consolidated results of operations and financial position after giving effect to the following transactions:

•

the “Restructuring Transaction Adjustments” resulting from the reorganization transactions described under “Restructuring Transactions” including (i) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering and (ii) the planned change in our equity structure; and

•

the “Initial Public Offering Transaction Adjustments” including (i) the achievement of performance criteria in relation to our unvested performance-based option awards upon completion of the initial public offering, (ii) the sale and issuance by us of shares of our Class A common stock in this offering as described in “Use of Proceeds,” based upon the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (iii) the repayment in full the total indebtedness outstanding under the First Lien Term Facility and Second Lien Term Facility, partially from the issuance of the New Term Loan Facility and with the proceeds from this offering, and the payment of a 2.0% prepayment premium under our Second Lien Credit Facility.

The Restructuring Transaction Adjustments and the Initial Public Offering Transaction Adjustments (collectively referred to as “the Transaction Adjustments”) are reflected in the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, as if they had occurred on January 1, 2020. The unaudited pro forma consolidated balance sheet as of June 30, 2021, gives effect to the Transaction Adjustments as if they had occurred on June 30, 2021.

The unaudited pro forma consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and present the pro forma financial condition and results of operations of the Company based upon the historical financial information after giving effect to the Transaction Adjustments set forth in the notes to the unaudited pro forma consolidated financial information. The Transaction Adjustments necessary to fairly present the unaudited pro forma consolidated financial information have been based on available information and assumptions we believe are reasonable and are presented for illustrative purposes only. The unaudited pro forma consolidated financial information does not purport to represent our consolidated results of operations or consolidated financial position that would actually have occurred had the transactions referred to above been consummated on the dates assumed or to project our consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma consolidated financial information should be read together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of June 30, 2021

(In thousands, except par value per share data)

	Ithacalux Topco S.C.A. Historical	Restructuring Transaction Adjustments		Pro Forma Before Offering	Initial Public Offering Transaction Adjustments			Informatica Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$408,553			$408,553			C	$
Short-term investments	25,267			25,267
Accounts receivable, net	257,644			257,644
Contract assets, net	105,476			105,476
Prepaid expenses and other current assets	91,759			91,759

Total current assets	888,699	—		888,699		—
Restricted cash	4,219			4,219
Property and equipment, net	182,567			182,567
Operating lease right-of-use-assets	80,498			80,498
Goodwill	2,402,367			2,402,367
Customer relationships intangible, net	1,035,790			1,035,790
Other intangible assets, net	121,319			121,319
Deferred tax assets	9,369			9,369
Other assets	126,018			126,018

Total assets	$4,850,846	$—		$4,850,846		$—		$

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,687			$23,687				$
Accrued liabilities	71,519			71,519
Accrued compensation and related expenses	94,370			94,370
Current operating lease liabilities	20,165			20,165
Current portion of long-term debt	23,588			23,588
Income taxes payable	9,640			9,640			D
Contract liabilities	505,866			505,866

Total current liabilities	748,835	—		748,835		—
Long-term operating lease liabilities	67,911			67,911
Long-term contract liabilities	18,843			18,843
Long-term debt, net	2,750,307			2,750,307			E
Deferred tax liabilities	79,945	1,653	A	81,598			F
Long-term income taxes payable	43,729	(1,653)	A	42,076
Other liabilities	17,601			17,601

Total liabilities	3,727,171	—		3,727,171		—

Stockholders’ equity:
Ordinary shares; $0.01 par value per share	220,229	(220,229)	B	—
Class A common stock; $0.01 par value per share;	—	2,006	B	2,006			G
Class B-1 common stock; $0.01 par value per share	—	441	B	441
Class B-2 common stock; $0.01 par value per share	—	441	B	441
Additional paid-in-capital	1,933,761	217,341	B	2,151,102			H
Accumulated other comprehensive income	33,194			33,194
Accumulated deficit	(1,063,509)			(1,063,509)			I

Total stockholders’ equity	1,123,675	—		1,123,675

Total liabilities and stockholders’ equity	$4,850,846	$—		$4,850,846	$			$

See accompanying notes to the unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2021

(In thousands, except share and per share data)

	Ithacalux Topco S.C.A. Historical	Restructuring Transaction Adjustments		Pro Forma Before Offering	Initial Public Offering Transaction Adjustments			Informatica Inc. Pro Forma
Revenues:
Subscriptions	$324,265			$324,265				$
Perpetual license	16,239			16,239

Software revenue	340,504	—		340,504		—
Maintenance and professional services	335,034			335,034

Total revenues	675,538	—		675,538		—

Cost of revenues:
Subscriptions	37,067			37,067
Perpetual license	2,187			2,187

Software cost	39,254	—		39,254		—
Maintenance and professional services	80,282			80,282			K
Amortization of acquired technology	37,095			37,095

Total cost of revenues	156,631	—		156,631		—

Gross profit	518,907	—		518,907		—

Operating expenses:
Research and development	123,831			123,831			K
Sales and marketing	220,938			220,938			K
General and administrative	55,178			55,178			K
Amortization of intangible assets	86,386			86,386
Acquisition, litigation settlement, and other charges	128			128
Restructuring charges	—			—

Total operating expenses	486,461	—		486,461		—

Income (loss) from operations	32,446	—		32,446		—
Interest income	534			534
Interest expense	(72,183)			(72,183)			L
Loss on debt refinancing	—			—
Other income (expense), net	14,779			14,779

Income (loss) before income taxes	(24,424)	—		(24,424)		—
Income tax expense (benefit)	11,900	—	J	11,900			M

Net loss	$(36,324)	$—		$(36,324)	$			$

Pro forma net loss per share – basic and diluted

Weighted-average shares used in computing pro forma net loss per share, basic and diluted							N

See accompanying notes to the unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

(In thousands, except share and per share data)

	Ithacalux Topco S.C.A. Historical	Restructuring Transaction Adjustments		Pro Forma Before Offering	Initial Public Offering Transaction Adjustments			Informatica Inc. Pro Forma
Revenues:
Subscriptions	$593,834			$593,834				$
Perpetual license	63,126			63,126

Software revenue	656,960	—		656,960		—
Maintenance and professional services	666,136			666,136

Total revenues	1,323,096	—		1,323,096		—

Cost of revenues:
Subscriptions	54,454			54,454
Perpetual license	3,876			3,876

Software cost	58,330	—		58,330		—
Maintenance and professional services	161,197			161,197			P
Amortization of acquired technology	98,458			98,458

Total cost of revenues	317,985	—		317,985		—

Gross profit	1,005,111	—		1,005,111

Operating expenses:
Research and development	230,151			230,151			P
Sales and marketing	451,839			451,839			P
General and administrative	93,548			93,548			P
Amortization of intangible assets	189,309			189,309
Acquisition, litigation settlement, and other charges	3,001			3,001
Restructuring charges	16,476			16,476

Total operating expenses	984,324	—		984,324

Income (loss) from operations	20,787	—		20,787
Interest income	2,254			2,254
Interest expense	(149,445)			(149,445)			Q
Loss on debt refinancing	(37,400)			(37,400)			R
Other income (expense), net	(26,404)			(26,404)

Income (loss) before income taxes	(190,208)	—		(190,208)
Income tax expense (benefit)	(22,321)	—	O	(22,321)			S

Net loss	$(167,887)	$—		$(167,887)	$			$

Pro forma net loss per share – basic and diluted

Weighted-average shares used in computing pro forma net loss per share, basic and diluted							T

See accompanying notes to the unaudited pro forma consolidated financial information.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Note 1. Description of the Transaction Adjustments and Basis of Presentation

The unaudited pro forma consolidated financial information are based on the historical financial statements of Ithacalux after giving effect to (i) the Restructuring Transaction Adjustments and (ii) the Initial Public Offering Transaction Adjustments, as describe in these notes.

The unaudited pro forma consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and present the pro forma financial position and results of operations of the Company based upon the historical financial information after giving effect to the Transaction Adjustments and related adjustments set forth in these notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information presentation assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, give pro forma effect to the Transaction Adjustments as if they had occurred on January 1, 2020. The unaudited pro forma consolidated balance sheet as of June 30, 2021, gives effect to the Transaction Adjustments as if they had occurred on June 30, 2021.

(i) Restructuring Transactions

Prior to the completion of this offering, the Company has participated or will participate in certain transactions, which will collectively have the net effect of reorganizing its corporate structure so that the top-tier entity in the corporate structuring—the entity that is offering Class A common stock to the public in this offering—is a Delaware corporation rather than a Luxembourg société en commandite par actions.

Following the Restructuring Transactions, Informatica Inc. indirectly holds all the property and assets of Ithacalux and assumes all of the debts and obligations. Informatica Inc. is governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws, the material provisions of which are described in the section captioned “Description of Capital Stock.” See the section titled “Restructuring Transactions” for more detail.

In connection with the Restructuring Transactions on September 30, 2021, the Sponsors contributed their interests in Ithacalux to Informatica Inc. in exchange for an aggregate of 288,867,682 shares of the Company’s common stock. 200,768,636 shares of our common stock will be designated Class A common stock, and 44,049,523 shares of our common stock will be designated Class B-1 common stock, with an equal number of shares of our common stock designated Class B-2 common stock. The number of shares of Class A common stock and Class B-1 and Class B-2 common stock issued in connection with the Restructuring Transactions has been determined in accordance with the applicable provisions of the contribution agreement.

(ii) Offering Proceeds

The sale and issuance by the Company of shares of its Class A common stock in this offering as described in “Use of Proceeds,” based upon the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(iii) The Debt Repayment

The Company intends to use a substantial portion of the proceeds from this offering, net of underwriting discounts and commissions and expenses payable by the Company, to repay $         million of the outstanding indebtedness under its First Lien Credit Agreement and its Second Lien Credit Agreement, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” The Company intends to repay in full the total indebtedness outstanding under the First Lien Term Facility and Second Lien Term Facility, partially from the issuance of the New Term Loan Facility and with the proceeds from this offering.

The First Lien Dollar Term Facility under the First Lien Credit Agreement matures on February 25, 2027. Borrowings under the First Lien Dollar Term Facility bear interest, at the Company’s option, either at (i) LIBOR plus 3.25% or (ii) the base rate plus 2.25%. The First Lien Euro Term Facility under the First Lien Credit Agreement matures on February 25, 2027. Borrowings under the First Lien Euro Term Facility bear interest, at the Company’s option, either at (i) LIBOR plus an applicable margin of either 3.25% or (ii) 3.50% based on the Company’s total net leverage ratio. The Second Lien Term Loan Facility under the Second Lien Credit Agreement matures on February 25, 2025. The borrowings under the Second Lien Credit Facility bear interest at a fixed rate of 7.125%.

The borrowing on the New Term Loan Facility is expected to be $        billion and bears interest at         % with a maturity date of                 .

In connection with the prepayment of Second Lien Term Facility, the Company is required to pay a 2% of prepayment premium on the repayment amount, or approximately $         million.

(iv) Unvested Performance Based Options

The Company has issued performance-based incentive stock options to its employees, executives, and directors through September 21, 2021. The vesting of certain of these performance-based options is subject to both the completion of this offering and market liquidity vesting criteria in connection with achieving a certain per share price in any one or more exit events. The vesting of the remaining performance-based options is subject to the satisfaction of both a liquidity event-related performance condition, including the completion of this offering, and a service-based vesting condition. Assuming this offering was completed, the Company would recognize stock-based compensation cost in proportion to the requisite service period already completed of $         million. The remaining $         million of unrecognized expense would be recognized over the remaining weighted average service period of          years.

Note 2. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

The pro forma adjustments included in the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2021 are as follows:

(A) Represents a $1.6 million reclassification between deferred and long-term income taxes payable due to additional foreign tax credits utilized as a result of the Restructuring Transactions, as described above, that are not creditable under the Base Erosion and Anti-Abuse Tax.

(B) Reflects the changes in ownership structure as a result of the Restructuring Transactions.

(C) Represents the total assumed cash proceeds of $         billion from this offering, partially decreased by a pay down of debt by $         million and a payment of the 2.0% prepayment premium or $         million associated with the repayment of the Second Lien Term Facility with the assumed proceeds from this offering, as if such repayment occurred on June 30, 2021.

(D) Represents the income tax impact of $         million on income taxes payable due to the debt pay down, as described in (E), and the payment of the 2.0% prepayment premium of $         million associated with the repayment of the Second Lien Term Facility by applying a U.S. federal and state blended tax rate of 24.52%.

(E) Represents the pay down of debt of $         million, and the write-off of the unamortized debt issuance costs of $         million and debt discount of $         million related to the First Lien and Second Lien Term facilities, as if the repayment of those facilities occurred on June 30, 2021.

(F) Represents the income tax impact of $         million on deferred tax liabilities due to the incremental stock-based compensation expense related to the achievement of performance criteria for unvested performance-based option awards upon completion of the initial public offering, by applying a U.S. federal and state blended tax rate of 24.52%.

(G) Represents the issuance of Class A common stock,         shares or $         million, assumed to be issued in this offering to new stockholders.

(H) Represent the total assumed cash net proceeds of $         billion from this offering. Additionally, upon completion of this offering, the Company expects to record $         million of stock-based compensation expense related to its unvested performance-based option awards.

(I) Reflects the impact on accumulated deficit for adjustments defined in (C) payment of the 2.0% prepayment premium of $         million associated with the repayment of the Second Lien Term Facility with the assumed proceeds from this offering, (E) the write-off of the unamortized debt issuance costs of $         million and debt discount of $         million related to the First Lien and Second Lien Term facilities, (H) the recording of $         million of stock-based compensation expense related to unvested performance-based option awards, (D) $         million of income taxes payable adjustment, and (F) $         million of deferred tax liabilities adjustment.

Note 3. Adjustments to Unaudited Pro Forma Consolidated Statement of Operations

The pro forma adjustments included in the Unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 2021 are as follows:

(J) The Restructuring Transactions do not have a material impact to the income tax expense or (benefit) for the six months ended June 30, 2021.

(K) Upon completion of this offering, the Company expects to record stock-based compensation expense of $         million related to certain performance-based options which were granted through September 21, 2021. The vesting of certain performance-based options is subject to both the completion of this offering and market liquidity vesting criteria in connection with achieving a certain per share price in any one or more exit events. The vesting of remaining performance-based options is subject to the satisfaction of both a liquidity event-related performance condition, including the completion of this offering, and a service-based vesting condition. Pro forma incremental stock-based compensation expense of $         million related to these performance-based option awards is recorded for the six-months ended June 30, 2021 as if the performance vesting condition had been achieved on January 1, 2020. The related expense is allocated to Cost of revenue of $         million, Research and development of $         million, Sales and marketing of $         million, and General and administrative of $         million.

(L) Represents an adjustment to remove historical interest expense of $         million and amortization of debt issuance costs and discount of $         million for the six months ended June 30, 2021, as if the debt repayment occurred on January 1, 2020 for the First Lien Term Facility.

Represents an adjustment to remove historical interest expense of $         million and amortization of debt issuance costs and discount of $         million for the six months ended June 30, 2021, as if the debt repayment occurred on January 1, 2020, for the Second Lien Term Facility.

Represents an interest expense of $         million and amortization of debt issuance costs and discount of $         million, recomputed under the terms of the New Term Loan Facility, for the six months ended June 30, 2021, as if the New Term Loan Facility existed on January 1, 2020.

(M) Represents the income tax impact of $         million on the income (loss) before income tax by applying a U.S. federal and state blended tax rate of 24.52% for the six months ended June 30, 2021.

(N) The basic and diluted pro forma net loss per share of common stock represents net loss attributable to Informatica Inc. divided by the combination of the Class A and Class B-1 shares to be owned by existing stockholders and the Class A shares of common stock assumed to be issued in this offering to new stockholders, to be used for the repayment of debt, equal to $         million. See “Use of Proceeds.” The table below presents the computation of pro forma net loss per share, basic and dilutive, for Informatica Inc. (in thousands, except per share amounts):

Pro forma Net Loss Per Share

Six Months Ended June 30, 2021
Numerator:
Net loss, pro forma
Denominator:
Weighted-average shares used in computing net loss per share, basic and diluted
Assumed conversion of Ithacalux shares to Informatica Inc. Class A and Class B-1 common shares
Incremental Class A common shares attributable to proceeds from this offering used for repayment of debt

Pro forma net loss per share, basic and diluted

The pro forma adjustments included in the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2020 are as follows:

(O) The Restructuring Transactions do not have a material impact to the income tax expense or (benefit) for the year ended December 31, 2020.

(P) Upon completion of the offering, the Company expects to record stock-based compensation expense of $         million related to the performance-based options which were granted through September 21, 2021. The vesting of certain performance-based options is subject to both the completion of this offering and market liquidity vesting criteria in connection with achieving a certain per share price in any one or more exit events. The vesting of remaining performance-based options is subject to the satisfaction of both a liquidity event-related performance condition, including the completion of this offering, and a service-based vesting condition. Pro forma incremental stock-based compensation expense of $         million related to these performance-based option awards is recorded for the year ended December 31, 2020 as if the performance vesting condition had been achieved on January 1, 2020. The related expense is allocated to Cost of revenue of $         million, Research and development of $         million, Sales and marketing of $         million, and General and administrative of $         million.

(Q) Represents an adjustment to remove historical interest expense of $         million and amortization of debt issuance costs and discount of $         million for the year ended December 31, 2020, as if the debt repayment occurred on January 1, 2020, for the First Lien Term Facility.

Represents an adjustment to remove historical interest expense of $         million and amortization of debt issuance costs and discount of $         million for the year ended December 31, 2020, as if the debt repayment occurred on January 1, 2020, for the Second Lien Term Facility.

Represents an interest expense of $         million and amortization of debt issuance costs and discount of $         million, recomputed under the terms of the New Term Loan Facility, for the year ended December 31, 2020, as if the New Term Loan Facility existed on January 1, 2020.

(R) Represents a loss on debt extinguishment related to the one-time write-off of unamortized debt issuance costs of $         million and debt discount of $         million related to First Lien Term Facility and Second Lien Term Facility as if such the repayment occurred on January 1, 2020.

Additionally, represents a loss on debt extinguishment related to the payment of the 2.0% non-recurring prepayment premium or $         million associated with the repayment of the Second Lien Term Facility with the expected proceeds from this offering, as if such repayment occurred on January 1, 2020. There is no prepayment premium for the First Lien Term Facility. The Company expects these one-time charges will not recur beyond 12 months from the date of the transaction.

(S) Represents the income tax impact of $         million on the income (loss) before income taxes by applying a U.S. federal and state blended tax rate of 24.52% for the year ended December 31, 2020.

(T) The basic and diluted pro forma net loss per share of common stock represents net loss attributable to Informatica Inc. divided by the combination of the Class A and Class B-1 shares to be owned by existing stockholders and the Class A shares of common stock assumed to be issued in this offering to new stockholders, to be used for the repayment of debt, equal to $         million. See “Use of Proceeds.” The table below presents the computation of pro forma net loss per share, basic and diluted, for Informatica Inc. (in thousands, except per share amounts):

Pro forma Net Loss Per Share

Year Ended December 31, 2020
Numerator:
Net loss, pro forma
Denominator:
Weighted-average shares used in computing net loss per share, basic and diluted
Assumed conversion of Ithacalux shares to Informatica Inc. Class A and Class B-1 common shares
Incremental Class A common shares attributable to proceeds from initial public offering used for repayment of debt

Pro forma net loss per share, basic and diluted

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and our unaudited pro forma consolidated statement of operations included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Information Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Overview

We have pioneered a new category of software, the Intelligent Data Management Cloud, or IDMC. IDMC is our AI-powered platform that connects, manages, and unifies data across any multi-cloud, hybrid system, empowering enterprises to modernize and advance their data strategies

In 2015, Informatica was taken private in a transaction led by our Sponsors (2015 Privatization Transaction). At that time, most of our software revenue was derived from the sale of perpetual licenses to our software products, the largest of which was PowerCenter, our traditional data integration or Extract-Transform-Load (ETL) product, and related maintenance and professional services. As part of our new strategy following the 2015 Privatization Transaction, we pursued two initiatives to grow our business and build an integrated data management platform that unites multiple product families with a common cloud-based operating framework. We initiated a strategy to develop new products for our cloud platform, and we re-engineered our existing products to enable them to leverage the shared services and connectors of our platform. We also set out to transition from a primarily perpetual license and maintenance revenue model to a primarily subscription-based revenue model. Key to the development of new cloud products and supporting a higher level of interoperability across our total product portfolio was the introduction of our platform, IDMC, built on our new cloud architecture. Our platform is a multi-tenant cloud solution that consists of a series of shared platform services combined with our wide range of interoperable data management products. Substantially all of the products that we sell are now supported by the common services and key functionality within our platform, enabling us to offer an integrated platform that we believe includes the broadest range of best of breed data management products.

Our key milestones since 2015 include:

2015-2017	Expanded our subscription-based license pricing model across our product portfolio to focus on subscription recurring revenue and transition away from selling perpetual licenses

2016	Introduced Enterprise Data Catalog product

2017	Introduced Claire AI as an embedded service for AI and Machine Learning as part of our platform offering; introduced Data Governance product

2018	Introduced new cloud product, Informatica Intelligent Cloud Services (IICS) for cloud data integration; this is the first cloud product covering the complete data lifecycle, leveraging the full suite of platform services and laying the foundation for our IDMC platform

2019	Exceeded $1 billion in Annual Recurring Revenue (ARR) for the first time; introduced Data Privacy product

2020	ARR from subscriptions exceeded ARR from perpetual software maintenance for the first time—$607 million compared to $555 million, for a total of $1.16 billion ARR. Year-over-year subscription revenue growth was 26%

2021	Launched the full IDMC platform at Informatica World 2021, highlighting the work done in prior years that culminated in what we believe is the industry’s first multi-cloud multi-hybrid data management platform. As of June 30, 2021, cloud ARR reached $264 million, representing year-over-year growth of 39%.

We generate revenues from the sale of software products and related maintenance and professional services. The vast majority of our software revenue consists of fees generated through the sale of our subscription-based products and related support agreements for our subscription products. We have pivoted our business to focus on subscription revenue and have consequently grown our subscription revenue from $118.4 million in 2016, the year after we were taken private, to $302.5 million in 2018, to $471.7 million in 2019, and to $593.8 million in 2020. Over this period, our subscription revenue has grown from 31% of our total software revenue in 2016, to 56% in 2018, to 77% in 2019 and to 90% in 2020. Our subscription revenues grew from $259.5 million during the six months ended June 30, 2020 to $324.3 million during the six months ended June 30, 2021. Over this period, our subscription revenue has grown from 92% of total software revenue during the six months ended June 30, 2020 to 95% of total software revenue during the six months ended June 30, 2021.

Our subscription products can be purchased individually as distinct product families or together as a tightly integrated platform to support complex data management needs and certain customer journeys. Our subscription products are sold through contracts primarily with a one-, two- or three-year term, with an average contract term slightly over two years as of June 30, 2021. Substantially all of our subscription customers pay us annual fees in advance at the start of each contract year. We recognize revenue from our cloud-based subscription products on a ratable basis over the contract term. We generally recognize the majority of the revenue from our subscription-based on-premise licenses at the start of the contract term. The remaining portion of on-premise subscription fees attributable to related support services are generally recognized on a ratable basis over the contract term.

We generate additional software revenue from the sale of perpetual licenses. Consistent with our business transformation strategy and focus on subscription revenue, our perpetual license revenue has decreased from 69% of total software revenue in 2016 to 44% in 2018, to 23% in 2019, to 10% in 2020 and to 5% during the six months ended June 30, 2021, with further declines expected thereafter.

Our maintenance and professional services revenues consist of recurring maintenance fees related to perpetual licenses and one-time professional services fees, respectively. Our recurring maintenance fees grant our customers access to software updates and support for our perpetual license products. We recognized $573.9 million, $572.1 million and $560.9 million of maintenance revenue in fiscal 2018, 2019 and 2020, respectively. We recognized $279.8 million and $283.3 million during the six months ended June 30, 2020 and 2021, respectively.

We generate professional services revenues through one-time fees associated with implementation, education, and consulting services related to our software products.

We market and sell our subscription products primarily through our global direct sales team, which is enhanced by our relationships and collaboration with our partners that include global system integrators such as Deloitte and Accenture, hyperscale cloud platform providers such as AWS, Microsoft Azure and Google Cloud Platform, and channel partners. Our sales organization consists of sales development, inside sales, and field sales personnel and is generally organized by region, the size of prospective customers and certain industry verticals. Cloud hyperscalers help us amplify our commercial reach when we jointly engage in cloud modernization efforts or when customers purchase our products via the hyperscaler product marketplaces. In addition, our global system integrator partners provide implementation services for our products for customers as part of their support of broader, overall cloud modernization initiatives.

Historically, we have focused our selling efforts on executives such as chief information officers (CIOs) and chief data officers (CDOs) who are often making decisions to purchase our products for their most important business initiatives. CIOs adopt our platform as part of their cloud migration journey, application modernization efforts, and business 360 initiatives. CDOs purchase our products as part of their overall data governance, access, and security strategies in order to democratize data access for everyone across the company. We recently expanded our go-to-market efforts to focus more on line of business customers.

We employ a “land and expand” model to increase sales to our existing customer base. Once customers have purchased one of our products—for example, Data Integration—they often identify additional use cases for our software and expand their use of our products accordingly. For example, as a customer seeks to expand the distribution of data-centric reports powered by our data integration solutions to a broader set of internal or external users, enhanced levels of data quality and control may be required, prompting the purchase of our Data Quality and Data Governance families of products. We also market our cloud products to our large installed base of perpetual license customers, enabling them to advance their cloud modernization efforts to migrate existing processes and net new workloads from costly-to-maintain internal IT infrastructure to lower-cost elastic cloud architecture. In 2020, we also introduced a new consumption-based pricing model to provide customers greater flexibility regarding trial, use and consumption of a broad array of our cloud-based services. The effectiveness of our land and expand strategy is evidenced by our Subscription Net Retention Rate (NRR), which was 106%, 113%, and 114% as of the three months ended December 31, 2018, 2019 and 2020, respectively. For the three months ended June 30, 2020 and 2021, our Subscription NRR was 113% and 116%, respectively.

As of June 30, 2021, we had approximately 5,700 customers2 in a wide variety of industries located in over 100 countries and territories. Approximately 66%, 68%, 67% and 67% of our total revenues for fiscal 2018, 2019, 2020 and for the six months ended June 30, 2021, respectively, were from our North America region, which we define as the United States and Canada.

Purchasing patterns for our products have followed quarterly and seasonal trends that we expect to continue. We typically sell a substantial portion of our software product licenses and services in the last month of each quarter, and demand for our software products and professional services are generally highest in the fourth quarter and lowest in the first quarter of each year.

Factors Affecting Our Performance

We believe that the growth of our business and our future success are dependent upon many factors, including those described below. While each of these factors presents significant opportunities for us, these factors also pose important challenges that we must successfully address in order to sustain the growth of our business and improve our results of operations.

Continued Adoption of our Subscription Products.    Our success will largely depend on customers’ continued uptake of our subscription offerings. Our success will also largely depend on the

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We compute the number of customers by assessing when we have a subscription contract or perpetual license maintenance contract sold to a unique entity. If we sell to several different divisions, segments or subsidiaries inside a company, we count each division, segment or subsidiary as a separate customer. If a customer has both a maintenance contract and a subscription contract, we count this as a single customer.

value businesses place on data management as part of their overall digital transformation initiatives and the timing and willingness of businesses to move their data and workloads to the cloud. As companies from all industries continue to shift to subscription and cloud-based services, we believe demand for our platform and subscription-based products will increase. We generated $310 million, $446 million and $607 million of Subscription ARR in fiscal 2018, 2019 and 2020, respectively, representing growth of 44% in 2019 and 36% in 2020. In fiscal 2020, Subscription ARR represented 52% of total ARR, and Cloud ARR (which is the total ARR derived from hosted products) represented 37% and 20% of Subscription ARR and total ARR, respectively. For the period ended June 30, 2020 and 2021, we generated $510 million and $686 million of Subscription ARR, respectively, representing growth of 34%, with Subscription ARR representing 55% of total ARR and Cloud ARR representing 38% and 21% of Subscription ARR and total ARR, respectively, for the period ended June 30, 2021. For the period ended June 30, 2021, our $686 million of Subscription ARR was comprised of $264 million in Cloud ARR, $105 million in PowerCenter-related product ARR and $317 million in ARR from non-PowerCenter self-managed products. Cloud ARR grew at a rate of 39% for the period ended June 30, 2021 compared to June 30, 2020. Since 2015, many of our new subscription products were architected to be deployed in the cloud, and we intend to make the remainder of our subscription products available in the cloud to meet the demands of our customers. In addition, we assist our customers with migrations of their Informatica on-premise data integration and MDM installations to our corresponding cloud solutions. For the period starting in our fourth fiscal quarter of 2020 and ended June 30, 2021, we have entered into agreements to migrate a total of approximately $6.0 million of maintenance ARR, which has converted into approximately $11.0 million in Cloud ARR. Our future growth will depend in part on our ability to develop new market-leading cloud products to expand the offerings in our platform.

New Customer Acquisition.    Our future growth depends on our ability to acquire new customers. Our ability to acquire new customers is demonstrated by the fact that 55% of our subscription customers as of June 30, 2021 did not have a prior maintenance contract with us. In addition, our ability to attract new customers will depend in part on our ability to continue to compete effectively against a variety of different vendors who offer existing data management products, as well as our ability to convert companies into paying customers who are using hand-coded, custom-built solutions. Additionally, we will continue to rely on our sales and marketing team to effectively and efficiently identify and engage with prospective customers, increase brand awareness, and drive adoption of our products. We have recently added a dedicated inside sales team to our go-to-market strategy that is focused on growing adoption of our products by targeting key business personnel adjacent to technical roles, as well as small- and mid-market organizations, which represents a new addressable customer base for us. We will continue to make investments in sales and marketing to grow our total customer base, with a focus on targeting these new buyers.

Expansion Within our Customer Base.    Our business depends, in part, on our ability to expand within our large existing customer base by adding new products, addressing cloud modernization initiatives, and growing with our customers’ overall data footprint. We have successfully expanded our existing customers’ adoption of our platform through upselling and cross-selling, as evidenced by our Subscription NRR, which was 106%, 113%, and 114% as of the three months ended December 31, 2018, 2019, and 2020, respectively. For the three months ended June 30, 2020 and 2021, our Subscription NRR was 113% and 116%, respectively. We doubled the average subscription ARR per subscription customer from December 31, 2018 to June 30, 2021, from $98 thousand to $198 thousand. We continuously focus on increasing the value our customers derive from our platform and often become a strategic vendor to them in the process. For example, as of December 31, 2018, 2019 and 2020 and June 30, 2021, we had 27, 66, 104 and 116 customers individually with over $1 million in Subscription ARR each, respectively.

Retention of Existing Customers.    Our business also depends, in part, on our ability to retain our existing customer base. We typically enjoy a high customer renewal rate, which we attribute to the fact that our products are embedded in mission-critical applications, as well as the fact that we have an expansive product portfolio and world-class customer success organization. For example, in 2020, we achieved a subscription renewal rate3 of 92%, and a maintenance renewal rate4 of 95%. For the period ended June 30, 2021, our subscription renewal rate was 93% and our maintenance renewal rate was 94%. We intend to continue investing in our products and customer success organization to maintain these compelling retention rates.

Investment in Go-to-Market Efforts.    Our business and results of operations will also be significantly affected by our success in strengthening our relationships with strategic partners, including cloud hyperscalers, including AWS, Google Cloud Platform, Microsoft Azure, cloud partners such as Databricks and Snowflake, global system integrators, including Deloitte, Accenture and Cognizant, and value-added resellers and distributors. We believe further developing these key strategic relationships will help us scale and enhance co-selling of our products and services with these partners. We plan to continue to strengthen and expand our network of strategic partners to increase sales to both new and existing customers and offer new and existing products on partner marketplaces. We believe that investing in sales enablement and co-selling efforts with our strategic partners will broaden our distribution footprint globally and extend and improve our engagement with a broad set of prospective customers.

Key Business Metrics and Non-GAAP Financial Measure

We review a number of operating and financial metrics, including the following unaudited key business metrics and non-GAAP financial measure to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(in millions, except percentages)
Annual Recurring Revenue	$906	$1,021	$1,160	$1,070	$1,240
Subscription Annual Recurring Revenue	$310	$446	$607	$510	$686
Subscription Net Retention Rate	106%	113%	114%	113%	116%
Cloud Annual Recurring Revenue	$140	$167	$227	$189	$264
Adjusted EBITDA (Non-GAAP)	$337	$335	$400	$168	$175

[3]

We compute the subscription renewal rate by assessing the value of annual subscription contracts that expire at the end of each period (denominator) and comparing this to the amount that we renew for that set of expiring contracts (numerator). We typically allow for a grace period of up to six months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost /inactive. This grace-period renewal amount has been an immaterial portion over the last three years. If there is an actual cancellation for a subscription contract, we count that amount as removed from the numerator in that period.

[4]

We compute the maintenance renewal rate by assessing the value of annual maintenance contracts for perpetual licenses that expire at the end of each period (denominator) and comparing this to the amount that we renew for that set of expiring contracts (numerator). We typically allow for a grace period of up to six months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost /inactive. This grace-period renewal amount has been an immaterial portion over the last three years. If there is an actual cancellation for a maintenance contract, we count that amount as removed from the numerator in that period. If a customer cancels a maintenance contract and migrates the underlying product to one of our cloud products, this loss of maintenance would be counted as a cancellation and reduce our maintenance renewal rate.

Key Business Metrics

Annual Recurring Revenue

Annual Recurring Revenue (ARR) represents the expected annual billing amounts from all active maintenance and subscription agreements. ARR is calculated based on the contract Monthly Recurring Revenue (MRR) multiplied by 12. MRR is calculated based on the accounting adjusted total contract value divided by the number of months of the agreement based on the start and end dates of each contracted line item. The aggregate ARR calculated at the end of each reported period represents the value of all contracts that are active as of the end of the period, including those contracts that have expired but are still under negotiation for renewal. We typically allow for a grace period of up to 6 months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost /inactive. This grace-period ARR amount has been less than 2% of the reported ARR in each period presented. If there is an actual cancellation of an ARR contract, we remove that ARR value at that time.

We believe ARR is an important metric for understanding our business since it tracks the annualized cash value collected over a 12-month period for all our recurring contracts, irrespective of whether it is a maintenance contract on a perpetual license, a ratable cloud contract, or an on-premise term-based subscription license.

Subscription Annual Recurring Revenue

Subscription ARR represents the portion of ARR only attributable to our subscription contracts.

We believe that Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all our recurring subscription contracts. Subscription ARR excludes maintenance contracts on our perpetual licenses to provide information regarding the period-to-period performance and overall size and scale of our subscription business as we continue to focus our efforts on subscription-based licensing. Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Subscription Net Retention Rate

Subscription NRR compares the contract value for Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments or subsidiaries inside companies as separate customers. To calculate our Subscription NRR for a particular period, we first establish the Subscription ARR value at the end of the prior year period. We subsequently measure the Subscription ARR value at the end of the current period from the same cohort of customers. The net retention rate is then calculated by dividing the aggregate Subscription ARR in the current period by the prior year period. An increase in the Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to cancellations.

We believe Subscription NRR is an important metric for understanding our business since it measures the rate at which we are able to sell additional products into our subscription customer base. As of the three months ended December 31, 2020 and June 30, 2021, our Subscription NRR was 114% and 116%, respectively.

Cloud Annual Recurring Revenue

Cloud ARR represents the portion of ARR that is attributable to our hosted cloud contracts.

We believe that Cloud ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all our recurring Cloud contracts. Cloud ARR is a subset of our overall Subscription ARR, and by providing this breakdown of Cloud ARR, it provides visibility on the size and growth rate of our Cloud ARR within our overall Subscription ARR. Cloud ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Non-GAAP Financial Measure

In addition to our results determined in accordance with generally accepted accounting principles in the United States (GAAP), we believe the following non-GAAP measure is useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as tools for comparison. A reconciliation is provided below for our non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

We define adjusted EBITDA as GAAP net loss as adjusted for income tax benefit, interest income, interest expense, loss on debt refinancing, other income (expense), net, stock-based compensation, amortization of intangibles, equity compensation related payments, one-time fees related to acquisitions, costs related to discrete payments for legal settlements, restructuring costs and executive severance, one-time impairment on restructured facilities, sponsor-related costs and depreciation. Equity compensation payments are related to the repurchase of employee stock options.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(in millions)
GAAP net loss	$(168)	$(183)	$(168)	$(103)	$(36)
Income tax (benefit) expense	(44)	(23)	(22)	(21)	12
Interest income	(5)	(4)	(2)	(1)	(1)
Interest expense	146	162	150	76	72
Loss on debt refinancing	24	1	37	36	—
Other income (expense), net	(40)	(17)	26	(2)	(15)
Stock-based compensation	7	15	12	7	6
Amortization of intangibles	370	324	288	142	123
Equity compensation payments	—	34	18	17	—
Acquisition transaction fees	1	1	3	2	—
Legal settlements, restructuring costs and executive severance	22	—	26	1	—
One-time impairment on restructured facilities	—	—	2	—	—
Sponsor-related costs	2	2	2	1	1
Depreciation	22	23	28	13	13

Adjusted EBITDA	$337	$335	$400	$168	$175

We believe adjusted EBITDA is an important metric for understanding our business to assess our relative profitability adjusted for balance sheet debt levels.

COVID-19 Pandemic

The COVID-19 pandemic has impacted worldwide economic activity and financial markets and significantly increased economic volatility and uncertainty. For instance, many governments, including at the local, state, and federal level in the United States and elsewhere around the world, have been prompted to take unprecedented steps, including, but not limited to, travel restrictions, closure of businesses, social distancing requirements, and mandatory quarantines. During this time, we have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate. These measures included a suspension of all non-essential travel and the temporary closure of all of our major offices to non-essential employees, which necessitated the shift to remote work arrangements for most of our employees.

In 2020, the COVID-19 pandemic contributed to decreases in certain of our operating expenses, particularly in our travel and entertainment expenses and event spending. We expect these expenses to increase as the COVID-19 pandemic subsides but that they will remain lower than they were before the COVID-19 pandemic, as we expect certain sales and marketing efforts and events will be increasingly virtual going forward. The effects of the COVID-19 pandemic also had an adverse impact on revenues, which was partially offset by the savings in travel and entertainment expenses. In response to this decrease in our revenue, we also shifted our go-to-market strategy in certain markets, including smaller countries within APAC and Europe, reducing our direct sales headcount and instead aligning with local channel partners for distribution.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the ongoing conditions caused by this pandemic may affect the rate of global information technology spending and could adversely affect our business during 2021 or future periods by lengthening our sales cycles, reducing customer spending, negatively impacting collections of accounts receivable, causing some of our customers to go out of business, limiting the ability of our direct sales force to travel to existing and potential customers’ sites and limiting the ability of our professional services team to perform on-site work. Additionally, the COVID-19 pandemic may continue to impact our operations outside the United States even if local containment efforts are successful. For example, we have a number of research, customer support and general and administrative personnel located in India, which continues to be heavily impacted by the pandemic. Refer to the section titled “Risk Factors” for further discussion of the possible impact of the COVID-19 pandemic on our business.

Components of Results of Operations

Software Revenues

Subscription Revenues.    Subscription revenues consist of revenues from customers under subscription cloud services, subscription-based on-premise licenses, and related support services. Revenues from our cloud-based subscription products are recognized over time on a ratable basis over the contract term beginning on the date that the service is made available to the customer or on the date the contractual term commences, if later. The majority of the revenues from our subscription-based on-premise licenses is recognized at a point in time upon transfer of control of the license to the customer, similar to perpetual licenses. Support services sold with subscription-based on-premise licenses are recognized over time on a ratable basis over the contract term beginning on the date the service is made available to the customer. In general, subscription contracts are one to three years in length, with an average contract duration slightly greater than two years in 2020, and the related fees are typically billed annually in advance in equal installments across the term of the contracts.

Perpetual License Revenues.    Perpetual license revenues are revenues from customers and partners for sales of our software under on-premise perpetual licenses. Revenue from our perpetual license products is generally recognized at a point in time upon transfer of control of the license to the customer, which is typically upon making the software available to our customers. We expect revenue from perpetual licenses to be less than 5% of total revenues going forward, as we focus the majority of our product development spending on pure cloud products and our go-to-market efforts on subscription-based licensing for software sales. While we continue to offer our perpetual licenses to select customers and geographies, we disincentivize our sales force from selling our perpetual licenses in favor of our subscription-based offerings.

Service Revenues

Maintenance Revenues.    Maintenance revenue, which consists of fees for ongoing support and product updates for our perpetual licenses, is recognized ratably over the term of the contract, typically one year. Maintenance contracts are generally billed annually in advance. We expect our maintenance revenues to gradually decrease over time as our customers transition to our subscription-based licensing model and adopt our cloud-based products.

Professional Services Revenues.    Professional services revenues consist of one-time fees associated with implementation, education, and consulting services related to our software products. Consulting revenues are primarily related to configuration, installation, and implementation of our products. These services are generally performed on a time-and-materials basis and, accordingly, revenues are recognized as the services are performed. Consulting services, if included as part of the software arrangement, generally do not entail significant modification or customization of the software and hence, such services are not considered essential to the functionality of the software. Education service revenues are generated from classes offered at our headquarters, sales and training offices, customer locations, and on-line. Revenues are recognized as the classes are delivered or when the subscription period ends.

Cost of Revenues

Cost of Software Revenues.    Our cost of software revenues is a combination of costs of subscription revenues and perpetual licenses. Cost of subscription revenues consists primarily of fees paid to third party vendors for hosting services related to our subscription services, internal personnel-related expenses to operate and secure our hosting infrastructure, and royalties paid to postal authorities for address data and other vendors that provide content for our data-as-a-service offerings. Cost of perpetual license revenues consists primarily of software royalties payable to third parties.

Cost of Maintenance and Professional Services Revenues.    Our cost of service revenues is a combination of costs of maintenance, consulting and education services revenues. Our cost of maintenance revenues consists primarily of costs associated with customer service personnel-related expenses and royalty fees for maintenance related to third-party software providers. Cost of consulting revenues consists primarily of personnel-related expenses, including employee costs, subcontractor costs and travel, entertainment and other expenses. Cost of education services revenues consists primarily of the costs of providing education classes and materials at our headquarters, sales and training offices and customer locations.

Amortization of Acquired Technology.    Amortization of acquired technology is the amortization of technologies recorded primarily as a result of the 2015 Privatization Transaction and, to a lesser extent, from business acquisitions and acquired technology licenses.

Operating Expenses

Research and Development

Our research and development expenses consist primarily of salaries and other personnel-related expenses, consulting services, travel expenses, equipment and software expenses associated with the development of new products, enhancement and localization of existing products, and quality assurance and development of documentation for our products. In addition, these expenses include costs which are personnel related expenses from our IT, Facilities and Procurement functions and expenses related to occupancy and enterprise systems allocated based on headcount (Shared Costs). All software development costs for software intended to be marketed to customers have been expensed in the period incurred since the costs incurred subsequent to the establishment of technological feasibility have not been significant. We believe that continued investment in our products is important for our growth and, as such, expect our research and development expenses to continue to increase in absolute dollars for the foreseeable future, but are expected to be relatively consistent as a percentage of revenue.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related expenses, including commissions and bonuses, as well as costs of public relations, seminars, marketing programs, lead generation, travel and entertainment, trade shows, equipment and software expenses, outside services and Shared Costs. Although we shifted our go-to-market strategy within APAC and EMEA in 2020, reducing our direct sales headcount to align with local channel partners for distribution, we expect to make significant investments going forward as we expand our customer acquisition and retention efforts, and to support the growth of our subscription products, and therefore expect sales and marketing expense to increase in absolute dollars but may vary as a percentage of revenue for the foreseeable future.

General and Administrative

Our general and administrative expenses consist primarily of personnel-related expenses for finance, human resources, legal, and general management, as well as professional service expenses associated with recruiting, legal, tax and accounting services, travel expenses and Shared Costs. Following completion of this offering, we expect to incur additional ongoing costs as a result of operating as a public company, including costs related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations, and professional services. As a result, we expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future but may vary as a percentage of revenue.

Acquisition, Litigation Settlement, and Other Charges

Acquisition, litigation settlement and other charges consist of amortization of intangible assets, acquisition, litigation settlement and other charges and restructuring charges. Amortization of intangible assets is the amortization of customer relationships, and trade names and trademarks recorded as a result of the 2015 Privatization Transaction and, to a lesser extent, acquired through business acquisitions. Acquisition, litigation settlement and other charges relate to the legal and other related costs incurred on settlement(s) and acquisitions made by the Company. The restructuring charges relate to our reorganization activities related to our workforce and from the closing of certain facilities.

Interest and Other Income (Expense), Net

Interest and other income (expense), net consists primarily of interest expense, interest income earned on our cash, cash equivalents, short-term investments, mark-to-market gains and losses on interest rate swaps, unrealized gain and loss on Euro term loan, foreign exchange transaction gains and losses and rental income.

Income Taxes

We use the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes. Under this method, income tax expense or benefit is recognized for the amount of taxes payable or refundable for the current year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of currently enacted tax laws. We evaluate the realization of deferred tax assets based on all available evidence and establish a valuation allowance to reduce deferred tax assets when it is more likely than not that they will not be realized.

Results of Operations

The following table sets forth our consolidated statement of operations data for the periods indicated (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Revenues:
Subscriptions	$302,519	$471,707	$593,834	$259,516	$324,265
Perpetual license	241,237	143,392	63,126	23,889	16,239

Software revenue	543,756	615,099	656,960	283,405	340,504
Maintenance and professional services	684,606	691,431	666,136	335,923	335,034

Total revenues	1,228,362	1,306,530	1,323,096	619,328	675,538

Cost of revenues:
Subscriptions	37,294	46,867	54,454	25,404	37,067
Perpetual license	4,570	3,350	3,876	1,803	2,187

Software costs	41,864	50,217	58,330	27,207	39,254
Maintenance and professional services	158,769	173,166	161,197	82,218	80,282
Amortization of acquired technology	143,769	115,544	98,458	48,066	37,095

Total cost of revenues	344,402	338,927	317,985	157,491	156,631

Gross profit	883,960	967,603	1,005,111	461,837	518,907

Operating expenses:
Research and development	203,071	234,879	230,151	111,870	123,831
Sales and marketing	431,538	486,298	451,839	222,280	220,938
General and administrative	87,644	101,638	93,548	46,842	55,178
Amortization of intangible assets	226,607	208,082	189,309	94,343	86,386
Acquisition, litigation settlement, and other charges	22,517	749	3,001	2,270	128
Restructuring charges	—	—	16,476	—	—

Total operating expenses	971,377	1,031,646	984,324	477,605	486,461

Income (loss) from operations	(87,417)	(64,043)	20,787	(15,768)	32,446
Interest income	5,059	4,062	2,254	742	534
Interest expense	(146,338)	(161,877)	(149,445)	(75,860)	(72,183)
Loss on debt refinancing	(23,628)	(1,085)	(37,400)	(36,101)	—
Other income (expense), net	40,385	16,722	(26,404)	2,496	14,779

Loss before income taxes	(211,939)	(206,221)	(190,208)	(124,491)	(24,424)
Income tax (benefit) expense	(44,256)	(22,996)	(22,321)	(21,673)	11,900

Net loss	$(167,683)	$(183,225)	$(167,887)	$(102,818)	$(36,324)

The following table presents certain financial data for the periods indicated as a percentage of total revenues:

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Revenues:
Subscriptions	25%	36%	45%	42%	48%
Perpetual license	20	11	5	4	2

Software revenue	44	47	50	46	50
Maintenance and professional services	56	53	50	54	50

Total revenues	100	100	100	100	100

Cost of revenues:
Subscriptions	3	4	4	4	6
Perpetual license	—	—	—	—	—

Software costs	3	4	4	4	6
Maintenance and professional services	13	13	12	13	12
Amortization of acquired technology	12	9	7	8	5

Total cost of revenues	28	26	24	25	23

Gross profit	72	74	76	75	77

Operating expenses:
Research and development	17	18	17	18	18
Sales and marketing	35	37	34	36	33
General and administrative	7	8	7	8	8
Amortization of intangible assets	18	16	14	15	13
Acquisition, litigation settlement, and other charges	2	—	1	—	—
Restructuring charges	—	—	1	—	—

Total operating expenses	79	79	74	77	72

Income (loss) from operations	(7)	(5)	2	(2)	5
Interest income	—	—	—	—	—
Interest expense	(12)	(12)	(11)	(12)	(11)
Loss on debt refinancing	(2)	—	(3)	(6)	—
Other income (expense), net	3	1	(2)	—	2

Loss before income taxes	(17)	(16)	(14)	(20)	(4)
Income tax (benefit) expense	(4)	(2)	(2)	(3)	2

Net loss	(14)%	(14)%	(13)%	(17)%	(5)%

Comparison of the Six Months Ended June 30, 2020 and 2021

Revenues

The following table sets forth, for the periods indicated, our revenues (in thousands, except percentages):

	Six Months Ended June 30,		Percent Change
	2020	2021
Subscriptions	$259,516	$324,265	25%
Perpetual license	23,889	16,239	(32)%

Total software revenues	283,405	340,504	20%
Maintenance	279,767	283,319	1%
Professional services	56,156	51,715	(8)%

Total maintenance and professional services revenues	335,923	335,034	—%

Total revenues	$619,328	$675,538	9%

Total revenues increased by 9% to $675.5 million during the six months ended June 30, 2021, compared to $619.3 million during the six months ended June 30, 2020, primarily due to a 20% increase in software revenues, which represent 50% of total revenues.

Software Revenues

Subscription revenues increased to $324.3 million (or 48% of total revenues) for the six months ended June 30, 2021 compared to $259.5 million (or 42% of total revenues) for the six months ended June 30, 2020. The increase of $64.8 million (or 25%) in subscription revenues for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to growth in the installed customer base and an increase in demand for subscription offerings.

Our perpetual license revenues decreased to $16.2 million (or 2% of total revenues) for the six months ended June 30, 2021 from $23.9 million (or 4% of total revenues) for the six months ended June 30, 2020. The decrease in license revenues of $7.7 million (or 32%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was due to a decrease in number of transactions and average transaction price of our software under perpetual licenses as we have focused our sales efforts on our subscription offerings and expanded our cloud business.

We expect perpetual license revenues and the mix of perpetual license revenues as compared to total software revenues to continue to decrease in future periods.

Maintenance and Professional Services Revenues

Maintenance revenues increased to $283.3 million (or 42% of total revenues) for the six months ended June 30, 2021 from $279.8 million (or 45% of total revenues) for the six months ended June 30, 2020. Maintenance revenues increased for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 due to a favorable foreign currency impact of $7.2 million, increase in maintenance on new perpetual license sales, and price increases upon renewal. These increases were offset in part by decreases in the renewals of maintenance on our existing installed customer base for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Professional services revenues decreased to $51.7 million (or 8% of total revenues) for the six months ended June 30, 2021 compared to $56.2 million (or 9% of total revenues) for the six months ended June 30, 2020. The decrease of $4.5 million (or 8%) in professional services revenues for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily driven by decreases in the demand of our consulting offerings as the COVID-19 pandemic adversely impacted our in-person services sales and delivery opportunities.

Cost of Revenues

The following table sets forth, for the periods indicated, our cost of revenues (in thousands, except percentages):

	Six Months Ended June 30,		Percent Change
	2020	2021
Cost of software revenues	$27,207	$39,254	44%
Cost of maintenance and professional service revenues	82,218	80,282	(2)%
Amortization of acquired technology	48,066	37,095	(23)%

Total cost of revenues	$157,491	$156,631	(1)%

Cost of software revenues, as a percentage of software revenues	10%	12%
Cost of maintenance and professional services revenues, as a percentage of maintenance and professional service revenues	24%	24%

Cost of Software Revenues

Cost of software revenues increased to $39.3 million (or 12% of software revenues) for the six months ended June 30, 2021 compared to $27.2 million (or 10% of software revenues) for the six months ended June 30, 2020. The increase of $12.1 million (or 44%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to a $8.5 million increase in fees paid to third party vendors for hosting services, a $2.3 million increase in personnel-related expenses as we continue to scale up our hosted infrastructure support teams, a $1.1 million increase in royalty expenses and a $1.1 million increase in Shared Costs, partially offset by a $0.9 million decrease in software expense.

Cost of Maintenance and Professional Services Revenues

Cost of maintenance and professional services revenues decreased to $80.3 million (or 24% of service revenues) for the six months ended June 30, 2021 compared to $82.2 million (or 24% of service revenues) for the six months ended June 30, 2020. The decrease of $1.9 million (or 2%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to a $3.5 million decrease in outside services as we reduced our subcontractor headcount in favor of our own salaried personnel and a $0.8 million decrease in travel expense due to pandemic-related travel restrictions, partially offset by a $1.5 million increase in personnel-related expenses driven by increase in headcount, and a $0.9 million increase in equipment and software expenses.

Amortization of Acquired Technology

The decrease of $11.0 million (or 23%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was due to a decrease in the amortization of acquired technology primarily from the 2015 Privatization Transaction, as components of the technology become fully amortized.

111

Operating Expenses

Research and Development

The following table sets forth, for the periods indicated, our research and development expenses (in thousands, except percentages):

	Six Months Ended June 30,		Percent Change
	2020	2021
Research and development	$111,870	$123,831	11%

Research and development expenses increased to $123.8 million (or 18% of total revenues) for the six months ended June 30, 2021 compared to $111.9 million (or 18% of total revenues) for the six months ended June 30, 2020. The increase of $11.9 million (or 11%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to an $8.5 million increase in personnel-related expenses (including stock-based compensation) driven by an increase in headcount, a $5.0 million increase in equipment and software expense and a $2.1 million increase in other administrative expenses, partially offset by a $2.8 million decrease in Shared Costs and a $0.9 million decrease in travel expense due to pandemic-related travel restrictions.

Sales and Marketing

The following table sets forth, for the periods indicated, our sales and marketing expenses (in thousands, except percentages):

	Six Months Ended June 30,		Percent Change
	2020	2021
Sales and marketing	$222,280	$220,938	(1)%

Sales and marketing expenses decreased to $220.9 million (or 33% of total revenues) for the six months ended June 30, 2021 compared to $222.3 million (or 36% of total revenues) for the six months ended June 30, 2020. The decrease of $1.4 million (or 1%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to a $6.8 million decrease in travel expense due to pandemic-related travel restrictions, partially offset by a $5.4 million increase in personnel-related expenses (including stock-based compensation), primarily due to an increase in commissions expense.

General and Administrative

The following table sets forth, for the periods indicated, our general and administrative expenses (in thousands, except percentages):

	Six Months Ended June 30,		Percent Change
	2020	2021
General and administrative	$46,842	$55,178	18%

General and administrative expenses increased to $55.2 million (or 8% of total revenues) for the six months ended June 30, 2021 compared to $46.8 million (or 8% of total revenues) for the six months ended June 30, 2020. The increase of $8.4 million (or 18%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to a $10.2 million increase in consulting-related expenses, partially offset by a $1.3 million decrease in personnel-related expenses (including stock-based compensation) primarily due to lower stock-based compensation expense, and $0.5 million in other administrative expenses.

Other Operating Expenses

The following table sets forth, for the periods indicated, our amortization of intangible assets, acquisition and other charges (in thousands, except percentages):

	Six Months Ended June 30,		Percent Change
	2020	2021
Amortization of intangible assets	$94,343	$86,386	(8)%
Acquisition and other charges	2,270	128	(94)%

Amortization of intangible assets decreased to $86.4 million (or 13% of revenues) during the six months ended June 30, 2021 compared to $94.3 million (or 15% of revenues) during the six months ended June 30, 2020. The decrease of $7.9 million (or 8%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, were as a result of the amortization of our intangible assets primarily from the 2015 Privatization Transaction, as the components of the intangible assets become fully amortized.

Acquisition and other charges decreased to $0.1 million (or 0% of total revenues) during the six months ended June 30, 2021 compared to $2.3 million (or 0% of revenues) during the six months ended June 30, 2020. The decrease of $2.2 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was due to the legal and other related cost incurred on two acquisitions that we completed during 2020.

Interest and Other Income (Expense), Net

The following table sets forth, for the periods indicated, our interest and other income, net (in thousands, except percentages):

	Six Months Ended June 30,		Percent Change
	2020	2021
Interest income	$742	$534	(28)%
Interest expense	(75,860)	(72,183)	(5)%
Loss on debt refinancing	(36,101)	—	(100)%
Other income (expense), net	2,496	14,779	492%

Interest and other income (expense), net	$(108,723)	$(56,870)	(48)%

The increase in interest and other income (expense), net, of $51.9 million (or 48%) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was due to a $74.2 million increase in revaluation gains on the Euro Term Loan, a $36.1 million one-time loss on debt refinancing during the six months ended June 30, 2020 and a $3.6 million decrease in interest expense. These changes were offset in part by a $61.2 million increase in foreign exchange losses and a $0.8 million increase in other expenses.

Income Tax (Benefit) Expense

The following table sets forth, for the periods indicated, our provision (benefit) for income taxes (in thousands, except percentages):

	Six Months Ended June 30,		Percent Change
	2020	2021
Income tax (benefit) expense	$(21,673)	$11,900	155%
Effective tax rate	(17)%	49%

Our effective tax rate was 49% for the six months ended June 30, 2021. The effective tax rate recorded for the six months ended June 30, 2021 was higher than the Luxembourg statutory rate of 25%, primarily due to changes in the valuation allowance on disallowed interest expense.

Our effective tax benefit was (17%) for the six months ended June 30, 2020. The effective tax benefit recorded for the six months ended June 30, 2020 was lower than the Luxembourg statutory rate of 25%, primarily due to foreign earnings taxed at different rates and the U.S. Tax Cuts and Jobs Acts.

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. In assessing the need for any additional valuation allowance for the six months ended June 30, 2021, we considered all available evidence both positive and negative, legislative developments, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies.

As a result of this analysis for the six months ended June 30, 2021, management believes it is more likely than not that our deferred tax assets would be realized (except for the disallowed interest expense, the net California deferred tax assets and operating losses in certain foreign jurisdictions).

Comparison of Fiscal Years Ended December 31, 2019 and 2020

Revenues

The following table sets forth, for the periods indicated, our revenues (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2019	2020
Subscriptions	$471,707	$593,834	26%
Perpetual license	143,392	63,126	(56)%

Total software revenues	$615,099	$656,960	7%
Maintenance	572,095	560,868	(2)%
Professional services	119,336	105,268	(12)%

Total maintenance and professional services revenues	$691,431	$666,136	(4)%

Total revenues	$1,306,530	$1,323,096	1%

Total revenues increased by 1% to $1,323.1 million during the year ended December 31, 2020 compared to $1,306.5 million for the year ended December 31, 2019, primarily due to a 7% increase in software revenues, partially offset by a 4% decrease in maintenance and professional service revenues. Total software revenues and total maintenance and professional services revenues each represent 50% of total revenues for the year ended December 31, 2020.

Software Revenues

Our subscription revenues increased to $593.8 million (or 45% of total revenues) for the year ended December 31, 2020 from $471.7 million (or 36% of total revenues) for the year ended December 31, 2019. The increase in subscription revenues of $122.1 million (or 26%) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to an increase in our subscription customers and improvements in our net retention rate for existing subscription customers.

Our perpetual license revenues decreased to $63.1 million (or 5% of total revenues) for the year ended December 31, 2020 from $143.4 million (or 11% of total revenues) for the year ended December 31, 2019. The decrease in perpetual license revenues of $80.3 million (or 56%) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to a decrease in the number of transactions and average transaction price of our software under perpetual licenses as we have focused our sales efforts on our subscription offerings and expanded our cloud business.

We expect perpetual license revenues and the mix of perpetual license revenues as compared to total software revenues to continue to decrease in future periods.

Maintenance and Professional Services Revenues

Maintenance revenues decreased to $560.9 million (or 42% of total revenues) for the year ended December 31, 2020 from $572.1 million (or 44% of total revenues) for the year ended December 31, 2019. The decrease of $11.2 million (or 2%) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to decreases in the renewals of maintenance from our existing installed customer base, partially offset by the maintenance on new perpetual license sales and price increases upon renewal. We expect maintenance revenues to continue to decrease gradually in dollar value and as a percentage of total revenue due to the continued lower expected sales of new perpetual licenses as we sell a greater mix of new cloud and other subscription-based offerings relative to perpetual licenses.

Professional services revenues decreased to $105.3 million (or 8% of total revenues) for the year ended December 31, 2020 compared to $119.3 million (or 9% of total revenues) for the year ended December 31, 2019. The decrease of $14.1 million (or 12%) in professional services revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily driven by decreases in the demand for our consulting offerings as the COVID-19 pandemic adversely impacted our in-person services sales and delivery opportunities.

Cost of Revenues

The following table sets forth, for the periods indicated, our cost of revenues (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2019	2020
Cost of software revenues	$50,217	$58,330	16%
Cost of maintenance and professional services revenues	173,166	161,197	(7)%
Amortization of acquired technology	115,544	98,458	(15)%

Total cost of revenues	$338,927	$317,985	(6)%

Cost of software revenues, as a percentage of software revenues	8%	9%
Cost of maintenance and professional services revenues, as a percentage of maintenance and professional services revenues	25%	24%

Cost of Software Revenues

Cost of software revenues increased to $58.3 million (or 9% of software revenues) for the year ended December 31, 2020 compared to $50.2 million (or 8% of software revenues) for the year ended December 31, 2019. The increase of $8.1 million (or 16%) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to a $2.9 million increase in fees paid to third party vendors for hosting services and a $3.2 million increase in personnel-related expenses as we continue to scale up our hosted infrastructure support teams, a $0.8 million increase in software expense, a $0.7 million increase in royalty expenses, and a $0.5 million increase in consulting-related expenses.

Cost of Maintenance and Professional Services Revenues

Cost of maintenance and professional services revenues decreased to $161.2 million (or 24% of maintenance and professional services revenues) for the year ended December 31, 2020 compared to $173.2 million (or 25% of maintenance and professional services revenues) for the year ended December 31, 2019. The decrease of $12.0 million (or 7%) during the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to a $7.7 million decrease in travel, entertainment and other expenses due to pandemic-related travel restrictions, a $5.9 million decrease in outside services as we reduced our subcontractor headcount in favor of our own salaried personnel, and a $1.2 million decrease in equipment, software and other expenses; partially offset by an increase of $2.8 million in personnel-related expenses mainly driven by an increase in headcount.

Amortization of Acquired Technology

Amortization of acquired technology decreased to $98.5 million (or 7% of total revenues) for the year ended December 31, 2020 from $115.5 million (or 9% of total revenues) for the year ended December 31, 2019. The decrease of $17.1 million (or 15%) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to a decrease in the amortization of acquired technology primarily from the 2015 Privatization Transaction, as components of the technology become fully amortized, which was partially offset by additional amortization of new intangibles acquired during the year.

Operating Expenses

Research and Development

The following table sets forth, for the periods indicated, our research and development expenses (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2019	2020
Research and development	$234,879	$230,151	(2)%

Research and development expenses decreased to $230.2 million (or 17% of total revenues) for the year ended December 31, 2020 compared to $234.9 million (or 18% of total revenues) for the year ended December 31, 2019. The decrease of $4.7 million (or 2%) during the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to a $6.7 million decrease in personnel-related expenses (including stock-based compensation) mainly related to the distribution equivalent rights bonus (DERB) program established in 2019, as disclosed in Note 14 to our Consolidated Financial Statements, and a $4.9 million decrease in travel expense due to pandemic-related travel restrictions; which were partially offset by a $6.3 million increase in Shared Costs due to an increase in headcount and a $0.6 million increase in facilities costs.

Sales and Marketing

The following table sets forth, for the periods indicated, our sales and marketing expenses (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2019	2020
Sales and marketing	$486,298	$451,839	(7)%

Sales and marketing expenses decreased to $451.8 million (or 34% of total revenues) during the year ended December 31, 2020 compared to $486.3 million (or 37% of total revenues) during the year ended December 31, 2019. The decrease of $34.5 million (or 7%) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to a $20.9 million decrease in travel and entertainment expense due to pandemic-related travel restrictions, a $15.7 million decrease in personnel-related expenses (including stock-based compensation) due to a reduction in headcount during the year within APAC and Europe as part of our channel distribution strategy and a change in the sales commission plan compared to 2019, and a $1.6 million decrease in Shared Costs, which was partially offset by a $3.7 million increase in general marketing expenses.

General and Administrative

The following table sets forth, for the periods indicated, our general and administrative expenses (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2019	2020
General and administrative	$101,638	$93,548	(8)%

General and administrative expenses decreased to $93.5 million (or 7% of total revenues) during the year ended December 31, 2020 compared to $101.6 million (or 8% of total revenues) during the year ended December 31, 2019. The decrease of $8.1 million (or 8%) was primarily due to a $6.0 million decrease in personnel-related expenses (including stock-based compensation) mainly related to our DERB program as disclosed in Note 14 to our Consolidated Financial Statements, a $1.2 million decrease in travel expense due to pandemic-related travel restrictions, and a $1.2 million decrease in Shared Costs, which was partially offset by a $0.3 million increase in other administrative expenses.

Other Operating Expenses

The following table sets forth, for the periods indicated, our amortization of intangible assets, acquisition, litigation, and other charges and restructuring charges (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2019	2020
Amortization of intangible assets	$208,082	$189,309	(9)%
Acquisition, litigation settlement and other charges	749	3,001	301%
Restructuring charges	—	16,476	100%

Amortization of intangible assets decreased to $189.3 million (or 14% of total revenues) during the year ended December 31, 2020 compared to $208.1 million (or 16% of total revenues) during the year ended December 31, 2019. The decrease of $18.8 million (or 9%) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to a decrease in the amortization of our intangible assets primarily from the 2015 Privatization Transaction, as the components of the intangible assets become fully amortized, which was partially offset by additional amortization of new intangibles acquired during the year.

Acquisition, litigation settlement, and other charges increased to $3.0 million (1% of total revenues) during the year ended December 31, 2020 compared to $0.7 million during the year ended December 31, 2019. The increase of $2.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to the legal and other related cost incurred on two acquisitions that we completed during the year ended December 31, 2020.

Restructuring charges increased to $16.5 million (or 1% of total revenues) during the year ended December 31, 2020 compared to no restructuring charges during the year ended December 31, 2019. The increase of $16.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to our reorganization activities related to our workforce reduction, which resulted in the elimination of approximately 300 employees, or 6% of the total workforce and closure of several offices both inside and outside of the United States.

Interest and Other Income (Expense), Net

The following table sets forth, for the periods indicated, our interest and other income, net (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2019	2020
Interest income	$4,062	$2,254	(45)%
Interest expense	(161,877)	(149,445)	(8)%
Loss on debt refinancing	(1,085)	(37,400)	n/m
Other income (expense), net	16,722	(26,404)	n/m

Interest and other income (expense), net	$(142,178)	$(210,995)	48%

The increase in interest and other income (expense), net, of $68.8 million (or 48%) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to an increase of approximately $60.0 million of revaluation losses on the Euro Term Loan resulting from the U.S. dollar depreciating against the Euro and an increase of $36.3 million in loss on debt refinancing from higher 2020 refinancing costs. These increases were partially offset by an increase of foreign exchange gains balances by $15.2 million and a decrease of $12.3 million in loan interest expense due to a decline in LIBOR from 2019 and a decrease in the borrowing amount of a higher fixed rate interest rate loan as compared to 2019.

Income Taxes

The following table sets forth, for the periods indicated, our provision (benefit) for income taxes (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2019	2020
Income tax (benefit) expense	$(22,996)	$(22,321)	(3)%
Effective tax rate	11%	12%

Our effective tax benefit rates were 11% and 12% for the years ended December 31, 2019 and 2020 respectively. The effective tax benefit rates recorded for the years ended December 31, 2019 and

2020 were lower than the statutory rate of 25%, primarily due to foreign earnings taxed at lower tax rates, the U.S. Tax Cuts and Jobs Acts, which reduced the U.S. federal statutory tax rate from 35% to 21%, and the Coronavirus Aid, Relief, and Economic Security Act, which contains several income tax provisions, including but not limited to, changes to the rules governing interest deductions and technical corrections to certain provisions in the Tax Act.

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. In assessing the need for any additional valuation allowance for the year ended December 31, 2020, we considered all available evidence both positive and negative, legislative developments, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies.

As a result of this analysis for the year ended December 31, 2020, management believes it is more likely than not that our deferred tax assets of $150.8 million will be realized (except for the net California deferred tax assets and operating losses in certain foreign jurisdictions).

Comparison of Fiscal Years Ended December 31, 2018 and 2019

Revenues

The following table sets forth, for the periods indicated, our revenues (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2018	2019
Subscription	$302,519	$471,707	56%
Perpetual license	241,237	143,392	(41)%

Total software revenue	$543,756	$615,099	13%
Maintenance	573,885	572,095	—%

Professional services	110,721	119,336	8%
Total maintenance and professional services revenues	$684,606	$691,431	1%

Total revenues	$1,228,362	$1,306,530	6%

Total revenues increased by 6% to $1,306.5 million during the year ended December 31, 2019 compared to $1,228.4 million for the year ended December 31, 2018, primarily due to a 13% increase in software revenues and a 1% increase in service revenues. Total software revenues and total maintenance and professional services revenues represent 47% and 53%, respectively, of total revenues for the year ended December 31, 2019.

Software Revenues

Subscription revenues increased to $471.7 million (or 36% of total revenues) for the year ended December 31, 2019 compared to $302.5 million (or 25% of total revenues) for the year ended December 31, 2018. The increase of $169.2 million (or 56%) in subscription revenues for the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily due to an increase in the number of our subscription customer transactions and improvements in our net retention rate for existing subscription customers.

Our perpetual license revenues decreased to $143.4 million (or 11% of total revenues) for the year ended December 31, 2019 from $241.2 million (or 20% of total revenues) for the year ended

December 31, 2018. The decrease in perpetual license revenues of $97.8 million (or 41%) for the year ended December 31, 2019 compared to the year ended December 31, 2018 was due to a decrease in number of transactions and average transaction price of our software under perpetual licenses as we have focused our sales efforts on our subscription offerings and expanded our cloud business.

Maintenance and Professional Services Revenues

Maintenance revenues decreased to $572.1 million (or 44% of total revenues) for the year ended December 31, 2019 from $573.9 million (or 47% of total revenues) for the year ended December 31, 2018. Maintenance revenue decreased slightly for the year ended December 31, 2019 compared to the year ended December 31, 2018 because non-renewals of maintenance were almost fully offset by maintenance on new perpetual license sales and maintenance price increases negotiated at the time of renewal.

Professional services revenues increased to $119.3 million (or 9% of total revenues) for the year ended December 31, 2019 compared to $110.7 million (or 9% of total revenues) for the year ended December 31, 2018. The increase of $8.6 million (or 8%) in professional services revenues for the year ended December 31, 2019 compared to the year ended December 31, 2018 was due to an increase in the demand for our consulting and education offerings.

Cost of Revenues

The following table sets forth, for the periods indicated, our cost of revenues (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2018	2019
Cost of software revenues	$41,864	$50,217	20%
Cost of maintenance and professional services revenues	158,769	173,166	9%
Amortization of acquired technology	143,769	115,544	(20)%

Total cost of revenues	$344,402	$338,927	(2)%

Cost of software revenues, as a percentage of software revenues	8%	8%
Cost of maintenance and professional services revenues, as a percentage of maintenance and professional services revenues	23%	25%

Cost of Software Revenues

Cost of software revenues increased to $50.2 million (or 8% of software revenues) for the year ended December 31, 2019 compared to $41.9 million (or 8% of software revenues) for the year ended December 31, 2018. The increase of $8.4 million (or 20%) for the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily due to a $4.8 million increase in fees paid to third party vendors for hosting services, a $3.4 million increase in personnel-related costs as we continued to scale up our infrastructure support teams, and a $0.2 million increase in travel expenses.

Cost of Maintenance and Professional Services Revenues

Cost of maintenance and professional services revenues increased to $173.2 million (or 25% of maintenance and professional services revenues) for the year ended December 31, 2019 compared to $158.8 million (or 23% of maintenance and professional services revenues) for the year ended December 31, 2018. The increase of $14.4 million (or 9%) during the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily due to a $16.8 million increase in personnel-related expenses (including stock-based compensation) mainly driven by an increase in headcount and a $2.4 million increase in outside services, partially offset by a $1.9 million decrease in travel and entertainment related expenses, a $1.7 million decrease in depreciation expenses, and a $1.2 million decrease in ERP system implementation costs due to the project being substantially completed in 2018.

Amortization of Acquired Technology

Amortization of acquired technologies decreased to $115.5 million (or 9% of total revenues) for the year ended December 31, 2019 from $143.8 million (or 12% of total revenues) for the year ended December 31, 2018. The decrease of $28.2 million (or 20%) for the year ended December 31, 2019 compared to the year ended December 31, 2018 was due to a decrease in the amortization of acquired technologies primarily from the 2015 Privatization Transaction, as components of the technology become fully amortized, which was partially offset by additional amortization of new intangibles acquired during the year.

Operating Expenses

Research and Development

The following table sets forth, for the periods indicated, our research and development expenses (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2018	2019
Research and development	$203,071	$234,879	16%

Research and development expenses increased to $234.9 million (or 18% of total revenues) for the year ended December 31, 2019 compared to $203.1 million (or 17% of total revenues) for the year ended December 31, 2018. The increase of $31.8 million (or 16%) during the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily due to a $33.7 million increase in personnel-related expenses (including stock-based compensation), of which $10.7 million of the increase was related to our DERB program and the tender offer in 2019, as disclosed in Note 14 to our Consolidated Financial Statements, and the remainder was mainly related to increased headcount from our focus on new cloud products. This increase was partially offset by a $0.8 million decrease in facilities related expenses, a $0.6 million decrease in ERP system implementation costs due to the project being substantially completed in 2018, and a $0.5 million decrease in equipment and software expense.

Sales and Marketing

The following table sets forth, for the periods indicated, our sales and marketing expenses (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2018	2019
Sales and marketing	$431,538	$486,298	13%

Sales and marketing expenses increased to $486.3 million (or 37% of total revenues) during the year ended December 31, 2019 compared to $431.5 million (or 35% of total revenues) during the year ended December 31, 2018. The increase of $54.8 million (or 13%) for the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily due to a $59.1 million increase in personnel-related expenses (including stock-based compensation), of which $7.5 million of the increase was related to our DERB program and tender offer in 2019, as disclosed in Note 14 to our Consolidated Financial Statements, and the remainder was mainly driven by salaries and commissions expense as a result of increased headcount, a $1.8 million increase in equipment and software expense, a $1.4 million increase in facilities costs, a $0.8 million increase in travel related expenses, and a $0.7 million increase in general marketing expenses. These increases were partially offset by a $5.0 million decrease in ERP system implementation costs due to the project being substantially completed in 2018, and a $4.0 million decrease in outside services.

General and Administrative

The following table sets forth, for the periods indicated, our general and administrative expenses (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2018	2019
General and administrative	$87,644	$101,638	16%

General and administrative expenses increased to $101.6 million (or 8% of total revenues) during the year ended December 31, 2019 compared to $87.6 million (or 7% of total revenues) during the year ended December 31, 2018. The increase of $14.0 million was primarily due to a $18.0 million increase in personnel-related expenses (including stock-based compensation), of which $11.3 million was related to our DERB program and the tender offer in 2019, as disclosed in Note 14 to our Consolidated Financial Statements, and the remainder was a result of increased headcount. This increase was partially offset by a $2.1 million decrease in professional services, a $1.0 million decrease in other administrative charges, and a $0.9 million decrease in ERP system implementation costs due to the project being substantially completed in 2018.

Other Operating Expenses

The following table sets forth, for the periods indicated, our amortization of intangible assets and acquisition and other charges (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2018	2019
Amortization of intangible assets	$226,607	$208,082	(8)%
Acquisition, litigation settlement, and other charges	22,517	749	(97)%

Amortization of intangible assets decreased to $208.1 million (or 16% of total revenues) for the year ended December 31, 2019 compared to $226.6 million (or 18% of total revenues) for the year ended December 31, 2018. The decrease of $18.5 million (or 8%) for the year ended December 31, 2019 compared to the year ended December 31, 2018 was a result of a decrease in the amortization of our intangible assets primarily from the 2015 Privatization Transaction, as components of the intangible assets become fully amortized which was partially offset by additional amortization of new intangibles acquired during the year.

Acquisition, litigation settlement, and other charges decreased to $0.7 million for the year ended December 31, 2019 compared to $22.5 million (or 2% of total revenues) for the year ended December 31, 2018. The decrease of $21.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018 was the result of the settlement in 2018 of the False Claims Act investigation by the U.S. Department of Justice for $21.9 million. Refer to Note 20. Commitments and Contingencies of the Notes to our Consolidated Financial Statements for further details on the settlement.

Interest and Other Income (Expense), Net

The following table sets forth, for the periods indicated, our interest and other income, net (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2018	2019
Interest income	$5,059	$4,062	(20)%
Interest expense	(146,338)	(161,877)	11%
Loss on debt refinancing	(23,628)	(1,085)	(95)%
Other income, net	40,385	16,722	(59)%

Interest and other income (expense), net	$(124,522)	$(142,178)	14%

The decrease in interest and other income (expense), net, of $17.7 million (or 14%) for the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily due to a decrease of $26.4 million of revaluation gains on the Euro Term Loan resulting from the US dollar appreciating against the Euro, and increase of $15.5 million in loan interest expense from additional debt, higher interest swap rates, and higher LIBOR rate in 2019. These decreases were partially offset by a decrease of $22.5 million in loss on debt refinancing from higher 2018 refinancing costs, and a decrease of $1.7 million in other income. Refer to Note 9. Borrowings of the Notes to our Consolidated Financial Statements for further details on the refinancing of our Term Loan facility.

Income Tax Benefit

The following table sets forth, for the periods indicated, our benefit for income taxes (in thousands, except percentages):

	Year Ended December 31,		Percent Change
	2018	2019
Income tax (benefit) expense	$(44,256)	$(22,996)	(48)%
Effective tax rate	21%	11%

Our effective tax benefit rates were 21% and 11% for the years ended December 31, 2018 and 2019, respectively. The effective tax benefit rates recorded for the years ended December 31, 2018 and 2019 were lower than the statutory rates of 26% and 25%, respectively, primarily due to foreign earnings taxed at lower tax rates.

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. In assessing the need for any additional valuation allowance for the year ended December 31, 2019, we considered all available evidence both positive and negative, legislative developments, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies.

As a result of this analysis for the year ended December 31, 2019, management believes it is more likely than not that our deferred tax assets of $128.2 million will be realized (except for the net California deferred tax assets and operating losses in certain foreign jurisdictions).

Quarterly Results of Operations

The following tables summarize our selected unaudited quarterly consolidated statements of operations data, the percentage of revenues that each line item represents, and the key business metrics for each of the eight quarters in the period ended June 30, 2021. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements and reflects, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

Consolidated Statements of Operations Data

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(unaudited, in thousands)
Revenues:
Subscriptions	$123,665	$146,702	$122,760	$136,756	$148,278	$186,040	$157,542	$166,723
Perpetual license	26,006	56,728	12,131	11,758	13,693	25,544	9,216	7,023

Software revenue	149,671	203,430	134,891	148,514	161,971	211,584	166,758	173,746
Maintenance and professional services	173,199	175,177	169,626	166,297	165,272	164,941	166,955	168,079

Total revenues	322,870	378,607	304,517	314,811	327,243	376,525	333,713	341,825
Total cost of revenues (1)	85,326	87,788	83,535	73,956	77,696	82,798	77,429	79,202

Gross profit	237,544	290,819	220,982	240,855	249,547	293,727	256,284	262,623
Operating expenses:
Research and development (1)	59,385	63,082	60,411	51,459	56,902	61,379	59,904	63,927
Sales and marketing (1)	114,711	144,279	115,097	107,183	102,215	127,344	108,526	112,412
General and administrative (1)	27,254	30,655	24,636	22,206	19,283	27,423	26,285	28,893
Amortization of intangible assets	52,014	51,975	47,206	47,137	47,463	47,503	43,226	43,160
Acquisition, litigation settlement, and other charges	—	555	2,048	222	564	167	333	(205)
Restructuring charges	—	—	—	—	14,982	1,494	—	—

Total operating expenses (1)	253,364	290,546	249,398	228,207	241,409	265,310	238,274	248,187

Income (loss) from operations	(15,820)	273	(28,416)	12,648	8,138	28,417	18,010	14,436
Interest income	538	317	416	326	1,254	258	280	254
Interest expense	(40,876)	(40,346)	(38,977)	(36,883)	(37,108)	(36,477)	(35,799)	(36,384)
Loss on debt refinancing	—	—	(36,101)	—	(1,299)	—	—	—
Other income (expense), net	9,931	(5,929)	6,699	(4,203)	(13,193)	(15,707)	16,325	(1,546)

Loss before income taxes	(46,227)	(45,685)	(96,379)	(28,112)	(42,208)	(23,509)	(1,184)	(23,240)
Income tax expense (benefit)	486	(2,546)	(16,885)	(4,788)	(9,899)	9,251	811	(11,089)

Net loss	$(46,713)	$(43,139)	$(79,494)	$(23,324)	$(32,309)	$(32,760)	$(1,995)	$(34,329)

(1)	Includes stock-based compensation as follows:

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(unaudited, in thousands)
Cost of revenues	$620	$901	$118	$285	$271	$242	$239	$241
Research and development	1,539	2,198	286	608	897	740	770	1,034
Sales and marketing	1,219	1,374	429	864	930	812	857	1,013
General and administrative	2,042	2,899	3,079	979	781	723	711	1,020

Total stock-based compensation	$5,420	$7,372	$3,912	$2,736	$2,879	$2,517	$2,577	$3,308

Percentage of Revenue Data

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(unaudited)
Revenues:
Subscriptions	38%	39%	40%	43%	45%	49%	47%	49%
Perpetual license	8	15	4	4	4	7	3	2

Software revenue	46	54	44	47	49	56	50	51
Maintenance and professional services	54	46	56	53	51	44	50	49

Total revenues	100	100	100	100	100	100	100	100
Total cost of revenues	26	23	27	23	24	22	23	23

Gross profit	74	77	73	77	76	78	77	77
Operating expenses:
Research and development	18	17	20	16	17	16	18	19
Sales and marketing	36	38	38	34	31	34	33	33
General and administrative	8	8	8	7	6	7	8	8
Amortization of intangible assets	16	14	16	15	15	13	13	13
Acquisition, litigation settlement, and other charges	—	—	1	—	—	—	—	—
Restructuring charges	—	—	—	—	5	—	—	—
Total operating expenses	78	77	82	72	74	70	71	73

Income (loss) from operations	(5)	—	(9)	4	2	8	6	4
Interest income	—	—	—	—	—	—	—	—
Interest expense	(13)	(11)	(13)	(12)	(11)	(10)	(11)	(11)
Loss on debt refinancing	—	—	(12)	—	—	—	—	—
Other income (expense), net	3	(2)	2	(1)	(4)	(4)	5	—

Loss before income taxes	(14)	(12)	(32)	(9)	(13)	(6)	—	(7)
Income tax expense (benefit)	—	(1)	(6)	(2)	(3)	2	—	3

Net loss	(14)%	(11)%	(26)%	(7)%	(10)%	(9)%	(1)%	(10)%

Seasonal Trends

Purchasing patterns for our products have followed quarterly and seasonal trends that we expect to continue. We typically sell a substantial portion of our software product licenses and services in the last month of each quarter, and demand for our software products and professional services are generally highest in the fourth quarter and lowest in the first quarter of each year.

Quarterly Changes in Revenue

Subscription revenue generally increased as a percentage of total revenue for the quarters presented primarily due to introduction of new subscription and cloud products, increased consumption of our products by existing customers and the addition of new customers. Perpetual license revenue as a percentage of total revenue has generally declined due to our shift to subscription model.

Quarterly Changes in Cost of Revenue

Changes in cost of revenue have generally corresponded with our revenue growth. Increases are primarily due to third party hosting service costs and increased personnel-related expenses resulting from increased headcount, offset by decreases in amortization of acquired technology.

Quarterly Changes in Operating Expenses

Operating expenses have fluctuated in each of the prior eight quarters presented primarily due to increased personnel related costs and other related costs to support our growth, offset by pandemic-related savings from reduced business travel, deferred hiring for some positions and the virtualization or cancellation of customer and employee events. We intend to continue to make investments in research and development as we add features and enhance our product. We also intend to invest in our sales and marketing organization to drive future revenue growth.

Key Business Metrics

In addition to the measures presented in our quarterly consolidated condensed financial data, we use the following key business metrics and non-GAAP financial measure to help us evaluate our business and operating performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(unaudited, in millions, except percentages and subscription customers)
Annual Recurring Revenue	$969	$1,021	$1,043	$1,070	$1,100	$1,160	$1,195	$1,240
Subscription Annual Recurring Revenue	$394	$446	$475	$510	$541	$607	$643	$686
Subscription Net Retention Rate	107%	113%	111%	113%	113%	114%	115%	116%
Cloud Annual Recurring Revenue	$157	$167	$176	$189	$200	$227	$240	$264
Adjusted EBITDA	$89	$117	$74	$94	$107	$125	$91	$84

See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Non-GAAP Financial Measure” for a description of Annual Recurring Revenue, Subscription Annual Recurring Revenue, Subscription Net Retention Rate, Cloud Annual Recurring Revenue and Adjusted EBITDA.

Adjusted EBITDA

We define adjusted EBITDA as GAAP net loss as adjusted for income tax expense (benefit), interest income, interest expense, loss on debt refinancing, other income (expense), net, stock-based compensation, amortization of intangibles, equity compensation related payments, one-time fees related to acquisitions, costs related to discrete payments for legal settlements, restructuring costs and executive severance, one-time impairment on restructured facilities, sponsor-related costs and depreciation. Equity compensation payments are related to the repurchase of employee stock options.

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(in millions)
GAAP net loss	$(47)	$(43)	$(79)	$(24)	$(32)	$(33)	$(2)	$(34)
Income tax expense (benefit)	—	(3)	(17)	(4)	(10)	9	1	11
Interest income	(1)	—	—	(1)	—	(1)	—	(1)
Interest expense	41	40	39	37	37	37	36	36
Loss on debt refinancing	—	—	36	—	1	—	—	—
Other income (expense), net	(10)	6	(7)	5	13	15	(16)	1
Stock-based compensation	5	7	4	3	3	2	3	3
Amortization of intangibles	81	81	71	71	73	73	62	61
Equity compensation payments	13	21	16	1	—	1	—	—
Acquisition transaction fees	—	1	2	—	1	—	—	—
Legal settlements, restructuring costs and executive severance	—	—	1	—	14	11	—	—
One-time impairment on restructured facilities	—	—	—	—	—	2	—	—
Sponsor-related costs	1	—	1	—	1	—	1	—
Depreciation	6	7	7	6	6	9	6	7

Adjusted EBITDA	$89	$117	$74	$94	$107	$125	$91	$84

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through cash flows from operations and debt financing. As of December 31, 2020 and June 30, 2021, we had $367.0 million and $438.0 million in available cash, cash equivalents, restricted cash, and short-term investments, respectively. Our cash and cash equivalents and short-term investments primarily consist of bank account balances, short-term time deposits and highly liquid money market funds. As of December 31, 2020 and June 30, 2021, we did not hold any marketable securities. We believe that our existing cash and cash equivalents, cash flows generated by operations and the Revolving Facility will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. However, we may be required to raise or desire additional funds for selective purposes, such as acquisitions or other investments in complementary businesses, products, or technologies, and may raise such additional funds through equity or debt financing or from other sources.

Our primary sources of cash are from cash and cash equivalents, short-term investments, the Revolving Facility and the collection of accounts receivable from our customers. Our uses of cash include payroll and payroll-related expenses and operating expenses such as marketing programs, travel, professional services, facilities and related costs, servicing our borrowings, and debt principal payments. We have also used cash to purchase property and equipment and to acquire businesses and technologies to expand our product offerings. We expect to use most of our available cash to service our borrowings, to the extent not used for working capital needs.

Approximately a third of our cash, cash equivalents and short-term investments are held by our foreign subsidiaries.

127

Upon the consummation of this offering, we intend to (i) amend the existing First Lien Credit Agreement to increase the size of the Revolving Facility to $250.0 million; (ii) repay in full the total indebtedness outstanding under the First Lien Term Facility and Second Lien Term Facility, partially from the issuance of the New Term Loan Facility and with the proceeds from this offering, and the payment of a 2.0% prepayment premium under our Second Lien Credit Facility. See Note 1 in the notes to the unaudited pro forma consolidated financial information provided elsewhere in this prospectus.

Cash flows

The following table summarizes our cash flows for the periods indicated (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
Cash provided by operating activities	$200,252	$3,138	$167,754	$46,282	$104,449
Cash used in investing activities	$(24,405)	$(53,352)	$(52,511)	$(10,590)	$(8,103)
Cash provided by (used in) financing activities	$(35,143)	$(218,297)	$70,290	$82,504	$(32,624)

Operating Activities:    Cash provided by operating activities for the six months ended June 30, 2021 was $104.4 million. Our net loss for the six months ended June 30, 2021 was $36.3 million, adjusted for non-cash charges, primarily consisting of $138.9 million of depreciation and amortization, $7.3 million of non-cash operating lease cost and $5.9 million of stock-based compensation expense which was partially offset by $43.2 million of deferred income taxes and $18.5 million of unrealized gain on remeasurement of our euro debt. Additional uses of cash resulted from changes in operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $62.8 million decrease in accounts payable and accrued liabilities due to timing of payment and payment of our lease obligations, a $34.9 million decrease in contract liabilities, and a $13.3 million increase in prepaid expenses and assets associated with the growth in our operations. This was partially offset mainly by a $145.5 million decrease in accounts receivable due to the timing of collections and a $15.9 million increase in income tax payable due to the timing of tax payments. Our “days sales outstanding” in accounts receivable decreased to 69 days during the six months ended June 30, 2021 from 72 days during the six months ended June 30, 2020.

Cash provided by operating activities for the six months ended June 30, 2020 was $46.3 million. Our net loss for the six months ended June 30, 2020 was $102.8 million, adjusted for non-cash charges, primarily consisting of $158.5 million of depreciation and amortization, $36.1 million in loss on our debt refinancing, $7.8 million of non-cash operating lease cost, $6.7 million of stock-based compensation expense, and $2.7 million of unrealized loss on remeasurement of our euro debt which was partially offset by $34.0 million of deferred income taxes. Additional uses of cash resulted from changes in operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $112.4 million decrease in accounts payable and accrued liabilities due to timing of payment and payment of our lease obligations, a $61.8 million decrease in contract liabilities, and a $3.1 million increase in prepaid expenses and assets associated with the growth in our operations. This was partially offset mainly by a $146.2 million decrease in accounts receivable due to collections and a $2.3 million increase in income tax payable due to the timing of tax payments. Our “days sales outstanding” in accounts receivable decreased to 72 days during the six months ended June 30, 2020 from 75 days during the six months ended June 30, 2019.

Cash provided by operating activities for the year ended December 31, 2020 was $167.8 million. Our net loss for the year ended December 31, 2020 was $167.9 million, adjusted for non-cash charges, primarily consisting of $321.6 million of depreciation and amortization, $50.6 million of unrealized loss on remeasurement of our euro debt, $37.4 million in loss on our debt refinancing, $19.2 million of non-cash operating lease cost and $12.0 million of stock-based compensation expense which was partially offset by $77.9 million of deferred income taxes. Additional uses of cash resulted from changes in operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $42.5 million increase in prepaid expenses and assets associated with the growth in our operations, a $8.5 million increase in accounts receivable due to the timing of collections and a $11.2 million decrease in accounts payable and accrued liabilities due to timing of payment and payment of our lease obligations. This was partially offset mainly by a $22.7 million increase in income tax payable due to the timing of tax payments and a $12.5 million increase in contract liabilities. Our “days sales outstanding” in accounts receivable increased to 99 days during the year ended December 31, 2020 from 96 days during the year ended December 31, 2019.

Cash provided by operating activities for the year ended December 31, 2019 was $3.1 million. Our net loss for the year ended December 31, 2019 was $183.2 million, adjusted for non-cash charges, primarily consisting of $356.7 million of depreciation and amortization, $1.1 million of loss on our debt refinancing, $13.3 million of non-cash operating lease cost and $15.4 million of stock-based compensation expense, which was partially offset by $69.8 million of deferred income taxes and $9.1 million of unrealized gain on remeasurement of our euro debt. Additional uses of cash resulted from change in operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $97.9 million increase in prepaid expenses and other assets associated with the growth in our operations, a $50.2 million increase in accounts receivable due to the timing of collections and a $4.2 million decrease in accounts payable and accrued liabilities due to timing of payment and payment of our lease obligations. This was partially offset by a $34.1 million increase in contract liabilities. Our “days sales outstanding” in accounts receivable increased to 96 days during the year ended December 31, 2019 from 95 days during the year ended December 31, 2018.

Cash provided by operating activities for the year ended December 31, 2018 was $200.3 million. Our net loss for the year ended December 31, 2018 was $167.7 million, adjusted for non-cash charges, primarily consisting of $403.5 million of depreciation and amortization, $23.6 million of loss on our debt refinancing and $6.9 million of stock-based compensation expense. This was partially offset by $75.6 million of deferred income taxes and $25.9 million of unrealized gain on remeasurement of our euro debt. Additional uses of cash resulted from change in operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $46.7 million increase in prepaid expenses and other assets associated with the growth in our operations and a $23.4 million increase in accounts receivable due to the timing of collections. This was partially offset by a $53.9 million increase in contract liabilities, a $37.5 million increase in accounts payable and accrued liabilities due to timing of payment and a $12.8 million increase in income tax payable due to the timing of tax payments. Our “days sales outstanding” in accounts receivable increased to 99 days during the year ended December 31, 2018 from 94 days during the year ended December 31, 2017.

Investing Activities:    Net cash used in investing activities for the six months ended June 30, 2021 was $8.1 million primarily due to a $36.7 million cash outflow consisting primarily of $35.4 million in purchases of investments and $1.3 million for purchases of property and equipment. These cash outflows were partially offset by $28.5 million in maturities of investments and $0.1 million from the sale of an investment in an equity interest.

Net cash used in investing activities for the six months ended June 30, 2020 was $10.6 million primarily due to a $11.5 million cash outflow consisting primarily of $7.0 million in purchases of investments, $4.3 million for purchases of property and equipment, and $0.2 million for payment for equity method investment. These cash outflows were partially offset by $0.9 million in maturities of investments.

Net cash used in investing activities for the year ended December 31, 2020 was $52.5 million primarily due to a $72.3 million cash outflow consisting primarily of $36.7 million in purchases of investments, $21.4 million for business acquisitions, net of cash acquired, $13.8 million for purchases of property and equipment, and $0.3 million for payment for equity method investment. These cash outflows were partially offset by $19.6 million in maturities of investments and $0.1 million from the sale of an investment in an equity interest.

Net cash used in investing activities for the year ended December 31, 2019 was $53.4 million primarily due to a $75.4 million cash outflow consisting primarily of $31.3 million for business acquisitions, net of cash acquired, $29.7 million for purchases of property and equipment, and $13.8 million for purchases of investments. These cash outflows were partially offset by $19.0 million in maturities of investments and $3.1 million from sale of investment in equity interests.

Net cash used in investing activities for the year ended December 31, 2018 was $24.4 million primarily due to a $56.5 million cash outflow consisting primarily of $28.7 million for purchases of investments, $27.6 million for purchases of property and equipment, and $0.2 million for purchase of developed technology. These cash outflows were partially offset by $32.1 million in maturities of investments.

We acquire property and equipment in our normal course of business. The amount and timing of these purchases and the related cash outflows in future periods depend on a number of factors, including the hiring of employees, the rate of upgrade of computer hardware and software used in our business, as well as our business outlook.

We have used cash to acquire businesses and technologies that enhance and expand our product offerings, and we anticipate that we will continue to do so in the future. Due to the nature of these transactions, it is difficult to predict the amount and timing of such cash requirements to complete such transactions. We may be required to raise additional funds to complete future acquisitions. In addition, we may be obligated to pay certain variable and deferred earn-out payments based upon achievement of certain performance targets.

Financing Activities: Net cash used in financing activities for the six months ended June 30, 2021 was $32.6 million primarily due to $11.9 million payment in debt, $9.3 million of net activity from derivatives with an other-than-insignificant financing element, $9.0 million paid for contingent consideration in connection with an acquisition, $5.4 million for payments for share repurchases, and $1.0 million for payments for taxes related to net share settlement of equity awards. These cash outflows were partially offset by $4.0 million in proceeds from the issuance of shares.

Net cash generated from financing activities for the six months ended June 30, 2020 was $82.5 million driven by $900.0 million in proceeds from the issuance of debt and $1.1 million in proceeds from the issuance of shares. These cash inflows were partially offset by $769.2 million payment of debt, $30.9 million payment of debt issuance costs, $7.5 million payment for settlement of stock options, $6.0 million paid for contingent consideration, $2.0 million payments for share repurchases, $1.7 million payments for taxes related to net share settlement of equity awards, and $1.3 million of net activity from derivatives with an other-than-insignificant financing element.

Net cash generated from financing activities for the year ended December 31, 2020 was $70.3 million driven by $950.0 million in proceeds from the issuance of debt and $3.4 million in proceeds from the issuance of our shares. These cash inflows were partially offset by $826.0 million payment of debt, $32.2 million payment of debt issuance costs, $7.5 million payment for settlement of stock options, $6.2 million paid for contingent consideration in connection with an acquisition, $5.6 million of net activity from derivatives with an other-than-insignificant financing element,

$3.3 million for payments for share repurchases and $2.4 million payments for taxes related to net share settlement of equity awards.

Net cash used in financing activities for the year ended December 31, 2019 was $218.3 million driven by $317.3 million in share repurchases, $20.2 million for repayment of debt, a $11.3 million payment for our tender offer, $1.4 million in payment of debt issuance costs and $0.1 million payment for contingent consideration. These cash outflows were partially offset by $124.4 million of proceeds from the issuance of debt, $7.6 million of proceeds from issuance of our shares.

Net cash used in financing activities for the year ended December 31, 2018 was $35.1 million driven by $26.3 million payment of debt, $5.8 million paid for contingent consideration related to an acquisition and $3.3 million of debt issuance costs.

Debt

Unsecured Notes

In connection with our 2015 Privatization Transaction, we issued $650.0 million of 7.125% senior notes due in 2023 (the Notes), pursuant to an indenture with Deutsche Bank Trust Company Americas. The Notes were fully redeemed during the quarter ended March 31, 2020.

Original Term Loan Facility

In addition, we entered into a credit agreement (the Credit Agreement) with a syndicate of financial institutions led by Bank of America, N.A. The credit facilities consisted of a $1.71 billion dollar term loan facility and a €250.0 million euro term loan facility (collectively, the Original Term Loan Facilities), and a $150 million revolving facility.

In January 2018, we refinanced our Original Term Loan Facilities (together, the 2018 Term Loan Facilities), and in April 2019, we incurred an additional $125.0 million of 2018 dollar term loans after which the principal amount of the dollar term loan facilities was $1.54 billion and the principal amount of the Euro term loan facility was €442.7 million (collectively, the New Term Loan Facility).

On February 25, 2020, we amended the 2018 Term Loan Facilities (as amended, the First Lien Credit Agreement) and entered into a new Second Lien Credit and Guaranty Agreement (the Second Lien Credit Agreement and, together with the First Lien Credit Agreement, the Credit Agreements) with Nomura Corporate Funding Americas, LLC, as agent, for a syndicate of lenders. We borrowed $1.79 billion of dollar term loans (the First Lien Dollar Term Facility) and €480.0 million of euro term loans (the First Lien Euro Term Facility and, together with the First Lien Dollar Term Facility, the First Lien Term Facilities) under the First Lien Credit Agreement and $425.0 million of term loans (the Second Lien Term Facility and, together with the First Lien Term Facilities, the Term Facilities) under the Second Lien Credit Agreement and used the proceeds thereof to refinance the existing term loans, redeem the Notes and pay fees and expenses in connection therewith. The terms applicable solely to the revolving credit facility under the First Lien Credit Agreement (the Revolving Facility), including pricing and the financial covenants, were not amended.

On July 14, 2020, we entered into Amendment No. 1 (Amendment No. 1) to the Second Lien Credit Agreement pursuant to which we borrowed an additional $50.0 million of second lien term loans, which have the same terms and conditions as the loans issued under the Second Lien Term Facility. The proceeds of such second lien term loans were used to repay $45.0 million of the Revolving Facility, to pay fees and expenses in connection with Amendment No. 1, and for other general corporate purposes.

The First Lien Term Facilities mature on February 25, 2027 but include a springing maturity to 91 days prior to the maturity date of the Second Lien Term Facility if more than $100.0 million of the Second Lien Term Facility has not been repaid or extended by such date. The Second Lien Term Facility matures on February 25, 2025. The First Lien Term Facilities are repayable in quarterly installments of 0.25% of the initial principal amount thereof, with the remaining amount due at maturity. The Second Lien Term Facility is repayable in full at maturity. The Revolving Facility matures on April 17, 2024. See Note 9. Borrowings of the Notes to the Consolidated Financial Statements for details.

As of December 31, 2020 and June 30, 2021, a total of approximately $2.8 billion was outstanding under the Term Loan Facilities. As of June 30, 2021, we have also utilized $1.2 million of letters of credit under the Revolving Facility. See Note 9. Borrowings of the Notes to the Consolidated Financial Statements for details.

The First Lien Credit Agreement requires that, as of the last day of any fiscal quarter if on such date the aggregate principal amount of all revolving loans, swingline loans and letter of credit obligations (in excess of $10 million) exceed 30% of the revolving loan commitments, the total net first lien leverage ratio cannot exceed 6.25 to 1.00. Accrued interest on the First Lien Term Facilities is payable quarterly in arrears with respect to base rate loans, at the end of each interest rate period (or at each 3- month interval in the case of loans with interest periods greater than 3 months) with respect to LIBOR loans, the date of any repayment or prepayment, and at maturity (whether by acceleration or otherwise). Accrued interest on the Second Lien Term Facility is payable quarterly.

The Credit Agreements contain certain customary affirmative and negative covenants. As of June 30, 2021, we were in compliance with all such covenants.

Contractual and Lease Obligations

The following table summarizes our significant contractual obligations at June 30, 2021, which include our future principal and estimated interest payments under our debt facilities and our future minimum lease payments, excluding sublease income, under non-cancelable operating leases with original terms in excess of one year, and the effect of such obligations on our liquidity and cash flows in the future periods (in thousands):

	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Future principal and interest payments under the First and Second Lien Credit Facilities	$3,361,543	$68,569	$270,436	$713,514	$2,309,024
Operating lease payments	67,947	10,331	28,971	15,286	13,359
Total	$3,429,490	$78,900	$299,407	$728,800	$2,322,383

The above commitment table does not include approximately $43.7 million of long-term income tax liabilities recorded in accordance with ASC 740, Income Taxes. We are unable to make a reasonably reliable estimate of the timing of these potential future payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes. As a result, this amount is not included in the table above. For further information, see Note 17. Income Taxes of the Notes to our Consolidated Financial Statements.

Contractual Obligations

Purchase orders or contracts for the purchase of certain goods and services are not included in the above table. We cannot determine the aggregate amount of such purchase orders that represent contractual obligations because purchase orders may represent authorizations to purchase rather than binding agreements. For the purposes of the contractual obligation table above, contractual obligations for purchase of goods or services are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on our current needs and are fulfilled by our vendors within short time horizons. We also enter into contracts for outsourced services; however, the obligations under these contracts were not significant and the contracts generally contain clauses allowing for cancellation without significant penalty. Contractual obligations that are contingent upon the achievement of certain milestones are not included in the table above.

We estimate the expected timing of payment of the obligations discussed above based on current information. Timing of payments and actual amounts paid may be different depending on the time of receipt of goods or services or changes to agreed-upon amounts for some obligations.

Operating Leases

We also lease certain office facilities and equipment under non-cancelable operating leases, which expire at various dates through 2030.

The expected timing of payment of the obligations discussed above is estimated based on current information. Timing of payments and actual amounts paid may be different.

Other obligations

During the year ended December 31, 2020, we deferred employer-only payroll tax payments as allowed under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). As of June 30, 2021, a total of $7.7 million employer-only payroll tax was outstanding and the payment was made in August 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements, transactions, or relationships with “special purpose entities,” with the exception of letters of credit of $1.2 million funded under the Revolving Facility.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, which require us to make estimates, judgments, and assumptions. We believe that the estimates, judgments, and assumptions upon which we rely are reasonable based upon information available to us at the time that these assumptions, judgments, and estimates are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Any material differences between these estimates and actual results will impact our consolidated financial statements. On a regular basis, we evaluate our estimates, judgments, and assumptions and make changes accordingly.

We believe that the following critical accounting policies reflect the more significant estimates, judgments, and assumptions and have the greatest potential impact on our consolidated financial statements. See the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

Revenue Recognition

We account for our revenue in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of ASC 606 is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. This principle is achieved by applying the following five-step approach:

•

Identification of the contract, or contracts, with a customer.    A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance, and (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We apply judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

•

Identification of the performance obligations in the contract.    Performance obligations contained in a contract are identified based on the goods or services that will be transferred to the customer that are both (i) capable of being distinct, and the customer can benefit from the goods or services either on their own or together with other resources that are readily available from third parties or from us, and (ii) distinct in the context of the contract, and the transfer of the goods or services is separate from other promises in the contract. To the extent a contract includes multiple promised goods or services, we apply our judgment to determine whether the promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation. We consider a performance obligation satisfied once we have transferred control of a good or product to a customer, meaning the customer has the ability to use and obtain the benefit of the product.

•	Determination of the transaction price. The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.

•

Allocation of the transaction price to the performance obligations in the contract.    If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (SSP). We generally determine SSP based on the price at which the performance obligation is routinely sold separately, such as support and maintenance on our core offerings. In connection with our on-premise perpetual and subscription licenses and cloud services, we are unable to establish an SSP based on observable prices given the same selling price for the same products are highly variable, and a representative SSP is not discernible from past transactions or other observable evidence. As a result, the SSP for on-premise perpetual and subscription licenses and cloud services included in a contract with multiple performance obligations is determined by applying a residual approach whereby all other performance obligations within a contract are first allocated a portion of the transaction price based upon their respective SSPs, with any residual amount of transaction price allocated to on-premise perpetual and subscription licenses and cloud services revenues.

•

Recognition of revenue when, or as, performance obligations are satisfied.    We satisfy performance obligations either over time or at a point in time, as discussed in further detail below. Revenue is recognized at the time the related performance obligation is satisfied with the transfer of control of a promised good or service to a customer.

We derive our revenues from sales of perpetual and subscription-based on-premise software licenses, a variety of cloud and data-as-a-service offerings, maintenance and support services (which entitle the customer to receive product support and unspecified software updates), and professional services, consisting of consulting and education services. We recognize revenue net of applicable sales taxes, financing charges that we have absorbed, and amounts retained by our resellers and distributors, if any.

Software revenue

Software revenue consists of subscription and perpetual license revenues. Subscription revenues primarily consist of revenues from subscription-based on-premise licenses and related support, and subscription cloud services. Revenues from subscription-based on-premise licenses are recognized at a point in time upon transfer of control of the software license to the customer, similar to perpetual licenses. Revenue on the remaining subscription support offering is generally recognized over time on a ratable basis over the contract term beginning on the date that the service is made available to the customer. Subscription contracts are generally three years or shorter in length and billed annually in advance.

Perpetual license revenues are derived from sales of our software under perpetual licenses. Revenue from our perpetual license products is generally recognized at a point in time upon transfer of control of the software license to the customer, which is typically upon making the software available to our customers.

Maintenance and Professional Services revenue

Maintenance revenue, which consists of fees for ongoing support and product updates are recognized ratably over the term of the contract, typically one year. Maintenance contracts are generally billed annually in advance and are non-cancelable.

Professional services revenues are primarily related to configuration, installation, and implementation of our products. These services are generally performed on a time-and-materials basis. Revenues for fixed fee contracts are generally recognized as services are performed, applying input methods to estimate progress to completion. Consulting services are generally either billed in advance or monthly as services are rendered. Consulting services, if included as part of the software arrangement, generally do not entail significant modification or customization of the software and hence, such services are not considered essential to the functionality of the software.

Professional services revenues also include education services revenues, which are generated from classes offered at our headquarters, sales and training offices, customer locations, and on-line. Revenues are recognized as the classes are delivered.

Stock-based Compensation

We account for stock-based compensation in accordance with the provisions of ASC 718, Stock Compensation. All of our outstanding awards under our equity plan are accounted for as equity awards. We use the Black-Scholes Merton and Monte Carlo models for valuation of our option awards. Both models require the input of certain assumptions on the grant date, including fair value of the underlying stock and exercise price, expected term, volatility, risk-free interest rate, and dividend yield. The fair value of the underlying share and the exercise price were based on the estimated per share fair value from our recurring valuation process. We have discounted the fair value of the underlying share for lack of marketability of the shares before applying each model. The expected term was estimated based on an analysis of the facts and circumstances underlying the option agreement. The expected volatility data was calculated using publicly traded peer companies’ historical volatility. The risk-free interest rate assumption was based on the implied yield on the U.S. Treasury zero-coupon issued with maturities that were consistent with the option’s expected term. The expected dividend yield was zero based on our continued assumption that there will not be any dividend payouts.

We grant stock options with only service conditions as well as with both service and performance/market conditions. The term of the options granted under our equity plan is ten years with a vesting requirement of continued employment through the applicable vesting date, and in certain cases attainment of performance criteria. The performance-based options are subject to a multiple on invested capital (MOIC) performance criteria and/or market conditions in connection with achieving a certain per share price in any one or more exit events, including completion of this proposed public offering. As of June 30, 2021, there were 56.4 million such performance-based options outstanding. In connection with the completion of this offering, we expect to incur stock-based compensation expense of $            related to the vesting of these options in the quarter ending                    , 2021.

Compensation expense is recognized for time-based options on a straight-line basis over the vesting period. Compensation expense for options containing performance conditions is based on the estimated number of the performance-based stock options expected to vest and is recognized using the graded vesting attribution method. Compensation expense for options containing a market condition is based on the estimated number of the stock options expected to vest on attainment of the condition.

See Note 14. Stockholders’ Equity and Deferred Compensation in the Notes to our Consolidated Financial Statements for a description of our stock-based compensation plan and more information on the assumptions used to calculate the fair value of stock-based awards. We recognize forfeitures as they occur, and cash flows related to excess tax benefits are presented as an operating activity in the statement of cash flows.

Business Combinations

We estimate the fair value of assets acquired and liabilities assumed in a business combination. Goodwill, as of the acquisition date, is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. Such valuations require us to make significant estimates and assumptions, especially with respect to intangible assets. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable, and as a result, our actual results may differ from estimates.

Contingent consideration arrangements are recognized at their acquisition date fair value using a probability-weighted discounted cash flow model and included as part of purchase price at the acquisition date. Contingent consideration arrangements are classified as liabilities and are remeasured to fair value at each reporting period, with any change in fair value being recognized in the consolidated statement of operations. The estimated fair value of the contingent consideration is based primarily on estimates of meeting the applicable contingency conditions as per the terms of the applicable agreements.

Goodwill

We test goodwill for impairment during the fourth quarter of each year and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We have one reporting unit, and therefore we test goodwill for impairment at the entity level. Goodwill impairment is recognized when the quantitative assessment results in the carrying value of the goodwill exceeds its estimated fair value, in which case an impairment charge is recorded to goodwill to the extent the carrying value exceeds the estimated fair value, limited to the amount of goodwill. We have not recognized any impairment of goodwill for all periods presented.

Derivative Instruments

We use derivative instruments as part of our overall strategy to manage our exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. We do not use derivatives for trading or speculative purposes. We determine the fair value of our derivative instruments using pricing models that use inputs from actively quoted markets for similar instruments and other inputs which require judgment. These amounts include fair value adjustments related to our own credit risk and counterparty credit risk. Subsequent to initial recognition, we may adjust the initial fair value position of the derivative instruments for the creditworthiness of the banking counterparty (if the derivative is an asset) or of our own (if the derivative is a liability). The counterparties associated with our foreign currency forward contracts and interest rate swaps are large credit-worthy financial institutions. The foreign currency derivatives transacted with these entities are relatively short in duration and the interest rate derivatives are spread between three counterparties; therefore, we do not consider counterparty concentration and non-performance to be material risks at this time.

Income Taxes

We use the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes. Under this method, income tax expense or benefit is recognized for the amount of taxes payable or refundable for the current year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of currently enacted tax laws. The effects of future changes in tax laws or rates are not contemplated.

A two-step approach is applied pursuant to ASC 740 in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in its income tax provision line of its consolidated statements of operations.

We evaluate the realization of deferred tax assets based on all available evidence, including projected results of operations and the scheduled reversal of temporary differences. We establish a valuation allowance to reduce deferred tax assets when it is more likely than not that they will not be realized.

Common Stock Valuation

Given the absence of a public trading market for our common stock, the fair value of our common stock underlying our option awards has historically been determined on each grant date by our board of directors with input from management and contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise, and has exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock, including:

•	contemporaneous valuations of our common stock performed by independent third-party appraisers;

•	actual operating results and financial performance;

•	conditions in the industry and economy in general;

•	the likelihood of achieving a liquidity event for the holders of common stock, such as an initial public offering or a sale of the company, given prevailing market conditions;

•	equity market conditions affecting comparable public companies and the market performance of comparable publicly traded companies;

•	the U.S. and global common market conditions; and,

•

the lack of marketability of our common stock and the results of independent third-party valuations, which valued our common stock. Valuations of our common stock was prepared by a third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Prior to this offering, in valuing our common stock, our board of directors determined the fair value of our common stock by using a weighting of both the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital, and are adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of our company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to our company’s financial forecasts to estimate the value of the subject company.

In addition, we also considered any secondary transactions, if any, involving our common stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

After the completion of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price as reported on the date of grant on the primary stock exchange on which our common stock is traded.

Based upon the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the aggregate intrinsic value of our stock options outstanding as of June 30, 2021 was $             million, with $             million related to vested stock options.

Allowance for Doubtful Accounts

We make estimates as to the overall collectability of accounts receivable and provide an allowance for accounts receivable considered uncollectible. We specifically analyze our accounts receivable based on historical bad debt experience, customer creditworthiness, the age of the receivable, current economic trends, and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. We record any adjustment in general and administrative expense.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

Our investment objective is to conserve capital and maintain liquidity to support our operations; therefore, we generally invest in highly liquid securities, consisting primarily of bank deposits, money market funds, and time deposits. Such fixed and floating interest-earning instruments carry a degree of interest rate risk. Fixed income securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than predicted if interest rates fall. Due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair market value of our portfolio. Therefore, we do not expect our operating results or cash flows to be materially affected by a sudden change in interest rates.

As of June 30, 2021, we had long-term debt outstanding with a carrying value of $2.8 billion. A hypothetical interest rate change of each quarter point would have increased or decreased interest expense, excluding the effects of any interest rate swap agreement, for the period from January 1, 2020 to December 31, 2020 by $6.0 million, and for the period from January 1, 2021 to June 30, 2021 by $6.0 million based upon the outstanding balance and rate in effect at December 31, 2020 and June 30, 2021, respectively. See Note 9. Borrowings, in the Notes to our Consolidated Financial Statements. Borrowings under our debt facilities bear interest at a variable market rate.

In order to reduce the financial impact of increases in interest rates, as of June 30, 2021, we entered into three interest rate swaps for a total notional amount of $1.32 billion, with fixed rates ranging from 0.695% to 2.439%. The interest rate swaps will mature by December 2022. One of the three interest rate swaps was de-designated in November 2020.

In July 2017, the UK’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. The expected discontinuation, reform or replacement of LIBOR may result in fluctuating interest rates, or higher interest rates, which could have a material adverse effect on our interest expense.

Foreign Currency Exchange Risk

Our consolidated results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Historically, our revenue contracts have been denominated in mainly U.S. dollars and also local currency. Our debt obligations are denominated in U.S. dollars and Euros. Our expenses are generally denominated in the currencies in which our operations are located. To date, we have cash flow hedges for our Indian Rupee expense exposure. These exposures are hedged with non-deliverable forward contracts. In the event our foreign sales and expenses increase, our operating results may be affected by foreign currency exchange rate fluctuations, which can affect our operating income or loss. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would have approximately a $11.0 million impact to our 2020 results of operations.

Foreign Exchange Forward Contracts

In order to reduce the impact of earnings volatility associated with foreign currency fluctuations, we enter into foreign currency forward contracts on several of our largest foreign currency exposures. The forward contracts represent obligations to purchase foreign currencies at a predetermined exchange rate to fund a portion of our expenses that are denominated in foreign currencies. We recognize in earnings amounts related to our cash flow hedges accumulated in other comprehensive income during the same period in which the corresponding underlying hedged transaction affects earnings. We have forecasted the amount of our anticipated foreign currency expenses based on our historical performance and projected financial plan.

As of June 30, 2021, our remaining open foreign exchange contracts, carried at fair value, are hedging Indian rupee expenses and have a maturity of twelve months or less. These foreign exchange contracts mature monthly as the foreign currency denominated expenses are paid and any gain or loss is offset against operating expense. Once the hedged item is recognized, the cash flow hedge is de-designated and subsequent changes in value are recognized in other income (expense), net to offset changes in the value of the resulting non-functional currency monetary assets or liabilities. The notional amounts of these foreign exchange forward contracts in U.S. dollar equivalents were to buy $57.3 million, $57.9 million, and $81.3 million of Indian rupees as of December 31, 2019 and 2020, and June 30, 2021, respectively.

Recent Accounting Pronouncements

For recent accounting pronouncements, see Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements.

BUSINESS

Overview

We have pioneered a new category of software, the Intelligent Data Management Cloud, or IDMC. IDMC is our AI-powered platform that connects, manages, and unifies data across any multi-cloud, hybrid system, empowering enterprises to modernize and advance their data strategies.

Data is foundational to how digital enterprises run their businesses and make strategic decisions, including creating new offerings, serving their customers and driving operational efficiency. Our platform enables enterprises to create a single source of truth for their data, allowing them to create compelling 360-degree customer experiences, automate data operations across enterprise-wide business processes like supply chain management, financial planning and operations, and provide governed and secure data access to their employees. It also enables our customers to pursue holistic data-driven digital strategies by accelerating workload migrations to the cloud, thus, enabling all the advantages of cloud analytics.

As enterprises embrace data to modernize their business, data fragmentation has proliferated across a myriad of systems, including cloud and on-premise data warehouses, data lakes, databases and applications. This fragmentation is compounded by the increasing number of data consumers who require access to data from these heterogeneous data systems to perform their jobs. Legacy approaches to data management were simply not built to address the growing complexity and scale of the digital enterprise.

To address these challenges, we have pioneered a new way for businesses to accurately track where their data resides, understand what relationships exist across their different data repositories, and understand who is accessing the data and how it is being used—all at enterprise scale. Our cloud-native platform continuously scans our customers’ data to create rich and highly contextualized metadata to create and manage a metadata system of record that acts as a single source of truth about their data. This allows our AI engine, CLAIRE, to help customers access better data faster, make contextual recommendations about data relationships, uncover novel insights about their business and automate previously manual tasks.

Our platform also consists of a wide range of interoperable data management products, including data integration, API and application integration, data quality, master data management, customer and business 360, data catalog and governance and privacy. These products leverage our platform’s shared services and can be consumed from our SaaS-based cloud offering, which is run on AWS, Microsoft Azure, and Google Cloud Platform, and can also be deployed as a self-managed service in our customers’ cloud, hybrid, or on-premise environments.

CLAIRE benefits from powerful network effects. As more customers adopt our platform, CLAIRE continuously analyzes new transactions, configurations, rules, and decisions and uses this increased intelligence to drive further automation and deliver better insights to our customers. We believe CLAIRE’s network effects will continue to accelerate the adoption of our platform as it drives efficiency, productivity, and intelligence gains for both existing and prospective customers, leading to better business outcomes.

In 2015, we set out an ambitious strategy to transform from an on-premise software company to a cloud-based company. As part of our transformation strategy, we undertook an innovation-led approach to build a novel and comprehensive cloud-native data management platform and develop new products to solve a growing set of data management challenges. Additionally, we re-engineered existing products to integrate with our cloud-native platform, creating interoperable data management capabilities that leverage the shared services and metadata of the underlying platform. The growth and adoption of our cloud platform has led to the number of cloud transactions on our platform, which is a measure of data processed, increasing from 0.2 trillion per month in 2015, to 17.0 trillion per month in 2020 and to 21.6 trillion per month as of June 30, 2021. Our cloud ARR as of June 30, 2021 was $264 million, compared to $189 million as of June 30, 2020, representing year-over-year growth of 39%.

We also transformed from a primarily perpetual license and maintenance revenue model to a primarily subscription-based revenue model supported by our new cloud products. As a result of this strategy and our efforts to rapidly expand our product offerings, we increased our addressable market significantly and scaled our subscription revenue from $118 million in 2016, to $303 million in 2018, to $472 million in 2019, and to $594 million in 2020. Over this period, our subscription revenue has grown from 31% of our total software revenue in 2016, to 56% in 2018, to 77% in 2019 and to 90% in 2020. We recognized subscription revenues of $259 million and $324 million during the six months ended June 30, 2020 and 2021, respectively. Over this period, our subscription revenue has grown from 92% of total software revenue during the six months ended June 30, 2020 to 95% of total software revenue during the six months ended June 30, 2021. Our subscription ARR has correspondingly scaled from $99 million in 2015, to $139 million in 2016, to $230 million in 2017, to $310 million in 2018, to $446 million in 2019, to $607 million in 2020 and to $686 million as of June 30, 2021, representing a CAGR of 42% over this time frame. To underscore the expansion of our business via growth in new products, as of June 30, 2021, $581 million in subscription ARR, or approximately 85% of our total subscription ARR, was derived from products other than our traditional PowerCenter offering. This $581 million in subscription ARR from new products at June 30, 2021 represented year-over-year growth of 36% and includes $317 million in subscription ARR from self-managed products at June 30, 2021, representing year-over-year growth of 34%.

As of June 30, 2021, we had approximately 5,700 active customers in over 100 countries and territories worldwide, including 9 of the Fortune 10, 84 of the Fortune 100 and 923 of the Global 2000. As our customers generate more data, they typically increase their usage of our platform by adding new use cases, adopting more products, or adding more users. Our ability to expand within our customer base has been demonstrated by our subscription net retention rate, which was 114% for the quarter ended December 31, 2020 and 116% for the quarter ended June 30, 2021.

We are a strategic partner to our customers in their modernization and digital transformation initiatives, which we believe is reflected by the number of customers that spend more than $1 million in subscription ARR with us, which has increased from 27 to 66 to 104 to 116 as of December 31, 2018, 2019 and 2020, and June 30, 2021, respectively. Customers matter to us. We have an overall customer rating of 4.5 out of 5 in the 2021 Gartner’s Peer Insights ‘Voice of Customer’: Data Integration Tools report.5

We go to market through a combination of our global direct sales team and a network of strategic partners. Our strategic partners, including cloud hyperscalers, cloud data platforms, global system integrators, and value-added resellers, help extend our sales presence and accelerate the adoption of our platform. We collaborate with cloud hyperscalers and cloud data platforms to help our shared customers accelerate their migration to the cloud and modernize their data and analytics strategies.

For the years ended December 31, 2018, 2019 and 2020, revenue was $1,228 million, $1,307 million, and $1,323 million, respectively, representing year-over-year growth of 6% and 1%. Total ARR, which consists of subscription ARR plus maintenance ARR, was $608 million, $906 million, $1,021 million, and $1,160 million at December 31, 2015, 2018, 2019 and 2020, respectively,

[5]

Source: Gartner, Gartner Peer Insights ‘Voice of the Customer’: Data Integration Tools, 8 February 2021. Gartner Peer Insights reviews constitute the subjective opinions of individual end users based on their own experiences and do not represent the view of Gartner or its affiliates. See the section titled “Industry and Market Data.”

representing year-over-year growth of 13% at December 31, 2019 and 14% at December 31, 2020. Subscription ARR was $99 million, $310 million, $446 million, and $607 million as of December 31, 2015, 2018, 2019 and 2020, respectively, representing year-over-year growth of 44% at December 31, 2019 and 36% at December 31, 2020. Total ARR was $1,070 million and $1,240 million as of June 30, 2020 and 2021, respectively, representing year-over-year growth of 16% at June 30, 2021. Subscription ARR of $510 million and $686 million as of June 30, 2020 and 2021, respectively, representing year-over-year growth of 34% at June 30, 2021. Maintenance ARR was $560 million as of June 30, 2020 and $554 million as of June 30, 2021. For the years ended December 31, 2018, 2019 and 2020, net loss was $168 million, $183 million, and $168 million, respectively, and Adjusted EBITDA was $337 million, $335 million, and $400 million, respectively. For the six months ended June 30, 2020 and 2021, net loss was $103 million and $36 million, respectively, and Adjusted EBITDA was $168 million and $175 million, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” for a description of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (GAAP).

Industry Overview: The Data-Driven Digital Enterprise

We believe data is the most valuable competitive asset today as companies increasingly pursue digital transformation initiatives to modernize their businesses. Enormous amounts of data are being generated by people, applications, and devices worldwide. Enterprises are seeking to connect data across their various applications, systems, and IT environments in order to become data-driven businesses. Understanding and connecting these data assets as well as migrating workloads to the cloud, enables superior insights across the business organization, better service of customers, automation of supply chains, and the democratization of secure, governed data access for all employees.

Challenges Facing Data-Driven Digital Enterprises

Businesses face a number of challenges in their drive to become data-driven digital enterprises. These include:

•

Data volumes are exploding, which leads to massive complexity.    The rise of cloud computing, low cost data storage and the proliferation of applications that generate and access data, combined with the increasing volume of data from mobile, social and IoT, is resulting in an explosion of the volume, variety, and velocity of data. According to a March 2021 report from IDC, “The amount of digital data created over the next five years will be greater than twice the amount of data created since the advent of digital storage.”[6] This new data creates opportunities to generate greater business insights and pursue new market opportunities, but is overwhelming for organizations to manage, aggregate, and normalize.

•

Workloads are moving to the cloud, creating a multi-cloud, hybrid world.    As enterprises undertake the massive transition to cloud, we believe a majority of their workloads will remain on-premise for the foreseeable future due to the mission-critical processes they support. The complexity of this hybrid world will be further exacerbated as enterprises also employ multi-cloud strategies. According to Gartner, “Through 2025, over 80% of organizations will use more than one cloud service provider (CSP) for their data analytics use cases, making it critical to

[6]

Source: IDC, Worldwide Global DataSphere Forecast, 2021-2024: The World Keeps Creating More Data – Now, What Do We Do With It All?, Doc# US46410421, March 2021. See the section titled “Industry and Market Data.”

prioritize an independent and CSP-neutral integration technology to avoid vendor lock-ins.”[7] As a result, we expect enterprises will require new technologies purpose-built to connect, analyze, manage, and normalize data anywhere it resides using modern, cloud-native architectures that can seamlessly be deployed in any IT environment.

•

Data fragmentation is making data management more complex.    As businesses leverage more cloud-based services, data is being generated and stored across a fragmented landscape of SaaS applications, cloud storage repositories, cloud databases and cloud data lakes. Each of these data repositories stores data in a unique format, making it increasingly challenging to aggregate data in a normalized, consistent, and high-quality format. This continued fragmentation magnifies the challenge of bringing together data from across the enterprise to derive new insights and inform critical business decision making.

•

The need to democratize data access creates a greater need for data governance and privacy support.    As more employees use data to perform their jobs, enterprises are struggling to provision user access to data, track and monitor who is accessing data, and protect sensitive data. Additionally, the increased regulatory focus on data privacy is further driving the importance of policy, governance, reporting and monitoring. According to Gartner, “By 2024, more than 80% of organizations worldwide will face modern privacy and data protection requirements.”[8]

•

Mainstream adoption of AI and machine learning requires reliable and accurate data.    AI and ML technologies promise to influence nearly every facet of business operations, driving process efficiencies, augmenting human capabilities, and discovering new insights that were not previously available. Automated data management technologies are critical to allow enterprises to reliably and accurately train data science models, enabling them to pursue AI-driven business strategies. According to Gartner, “Market demand for automated capabilities in data management is greater than 25% (and as high as 49%) of organizations. These capabilities include data integration, analytics management, interpreting insights, data preparation/cleansing, recommended actions, pattern detection, data ingestion and even to support analytics model building and model selection.”[9]

Limitations of Existing Approaches to Data Management

Data management tools are intended to provide organizations the ability to manage the entire lifecycle of their data. This includes accessing data from various disparate sources, normalizing data across formats, cleansing data for quality, connecting data to destinations, governing data access, protecting data from breaches, and creating a single source of truth for data.

Historically, companies have utilized existing approaches to data management for tactical and discrete use cases, such as transferring data from one core application into a data warehouse and aggregating data from multiple repositories to conduct basic reporting and analytics, which only addressed a limited part of the data management lifecycle. As companies become truly data-driven, they are recognizing that these legacy approaches may hinder their data strategies that underpin their digital transformation initiatives.

Existing approaches to data management include the following:

•	Manual and custom hand coding by in-house or outsourced engineering resources to integrate data and applications for narrowly defined use cases;

[7]	Source: Gartner, Magic Quadrant for Data Integration Tools, Ehtisham Zaidi, et al, 18 August 2020. See the section titled “Industry and Market Data.”
[8]	Source: Gartner, The State of Privacy and Personal Data Protection, 2020-2022, Nader Henein, et al, 26 August 2020. See the section titled “Industry and Market Data.”
[9]

Source: Gartner, The State of Metadata Management: Data Management Solutions Must Become Augmented Metadata Platforms, Mark Beyer, et al, 26 March 2021. See the section titled “Industry and Market Data.”

•	Legacy on-premise tools designed primarily for structured data types from internal on-premise business systems;

•	Application-specific and platform-native data management tools designed only to work within their own native products and data formats; and

•	Point solutions that only address discrete data management use cases, such as data and application integration, data catalog, data governance or master data management.

These existing approaches to data management suffer from some or all of the below limitations:

•

Not natively built for the cloud.    Many legacy data management approaches have inherent flexibility, scalability, and capacity constraints as they were not originally designed for the adoption of cloud-based workloads. Often server-based, these products may only be able to manage a subset of the total volume of data and may require additional infrastructure and people to avoid user experience issues, such as latency and unpredictable spikes in pricing and costs. The inflexible and incompatible nature of non-native cloud approaches frequently results in knowledge loss, unwieldy and insecure data and slower innovation.

•

Lack of AI-driven automation.    Legacy data management approaches lack the AI capabilities necessary to automate data management tasks, accurately identify and emulate human actions, and automatically classify data assets. Without these capabilities, data users are limited to pursuing automation only within the narrow pathways permitted by existing APIs, significantly limiting the applicability of AI technologies to basic data management processes.

•

Inability to scale and support new data types and processing frameworks.    Legacy data management approaches were designed for a limited set of structured data types typically from internal business systems and can fail to capture, manage, organize, classify, and govern semi-structured and unstructured data increasingly generated from connected devices, applications, and social media. With enterprises generating and utilizing large volumes of disconnected, disorganized data, created by many users globally, enterprises struggle to scale and support their data management efforts. Moreover, for analytics use cases, many of these approaches only support batch analytical frameworks and fail to meet the speed and velocity required for the management of streaming data from internet-connected devices.

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Inability to support the end-to-end data management lifecycle.    Legacy data management approaches are generally point solutions designed to address narrow aspects of data management. These approaches are typically disconnected and not integrated with the enterprise’s holistic end-to-end data management strategy. For example, certain existing products can normalize diverse data types but may fail to deliver the governance and security necessary for organizations to manage the ongoing quality of their data.

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High cost of ownership.    Manual, custom hand coding, legacy on-premise tools, and point solutions are often time-consuming, costly to operate and require extensive manual data preparation prior to use. Their architectures frequently require maintenance of the underlying infrastructure, upgrades and patches, and system configuration. As a use case grows in scale, these offerings can require substantial overhead costs to manage and support a wide variety of data management requirements, forcing enterprises to make tradeoffs due to resource scarcity, which may result in overall compromised performance and brittle data pipelines.

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Inability to support hybrid multi-cloud environments.    Application-specific and platform-native data management approaches are generally only intended to run on specific environments and for a limited set of data types and use cases. As a result, they may only provide severely limited visibility of enterprise data within and outside the organization, and rarely across clouds and multiple applications. These approaches limit the organization’s flexibility to capture, maintain, distribute, and govern data across dynamic hybrid multi-cloud environments. Furthermore, they can lead to vendor and technology lock-in and an inability to optimize functionality by selecting the best platform, application or infrastructure of choice for each use case.

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Lack of extensibility to incorporate future technologies.    Data management is a highly dynamic industry characterized by constantly evolving technologies and architectures. Commonly, new innovations displace prior data management methods. Existing solutions often lack an open architecture and flexible design. As a result, organizations using proprietary or open source code can be forced to continually rework their data management architectures, leading to substantial costs, risks, and increased time to market.

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Inability to address the expanding breadth of data users.    Many existing solutions do not typically make their functionality accessible to all data management constituents within an organization. Certain products optimize for ease of use for business analysts and citizen integrators but lack the enterprise-grade functionality to address more complex data management use cases. Other existing products have been optimized for complexity, but at the sacrifice of usability. These products can address the problems for professional data engineers and developers but lack the ease of use for business users and citizen integrators. This trade-off often results in fragmented products and tools for an organization’s data management capabilities, which become a strong impediment to enterprise-wide digital transformation initiatives.

The Need for an Intelligent Data Management Cloud

Historically, enterprise data was generated and stored in highly structured, static and monolithic on-premise systems that were only accessed by a few, highly trained individuals and used primarily for analysis and reporting of historical enterprise metrics. Over the course of the last two decades, enterprises have expanded their IT strategies to embrace a wide range of SaaS applications, cloud infrastructure platforms, and more recently cloud data platforms to transform into data-driven digital enterprises.

As a result, data volumes have exploded and data is being generated and stored across a fragmented landscape of SaaS applications, cloud storage repositories, cloud databases and cloud data lakes. These different data repositories store data in unique formats, both structured and unstructured, with specific characteristics. This data is often consumed and ingested in real time, making it increasingly challenging to aggregate data in a normalized, consistent, and high-quality format. Despite these challenges, as data has become one of the most valuable assets for enterprises and the vast majority of employees are data consumers, it has become embedded in highly complex operational use cases and is at the heart of new data-driven digital strategies.

In order for organizations to successfully become data-driven digital enterprises, we believe they must manage this growing scale, complexity and proliferation of data from a single platform that serves as a central data management layer that leverages AI and machine learning to unify data management across their ever-expanding number of clouds and enterprise systems. To address these challenges, we have pioneered the industry’s first AI-powered Intelligent Data Management Cloud (IDMC).

Our Platform: The Intelligent Data Management Cloud

Our platform is a new layer in the enterprise stack that allows our customers to connect, manage, unify, govern, and secure data across multi-cloud, hybrid environments. We offer our platform as a SaaS offering deployed on all major public cloud platforms (AWS, Microsoft Azure, and Google Cloud Platform) and also sell our products that customers deploy in their own self-managed private and public cloud environments.

Our platform is deployed across the enterprise data landscape to create a unified system of record of metadata, which is highly rich and contextualized information about enterprise data. This unified metadata acts as a single source of truth about enterprise data that our customers can access in our cloud control plane. Our platform leverages AI-powered algorithms to help customers utilize their data faster, make contextual recommendations about data relationships, uncover novel insights about their data and automate previously manual tasks.

Our platform helps our customers accurately track where all of their data resides, deeply understand the relationships and interconnectedness of their data, understand how their data is being used, and who is accessing their data. This helps our customers modernize and scale their data and analytics strategies, migrate their mission critical workloads to the cloud, create 360-degree business profiles across their customers and supply chains, and democratize data access to everyone in a secure and governed way.

Our platform is cloud native, built on a modern microservices-based API-powered architecture. Our platform is both elastic and serverless, and allows customers to integrate, synchronize, and relate all of their data, applications, and processes in any part of a multi-cloud or hybrid-cloud environment as well as on-premise. Our cloud-native approach helps organizations design, build, modernize and operationalize their data and benefit from the agility, scalability, and low cost of the cloud. Our platform consists of a series of shared services combined with a wide range of interoperable data management products and is designed to be extensible to avoid vendor and technology lock-in.

IDMC Platform Services

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Metadata System of Record.    Our platform enables organizations to scan, discover, collect and organize metadata across all data sources within an enterprise. This metadata repository serves as the metadata system of record for all data within an enterprise. Our Data Catalog product leverages this unified view of metadata and provides a unique and easy experience to search, browse and discover data. Data users are able to discover structured and unstructured data wherever it resides, across geographies, databases, file systems, and applications. Organizations can also understand who is using the data, the quality of the data, where the data resides, and how it is moving through applications, systems, databases and other data sources.

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CLAIRE: AI-Powered Intelligence and Automation.    CLAIRE is our AI engine that powers intelligence and automation across our platform and portfolio of products. CLAIRE is designed to manage petabytes of active metadata and deploys a broad spectrum of AI algorithms to automate tasks and data processes to deliver thousands of hours of time and cost savings for our customers. Key features of CLAIRE include:

•	search engine to rapidly discover data assets;

•	contextual recommendations to match data to business needs;

•	automation of data management operations spanning integration, quality, protection, and matching;

•	natural language processing to auto generate business rules for assessing and auto deploying data quality assessments and reporting measurements;

•	intelligent and automated matching and merging of related datasets to build a single source of truth at petabyte scale;

•	social-graph of data that connects critical stakeholders and data users to data assets with a visual representation of data consumption trends by users; and

•	a foundation of automated data governance and privacy.

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Low Code / No Code Design Environment.    Our platform offers a low code / no code user interface that leverages the metadata system of record to create an abstraction layer of data processes and services that is designed to make it quick and easy for users to design data pipelines, build integrations, deploy data quality checks and quickly bring disparate data sources together to build a single source of truth, without navigating the complexity of the distributed and siloed underlying data repositories and infrastructure. This low code / no code user experience can enable non-technical users and technical users, including data scientists and data architects, to go directly from ideation to implementation with minimal IT support, accelerating the time-to-market of data-driven initiatives.

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Single Pane of Glass.    Our platform includes a comprehensive, holistic and integrated Operations Insights monitoring service that, when combined with our extensive data connector libraries, allows for comprehensive monitoring of all data management workloads operated on our platform. Data users and business leaders have an in-depth view of all data pipelines and data management operations across the enterprise, and a single pane view of the health of their data processes. Key features of our Operational Insights service include:

•	predictive analytics to analyze resource consumption and automated forecasting to help organizations operate, scale and reallocate resources;

•	auto-scaling of compute resources to efficiently manage capacity and rapidly meet dynamic consumption needs;

•	AI-based recommendations to identify potential user errors and exceptions;

•	rule-based notifications and automated alerts to administrators of any potential issues or actions that require attention; and

•	comprehensive multi-cloud, hybrid architecture support with the ability to monitor both cloud-native multi-tenant services and on-premise data management products.

IDMC Platform Products

Our platform includes a comprehensive suite of interoperable data management products that leverage the shared services and metadata of the underlying platform.

•	Data Integration products allow users to ingest, transform and integrate data readying it for analytics, data science and enterprise reporting.

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API & Application Integration products enable users to create and manage APIs and integration processes for app-to-app synchronization, business process orchestration, B2B partner management, application development, and API management.

•

Data Quality products allow users to profile, cleanse, standardize, and enrich data to deliver accurate, complete, and consistent data sets for analytics, data science, governance, and other initiatives.

•	Master Data Management products enable users to create an authoritative single source of truth of business-critical data to reduce data related errors and remove redundancies.

•

Customer and Business 360 products allow users to rapidly create, visualize and browse comprehensive 360-degree views of business-critical data that help drive customer experience, ecommerce, supply chain management, and other digital initiatives.

•	Data Catalog products enable consumers of all experience levels to quickly find, access, and understand enterprise data using a simple Google-like search experience.

•	Governance and Privacy products help users govern data, enable compliance with regulatory and corporate policies, and drive broader data consumption.

Key Benefits to Our Customers

Our platform enables our customers to:

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Embrace the full benefits of the public cloud.    Our platform helps customers accelerate the migration of their on-premise workloads to the cloud. Our platform modernizes our customers’ applications and data management capabilities to accelerate migrations to the cloud, allowing them to embrace innovation, create digital-first business models, reduce operating costs, and generate new revenue streams.

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Deliver rich 360-degree business experiences.    By enabling our customers to aggregate, consolidate and normalize their data to build a single source of truth, we empower them to deliver highly engaging and personalized customer experiences. This allows our customers to embrace a digital-first business strategy, build better connections and relationships with their end users, and modernize their supply chains by intelligently matching supply with demand patterns.

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Democratize secure, governed data across the organization.    Our platform helps our customers provide their data consumers with governed, secure, and high-quality data for their business analytics or other use cases. By helping to provide our customers with high-quality, analytics-ready data, we allow them to foster a governed and secure data-driven culture while expanding access to valuable enterprise data assets.

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Transition from reactive and tactical to proactive and strategic data management.    Our approach to data management allows our customers to shift from deploying reactive tactical solutions for discrete, siloed use cases to developing a broader, more proactive data management strategy across the enterprise. Not only does this approach allow them to consolidate point solutions, it also enables them to scale their data management to meet the highly dynamic and rapidly increasing demands of modern data-driven digital enterprises.

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Operationalize AI into business processes.    By eliminating data silos, reducing the complexity of data fragmentation and delivering trusted data, we enable our customers to build AI-powered and resilient business operations. This helps our customers digitize their business operations, provide a full 360-degree view of data flowing in and out of their supply chains, automate their manual business processes, and solve the true challenges behind digital transformation initiatives.

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Faster time to market and lower total cost of ownership.    Informatica’s full suite of data management capabilities combined with CLAIRE’s AI automation capabilities allows organizations to standardize their enterprise data management needs on a single extensible platform with a unified metadata view, thereby accelerating their data-driven strategies and providing a cost-efficient, highly automated solution relative to a combination of unrelated vendor tools. CLAIRE continuously automates common tasks and data management processes, simplifying training and support, and rapidly accelerating the time to market of analytical processes.

The IDMC Network Effects

We benefit from powerful network effects. As more customers have adopted our platform, the metadata managed by our platform has increased rapidly. From January 2018 to June 2021, the metadata on our platform grew at a CAGR of 173%.

This growth in metadata helps fuel advancements in CLAIRE’s understanding of advanced data management workloads and fuels further automation. For example, when bringing together multiple datasets about customers stored in different formats, CLAIRE can automatically identify data inconsistencies and errors, such as:

•	whether a data point looks anomalously large or small compared to the rest of the dataset and should be flagged as potentially incorrect;

•	whether a data point is in the correct format (e.g. inconsistent dates) and should be modified to match other data points;

•	distinguishing between similarly named people automatically by comparing multiple attributes simultaneously to ensure that different customers can be uniquely identified; and

•	identify personal or other sensitive data and ensure that it is protected and complies with regulations such as CCPA, GDPR and others.

As a result, CLAIRE’s insights and automation reduces the potential business impact from bad data and the need to manually review individual data points in massive data sets, saving significant amounts of time. As CLAIRE analyzes more data and business rules, its recommendation engine becomes more accurate and the sophistication of its automation increases. We believe these network effects will continue to drive greater adoption of our platform as our customers, both existing and prospective, will see a greater return on their data management investments with Informatica.

Our Competitive Strengths

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We pioneered the industry’s first Intelligent Data Management Cloud.    We took a fundamentally different approach than the market by applying AI and machine learning algorithms to metadata to help customers discover, recommend, and automate data management. Our cloud-native platform processes over 21.6 trillion transactions per month as of June 30, 2021, up from 17.0 trillion as of December 31, 2020 and 0.2 trillion as of December 31, 2015. As our CLAIRE engine processes more and more data, it becomes more effective at learning and automating a significant portion of data management and data governance tasks. We believe our CLAIRE AI Engine will only continue to get faster and more adept, which will help us win new customers and expand deeper within our existing customers.

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We offer best of breed products with a rich history of innovation.    We have a singular focus on the data management category and have dedicated significant resources, including a cumulative $1 billion in R&D spend over the last five years. We are a leader in all five of the Gartner’s Magic Quadrant reports relating to data management for Informatica, including Enterprise Integration Platform-as-a-Service, Data Integration Tools, Data Quality Solutions, Master Data Management Solutions, and Metadata Management Solutions. In each of these reports, we are positioned highest in both completeness of vision and ability to execute, an achievement we enjoyed from 2017 to 2020 for all five Magic Quadrant reports.[10] We believe this is a competitive advantage, allowing us to proactively adapt our business to changing market forces and establish ourselves as a market leader in new industry categories.

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Independent platform vendor across multi-cloud, hybrid environments.    Since our inception, we have designed our platform and products to optimize performance across any database, data source, or third-party application. We have maintained this philosophy as enterprises have modernized their infrastructures and moved more of their workloads to the cloud. This is in stark contrast to many companies that have designed their data management capabilities to only work natively within their own products and platforms or have offered products that cannot manage data across both on-premise and cloud environments. We believe this provides us with a sustainable competitive advantage in a world where almost every company is embracing a multi-cloud, hybrid strategy and where data fragmentation is a significant barrier to bringing together the breadth of an enterprise’s data to make intelligent decisions.

[10]	See the section titled “Industry and Market Data.”

Sources:

•	Gartner, Magic Quadrant for Enterprise Integration Platform as a Service, Eric Thoo, Massimo Pezzini, Keith Guttridge, Bindi Bhullar, Shameen Pillai, Abhishek Singh, 21 September 2020.
•	Gartner, Magic Quadrant for Data Integration Tools, Ehtisham Zaidi, Eric Thoo, Nick Heudecker, Sharat Menon, Robert Thanaraj , 18 August 2020.
•	Gartner, Magic Quadrant for Data Quality Solutions, Melody Chien and Ankush Jain, 27 July 2020.
•	Gartner, Magic Quadrant for Master Data Management Solutions, Simon Walker, Sally Parker, Malcolm Hawker, Alan Dayley, Divya Radhakrishnan, 27 January 2021
•	Gartner, Magic Quadrant for Metadata Management Solutions, Guido De Simoni, Mark Beyer, Ankush Jain, Alan Dayley, 11 November 2020.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

The Gartner content described herein (the “Gartner Content”) represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this S-1), and the opinions expressed in the Gartner Content are subject to change without notice.

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Strong, longstanding customer relationships with the largest global enterprises.    Since our inception, we have proven ourselves to be a trusted partner to the most demanding enterprises’ data management needs. As a result, as of June 30, 2021, we have amassed approximately 5,700 active customers, including 9 of the Fortune 10, 84 of the Fortune 100 and 923 of the Global 2000. We believe our relationships with the largest companies in the world are a competitive advantage as it demonstrates our ability to meet the most complex and demanding data management needs, as well as partner with our customers to help ease their transition of highly complex business logic and systems from on-premise to cloud.

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We have a robust ecosystem of partnerships including cloud hyperscalers.    We have strong strategic relationships with the three leading cloud hyperscalers—AWS, Microsoft Azure, and Google Cloud Platform—which allows our customers to deploy our platform on each of these cloud platforms. We sell our products on their marketplaces, actively supporting the direct sales reps of the hyperscalers to distribute our products, where they receive quota credit on the sale of our platform. We also partner with Snowflake and Databricks and our product integration and joint go-to-market deepens our position as a market leader in enterprise data management. In 2020, Snowflake named Informatica its Data Lake Partner of the Year. We believe our cloud partnerships are a strong competitive advantage that will continue to broaden awareness, adoption, and the capabilities of our platform to new and existing customers.

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Ability to assist the full span of data users.    Our platform allows all key stakeholders throughout an organization, including Chief Data Officer, Chief Information Officer, line of business workers, data engineers and data scientists to easily leverage the power of our comprehensive data management capabilities. Our products can be quickly and efficiently deployed across the organization, creating immediate time-to-value for all users. We offer a user experience that reduces the technical skills required of users, effectively democratizing data access to all employees throughout an organization while maintaining the functionality required by the most sophisticated data engineers. This drives the ubiquity of our platform throughout an organization as employees across departments and job functions leverage data to improve their performance.

Our Opportunity

We have a history of expanding the addressable market of our platform through continuous innovation. Over the last five years, we have significantly expanded our addressable market by investing in our platform and launching several new products. Our products address the markets for Analytics Data Management and Integration Platforms, which IDC estimates at a value of $31 billion by the end of 2021 and $56 billion by the end of 2025, which represents a CAGR of 16%.11

We estimate that our current global market opportunity is approximately $44 billion. To estimate our addressable market opportunity, we identified the number of companies worldwide across all industries, based on independent industry data from Dun and Bradstreet. We segment these companies into different size categories based on their annual revenue. We estimate potential Informatica ARR per company based on a representative company who buys all of our products, including an assumed migration of their on-premise installed base to our cloud platform. We then multiply the number of companies in each size category by the 90th percentile of potential Informatica product ARR per company. The total addressable market is the potential ARR per company times the

[11]

Source: IDC Worldwide Data Integration and Intelligence Software Forecast, 2021–2025 (June 2021, US #US46382521); IDC Worldwide Business-to-Business Integration Middleware and Managed File Transfer Software Forecast, 2021–2025 (July 2021, #US46382421); IDC Semiannual Software Tracker, 2020H2, May 13, 2021; IDC Worldwide Master Data Management Competitive Software Forecast, 2019–2023 (July 2019, IDC #US45331719) extrapolated by IDC through 2025; IDC Worldwide Data Privacy Management Software Forecast, 2021–2025 (IDC #US47676821). See the section titled “Industry and Market Data.”

total number of companies that we could sell to globally. We believe this potential ARR is an accurate representation of our total addressable market opportunity today.

Our Growth Strategies

We are pursuing our large market opportunity with growth strategies that include:

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Continue to advance IDMC by building new cloud products.    We plan to make significant ongoing investments in research and development to release new cloud products that will further expand our addressable market. We will also continue to invest in our cloud go-to-market strategy with dedicated product management, pre-sales, customer success, consulting, and professional services to help drive greater usage of our portfolio of new and existing cloud products among all data users.

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Expand within existing customers.    We have a strong track-record of expanding within our existing customers. We believe there are significant cross-sell and upsell opportunities within our existing customer base by adding new products, addressing new workloads, and growing with our customers’ overall data footprint. In addition, we intend to assist our customers in migrating their traditional on-premise data management applications to our cloud solutions.

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Expand our total customer base.    Historically we have focused our direct sales efforts on IT leaders within large enterprises; however, as the universe of data practitioners expands, we have augmented our outreach with a high-velocity inside sales team that is focused on targeting the line of business persona with our easily accessible cloud solutions. We continue to make investments in sales and marketing to grow our overall customer base, with a focus on targeting IT leaders and end users of data-driven companies.

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Continue to grow and develop our partner ecosystem.    Our strategic partners—including cloud hyperscalers like AWS, Microsoft Azure, Google Cloud Platform; cloud data platforms like Databricks and Snowflake; global system integrators like Deloitte, Accenture and Cognizant; and our value-added resellers and distributors—help extend the reach of our go-to-market strategy and accelerate the adoption of our platform. We plan to continue investing in R&D to maintain product support and compatibility with our strategic partners, and we intend to further build out our partner program to broaden our distribution footprint globally and drive greater awareness and consumption of our products.

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Continue to expand our international business.    We believe that the addressable market for our platform in EMEA and Asia-Pacific is substantially larger than our current market penetration. As enterprises around the world increase their public cloud adoption, we see a significant opportunity to expand the use of our cloud products outside of North America. In addition, certain international geographies lag North America in their general adoption of cloud technologies. Existing and new customers in these markets are only now beginning to accelerate their cloud modernization efforts which provides a latent opportunity for us to accelerate the adoption of our platform.

Our Products

Our platform includes a wide range of interoperable data management products that leverage the underlying shared platform services to deliver analytics, business 360, data democratization and modernization solutions to our customers at scale. Our products can be consumed from our SaaS-based cloud offering, which is deployed on AWS, Microsoft Azure, and Google Cloud Platform, and can also be deployed as a self-managed service in our customers’ cloud, hybrid or on-premise environments.

Data Integration:    Data engineers, Extract-Transform-Load (ETL) developers, and citizen integrators have the ability to use our products to ingest, transform and integrate data spanning departmental to enterprise scale workloads. These workloads include diverse and distributed data sources in multi-cloud, hybrid environments. The breadth and depth of our Data Integration capabilities accelerate the aggregation and processing of data to ready it for analytics, data science and enterprise reporting initiatives. Leveraging a simple graphical design experience, users can develop workloads across ETL, Extract-Load-Transform (ELT), real-time and streaming data integration patterns. Our products are designed to integrate structured and unstructured data across on-premise and cloud-native applications, databases, business intelligence tools, data modeling tools, data lakes, data warehouses, mainframes, messaging systems, file systems and IoT devices. CLAIRE AI enables greater data integration productivity by automating the design and development of business logic to process data.

API & Application Integration:    Citizen developers, application developers and architects can use our API & Application Integration products to create and manage APIs and application integration processes, to modernize and accelerate their digital transformation programs. Informatica’s API and application integration capabilities span multi-cloud, hybrid environments and include application-to-application synchronization, business process orchestration, B2B partner management, composite application development, and API management. These capabilities integrate enterprise business processes, manage communication of data between partners via industry specific protocols and expose APIs for business agility and application modernization through a low code/no-code development experience. Our API and Application Integration products also leverage CLAIRE AI to optimize application resource utilization, and secure APIs to reduce implementation complexity and increase user productivity.

Data Quality:    Data stewards and business analysts can use our Data Quality (DQ) products to profile, cleanse, standardize, and enrich data using an extensive set of prebuilt data quality rules to deliver accurate, complete, and consistent data. Data Quality products are designed clean and trusted data supporting governance, regulatory compliance, analytics, and other enterprise reporting initiatives. Our CLAIRE AI engine automatically generates data quality rules from plain text functional specifications for business users. CLAIRE leverages data profiling to continuously monitor and identify quality issues and then can automatically deploy fixes to promote high data quality. Our Data Quality products contain over 660 pre-built data quality rules for data domains, geographies and industries, and process data quality rules for 9.3 billion rows of data per month as of June 2021.

Master Data Management:    Our Master Data Management (MDM) products allow data stewards and business analysts to create an authoritative single-source view of all business-critical data from internal and external sources across multiple data domains, including customers, locations, assets, and employees and many other domain types. CLAIRE automates the matching, linking and merging of master data from several disparate, duplicate, and conflicting data sources scaling from millions to billions of data records. This information is de-duplicated, reconciled and enriched, thereby enabling it to become a consistent, reliable source. Once created, this master data can serve as a trusted view of business-critical data that can be managed and shared across the enterprise to promote accurate reporting, reduce data errors, remove redundancy, and help workers make better-informed business decisions.

Customer and Business 360:    Our Customer 360 and other 360 products allow business analysts to create comprehensive 360-degree views of critical business data domains like customer, product, supplier, reference, and finance with simplified business user experiences. Our Customer 360 and other 360 products help customers drive customer experience and engagement programs, ecommerce transformations, supply chain management, and other digital transformation initiatives. CLAIRE matches data, identifies relationships and infers data insights across structured and unstructured data sources enabling users to easily browse, search and access data.

Data Catalog:    Data consumers of all experience levels are enabled to use our Enterprise Data Catalog (EDC) product to quickly find, access, and understand enterprise data using a simple Google-like search experience. Data Catalog allows organizations to spend less time finding data thereby accelerating analytics and modernization projects and enables them to implement end-to-end data governance programs. Cutting across departmental data silos, CLAIRE automatically discovers, tags, and classifies data and identifies data relationships and data provenance. CLAIRE-based recommendations are designed to guide users to the most trusted and relevant data, improving business outcomes and driving greater data consumption.

Governance and Privacy:    Data professionals can use our Data Governance and Data Privacy (DG&P) products to govern data, help ensure compliance with industry and corporate policies, manage data as an asset and minimize the risk of a data breach. These products enable organizations to deliver and consume trusted and protected data across the enterprise, increasing the value of data while minimizing risk associated with compliance. Users define governance and privacy policies through an intuitive interface while CLAIRE automatically links these policies to actual enterprise data to ensure data governance rules are not only documented but also implemented and tracked consistently across the enterprise. Data consumers leverage a data marketplace with an Amazon-like shopping experience, which enables them to easily search, order, request, and rate governed data sets, centralizing data governance as a function and eliminating reliance on native governance capabilities of fragmented apps and data stores.

IDMC Architecture

Our platform is based on a multi-tenant, multi-cloud, microservices-based architecture hosted on AWS, Microsoft Azure and Google Cloud Platform. It leverages intelligence resource management, auto-scaling, and partitioning logic to manage our compute and storage footprint, thereby driving resiliency, performance and efficiency. Our cloud platform runs globally across multiple regions and within each region our microservices are distributed to avoid single points of failure in order to ensure fault tolerance even in the case of full physical data center outage. Our platform architecture consists of four critical components:

•	High-performance connectors for cloud and on-premise;

•	Optimized data processing engines;

•	Metadata and data intelligence; and

•	Distributed multi-cloud control plane

High performance connectors for cloud and on-premise:    Connecting and accessing data is an essential capability across all data management services. Our platform’s high-performance connectivity enables accessing data for multiple integration patterns including real-time, change data capture, batch, streaming or API. Our platform’s connectivity spans over 57,000 metadata-aware connections that can access applications, databases, business intelligence tools, data modeling tools, data lakes, data warehouses, mainframes, messaging systems, file systems, IoT devices and other critical enterprise data repositories.

Optimized data processing engines:    Our platform offers multiple data processing options optimized for data volumes, types, latency and data management operations. Our platform supports unstructured data, complex hierarchical data and relational data types, deployed within our elastic and serverless compute environment. Our platform also offers flexibility of deploying these data management operations on third party compute platforms leveraging advanced pushdown optimization to AWS Redshift, Microsoft Azure Synapse, Google Cloud Big Query, Snowflake and Databricks. Depending on the size of data, data locality, pattern of integration and ecosystem, our platform will select the best processing method.

•	Elastic and serverless processing. For large batch (up to petabyte scale) processing, our platform uses elastic and serverless Spark-based processing.

•	Pushdown optimization. For data to be transformed within a database or system, our platform uses advanced pushdown optimization (ELT) to enhance performance.

•	Secure hybrid architectures. For hybrid workloads where data is located on-premise within the customer firewall, IDMC provides a secure agent to support hybrid deployment architectures.

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Integration and workflow orchestration engine.    For real-time and process integration across multiple applications supporting business processes, our platform provides a business process orchestration engine to manage the integrations and workflows.

Metadata and data intelligence:    Leveraging our portfolio of AI and machine learning algorithms applied to various metadata types (e.g., technical, business, operational, usage, social), our platform provides intelligence and automation across all data management services. By scanning and managing metadata from a wide variety of sources including databases, applications, files, cloud platforms, mainframes, big data stores, BI tools, ETL tools, modeling tools, hand code and scripts, context is captured through a metadata graph database to deliver a metadata system of record and automation recommendations for enterprise data management operations. Our platform manages a total of 11 petabytes of active metadata to automate tasks and processes, delivering thousands of hours of time and cost savings for our users.

Distributed multi-cloud control plane:    Our platform’s distributed multi-cloud control plane consists of a series of highly available, modular, scalable microservices deployed on AWS, Microsoft Azure, and Google Cloud Platform that implement core capabilities such as design and development experiences, policy definitions, access control, security, and operational management. The control plane orchestrates interactions across the high performance connectors, optimized data processing engines, and metadata intelligence and data management services to deliver a unified experience supporting an agile data management development lifecycle across a wide variety of users and skill sets, including business users, technical users and administrators.

Cloud Operations and Management

Global Multi-Cloud Deployments:    Our platform is deployed globally across regions and major cloud service providers including AWS, Microsoft Azure, and Google Cloud Platform (GCP). As of December 2020, our platform processed over 17 trillion transactions per month, operated over 8.4 million compute hours per month and automated millions of data management operations. As of June 30, 2021, our platform processed over 21.6 trillion transactions per month.

Security and Trust:    We built our platform with security as a core tenet. Our platform provides a number of capabilities for customers to confidently use our platform while preserving the security requirements of their organizations, including:

•	Authentication. Our platform supports rich authentication capabilities, including federated authentication with a variety of identity providers.

•	Access control. Our platform provides a fine-grained security model based on role-based access control. It provides granular privileges on system objects and actions.

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Data encryption.    Our platform encrypts all data, both in motion and at rest. It also supports customer-managed keys, where an additional layer of encryption is provided by keys controlled by customers, giving them the ability to control access to the data.

•	Security Certifications and Attestations. Our platform has certifications and attestations including SOC2, SOC3, HIPAA/HITECH, GXP, UK Cyber essentials, Privacy Shield, and FedRAMP In-Process.

Business Continuity.    Our platform supports business continuity programs (failover, disaster recovery) enabling high reliability and availability to meet our customer SLAs and provide 24x7 real-time security monitoring, auditing and alerting.

Our Customers

We provide our software solutions to thousands of customers in over 100 countries and territories worldwide with approximately 5,700 active customers as of the end of 2020. Our platform is used globally by enterprises of all sizes across a broad range of industries, including some of the world’s largest enterprises, government agencies, and high-profile brands that trust us with their data management needs. No customer accounted for more than 2% of our revenue in any of the last three years. As of June 30, 2020, our customers included 9 of the Fortune 10, 84 of the Fortune 100, and 923 of the Global 2000. The number of customers that contributed more than $1 million in subscription ARR increased from 27 to 66 to 104 to 116 as of December 31, 2018, 2019 and 2020, and June 30, 2021, respectively. For the same periods, the number of customers that contributed more than $100,000 of subscription ARR increased from 797 to 1,022 to 1,361 to 1,498, respectively.

The following is a representative list of our customers with ARR greater than $100,000 as of December 31, 2020 by industry vertical:

Auto / Transportation / Travel	Banking / Insurance / Financial Services	Retail / CPG	Technology / Services

Cvent Ford Hitachi Transport Sabre Volvo Group	Charles Schwab Chubb Goldman Sachs JP Morgan State Farm	Discount Tire Kroger McDonalds Sodexo	Cognizant Deloitte Intel KPMG Microsoft RedHat Symco

Govt. / Public Sector / Education	Healthcare / Pharma / Life Science	Manufacturing	Energy / Utilities /Telco

FDA New York City Health & Hospitals New York State Department of Health State of Indiana	CVS Health Franciscan Alliance JDRF Sanofi	CEMEX Coca Cola Fujitsu Lenovo Mitsubishi	EDF NTT (Nippon Telegraph & Telephone)

Customer Case Studies

Kroger

Headquartered in Cincinnati, Ohio, The Kroger Co. has nearly half a million associates across its family of companies who serve over nine million customers daily through a seamless digital shopping experience and 2,800 retail food stores in the United States, with revenues exceeding $130 billion.

Three core elements of Kroger’s strategy are to grow sales and share by leading with fresh food; increase profitability by accelerating with digital, which is now a growth engine; and widen and deepen the competitive moats that will generate customer loyalty and share gains – Seamless, Personalization, Fresh, and Our Brands.

A core focus of improvement to support this strategic plan is the execution of an omni channel enterprise item strategy which represents a holistic approach to not only product/item data but all related product data including pricing, promotions, loyalty, placement and assortment. The previous item management process relied upon multiple systems with data being gathered, aggregated and harmonized in a manual process.

Execution on this strategy allows Kroger to deliver a superior customer experience in an efficient and cost-effective manner. Informatica technology plays a critical role in supporting this initiative and Informatica’s Product Information Management (P360) and Data Quality technology is utilized to ensure that trusted and accurate data is provided to generate a single source of truth for product/item data that may then be leveraged across the Kroger business. This technology is also leveraged in support of the Kroger Marketplace initiative. This is an online marketplace allowing sellers to provide expanded offerings areas across many categories.

Key benefits to Kroger include:

•	A clearer view of product/item information resulting from the “single source of truth” being provided by the system.

•	Reduced time and effort to bring item information into a system and then provide that information to business users.

•	Ability to scale to meet Kroger’s need to support an Omni Channel Marketing strategy.

•	A clearer view of item data provides the flexibility to support additional/changing Kroger go-to-market strategies moving forward.

•	The system enables Kroger’s availability and resiliency requirements.

In summary, Kroger is leading with Fresh and accelerating with digital as it focuses on its strategic moats of Seamless, Personalization, Fresh, and Our Brands. Data is critical to the success of this effort and Informatica is helping Kroger ensure that this data is accurate, available and trustworthy.

CVS Health

Headquartered in Woonsocket, Rhode Island, CVS Health is a diversified health services company with nearly 300,000 employees and 9,900 pharmacy locations across all 50 U.S. states, Washington D.C., and Puerto Rico. Built on a foundation of community presence, CVS Health operates an integrated model that includes CVS Caremark (pharmacy benefits), Aetna (health insurance), CVS Pharmacy, and innovative HealthHUB clinics, meeting people wherever they are to make healthcare more accessible, affordable, and seamless. With a vast network of businesses, clients, and customers, CVS Health has invested in data modernization, seeking to continually improve the quality of enterprise data, reduce costs through automation, and increase organizational agility. Most recently, in preparation for its move to the cloud, CVS Health also needed a partner to help accelerate the migration of legacy systems to modern cloud computing environments.

CVS Health, leveraging Informatica Data Quality (IDQ), was able to modernize the way it handles components of benefits administration automation within its Caremark Pharmacy Benefit Management line of business. CVS Health was able create substantial efficiencies in the areas of data management, data facilitation, data movement and decision making. With the help of IDQ, CVS Health delivered in three months a project that allowed the business to scale to levels that had not previously been achieved and allowed them to remove human error from data processing resulting in zero systematic errors. Through these improved processes, CVS Health can process millions of benefits updates each month to better serve its members. This highly manual work was handled by a team of at least 20 resources prior to the automation effort. Those resources are now able to be re-allocated to other high-priority work. As a result of these process improvements, CVS Health was able to implement multiple new capabilities that enabled more rapid ability to adjust benefits and reduce cost for its clients and members. In addition, systematic quality controls helped to ensure a high level of accuracy reducing potential data errors by 99%.

Sanofi

Sanofi is a global pharmaceutical company with 100,000+ employees that provides healthcare solutions across 170 countries in areas such as specialty care, general medicines, vaccines, and consumer healthcare. Sanofi has defined a new data strategy to better enable the business, and in particular has started a journey to modernize its data platforms and adopt global cloud-based solutions in lieu of existing point-to-point solutions.

Sanofi is leveraging IDMC for data integration and for managing data pipelines. Sanofi has further rationalized its data landscape and is also simplifying its multi-technology stack. Informatica is a strategic partner in this journey and now provides cloud-based solutions to manage and accelerate all types of data integration (i.e., including batch, real-time, API, B2B, and Pub/Sub), improve data quality and governance, and establish a trusted data foundation to support better product intelligence and decision-making.

Key benefits of the solution once fully deployed include:

•	Enable a data-driven culture across the company

•	Establish a global data cataloging and data governance platform

•	Accelerate data and application integration

•	Drive agility and innovation with a new data cloud architecture

In summary, after years of using multiple point-product solutions to solve many different needs, Sanofi is streamlining its data management practice and has adopted a platform approach with IDMC and by doing so aims to improve organizational agility and drive efficiencies.

Discount Tire

Headquartered in Scottsdale, Arizona, Discount Tire is one of the largest independent tire and wheel retailer in the world, operating more than 1,100 stores in 36 states and reaching nearly 35 million customers. The company sells products including tires, wheels, sensors, lug nuts, and wiper blades, and offers tire installation, rotation, balancing, and free flat tire repair services.

Faced with a competitive retail market, Discount Tire knew it was critical to develop a seamless customer experience across all channels and touchpoints, including in-store, curbside pick-up, web, and mobile apps. However, existing customer identification sources, inconsistent data quality, and siloed marketing channels made it difficult to execute on that vision. To provide customers with a personalized experience, Discount Tire needed a holistic view of all its customers and vehicles — one that could support real-time insights and matching each customer with the right offer at the right time.

Informatica’s Intelligent Data Management Cloud empowers Discount Tire with a trusted data foundation. The Customer 360 solution leverages the enterprise-scale master data management (MDM) solution to aggregate information across multiple point-of-sale, ERP, and ecommerce systems, and delivers a “golden record” for each customer to downstream teams, analytics, and business applications. Using Informatica’s Data Quality solution, Discount Tire also verifies critical data points such as customer phone number, email, and address. As a result, Discount Tire can efficiently segment customers, identify members of the same household, and track changes in vehicle ownership to identify cross- and up-sell opportunities.

Key benefits to Discount Tire include:

•	Provide a more seamless, consistent customer experience across channels

•	Deliver a single “golden record” for every customer to key business applications

•	Facilitate proactive data stewardship and governance through centralized master data

•	Increase effectiveness of marketing campaigns through personalized recommendations

•	Enable better decision-making and ability to calculate KPIs (e.g., customer lifetime value)

In summary, Discount Tire is using IDMC to master data to build a more customer-centric organization, and its MDM strategy will soon extend to our Product 360 solution as well. Informatica’s solutions are critical to turbocharging Discount Tire’s growth and continuous improvement.

JDRF

Founded in 1970, JDRF is a leading global non-profit focused on curing, preventing, and treating type 1 diabetes (T1D) and its complications. T1D is an auto-immune disease that requires constant management—even overnight. It strikes both children and adults, regardless of diet or lifestyle. People with T1D rely on injected or pumped insulin to survive. In the United States, nearly 64,000 people are diagnosed with T1D each year, and a total of 1.6 million Americans currently live with T1D. JDRF is at the forefront of the fight to cure the disease and make life-changing breakthroughs in therapy development available to people as soon as possible, as affordably as possible. To date, JDRF has invested more than $2 billion in T1D research and therapy development. Since 1998, JDRF’s advocacy leadership has driven nearly $3.48 billion in federal funding to T1D research.

To keep the pace of funding and progress, JDRF is striving to better understand its supporters—upon which the organization heavily relies—through the use of a comprehensive Customer Relationship Management (CRM) system. JDRF’s supporters can traverse multiple roles, including donor, advocate, volunteer, parent of a child with T1D, adult with T1D, clinical trial participant, and a healthcare provider who treats people with T1D. Over time, however, existing CRM data within Salesforce became duplicative, and was often incomplete. To support better data-driven decisions and maximize the impact of its resources, JDRF needed a single, trusted view of every supporter – and it needed to implement this initiative with a fast time to market and quick ROI, to demonstrate effective use of donations.

IDMC enables JDRF to construct a true picture of its evolving supporter base. Using Informatica MDM, the team can master supporter and location domains, synchronizing data with operational systems and saving months of deployment time. Informatica’s Customer 360 solution gives employees the single, more consistent view of supporters they need, and Informatica’s Cloud Data Integration enables both batch and real-time integrations for web, mobile, CRM, ERP, fundraising systems, and identity management, enhancing the trust and availability of data across the organization.

Key benefits to JDRF include:

•	Consolidated legacy CRM records into unique supporter records

•	Increased pool of recurring donors through surfacing active, unengaged contacts

•	Increased conversion rates with personalized, omnichannel communications

•	Reduced manual work allowing more time for fundraising and advocacy

In summary, smarter data management is helping JDRF expand globally and engage more effectively with the T1D community. The IDMC platform supports the team’s needs, with cloud-first technology and rapid ROI.

Insurance Company

Our platform serves one of the world’s largest providers of a wide range of commercial and personal property and casualty insurance to a diverse set of corporate, midsize, small business, and individual clients.

Long known for its superior customer experience and first-class claims handling, the insurer realized its need to modernize its data strategy to retain customers and boost loyalty. Previously, customer data resided in disperse applications across various departments and business lines. This fragmentation hindered timely, effective data-driven decision-making.

To offer customers a superior experience, service them more efficiently and grow revenue while managing risk, the insurer invested in cloud-based data management initiatives and migrated away from on-premise systems.

The insurer adopted the Informatica Intelligent Data Management Cloud, transitioning from maintenance commitments for on-premise data management products to recurring subscription of cloud products. Informatica’s automated tools for modernization allowed the entire migration process to be completed rapidly, within just several months. It initially adopted Informatica Data Governance to create accessible, high-quality data that powers insights across essential use cases. The insurer later adopted Informatica Cloud Master Data Management, which delivers visibility into the complete customer relationship by reconciling data across products, policies, applications, and business lines. Centralized global reference data helps drive digital finance transformation, risk analytics, and new product launches. Informatica Data Quality further cleanses and maintains data integrity, even as information changes hourly.

Key benefits to the insurer include:

•	Governed, high-quality data to fuel various analytics initiatives;

•	Personalized customer experience via a 360-degree view of customers across business units;

•	Integrated customer, policy, and product data across enterprise applications and new acquisitions;

•	Increased revenue and customer conversion rates via targeted offers; and

•	Automated cleansing of critical data, both on-premises and in the cloud.

In summary, after embracing data management modernization and migrating to Informatica’s cloud-based portfolio, the insurer is using data to strengthen its position as a customer-centric insurer. Informatica’s cloud products have enabled the insurer to quickly modernize alongside its customers and derive ongoing value from its data. The insurer continues to expand its spending with Informatica. We estimated that the migration from maintenance commitments for on-premise data management products to recurring subscription cloud products, has resulted in its current subscription commitments being approximately 2.2x their previous maintenance commitment.

Our Partners

Our partner strategy is focused on delivering complete end-to-end solutions for our customers, driving general awareness of our platform, and broadening our distribution and reach to new customers. We actively work with four types of partners:

•	Cloud Platforms. Our partnerships with the three leading hyperscaler cloud platforms (AWS, Microsoft Azure, Google Cloud Platform) allow our customers to deploy our platform on each of

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these cloud platforms to take advantage of the benefits of a multi-cloud, hybrid infrastructure. These cloud platforms are a key source of leads for our business and we sell our products through each of their marketplaces. We also innovate and integrate with the hyperscalers on each other’s offerings and jointly drive sales plays focused on unique customer problems and use cases. For example: (i) we launched a freemium offering (Cloud Data Integration Free Service) to accelerate new data lakes and data warehouses on AWS in 2021 and also achieved “in-process” FedRamp status for Informatica Intelligent Cloud Services on AWS GovCloud; (ii) Informatica was recognized as Microsoft’s 2020 Data Analytics Partner of the Year and in 2021 Informatica launched a freemium offering (Cloud Data Integration Free Service) to accelerate new data lakes and data warehouses on Microsoft Azure; and (iii), Informatica is a Premier GCP Partner and a Strategic Partner for GCP Analytics Data Platform Migration and SAP Smart Analytics priority solution plays.

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Cloud Partners. We work closely with Snowflake, and we are an Elite Snowflake Partner and were recognized in 2020 as Snowflake’s Partner of the Year for Data Lake. Informatica has achieved the Snowflake-ready badge and offers seamless integration via Snowflake partner connect and Informatica’s Snowflake Data Accelerator edition of our platform. Informatica is a Tier 1 Databricks partner and was recognized for our early adoption of Delta Lake in 2019 with Databricks’ ISV Impact Partner of the Year award. Our product integration and joint go-to-market with Databricks extends beyond data integration to data cataloging and end-to-end data governance.

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Global system integrators. We have deep relationships with leading global system integrators, such as Deloitte, Accenture, Cognizant and Capgemini, and partner closely with them on the data management portion of their client engagements. We co-create and co-sell solutions to solve customer needs where we combine the power of our innovation and their services to deliver against the customer business objectives.

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Channel partners. We have a scaled and well-defined alliances program where we partner with value-added resellers and distributors across the world to expand our reach in international markets. Our relationship with these channel partners ranges from fulfilment services to co-sell or independent resell in some markets.

Collectively, our robust partner ecosystem helps us source leads, drive awareness of our platform, build unique and tailored solutions for customers, and provide state-of-the-art training and implementation support to our customers. Our system integrator partners help make the adoption of our platform easier by providing holistic implementation services, managed services, and resale services. We continue to invest in formal alliances with leading consulting, data management, and implementation service providers to help our customers migrate their legacy data management solutions to the cloud. We expect to continue to invest in growing and expanding our partner ecosystem in the future.

Sales and Marketing

We sell our solutions primarily through a global direct sales team, which consists of field sales, technical sales, inside sales and partner sales professionals segmented by customer size and region. Our direct sales team is focused both on new customer acquisition and driving expanded use of our products with existing customers, as well as fostering long-term collaborations to drive their multi-year journey to the cloud. The breadth of our platform offerings allows us to engage at many levels of an organization and across many key buying personas and functional centers—e.g., the chief data officer’s organization, the chief information officer’s organization, and line of business buyers like the chief marketing officer and chief financial officer. The substantial majority of our global sales and marketing efforts are carried out by teams located in North America, EMEA and Japan. In Asia-Pacific, we go to market with a combination of direct sales and channel alliances.

Our marketing strategy is global, data-driven and digital-first, designed to generate awareness of our products and a targeted pipeline of qualified opportunities. Our marketing team combines the creation of inbound demand, to drive traffic to our website and usage of our platform, with direct marketing, business development, and marketing efforts targeted at business and technology leaders. We believe in a data-driven targeting of all our user personas with personalized content, offers and messaging, including joint go-to-market initiatives with our strategic partners. In March 2020, we successfully pivoted our marketing approach from predominantly in-person events to digital events. From March 2020 through May 2021, we generated more than 30,000 registrations across numerous online events. Most recently, we registered over 10,000 customers and partners at our first-ever virtual annual customer conference, Informatica World 2021, which was held over a three-day period in April 2021.

Customer Support and Success

We support our customers through a global customer support and success team consisting of 804 employees as of June 30, 2021, based out of 10 locations worldwide anchored around our major delivery hubs in Redwood City, London and Bangalore. The primary objective of this team is to support our customers, so they realize optimal business value from our products by providing the right subject matter expertise to accelerate value creation. Our delivery framework is the right blend of people and technology, powered by a technology platform to interact with our customers and offer digital knowledge assets tailored to the customer persona for in-depth guidance on how to drive business outcomes with Informatica solutions. This team also manages customer renewals. Our Customer Satisfaction (CSAT) score for the second quarter of 2021 was 4.7/5.0, with approximately 77% of our customers rating us 5/5, and our renewal rates for subscription and maintenance in 2021 were 93% and 94%, respectively. The CSAT score is determined based on an internal survey of customers following the close of any support case, whereby customers rate their experience between 1 and 5 (with 5 being the highest). We achieved a 17% response rate for this survey and therefore the results may not be reflective of our broader customer base.

Research and Development

Informatica is well positioned and effectively manages research and development costs with strategic development centers across the globe–Redwood City, California Toronto, Canada, Stuttgart, Germany, Dublin, Ireland and Bangalore, India. With 1,936 full-time employees dedicated to research and development as of June 30, 2021, Informatica spends over $200 million annually in research, development and related activities to advance our platform roadmap. On the partnership front, Informatica is heavily invested in joint innovation and joint solutions with the major hyperscalers and cloud platforms (i.e., AWS, Microsoft, Google Cloud Platform, Snowflake, Databricks). For additional information on our technology collaborations, see the section titled “—Our Partners.”

Competition

The markets we serve are highly competitive and rapidly evolving. With the launch of Informatica IDMC, we believe we are the first data management vendor to offer enterprises a single cloud platform serving a comprehensive range of data management requirements. Our competition includes the following:

•	Hand-coded custom-built solutions developed by internal IT teams;

•	Point solution vendors that compete with one of our products such as Talend and Collibra;

•	Cloud service providers (CSPs) with limited platform-specific capabilities in data management such as AWS, Microsoft Azure and Google Cloud Platform; and

•	Legacy stack vendors that compete across in many of our markets with data management solutions such as IBM and Oracle.

We compete on the basis of a number of factors, including:

•	ability to offer a comprehensive platform with best of breed products;

•	interoperability with multi-cloud, hybrid environments and applications;

•	ability to embed advanced AI and machine learning in our platform;

•	performance, reliability and security;

•	ease of deployment and ease of use by the full breadth of data practitioners;

•	elasticity and ability to quickly scale services;

•	strength of cloud ecosystem partnerships;

•	responsiveness to evolving customer needs and use cases;

•	success of sales & marketing efforts;

•	quality of customer support; and

•	brand awareness and reputation.

We believe, based on the factors listed above, that we are favorably positioned relative to our competitors. Nonetheless, some of our competitors have advantages over us, such as greater financial resources, larger sales forces, better brand recognition, longer operating histories, and more expansive geographical footprints. For additional information see section titled “Risk Factors—Risks Related to Our Business.”

Regulatory Matters

We are subject to a variety of laws in the United States and abroad, including laws regarding privacy, data protection, data security, data retention and consumer protection, accessibility, sending and storing of electronic messages, human resource services, employment and labor laws, workplace safety, intellectual property and the provision of online payment services, including credit card processing, consumer protection laws, anti-bribery and anti-corruption laws, export controls, international sanctions laws, federal securities laws and tax regulations, which are continuously evolving and developing. The manners in which existing laws and regulations are applied to SaaS businesses, and how they will relate to our business in particular, both in the United States and internationally, often are unclear. For example, we sometimes cannot be certain which laws will be deemed applicable to us given the global nature of our business, including with respect to such topics as data privacy and security, pricing, advertising, taxation, content regulation and intellectual property ownership and infringement.

In addition, regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning privacy, data protection, spam, data storage, data protection, content regulation, cybersecurity, government access to personal information and other matters that may be applicable to our business. More countries are enacting and enforcing laws related to the appropriateness of content and enforcing those and other laws by blocking access to services that are found to be out of compliance. It is also likely that as our business grows and evolves, as an increasing portion of our business shifts to mobile, and as our solutions are used in a greater number of countries and by additional groups, we will become subject to laws and regulations in additional jurisdictions. For additional information, see the section titled “Risk Factors—Risks Related to Regulation.”

Data Privacy and Security

We place a priority on privacy and data security. We post on our website our privacy policy, and we maintain certain other policies and practices relating to data security and concerning our processing, use and disclosure of personal information. We have certified our compliance with the EU-U.S. Privacy Shield Framework and Principles with respect to customer and business contact personal data that we collect; however, due to the recent invalidation of Privacy Shield as a valid data transfer mechanism, we may reevaluate our participation in the program in the future. We use the standard contractual clauses issued by the European Commission to conduct transfers of European personal data to jurisdictions not deemed adequate by the European Commission. We collect and use aggregated user information to develop, provide and improve our products. We do not use personal data other than with the consent of the user, as described in our privacy policy, or under the applicable terms of service. Our users’ account information will not be shared with third parties without user consent unless required by a valid search warrant or other legal requirement.

Our commitments under the Privacy Shield Principles are subject to the investigatory and enforcement powers of the U.S. Federal Trade Commission. In addition, our publication of our privacy policy and other statements regarding privacy and security may subject us to investigation or enforcement actions by state and federal regulators if they are found to be deficient, lacking transparency, deceptive or misrepresentative of our practices. We also may be bound from time to time by contractual obligations, including model contract provisions approved by the European Commission relating to any category of personal data and business associate agreements that impose certain obligations and restrictions upon us relating to our handling of protected health information regulated by the Health Insurance Portability and Accountability Act of 1996. The privacy and data security laws and regulations to which we are subject, as well as their interpretation, are evolving and we expect them to continue to change over time. For example, in 2016 the European Union adopted the General Data Protection Regulation (GDPR), a new regulation governing data privacy, which became effective in May 2018 and replaced the Data Protection Directive. The GDPR establishes requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to the greater of €20,000,000 or 4% of worldwide revenue. Further, the European Commission and the United Kingdom government announced an EU-UK Trade and Cooperation Agreement on December 24, 2020, providing for a temporary free flow of personal data between the EU and the United Kingdom, but it remains to be seen how the United Kingdom’s withdrawal from the EU will impact the manner in which United Kingdom data protection laws or regulations will develop and how data transfers to and from the United Kingdom will be regulated and enforced by the UK Information Commissioner’s Office, EU data protection authorities, or other regulatory bodies in the longer term.

Additionally, several states have begun enacting new data privacy laws. For example, California recently enacted legislation, the California Consumer Privacy Act (CCPA), that, among other things, requires covered companies to provide new disclosures to California consumers, and afford such consumers new abilities to opt out of certain sales of personal information. The CCPA became effective on January 1, 2020. The CCPA has been amended on multiple occasions and additional regulations of the California Attorney General came into effect on August 14, 2020 and were most recently amended on March 15, 2021. However, aspects of the CCPA and its interpretation remain unclear. The effects of the CCPA are significant and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. Moreover, a new privacy law, the California Privacy Rights Act (CPRA) was recently approved by California voters in connection with the election on November 3, 2020. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. More generally, the various privacy and data security legal obligations that apply to us may evolve in a manner that relates to our practices or the features of our applications or platform. We may need to take additional measures to comply with the changes in our legal obligations and to maintain and improve our information security posture in an effort to avoid information security incidents or breaches affecting personal information or other sensitive or proprietary data.

Our security policies, procedures, and controls are routinely audited and attested by third parties for compliance, certification, or adherence to industry security standards and regulations, such as SOC 2 Type 2, HIPAA, UK Cyber Essentials, and FedRAMP In Process. Our cloud products maintain the American Institute of Certified Public Accounts (AICPA) SOC 2®, and SOC 3® attestation reports based on the trust services criteria relevant to security, availability, and confidentiality (applicable trust services criteria) set forth in TSP section 100, 2017 Trust Services Criteria for Security, Availability, Processing Integrity, Confidentiality, and Privacy (AICPA, Trust Services Criteria), commonly known as the AICPA Systems and Organizational Control (SOC 2®, and SOC 3®). Informatica also maintains compliance with the Health Insurance Portability and Accountability Act (HIPAA) Security Standards for the Protection of Electronic Protected Health Information (HIPAA Security Rule), and the Notification in the Case of Breach of Unsecured Protected Health Information enacted as part of the American Recovery and Reinvestment Act of 2009 (HITECH Breach Notification Requirements), as described in Part 164 of CFR 45, commonly known as HIPAA/HITECH. In 2020, we received a FedRAMP Moderate “In Process” designation for our IICS product, operating in the AWS GovCloud. We anticipate achieving our first Authorization To Operate (ATO) in late 2021, sponsored by the US Department of State. In 2021 Informatica received its first UK Cyber Essentials certification. In April 2021, our on-premise MDM products and cloud-based Master Data Management (MDM) products earned Letters of Compliance for GxP, also known as cGMP (Current Good Manufacturing Practice) that ensures pharmaceutical products, medical devices and other regulated items are consistently manufactured and controlled according to quality standards—thus reducing the risk of harm to consumers.

Our information systems and technical infrastructure for cloud services are hosted within SOC 2® attested data centers and utilize a combination of clustering, multiple datacenters and data replication to maintain high availability and resiliency. Our cloud products utilize identity and access controls, multi-factor authentication, real-time security monitoring, and both encryption in transit and encryption at rest to protect customer data using keys unique to each tenant.

Informatica’s security teams focus on proactive application, network and system security, privacy and governance, internal and supply chain risk management, disaster recovery and business resiliency, security consultation, education and incident response. We maintain a documented vulnerability management program that includes periodic scans designed to identify security vulnerabilities on servers, workstations, network infrastructure and applications, and subsequent remediation of vulnerabilities. External security researchers are encouraged to discreetly send us potential security vulnerabilities through our Responsible Disclosure Program, where reporters of qualifying findings are posted to our Security Hall of Fame. In addition, our products and infrastructure are tested regularly through penetration tests using both internal expertise and third-party teams, and any vulnerabilities found are remediated based on risk.

Human Capital Management

Our Values: DATA (Do Good, Act as One Team, Think Customer-First and Aspire & Innovate) are our foundation and define the Informatica experience. With the mutual goals of “delighting our employees and our customers”, we invest with strong intent to the lifecycle journey beginning with recruiting and onboarding, fostering a culture of inclusiveness, diversity, equity and belonging with a focus on growing both the business and our employees. Our employees receive competitive compensation and benefit programs, and are recognized in a number of ways, including employee driven appreciation and recognition programs. We frequently survey our employees and work to continually strengthen our culture. Our commitment to our employees was especially evident during the pandemic with a multitude of programs designed to drive wellness and engagement as well as at home productivity. This commitment has been reflected in relatively low voluntary attrition and strong engagement scores. As of June 2021, our Glassdoor overall rating was 4.3 out of 5.0 with a CEO

Approval Rating of 96% and a Recommend to a Friend Rating of 90%. Additionally, Informatica has won numerous Best Places to Work awards.

As of June 30, 2021, we had 5,249 full-time employees, including 1,936 in product development, 1,445 in sales and marketing, 1,276 in operations and customer support, and 592 in general and administrative. As of June 30, 2021, 3,444 of our employees were located outside the United States, with 2,216 of our employees located in India. None of our U.S. employees are covered by collective bargaining agreements. However, in certain countries in which we operate, we are subject to, and comply with, local labor law requirements which may automatically make our employees subject to industry-wide collective bargaining agreements. We may be required to comply with the terms of these collective bargaining agreements. We believe our employee relations are good, and we have not experienced any work stoppages.

Diversity and Inclusion

We are proud to be a global leader in the promotion and practice of diversity and inclusion. In addition to having offices and employees all over the world, we take pride in and celebrate our cultural diversity. Informatica searches the globe for top talent in an effort to recruit and hire diverse individuals with a variety of skills, experiences, and backgrounds. Our objective is to continue to improve our hiring, development, advancement, and retention of diverse talent and to foster an environment of inclusivity, diversity, equity and belonging (IDEB). Our employees are key contributors to supporting our IDEB vision with employee resource groups, postings and education on our IDEB site and community outreach.

We require our employees and managers to participate in training programs directed at maintaining a harassment-free, diverse, and secure workplace. With our diverse employee population, we uphold the rights to work in an environment that promotes equal opportunity and prohibits discriminatory practices against race, color, national origin, ancestry, medical condition, religious creed (including religious dress and grooming practices), marital status, registered domestic partner status, sex, sexual orientation, gender identity and expression, genetic characteristics and information, age, veteran status, or any other protected characteristic. We are committed to cultivating a respectful workplace and preventing harassment in all its forms.

Health and Safety

We recognize that a healthy environment and safe workplaces are critical to our business, strategy, and communities. We address environmental issues in an integrated manner to encompass protection of the environment as well as the health and safety of our workforce. For example, in response to COVID-19 and the significant increases in remote workforces in March 2020, we mandated a work-from-home policy to protect our employees, families, customers, and our communities.

With the ongoing COVID-19 pandemic, our workforce continues to operate remotely where necessary, and our top priority remains providing support for our employees, partners, and customers. We are fortunate that the nature of our business allowed us to successfully operate on a work-from-home basis and in this new dynamic hybrid environment. We have been able to successfully adapt to the current challenges and deliver results despite the pandemic while continuing to protect the health and safety of our workforce and customers.

Compensation and Benefits

We provide robust market-based compensation and benefits to our employees. In addition to competitive base salaries, all qualified employees are eligible for variable pay. Employees also are well supported in their time-off needs.

To support the health and wellness of our workforce, we offer premium health coverage with minimal out-of-pocket contributions for our global employees as well as a number of other welfare programs for added security.

Training and Development

We believe every employee can make a difference and can shape their career at Informatica, so we empower them in their roles to explore various career paths. We assist employees as they grow in a role in general career advancement with access to both on-line and classroom (now virtual) training. Employees have access to both a rich array of technical and professional development opportunities.

Communication and Engagement

Frequent and transparent communications are paramount at Informatica to engage and inform our teams. We utilize multiple communication channels to ensure our employees and managers receive timely information regarding the business strategy, product and service releases, financial results and priorities; as well as how to stay connected.

Intellectual property

Our success depends in part upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures, and licensing arrangements to establish and protect our proprietary rights. As of June 22, 2021, we had 35 patent applications filed and 117 patents issued in a variety of jurisdictions. Our issued patents are scheduled to expire at various times through November 2038. In addition, we have registered identifiers important to our business including “Informatica” and “CLAIRE” as trademarks in the United States and other jurisdictions. We are also the registered holder of a variety of domestic and international domain names that include “Informatica” and similar variations. In addition to the protections provided by our intellectual property rights, as part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors, and corporate partners and into license agreements with respect to our software, documentation, and other proprietary information. Where appropriate, we have also entered into patent cross-license agreements with third parties, thereby acquiring additional intellectual property rights which preserve our ability to pursue normal business activity and minimize our risks in entering new and adjacent technology markets.

Nonetheless, our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented, or challenged. Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation based on allegations of patent infringement or other violations of intellectual property rights. We believe that competitors will try to develop products and services that are similar to ours and that may infringe our intellectual property rights. Our competitors or other third parties may also claim that our platform infringes their intellectual property rights. In particular, leading companies in our industry have extensive patent portfolios. From time to time, third parties have in the past and may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us or our customers or channel partners, with whom our license or other agreements may obligate us to indemnify against these claims. Successful claims of infringement by a third party could prevent us from offering certain services or features, require us to develop alternate, non-infringing technology, which could require significant time and during which we could be unable to continue to offer our affected subscriptions or services, require us to obtain a license, which may not be available on reasonable terms or at all, or force us to pay substantial damages, royalties or other fees. As we face increasing competition and gain an increasingly higher profile, including as a result of becoming a public company, the possibility of intellectual property rights claims against us grows. We are not aware of any current infringement of any third-party patents or other proprietary rights by us, although we cannot guarantee this is the case. In addition, the laws of various foreign countries where our products are distributed do not protect our intellectual property rights to the same extent as U.S. laws. Our inability to protect our proprietary information could harm our business. For a further discussion of our intellectual property rights, see the section titled “Risk Factors—Risks Related to Our Intellectual Property.”

Facilities

Our corporate headquarters is located in two buildings totaling approximately 290,000 square feet in Redwood City, California, which we purchased in 2012. We also own the associated 11.6 acres of land including two parking lots. These buildings are our principal facilities and house executive, sales and marketing, product development, customer support and general and administrative employees.

We also occupy leased facilities in the United States, including offices located in Austin, Texas; New York, New York and Naperville, Illinois, which are primarily used for sales and marketing, product development and general and administrative employees. We lease office facilities outside of the United States in Sydney, Australia; Sao Paulo, Brazil; Hong Kong, China; Paris, France; Dublin, Ireland; Milan, Italy; Tokyo, Japan; Amsterdam, the Netherlands; Singapore; Madrid, Spain; Stockholm, Sweden; and Maidenhead, United Kingdom and are used primarily for sales and marketing, customer support, and general and administrative employees.

We also lease facilities in Bangalore, India; Stuttgart, Germany; and Toronto, Canada which are used primarily for our product development, customer support, professional services and general and administrative employees. We also lease additional facilities including Maxdorf, Germany; Chennai and Hyderabad, India; Tel Aviv, Israel; Krakow, Poland; and Kazan, Russia where our offices are primarily used for product development.

These leased facilities expire at various times through 2035. We are continually evaluating the adequacy of existing facilities and additional facilities in other locations, and we believe suitable additional space will be available in the future on commercially reasonable terms as needed.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would have a material adverse effect on our business, financial condition, results of operations or cash flows. Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. See Note 20. Commitments and Contingencies in the Notes to our Consolidated Financial Statements.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers, key employees and directors as of July 31, 2021:

Name	Age	Position
Executive Officers:
Amit Walia	49	Chief Executive Officer and Director
Eric Brown	55	Executive Vice President and Chief Financial Officer
Jitesh Ghai	43	Executive Vice President and Chief Product Officer
John Schweitzer	52	Executive Vice President and Chief Revenue Officer
Ansa Sekharan	51	Executive Vice President and Chief Customer Success Officer
Non-Employee Directors:
Bruce Chizen	65	Chair
Janice Chaffin	66	Director
Gerald Held	73	Director
Ryan Lanpher	36	Director
Austin Locke	39	Director
Geoff McKay	53	Director
Elizabeth Rafael	60	Director
Brian Ruder	48	Director
Jill Ward	61	Director

Executive Officers

Amit Walia.    Mr. Walia has served as our Chief Executive Officer since January 2020 and as a member of our board of directors since January 2020. Prior to serving as our Chief Executive Officer, Mr. Walia served in various roles at Informatica since October 2013, most recently as President, Products and Marketing. Mr. Walia holds a B.Tech. from the Indian Institute of Technology, Varanasi, India, and an M.B.A. from the Kellogg School of Management, Northwestern University.

Mr. Walia was selected to our board of directors because of the perspective, experience and operational expertise in our business that he has developed as our Chief Executive Officer.

Eric Brown.    Mr. Brown has served as our Executive Vice President and Chief Financial Officer since July 2018. Prior to joining Informatica, Mr. Brown was Chief Financial Officer for Machine Zone, a private real-time gaming, data and analytics company, from August 2017 to June 2018. Prior to Machine Zone, Mr. Brown served as Chief Financial Officer and Chief Operating Officer at Tanium, an endpoint security and systems management company, from April 2014 to March 2017. Mr. Brown also previously served, from February 2012 to March 2014, as the Chief Financial Officer and Chief Operating Officer of Polycom Inc., an enterprise collaboration business acquired by Plantronics, Inc. in 2018; from April 2008 to February 2012, as the Chief Financial Officer of Electronic Arts Inc., an electronic gaming company; from March 2006 to March 2008, as the Chief Financial Officer and Chief Operating Officer of McAfee Corp., an internet security company; and from January 2005 to March 2006, as the Chief Financial Officer of McAfee. Mr. Brown holds a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.S. in Management from the Massachusetts Institute of Technology Sloan School of Management.

Jitesh Ghai.    Mr. Ghai has served in various roles at Informatica since March 2010, most recently as our Executive Vice President and Chief Product Officer. Mr. Ghai holds a B.S. in Electrical Engineering from the University of Waterloo, Ontario, Canada.

John Schweitzer.    Mr. Schweitzer has served as our Executive Vice President and Chief Revenue Officer since March 2021. Prior to joining Informatica, Mr. Schweitzer served as Chief Revenue Officer and Executive Board Member of Software AG, an enterprise software company, from November 2018 to January 2021. Prior to Software AG, Mr. Schweitzer served as the President, Americas of Workday, a financial management and human capital management software vendor, from March 2017 to October 2018 and Senior Vice President, Sales of SAP, a software company, from January 2015 to February 2017. Mr. Schweitzer holds a B.S.B.A. in Economics—Finance from Northern Arizona University.

Ansa Sekharan.    Mr. Sekharan has served in various roles at Informatica since November 1996, most recently as our Executive Vice President and Chief Customer Officer. Mr. Sekharan holds a B.S. in Computer Science from The National Institute of Technology, India and an M.S. in Computer Science from the University of Tulsa.

Non-Employee Directors

Bruce Chizen.    Mr. Chizen has served as a member of our board of directors since August 2015 and as the Executive Chairman of our board of directors since January 2016. Mr. Chizen has also served as a special advisor since August 2015. Mr. Chizen is currently an independent consultant and has served as a Senior Adviser to Permira Advisers LLP, a private equity firm, since July 2008, an Operating Partner for Permira Growth Opportunities since June 2018, and as a Venture Partner at Voyager Capital, a venture capital firm, since August 2009. Mr. Chizen has served on the boards of directors of Oracle Corporation, a computer technology company, since July 2008, Chargepoint Holdings, Inc., an electric vehicle infrastructure company, since December 2014 and Synopsys, Inc. an electronic design automation company, since April 2001. Mr. Chizen holds a B.S. in Health Sciences from Brooklyn College, City University of New York.

Mr. Chizen was selected to our board of directors because of his significant expertise in the management of complex global organizations.

Janice Chaffin.    Ms. Chaffin has served as a member of our board of directors since October 2019. Ms. Chaffin previously served in various roles at Symantec, a cybersecurity software and services company, from May 2003 to March 2013, most recently serving as Group President, Consumer Business. Ms. Chaffin has served on the boards of directors of Synopsys, an electronic design automation company, since December 2014 and PTC, a computer software company since August 2013. Ms. Chaffin holds a B.A. in Political Science from University of California, San Diego, and an M.B.A. from UCLA where she was an Edward W. Carter Fellow.

Ms. Chaffin was selected to our board of directors because of her extensive enterprise software market experience.

Gerald Held.    Dr. Held has served as a member of our board of directors since November 2008. Since January 1999, Dr. Held has been the Chief Executive Officer of Held Consulting Group, a strategic consulting firm. Dr. Held has served as a member of the board of directors of NetApp, a data management company, since December 2009, and currently serves on the boards of director for several private companies. Dr. Held holds a B.S. in Electrical Engineering from Purdue University, an M.S. in Systems Engineering from the University of Pennsylvania and a Ph.D. in Computer Science from University of California, Berkeley.

Dr. Held was selected to our board of directors because of his experience in developing, managing and advising technology organizations especially in the field of data management.

Ryan Lanpher.    Mr. Lanpher has served as a member of our board of directors since August 2015. Mr. Lanpher is a Partner at Permira, which he joined in January 2009. Mr. Lanpher is currently a member of the boards of directors of various private companies. Mr. Lanpher holds a B.A. in International Studies from John Hopkins University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Lanpher was selected to our board of directors because he possesses particular knowledge and expertise in technology investing.

Austin Locke.    Mr. Locke has served as a member of our board of directors since December 2019. Mr. Locke is a Managing Director with CPP Investments, an asset management company, which he joined in May 2014. Mr. Locke leads the North American technology investing efforts in the Direct Private Equity group of CPP Investments. Mr. Locke holds a B.S. in Analytical Finance from Wake Forest University and an M.B.A. from the University of Chicago Booth School of Business.

Mr. Locke was selected to our board of his directors because of his extensive experience with corporate finance, corporate strategy, and private equity investments, as well as his experience working with other technology and software companies.

Geoff McKay.    Mr. McKay has served as a member of our board of directors since May 2017. Mr. McKay serves as Managing Director, Head of North America, Direct Private Equity at CPP Investments, which he joined in October 2014. Mr. McKay holds a B.A. in Economics from the University of Victoria and an M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. McKay was selected to our board of directors because of his substantial transactional experience and his background in investment oversight.

Elizabeth Rafael.    Ms. Rafael has served as a member of our board of directors since July 2021. Ms. Rafael was most recently the Chief Transformation Officer at GoDaddy Inc. from May 2018 to November 2019. Prior to that she completed a five-year tenure at Apple as Vice President and Corporate Controller and Principal Accounting Executive, retiring in October 2012. Ms. Rafael also had a successful career at Cisco Systems where she was Vice President, Corporate Finance and served as Vice President, Corporate Controller and Principal Accounting Officer. She was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc.; the Senior Vice-President and CFO of Escalate, Inc. and has held senior leadership positions at Silicon Graphics (SGI) and Sun Microsystems. Ms. Rafael graduated magna cum laude from Santa Clara University with a B.S.C. degree in Accounting and sat on the Santa Clara Board of Trustees from October 2012 through 2018.

Ms. Rafael was selected to our board of directors because of her extensive financial experience and her experience advising technology companies.

Brian Ruder.    Mr. Ruder has served as a member of our board of directors since August 2015. Mr. Ruder joined Permira in November 2008 and currently serves as co-head of Permira’s Technology investing sector, as a member of Permira’s Executive Committee, and as co-chair of the Permira VII Investment Committee. Mr. Ruder also serves on the board of various private companies. Mr. Ruder holds a B.A. in Mathematics and Philosophy from Harvard University and an M.B.A. from Harvard Business School.

Mr. Ruder was selected to our board of directors because of his extensive financial experience and his experience advising technology companies.

Jill Ward.    Ms. Ward has served on our board of directors since May 2021. From October 2018 to February 2020, Ms. Ward served as an Operating Partner of Lead Edge Capital, a growth equity investment firm. Ms. Ward has served as a member of the board of directors of Dynatrace, Inc., a software intelligence platform company, since September 2019 and as a member of the board of directors of HubSpot, Inc., a cloud-based customer relationship management (CRM) platform company, since October 2017. Ms. Ward previously served as a member of the board of directors of Carbon Black, Inc., a cloud security company, from December 2018 until its acquisition by VMware, Inc., a cloud computing and infrastructure company, in October 2019. She served as president and chief operating officer of Fleetmatics Group PLC, a SaaS fleet management company from April 2015 until its acquisition by Verizon Communications Inc., a telecommunications company, in November 2016. Ms. Ward previously served in various roles at Intuit, a financial software company, from 2001 to 2014, most recently serving as Senior Vice President and General Manager. Ms. Ward holds a B.A. from Wellesley College, and an M.B.A. from the Tuck School of Business at Dartmouth College.

Ms. Ward was selected to our board of directors due to her business experience and her overall knowledge of the technology industry.

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Status as a Controlled Company

Because our Sponsors will beneficially own, in the aggregate,                    shares of Class A common stock and                      shares of Class B-2 common stock, which are the only classes of our common stock entitled to vote on director elections and which represent in the aggregate approximately     % of the voting power with respect to director elections (or     % of such voting power if the underwriters’ option to purchase additional shares is exercised in full) immediately following the completion of this offering, assuming an offering size as set forth in “Prospectus Summary—The Offering” and an initial public offering price of $             (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect to be a controlled company as of the completion of this offering under the rules of the NYSE. A controlled company does not need its board of directors to have a majority of independent directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we will remain subject to the rules of the NYSE, which require us to have an audit committee composed entirely of independent directors. Under these rules, assuming a three-member audit committee, we must have at least one independent director on our audit committee by the date our Class A common stock is listed on the NYSE, at least two independent directors on our audit committee within 90 days of the listing date, and at least three independent directors on our audit committee within one year of the listing date.

If at any time we cease to be a controlled company, we will take all action necessary to comply with the rules of the NYSE, including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to any permitted “phase-in” period.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that will apply to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. After the completion of this offering, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering. Each of our current directors will continue to serve as directors until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board of Directors

We intend to adopt an amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering. Our amended and restated certificate of incorporation will provide that, immediately after the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors will be divided among the three classes as follows:

•	the Class I directors will be Bruce Chizen, Elizabeth Rafael and Amit Walia, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Janice Chaffin, Gerald Held, Ryan Lanpher and Austin Locke, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Geoff McKay, Brian Ruder and Jill Ward, and their terms will expire at the annual meeting of stockholders to be held in 2024.

Each director’s term will continue until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of our directors.

This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

In connection with this offering, we will enter into a stockholders agreement with investment funds or other entities affiliated with our Sponsors governing certain nomination rights with respect to our board of directors following this offering. Under the agreement, we are required to take all necessary action to cause the board of directors to include individuals designated by Permira and CPP Investments in the slate of nominees recommended by the board of directors for election by our stockholders, as follows:

•

for so long as Permira owns at least 20% of the shares of our Class A and Class B-1 common stock held by Permira upon completion of this offering and the Reorganization Transactions, Permira will be entitled to designate two individuals for nomination;

•

for so long as Permira owns less than 20% but at least 10% of the shares of our Class A and Class B-1 common stock held by Permira upon completion of this offering and the Reorganization Transactions, Permira will be entitled to designate one individual for nomination;

•

for so long as CPP Investments beneficially owns at least 20% of the shares of our Class A and Class B-1 common stock held by CPP Investments upon completion of this offering and the Reorganization Transactions, CPP Investments will be entitled to designate two individuals for nomination;

•

for so long as CPP Investments beneficially owns less than 20% but at least 10% of the shares of our Class A and Class B-1 common stock held by CPP Investments upon completion of this offering and the Reorganization Transactions, CPP Investments will be entitled to designate one individual for nomination; and

•

for so long as Permira and CPP Investments together have the right to designate an aggregate of four individuals for nomination, Permira and CPP Investments will have the right to jointly designate one additional individual for nomination.

Permira and CPP Investments will have also have the exclusive right to remove their respective designees and to fill vacancies created by the removal or resignation of their designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of Permira and CPP Investments, as applicable.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that Janice Chaffin, Gerald Held, Elizabeth Rafael, and Jill Ward do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE and SEC rules and regulations, if applicable. Upon our listing on the NYSE, each committee’s charter will be available on our website at www.informatica.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Pursuant to the terms of our stockholders agreement, following this offering, Permira and CPP Investments will each have the right to appoint a director to serve on each of our board committees (other than our audit committee), for so long as Permira or CPP Investments, as applicable, has the right to designate at least one director for nomination, subject to applicable laws and NYSE regulations.

Audit Committee

Our audit committee consists of Elizabeth Rafael, Janice Chaffin and Austin Locke, with Elizabeth Rafael serving as Chair, of whom Elizabeth Rafael and Janice Chaffin meets the requirements for independence under the listing standards of the SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that Elizabeth Rafael is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following the completion of this offering, our audit committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•	helping to ensure the independence and overseeing performance of the independent registered public accounting firm;

•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	reviewing our financial statements and our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls;

•	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing compliance with our code of business conduct and ethics;

•	reviewing related party transactions; and

•	pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE.

Compensation Committee

Our compensation committee consists of Brian Ruder, Geoff McKay and Bruce Chizen, with Brian Ruder serving as Chair. Following the completion of this offering, our compensation committee will be responsible for, among other things:

•	reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	reviewing and approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans;

•	establishing and reviewing general policies relating to compensation and benefits of our employees; and

•	making recommendations regarding non-employee director compensation to our full board of directors

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Jill Ward and Ryan Lanpher, with Jill Ward serving as Chair. Following the completion of this offering, our nominating and corporate governance committee will be responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	approving our committee charters;

•	overseeing compliance with our code of business conduct and ethics;

•	contributing to succession planning;

•	reviewing actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by our audit committee; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

The following table provides information regarding compensation of our non-employee directors for service as directors for 2020.

Director Compensation for Fiscal Year 2020

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Bruce Chizen(2)	1,128,750	—	1,128,750
Janice Chaffin	150,000	—	150,000
Gerald Held	250,000	33,469	283,469
Ryan Lanpher	—	—	—
Austin Locke	—	—	—
Geoff McKay	—	—	—
Elizabeth Rafael(3)	—	—	—
Brian Ruder	—	—	—
Jill Ward(4)	—	—	—

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant-date fair value of each stock option granted during the fiscal year ended December 31, 2020, computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the equity awards reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. Our directors will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of the shares underlying such stock options.

(2)

In 2015, we entered into a board service agreement with Bruce Chizen, the Executive Chairman of our board of directors. The agreement provides for an annual retainer of $525,000, and a target cash bonus opportunity of 115% of his annual retainer. For 2020, Mr. Chizen received a cash bonus of $603,750, which is equal to his target bonus amount.

(3)	Ms. Rafael became a member of our Board of Directors in July 2021.
(4)	Ms. Ward became a member of our Board of Directors in May 2021.

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2020:

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date
Bruce Chizen	11/1/2015		23,863	—	—	8.70	10/31/2025
	11/1/2015		130,000	—	—	10.00	10/31/2025
	11/1/2015		17,727	—	—	10.00	10/31/2025
	11/1/2015		175,000	—	—	8.70	10/31/2025
	1/24/2017	(1)	—	—	198,863	8.70	1/23/2027
	3/1/2018	(1)	—	—	56,818	8.70	2/29/2028
	3/1/2018	(2)	28,409	4,734	—	10.00	2/29/2028
Janice Chaffin	10/9/2019	(3)	10,639	31,914	—	13.90	10/8/2029
Gerald Held	11/1/2015		55,319	—	—	10.00	10/31/2025
	11/1/2015		14,893	—	—	8.70	10/31/2025
	2/4/2016		82,978	—	—	10.00	2/3/2026
	2/4/2016		22,340	—	—	8.70	2/3/2026
	1/24/2017	(1)	—	—	37,234	8.70	1/23/2027
	3/1/2018	(4)	4,875	443	—	10.00	2/29/2028
	3/1/2018	(1)	—	—	5,319	8.70	2/29/2028
	5/12/2020	(5)	—	15,000	—	20.00	5/11/2030
Ryan Lanpher	—		—	—	—	—	—
Austin Locke	—		—	—	—	—	—
Geoff McKay	—		—	—	—	—	—
Elizabeth Rafael(6)	—		—	—	—	—	—
Brian Ruder	—		—	—	—	—	—
Jill Ward(7)	—		—	—	—	—	—

(1)

Equity awards vest upon achievement of certain Multiple on Invested Capital (MOIC) thresholds, which are calculated by dividing the cash return to our Sponsors by their investment in us, and/or upon the satisfaction of market conditions in connection with achieving a certain per share price in any one or more exit events.

(2)

This equity award vests over a period of three years, of which 18,939 options vested on March 1, 2019 and 1/8 of the remaining options vest on each quarterly anniversary thereafter, subject to Mr. Chizen remaining in continuous service through each vesting date.

(3)

This equity award vests over a period of four years, of which 10,638 options vested on November 1, 2020 and 1/12 of the remaining options vest on each quarterly anniversary thereafter, subject to Ms. Chaffin remaining in continuous service through each vesting date.

(4)

This equity award vests over a period of three years, of which 1,773 options vested on March 1, 2019 and 1/8 of the remaining options vest on each quarterly anniversary thereafter, subject to Mr. Held remaining in continuous service through each vesting date.

(5)

This equity award vests over a period of three years, of which 4,500 options vested on March 1, 2021 and 1/8 of the remaining options vest on each quarterly anniversary thereafter, subject to Mr. Held remaining in continuous service through each vesting date.

(6)	Ms. Rafael became a member of our Board of Directors in July 2021.
(7)	Ms. Ward became a member of our Board of Directors in May 2021.

Outside Director Compensation Policy

Prior to this offering, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. From time to time, we have granted equity awards and paid compensation to certain non-employee directors to entice them to join our board of directors and for their continued service on our board of directors. We also have reimbursed our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors. In 2021, our compensation committee retained Compensia, a third-party compensation consultant, to provide our board of directors and its compensation committee with an analysis of publicly available market data regarding non-employee director compensation levels and practices and assistance in determining compensation to be provided to our non-employee directors following this offering. Based on the discussions with and assistance from the compensation consultant, prior to this offering, we anticipate adopting a formal compensation policy for our non-employee directors, which will provide for their cash and equity compensation following the completion of this offering (an Outside Director Compensation Policy).

The below is a summary of the terms of such Outside Director Compensation Policy.

Cash Compensation

The Outside Director Compensation Policy would provide for the following cash compensation program for our non-employee directors, effective upon the effective date of the registration statement of which this prospectus forms a part:

•	$55,000 per year for service as a non-employee director;

•	$ per year for service as board chair;

•	$25,000 per year for service as chair of the audit committee;

•	$12,500 per year for service as a member of the audit committee;

•	$20,000 per year for service as chair of the compensation committee;

•	$10,000 per year for service as a member of the compensation committee;

•	$15,000 per year for service as chair of the nominating and corporate governance committee; and

•	$7,500 per year for service as a member of the nominating and corporate governance committee.

Each non-employee director who serves as a committee chair will receive only the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as board chair will receive the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. These fees to our non-employee directors will be paid quarterly in arrears on a prorated basis. The above-listed fees for service as board chair or a chair or member of any committee are payable in addition to the non-employee director retainer. The Outside Director Compensation Policy also would provide for reimbursement to our non-employee directors for reasonable travel expenses to attend meetings of our board of directors and its committees.

Equity Compensation

Initial Award. Pursuant to the Outside Director Compensation Policy, each person who first becomes a non-employee director after the effective date of such policy would receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of restricted stock units (the initial award). The initial award will cover a number of shares of our Class A common stock having a value of $450,000 (rounded down to the nearest whole share), with “value” meaning the fair market value of the shares subject to an initial award (as determined in accordance with our 2021 Equity Incentive Plan (described below)) on the date of grant. The initial award will be scheduled to vest in equal annual installments on each of the first three anniversaries of the initial award’s date of grant, subject to continued services to us through the applicable vesting dates. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an initial award.

Annual Award. Each non-employee director automatically will receive, on the first trading day immediately after the date of each annual meeting of our stockholders that occurs following the effective date of the Outside Director Compensation Policy, an annual award of restricted stock units (the annual award), except that, if an individual began service as a non-employee director less than six months prior to the date of such annual meeting, then such individual will not be eligible for an annual award with respect to such annual meeting. The annual award will cover a number of shares of our Class A common stock having a value of $225,000 (rounded down to the nearest whole share), with “value” meaning the fair market value of the shares subject to an annual award (as determined in accordance with our 2021 Equity Incentive Plan) on the date of grant. Each annual award will be scheduled to vest as to all of the shares of our Class A common stock subject to such award on the earlier of (i) the one-year anniversary of the annual award’s grant date or (ii) the date of the next annual meeting following the grant date of the annual award, subject to continued services to us through the applicable vesting date.

IPO Awards. On the third trading day immediately following the effective date of the registration statement of which this prospectus forms a part, provided that a Form S-8 registration statement is effective with respect to our 2021 Equity Incentive Plan as of such date, each non-employee director will receive an IPO award of restricted stock units (the IPO award). The IPO award will cover a number of shares of our Class A common stock having a value of $225,000 (rounded down to the nearest whole share), with “value” meaning the fair market value of the shares subject to an IPO award (as determined in accordance with our 2021 Equity Incentive Plan) on the date of grant. Each IPO award will be scheduled to vest as to all of the shares of our Class A common stock subject to such award on the earlier of (i) the one-year anniversary of the IPO award’s grant date or (ii) the date of the next annual meeting following the grant date of the IPO award, subject to continued services to us through the applicable vesting date

Change in Control. In the event of our change in control (as defined in our 2021 Equity Incentive Plan), each non-employee director’s then outstanding equity awards covering shares of our common stock that were granted to him or her while a non-employee director will accelerate vesting in full, provided that he or she remains a non-employee director through the date of our change in control.

Other Award Terms. Each initial award, annual award, and IPO award, will be granted under our 2021 Equity Incentive Plan (or its successor plan, as applicable) and form of award agreement under such plan.

Annual Compensation Limit

Our Outside Director Compensation Policy would provide that in any fiscal year, a non-employee director may be paid cash compensation and granted equity awards with an aggregate value of no more than $                 (with the value of equity awards based on its grant date fair value determined in accordance with U.S. GAAP for purposes of this limit), with such limit increased to $                 in the fiscal year of his or her initial service as a non-employee director. Equity awards granted or other compensation provided to a non-employee director for services as an employee or consultant (other than a non-employee director), or before the effective date of the registration statement of which this prospectus forms a part, will not count toward this annual limit.

Non-Compensated Directors

Under our Outside Director Compensation Policy, “non-compensated director” will not receive any cash compensation or equity awards. For the purposes of our Outside Director Compensation Policy,

“non-compensated director” generally will mean any individual who is a current employee or general partner of an entity or institutional stockholder that holds at least 2% of the outstanding shares of capital stock of the Company calculated on a fully diluted basis (such a stockholder, a “major investor”). A non-compensated director will no longer be classified as a non-compensated director only in the event that (i) the applicable entity or institutional stockholder ceases to be a major investor and (ii) on or after the date that the event in subclause (i) occurs, either (A) the director offers to resign and the board of directors rejects such resignation or (B) the director is reelected as a director by the Company’s stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation programs and policies for our named executive officers (or NEOs) for our fiscal year 2020 ended December 31, 2020. Our NEOs for fiscal year 2020 were:

•	Amit Walia, Chief Executive Officer

•	Eric Brown, Executive Vice President and Chief Financial Officer

•	Jitesh Ghai, Executive Vice President and Chief Product Officer

•	Ansa Sekharan, Executive Vice President and Chief Customer Success Officer

Mr. Walia was appointed to his role as Chief Executive Officer (or CEO) effective January 1, 2020. Mr. Ghai was promoted to Executive Vice President and Chief Product Officer effective January 1, 2021. Prior to such promotion and during fiscal year 2020, Mr. Ghai was SVP, Data Management.

This Compensation Discussion and Analysis describes the material elements of our executive compensation during fiscal year 2020. It also provides an overview of our executive compensation philosophy and objectives, and how and why the Compensation Committee of the Board of Directors of Informatica Holdco Inc. (or the Holdco Board, and such committee, the Compensation Committee) arrived at the specific compensation decisions for our NEOs for fiscal year 2020. Following the Restructuring Transactions, the compensation committee of the board of directors of Informatica Inc. administers our executive compensation program. The information contained in this Compensation Discussion and Analysis should be read together with the compensation tables below, which provide additional details of the compensation paid to our NEOs for fiscal year 2020.

Compensation Objectives and Philosophy

Our executive compensation program is designed to support and align with the achievement of our business success and creation of long-term value for our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following key objectives:

•	Provide compensation that attracts, retains and rewards talented executive officers in a highly competitive market;

•	Establish a strong link between pay and performance; and

•	Promote the close alignment of the interests of our executive officers with those of our stockholders.

We believe this program is in the best interests of and aligned with our stockholders and maximizes the incentives for our executive officers to deliver stockholder value. Our executive compensation program includes the following features designed to focus on pay for performance and corporate governance:

•	Independent Compensation Committee Advisers. Our Compensation Committee engages its own compensation consultants to assist with its compensation reviews.

•

Competitive Compensation.    Our Compensation Committee reviews market data to determine compensation for our executive officers that is competitive and enables us to attract and engage talented executives.

•

Significant Portion of Compensation At-Risk.    Our executive compensation program is weighted toward performance-based incentive compensation, including performance-based equity awards. In addition, as level of seniority increases, including for our NEOs, generally the portion of compensation that is performance-based also increases.

•	No Golden Parachute Tax Gross-Ups. We do not provide gross-up payments for any golden parachute excise taxes in connection with a change in control.

•

No Hedging or Pledging.    In connection with this offering, we are adopting policies that will prohibit our executives and directors from engaging in derivatives trading and hedging involving our securities and pledging or margining our common stock.

Compensation-Setting Process

Role and Authority of the Board and Compensation Committee

The Holdco Board has delegated authority to the Compensation Committee, pursuant to the Company’s Compensation Committee charter, to administer our executive compensation program. The Compensation Committee is responsible for reviewing and approving the compensation of our Chief Executive Officer (or CEO) and our other NEOs and members of the Company’s senior management team, including reviewing and approving performance objectives to which compensation may be subject and administration of the equity compensation plan pursuant to which equity awards may be granted to our executive officers. The Compensation Committee also has the authority in its sole discretion to select and hire outside consultants and advisers and set the compensation to be paid by the Company to such consultants and advisers. The Compensation Committee from time to time seeks input from management, including with respect to fiscal year 2020 executive compensation, our CEO, Chief Financial Officer (or CFO), and Chief Human Resources Officer (or CHRO).

Role of Compensation Consultant.

In 2019, the Compensation Committee engaged Semler Brossy, a national compensation consultant firm, to obtain assistance on matters relating to the compensation of our executive officers. The Compensation Committee sought external input primarily to compare our executive compensation program to market data, commence any early preparation work for a potential liquidity event for the Company’s stockholders in the near to mid-term, and determine any appropriate adjustments to be made to the Company’s equity compensation program in effect at that time. Services provided by Semler Brossy for fiscal year 2020 included assisting in the updating of our compensation peer group companies; preparing and presenting peer group and other market data; analyzing our NEOs’ salary, annual cash incentive and equity incentive compensation in relation to market data; assisting the Compensation Committee with the review of and any adjustments to our equity incentive program; and attending Compensation Committee meetings as requested by the Compensation Committee.

Role of Management

As a result of his close working relationship with the other executive officers, our CEO is asked by the Compensation Committee periodically to provide his assessment of their performance, input regarding appropriate levels of various elements of compensation, and recommendations regarding strategic and other business objectives to be established as performance criteria upon which compensation may be provided under our executive compensation program. The Compensation Committee from time to time also requests the input of other members of management, including our CFO and CHRO. While the Compensation Committee considers the recommendations of management in determining executive compensation, its decisions are based on its own judgment and the Compensation Committee is not required to follow any such recommendations. None of our NEOs makes any recommendations regarding his own compensation and none of our NEOs is present when his compensation is determined.

Executive Compensation Elements

The compensation of our NEOs consists of the following key elements and for the following primary objectives:

Elements of Compensation	Objectives
Base salary	Retain individual executive services, provide financial stability, predictability and security of compensation for fulfilling core duties and recognize their day-to-day contributions and reward and motivate individual performance.

Annual cash incentive	Motivate and reward executive officers on achieving important annual business objectives that are intended to contribute incrementally and cumulatively to our long-term success.

Long-term equity-based incentives

Promote closer alignment between the interests of our executive officers and those of our stockholders and encourage a long-term view on decision-making; and

Assist in retaining key talent for longer time horizon.

We consider each of these key elements of our executive compensation program to be necessary to attract, retain and motivate our executive officers, on whom our success depends significantly. In setting these compensation components, the Compensation Committee considers various factors, including, as some examples:

•	The executive’s tenure, skills and experience;

•	Assessments of the executive’s individual performance;

•	The executive’s responsibilities and criticality of his role at the Company;

•	The Company’s overall performance;

•	Internal pay equity;

•	The impact of the compensation on the Company’s stockholders and other stakeholders;

•	The costs and other business impacts on the Company of such compensation;

•	Retentive value of Company equity held by the executive; and

•	Competitive labor market pressures and factors relating to recruiting a replacement for the role filled by such executive.

The Compensation Committee determines in its discretion any of these as well as other factors that it may consider appropriate in setting compensation for our NEOs. The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula or measure to establish compensation for our NEOs or in relation to the market data. The Compensation Committee instead relies on its members’ experience, knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each NEO and determines compensation accordingly.

Our NEOs additionally participate in various welfare benefit plans that generally are available more broadly to our employees, and certain severance benefits as part of our executive compensation program, as described further below. From time to time, we may provide other compensation in order to achieve our recruiting, retention or other compensation objectives. In fiscal year 2020, our executive compensation program included certain compensation for our NEOs relating to option repurchases and bonuses relating to distribution equivalent rights, as discussed further below.

Role of Peer Group and Market Data

In setting the various key elements of compensation for our NEOs, for fiscal year 2020, the Compensation Committee considered market-competitive practices of companies of similar size and that compete with us in similar industries and/or for similar talent. In 2019, as part of the Company’s overall preparation work for ramping toward a potential future public offering and in order to review executive compensation in comparison to prevailing market practices, the Compensation Committee engaged Semler Brossy to assist it in developing a revised peer group of companies.

The peer group for fiscal year 2020 included the following companies:

Akamai Technologies, Inc.	FireEye, Inc.	Open Text Corporation

Alteryx, Inc.	Fortinet, Inc.	Palo Alto Networks, Inc.

ANSYS, Inc.	Guidewire Software, Inc.	Pegasystems, Inc.

Arista Networks, Inc.	Juniper Networks, Inc.	PTC Inc.

Blackbaud, Inc.	NETGEAR, Inc.	Pure Storage, Inc.

Cadence Design Systems, Inc.	NetScout Systems, Inc.	Splunk Inc.

Citrix Systems, Inc.	Nuance Communications, Inc.	Synopsys, Inc.

Commvault Systems, Inc.	Nutanix, Inc.	Teradata Corporation

F5 Networks, Inc.	Okta, Inc.	VeriSign, Inc.

The peer group updated a list of comparable companies previously developed by management and applied certain criteria including that companies in the peer group are U.S.-based, should have annual revenues between approximately $0.5 billion to $3.0 billion, market capitalization between approximately $4 billion and $24 billion, be classified in any of the following industries: internet services and infrastructure, application software, systems software, communications equipment, or technology hardware, storage and peripherals, and be companies for which compensation data was available in Radford’s surveys. Market data of our peer groups was used by the Compensation Committee to review the compensation of our CEO, CFO, Chief Customer Success Officer and other senior management members constituting our Executive Committee for fiscal year 2020.

The market data used to review the compensation for Mr. Ghai, prior to his promotion to his current role as Executive Vice President and Chief Product Officer that became effective on January 1, 2021, consisted of a broader data set derived from a custom cut of Radford’s proprietary Global Technology Survey.12 For certain members of our senior management team who at the time were not Executive Committee members, including Mr. Ghai, the Compensation Committee relied on such broader data given that a smaller peer group set of companies may not provide sufficient comparable information for executives in particular roles.

The Compensation Committee looked to the peer group and other market data collected in the fourth quarter of 2019 generally as data points, among various other factors, to assess the

[12]	Such broader data consisted of survey data collected from the following list of companies:

appropriateness and competitiveness of our executive compensation program, facilitate planning with respect to the Company’s recruiting and retention needs, and guide it in setting compensation that appropriately incentivizes our executives to drive performance and achieve our business objectives. However, the Compensation Committee did not target specified benchmarking positions in determining fiscal year 2020 compensation for our NEOs.

Base Salaries

The Company typically conducts annual performance assessments during the first quarter of the fiscal year and makes merit-based adjustments to base salaries that become effective starting in the second quarter of the fiscal year. In early 2020, in quick response to the growing COVID-19 pandemic, and to assess any impact that the pandemic may have on the Company’s business and its ability to manage cash flow effectively during such period, the Compensation Committee delayed any salary adjustments for our NEOs until July. Effective July 1, 2020, each of our NEOs received an increase in salary as provided in the table below.

Named Executive Officer	Annual Base Salary at Beginning of Fiscal Year 2020 ($)	Annual Base Salary Effective July 1, 2020 ($)
Amit Walia	566,500	635,000
Eric Brown	566,500	578,000
Jitesh Ghai	371,212	400,000
Ansa Sekharan	460,000	478,000

Mr. Walia’s salary increase reflects his increased authority, duties and responsibilities in connection with his promotion to the CEO role. In determining the appropriate compensation

Accenture	Citrix Systems	IBM	OpenText	Snowflake
Adobe	Cloudera	Imperva	Oracle	Splunk
Akamai Technologies	Collibra	Infor	Palo Alto Networks	Square
Alert Logic	Commvault	Infosys	Pegasystems	SugarCRM
Alteryx	Conduent	Intuit	Progress Software	Symantec
Amazon.com	DataStax	Juniper Networks	Proofpoint	Synopsys
Ansys	Dell	LinkedIn	PTC - Parametric Technology	Tableau Software
Apple	DocuSign	MapR Technologies	QAD	Talend
AspenTech	Dropbox	MarkLogic	Qlik Technologies	Teradata
Atlassian	eBay	McAfee	Qubole	TIBCO Software
Autodesk	Electronic Arts	Micro Focus	Quest Software	Twitter
Avid Technology	EnterpriseDB	Microsoft	RealPage	Verisign
Barracuda Networks	Facebook	MicroStrategy	Red Hat	Veritas Technologies
Blackbaud	FireEye	Model N	Riverbed Technology	VMware
Blackboard	Flipkart - India	MongoDB	Sage Group	Walmart eCommerce
Blue Yonder (formerly JDA Software)	General Electric	NetApp	Salesforce.com	Wind River Systems
BMC Software	Genesys Telecom Labs	New Relic	SAP SE	Wipro Technologies
Box	Google/Alphabet	Nuance Communications	SAS Institute	Workday
Cadence Design Systems	Guidewire Software	Nutanix	Seagate Technology	Xactly
Check Point Software	Hewlett-Packard Enterprise	Okta	ServiceNow
Technologies

adjustments for Mr. Walia, in early 2020, the Compensation Committee reviewed the data previously provided by Semler Brossy on the updated peer group information for the CEO. The Compensation Committee considered that moderate adjustments to Mr. Walia’s target total cash compensation generally would align with the market median for CEOs and allow for increases over time based on strong performance. The Compensation Committee also believed it would be important for internal pay equity purposes that, commensurate with the greater responsibilities of the CEO, CEO compensation should be tiered at a level separate from other senior-most members of the executive team.

In connection with Mr. Walia’s transition from his prior role as President, Products and Marketing to CEO effective January 1, 2020, the Company increased the responsibilities of several other executives, including Mr. Ghai, to assist with those responsibilities that previously would have been assigned to Mr. Walia in Mr. Walia’s prior role. In recognition of Mr. Ghai’s increased duties and responsibilities, the Compensation Committee approved an increased salary for Mr. Ghai.

The Compensation Committee adjusted the fiscal year 2020 salary increases for Messrs. Brown and Sekharan consistent with the market data and to maintain internal pay equity.

Target Total Cash Compensation

In determining the key elements of NEO compensation, the Compensation Committee generally considers the overall annual cash compensation opportunity consisting of both the NEO’s base salary and target bonus opportunity (or target total cash compensation). Generally, the target total cash compensation for our NEOs was above market median, reflecting the historical need to attract talent and retain an experienced leadership team to lead a successful turnaround effort for the Company following the 2015 Privatization Transaction. The Compensation Committee also considered that Company performance has been very strong and that given the illiquid nature of the stock underlying the equity awards for a mature privately held company, target total cash compensation could be expected to be have a premium given the risk-reward tradeoffs. Accordingly, the Compensation Committee generally believed that target total cash compensation at or around the 75th percentile of market would be appropriate under the executive compensation program.

Annual Cash Incentive Compensation

We maintain an annual incentive program pursuant to which eligible participants, including our NEOs, have the opportunity to earn cash bonuses based on achievement of corporate and individual performance during the fiscal year. Each NEO had a target bonus opportunity for fiscal year 2020 that was based on a percentage of base salary, as follows:

Named Executive Officer	Fiscal Year 2020 Target Bonus Opportunity as Percentage of Base Salary(1) (%)	Fiscal Year 2020 Target Bonus Opportunity Amount ($)
Amit Walia	115	730,250
Eric Brown	100	578,000
Jitesh Ghai	75	300,000
Ansa Sekharan	90	430,200

(1)	Percentages are based on the NEO’s annual base salary as adjusted effective July 1, 2020.

The Compensation Committee determined each NEO’s 2020 target bonus opportunity based on its review of applicable peer group and market data, the NEO’s role, tenure, internal pay equity, and such other factors that the Compensation Committee deemed appropriate. For Mr. Walia, his target bonus opportunity was set taking into account his promotion to CEO effective at the beginning of the year and peer group data previously provided by Semler Brossy for the CEO, which resulted in a 15% increase (as a percentage of base salary) from the prior year in his prior role as President, Products and Marketing. Mr. Ghai’s target bonus opportunity was increased from 50% to 75% of his salary to reflect in particular the additional responsibilities that Mr. Ghai assumed in 2020 in connection with Mr. Walia’s transition from President, Products and Marketing to CEO.

In early 2020, the Compensation Committee approved an annual cash incentive program, or Corporate Bonus Plan, in which each of our NEOs participated. The Corporate Bonus Plan provided for three corporate performance metrics consisting of the Company’s pro forma net new bookings (or NNB), recurring revenue (or ARR), and cash adjusted earnings before interest, tax, depreciation and amortization (or Cash EBITDA), for fiscal year 2020.

•

NNB represents the annual contract value (or ACV) for new software contracts, including upsell ACV value on existing and renewed and/or amended software contracts, but excluding professional services, education contracts, maintenance related to perpetual licenses and software renewal orders, and provided further that net new bookings value for perpetual licenses are weighted at 1x their value and subscription contracts are weighted at 2x their value.

•

ARR was determined as the expected annual billing and revenue amounts from active maintenance and subscription agreements, based on the contract monthly recurring revenue multiplied by 12, where monthly recurring revenue is the accounting adjusted total contract value divided by the applicable number of months of the agreement (including contracts that have expired generally during a six-month grace period but still are under negotiation for renewal, and excluding any cancelled contracts and contracts deemed lost or inactive).

•

Cash EBITDA was determined as GAAP-based EBITDA plus rental income, plus/minus the change in short-term deferral revenue, plus ASC606 commission expense, less ASC605 commission expense, less the increase in contract asset, and plus/minus the impact of foreign exchange.

Achievement of each corporate performance metric at the target level would result in 100% funding of the bonus pool under the Corporate Bonus Plan. Achievement above or below the target level would result in funding at greater or less than, respectively, such 100% funding level. Bonuses under the Corporate Bonus Plan also were subject to adjustment based on assessment of individual performance during the year. With respect to our NEOs other than Mr. Sekharan, individual performance was assessed on a qualitative basis with no pre-determined individual performance goals. Mr. Sekharan’s individual performance goals consisted of achievement of renewal rates for maintenance and subscriptions, renewal bookings for maintenance and subscriptions, revenues for professional and education support services, annual recurring revenue growth for offerings and services, customer experience improvements, and various operational upgrades. Individual performance was not allocated any specific weighting or formula in determining bonus amounts for NEOs, but instead acted as a factor in determining whether to increase or decrease the amount of any bonus otherwise payable based on the funding that resulted from corporate performance achievement. Notwithstanding any performance achievement under the Corporate Bonus Plan, the Compensation Committee retains full discretion to increase, decrease or eliminate awards under the Corporate Bonus Plan, as it deems appropriate.

For fiscal year 2020, the Compensation Committee reviewed the Company’s performance against the corporate performance metrics under the Corporate Bonus Plan and determined that such metrics were achieved at the following levels:

Corporate Performance Metric	Target(1)	Certified Achievement Level		Certified Achievement as Percentage of Target
	(in thousands, except for percentages)
NNB	$584,000	$462,913		79%
ARR	$1,215,000	$1,160,176	(2)	95%
Cash EBITDA	$314,289	$391,665		125%

(1)	The Targets shown in the table are as adjusted to reflect the Compact Solutions transaction, as described below.
(2)

Final ARR achieved for fiscal year 2020 was slightly higher at $1,160,372,000 due to minor adjustments that were determined following the calculations completed for purposes of the 2020 Corporate Bonus Plan.

At the end of the year, the Compensation Committee approved certain upward adjustments to the target achievement required for NNB (of +$4 million) and Cash EBITDA (of +$969,000) to reflect the impact of our acquisition of Compact Solutions in July 2020. The Compensation Committee also considered that the performance metrics under the Corporate Bonus Plan were approved in March 2020, prior to the pandemic that would follow shortly thereafter. As a result of the pandemic, actions taken in response to it and various other related challenges faced during the rest of the year, including, for example, a sales force reduction in 2020 that impacted NNB and other business results, the Compensation Committee considered that the target performance metrics (which had not been reset to take into account the pandemic and these actions) and the results actually achieved in comparison to such target performance metrics did not necessarily reflect the increased challenges to achieve the targets, nor did they reflect the execution, effort and leadership demonstrated in achieving the 2020 performance results.

The Compensation Committee approved the funding of the bonus pool at 94.7% under the Corporate Bonus Plan, which reflected a weighting of 50% with respect to NNB and 25% for each of ARR and Cash EBITDA. In determining the weighting for the corporate performance metrics, the Compensation Committee considered foremost the strategic importance of top line achievement for continued business growth, coupled with other key financial indicators of our business success. Further, in light of the successes achieved in fiscal year 2020 despite the extraordinary challenges presented by the COVID-19 pandemic, and in recognition of the hard work necessary to achieve such results, the Compensation Committee used its discretion to approve additional funding resulting in overall funding of the bonus pool at 100%, with such additional funded amount allocated to participants based on outstanding performance.

The Compensation Committee also reviewed the individual performance for each of our NEOs, including taking into account Mr. Walia’s assessment of and recommendations with respect to each NEO other than himself. These individual performance measures reflect the significant efforts and strong leadership by our NEOs in adeptly responding to the rapid changes that occurred early in the year as a result of the COVID-19 pandemic and uncertain market conditions and the resulting financial, business and employee achievements despite a challenging environment. For Mr. Walia, the Compensation Committee believed it was appropriate to recognize his leadership in his first year as CEO that contributed to our strong overall corporate performance. Mr. Brown’s bonus amount also reflected his continued positive performance in 2020. For the other NEOs, the Compensation Committee noted the efforts by Mr. Ghai to build out his team rapidly and Mr. Sekharan’s successes in delivering on customer needs notwithstanding the various challenges to providing onsite support presented by the pandemic. The actual bonus amount and such amount as a percentage of salary paid to our NEOs for 2020 are set forth in the following table.

Named Executive Officer	Fiscal Year 2020 Actual Bonus Amount As Percentage of Target Bonus Opportunity (%)	Fiscal Year 2020 Actual Bonus Amount ($)
Amit Walia	106%	775,000
Eric Brown	100%	578,000
Jitesh Ghai	105%	315,000
Ansa Sekharan	106%	455,000

Long-Term Equity Incentive Compensation

In connection with and following the 2015 Privatization Transaction, Ithacalux established an equity incentive plan, as amended from time to time (or 2015 Equity Plan), pursuant to which eligible employees including our NEOs have been granted equity awards from time to time. While we have not adopted a formal policy regarding the timing of grants of options and other equity awards, it has been our practice, which we expect to continue, for options to be granted with an exercise price not less than the fair market value of the underlying securities on the date of grant. During our fiscal year 2020, the Compensation Committee approved the grant of options at its scheduled meetings as well as pursuant to written consent.

In 2019, in light of the original equity award grants under the 2015 Equity Plan having become substantially vested, the Compensation Committee engaged Semler Brossy to assist in reviewing our overall equity compensation program and determine any appropriate changes for going forward long-term equity-based incentive compensation. The Compensation Committee reflected that the holding power of existing equity awards held by our NEOs would diminish substantially in the next several years. The Compensation Committee’s review of target total direct compensation (consisting of target total cash compensation plus equity incentive compensation) for executives similarly confirmed that maintaining market competitiveness may require additional equity compensation within the next several years. While the Compensation Committee initially reviewed the possibility for an annual refresh grant program, it ultimately determined that a one-time grant of larger awards that vest over multiple years likely would have a more effective impact on achieving the Company’s compensation objectives.

The Compensation Committee believed that larger, one-time equity awards would provide strong incentives to continue to motivate NEOs and other participating employees to drive the Company performance including toward a potential liquidity event for the Company. It also believed that delivering such incentives in the form of stock options, which require an increase in the Company’s stock value, would be consistent with the objective of increasing stockholder value. Whereas equity awards historically were subject generally to service-based vesting over five years, the Compensation

Committee granted options in 2020 generally with a three-year vesting schedule, including to our NEOs, to align with the Company’s increasing emphasis on the intended horizon for a potential liquidity event to be shorter than in previous years.

Each award of options granted to our NEOs in fiscal year 2020 provided the recipient with a right to purchase shareholder interests (or SIs) in Ithacalux. An SI represented one ordinary share of Ithacalux and one share of each series of class A shares of Ithacalux. The 2015 Equity Plan provided, upon exercise of any options granted under the 2015 Equity Plan, for the participant to contribute the issued SIs to Ithaca MIV LLC (or MIV), in exchange for an equivalent number of units in MIV. The Restructuring Transactions resulted in the exchange of ten Ithacalux shareholder interests for one share of Class A common stock of Informatica Inc., or one share of Class B-1 common stock and one share of Class B-2 common stock of Informatica Inc, as applicable. Additionally, all outstanding options became exercisable for shares of Class A common stock of Informatica Inc. The description of our executive compensation during fiscal year 2020 assumes the completion of the Restructuring Transactions and corresponding exchange of shareholder interests for shares of common stock. The Compensation Committee continued to believe for fiscal year 2020 that options are appropriate equity awards under our executive compensation program given that options deliver value to the holder of such award only upon increases in the value of the underlying shares, creating a strong link between the interests of our NEOs and those of our stockholders. Further consistent with our pay for performance philosophy, our NEOs received a mix of options subject to vesting based on continued service (or time options) and options subject to vesting based on a combination of continued service and achievement of specified performance goals (or performance options). The proportion of performance options to time options increases with level of seniority based on the Compensation Committee’s philosophy that increased authority, roles and responsibilities enable the executive to assert greater influence over the Company’s performance and success.

For fiscal year 2020, our NEOs received the following options granted under the 2015 Equity Plan as refresh grants:

Name Executive Officer	Number of Shares Subject to Time Options (#)	Shares Subject to Time Options as Percentage of Total Granted (%)	Number of Shares Subject to Performance Options (#)	Shares Subject to Performance Options as Percentage of Total Granted (%)	Total Number of Shares Subject to Time and Performance Options (#)
Amit Walia	900,000	60%	600,000	40%	1,500,000
Eric Brown	91,000	70%	39,000	30%	130,000
Jitesh Ghai	180,000	80%	45,000	20%	225,000
Ansa Sekharan	210,000	70%	90,000	30%	300,000

In addition to the factors discussed above, in determining the size of the options to be granted to our NEOs, the Compensation Committee reviewed the market data provided by Semler Brossy. With respect to our CEO, a larger initial grant following his appointment to CEO would bring his equity compensation closer to the market median of our peer group and help sustain the market positioning over the next several years, with potentially incremental awards made annually thereafter based on CEO performance and other relevant factors determined by the Compensation Committee.

Each time option granted to our NEOs is scheduled to vest as to 25% of the underlying shares one year after its vesting commencement date set at March 1, 2020, and as to the remaining shares in equal installments quarterly over the next two years, subject to continued employment with us. Each performance option provided for 100% of the underlying shares to become vested upon the earlier of our change in control with respect to which the purchase price received by certain significant stockholders would be at least $37.50 per share or the date that, following our initial public offering, the trailing 60-trading day volume weighted average price per share is at least $37.50. In addition, the performance options would be eligible to vest, in connection with a sale by certain of our stockholders of shares in which the stockholder sellers receive a sale price per share of at least $37.50, in the same portion of their performance option as the proportion of such stockholders’ sold shares in comparison to their aggregate share ownership. The Compensation Committee believes that these performance criteria were appropriate in promoting the close alignment between the NEOs’ interests with those of our stockholders.

To strengthen the emphasis on achievement of a liquidity event for the Company, in connection with the grant of the options described above, the Compensation Committee also approved an amendment to certain performance options with performance criteria relating to the achievement of Multiple on Invested Capital (MOIC) previously granted to executives, including each of our NEOs that enables such performance options to vest upon achievement of the same performance criteria as apply to the 2020 performance option granted to him. Such amendment applied to MOIC performance options covering an aggregate of 383,181 shares for Mr. Walia, 446,808 shares for Mr. Brown, 138,771 shares for Mr. Ghai, and 224,218 shares for Mr. Sekharan.

In connection with Mr. Ghai’s promotion, the Compensation Committee further approved, effective December 21, 2020, a time option to purchase 210,000 shares and performance option to purchase 90,000 shares. In determining the grants of these options, the Compensation Committee considered Mr. Ghai’s strong performance during 2020, including with respect to his increased responsibilities for our Products after Mr. Walia transitioned out of the President, Products and Marketing role, as well as the market data previously prepared by Semler Brossy adjusted for changes in stock price and other adjustments including the passage of time. The mix of performance options was increased to 30% of the combined time and performance options granted to him, to reflect his increased seniority and greater ability to influence Company performance.

Vested Option Repurchases

In late 2019, the Company offered each NEO an opportunity to sell to Informatica LLC certain of his time options that had vested through September 30, 2019, for a cash payment. This option repurchase was offered to eligible employees, including our NEOs, to provide additional liquidity opportunities. The Holdco Board approved these option repurchases in order to recognize and reward eligible employees for their tenure with us and enable such employees to participate in the Company’s success and increased stockholder value in the Company to date. The Compensation Committee believed that the interim liquidity provided to eligible employees would promote retention and motivation to work toward a full liquidity event.

Each NEO who participated in the option repurchase received a cash payment equal to the difference between $25.00 less the per -share exercise price of the time option, multiplied by the number of shares subject to the options sold by him. The cash payments from such option repurchases were made to participants in early 2020. The aggregate number of shares subject to vested time options held by our NEOs, that were repurchased (which for each NEO was the same number of shares that were eligible for repurchase) and the cash payment amount received in exchange for such vested time options were; with respect to Mr. Walia, 246,863 shares for $3,702,954; with respect to Mr. Brown, 116,170 shares for $1,394,042; with respect to Mr. Ghai, 61,074 shares for $916,116; and with respect to Mr. Sekharan, 207,638 shares for $3,114,576.

Distribution Equivalent Rights Bonus Payments

During fiscal year 2020, our NEOs received cash bonus payments in respect of certain time options they held during 2020. These cash bonus payments were made under our distribution equivalent rights bonus program established in 2019. In 2019, Ithacalux repurchased one of the classes of class A special shares of Ithacalux. After repurchase, that class of Ithacalux shares no longer would be issued upon option exercise. Given the special repurchase, which was in the amount of $1.30 per share, the Compensation Committee also approved distribution equivalent rights bonuses (or DERBs) to be paid in cash to holders of time options outstanding as of July 17, 2019. Certain adjustments were made to performance-based options that were outstanding at the time to reflect such repurchase. The Holdco Board and Compensation Committee believed that given the extraordinary nature of the transaction, that enabling option holders also to benefit from the bonus program would reaffirm our commitment to supporting the close alignment of the interests of our employees and that of our stockholders, reward employees, provide liquidity, and act as a retention tool.

Following an initial payment of the DERBs in 2019 for time options that were then vested, DERBs generally are paid on a quarterly basis subject to the vesting of the corresponding eligible time options. DERBs generally are scheduled to continue to become payable through 2024 assuming continued vesting of the eligible time options.

For fiscal year 2020, our NEOs received the following amounts of DERBs with respect to the following number of SIs subject to their eligible time options that vested:

Named Executive Officer	Payment Amount ($)	Number of Shares Subject to Time Options that Vested (#)
Amit Walia	211,940	163,030
Eric Brown	215,745	165,957
Jitesh Ghai	64,610	49,700
Ansa Sekharan	142,906	109,927

Employee Benefits and Perquisites

Generally, our NEOs are only eligible to receive the same benefits as our U.S. salaried employees. The Company and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision and disability benefits, a qualified defined contribution retirement benefit plan (or 401(k) plan), and other plans and programs made available to other eligible employees in the applicable country of residence. We provide a matching contribution of up to $6,000 under the Section 401(k) plan that is applicable to all eligible participants, including our NEOs. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive but are not included in the Compensation Committee’s annual determination of the total compensation for each of our NEOs. From time to time, we additionally may provide benefits based on the particular circumstances and any business needs.

Severance Benefits

Employment of each of our NEOs is on an “at-will” basis. We have entered into an executive severance agreement with Messrs. Walia, Brown and Sekharan, pursuant to which such NEO is eligible to receive compensation and other benefits in connection with certain qualifying terminations of employment including in connection with a change in control event. Prior to the completion of this offering, we anticipate adopting arrangements for our executive officers, including each of our NEOs, that would provide for compensation and benefits upon qualifying terminations of employment including in connection with our change in control. We anticipate these new arrangements will supersede and replace the existing executive severance agreements for Messrs. Walia, Brown and Sekharan. For additional information regarding these executive severance agreements as in effect in fiscal year 2020, please see the section further below titled “Potential Payments Upon Termination or Change in Control.”

Our goal in providing cash severance benefits is to offer sufficient cash continuity protection to enable the NEO to focus his full time and attention on the requirements of our business rather than the potential for an involuntary termination from his respective position. Further, we believe that the severance benefits are necessary to attract and retain our executive officers and that the change in control-related severance benefits are in the best interests of the Company and our stockholders because they help assure the continued dedication and objectivity of our executives, notwithstanding the possibility or occurrence of an involuntary termination that may result from or in connection with a change in control of the Company.

Tax, Accounting and Other Considerations

We typically grant stock options in the form of nonstatutory stock options to U.S.-based employees, including our NEOs. Under U.S. federal income tax law, the use of nonstatutory stock options generally enables us to deduct as a compensation expense the ordinary income, if any, recognized by the option holder upon exercise of the stock option. We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Section 162(m) of the Internal Revenue Code of 1986, as amended (or the Internal Revenue Code), generally limits the tax deductibility of compensation paid to any individuals serving as the CEO or CFO during the tax year, the next three most highly compensated executive officers during the tax year and any other individual who was considered a covered employee for any prior tax year beginning after 2016, to the extent that such compensation exceeds $1 million in any tax year of a public company. Following our initial public offering, we generally will not be able to take a deduction for any compensation paid to our NEOs annually in excess of $1 million. The Compensation Committee has not adopted a formal policy regarding the tax deductibility of compensation paid to our NEOs. We have not held, and while a private company have not been required to hold, any shareholder advisory vote on executive compensation pursuant to section 14A of the Exchange Act. We expect that following future shareholder advisory votes, our compensation committee of the board of directors of Informatica Inc. will review the results of such applicable vote and take into consideration such results in connection with its executive compensation decisions and policies.

Anti-Hedging and Anti-Pledging

In connection with this offering, we anticipate adopting policies that would prohibit our executives, including our NEOs, and our directors from engaging in derivatives trading and hedging involving our securities and pledging or margining our common stock.

Forfeiture Provisions

The 2015 Equity Plan permits us to specify in any award agreement for a participant that his or her rights, payments and benefits with respect to an option granted under the 2015 Equity Plan will be subject to reduction, forfeiture or recoupment upon certain events or as required by law. The award agreements governing the options granted to our NEOs during fiscal year 2020 provide that we will be entitled to terminate the option immediately, including with respect to any vested portions, if the NEO discloses confidential information or violates any agreement with us relating to certain proprietary or confidential information. The option also will terminate immediately, including with respect to any vested portion, if the NEO’s employment is terminated for cause.

Summary Compensation Table for Fiscal Year 2020

The following table provides information regarding compensation earned by our named executive officers for 2020.

Name and Principal Position	Year	Salary ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Amit Walia Chief Executive Officer	2020	$600,750	(3)	$4,828,134	$775,000	$3,920,894	(4)	$10,124,778
Eric Brown Executive Vice President and Chief Financial Officer	2020	$572,250	(5)	$386,345	$578,000	$1,615,787	(6)	$3,152,382
Jitesh Ghai Executive Vice President and Chief Product Officer	2020	$385,606	(7)	$1,800,932	$315,000	$986,726	(8)	$3,488,264
Ansa Sekharan Executive Vice President and Chief Customer Success Officer	2020	$469,000	(9)	$891,565	$455,000	$3,263,482	(10)	$5,079,047

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of each stock option granted during the fiscal year ended December 31, 2020, computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the equity awards reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. Our named executive officers will only realize compensation to the extent the trading price of a share of our Class A common stock is greater than the per share exercise price of such stock options.

(2)	The amounts reported in this column represent amounts earned by our named executive officers pursuant to our 2020 Corporate Bonus Plan.
(3)	Mr. Walia’s annual base salary for the period from January 1, 2020 through June 30, 2020 was $566,500. Effective July 1, 2020, his annual base salary was increased to $635,000.
(4)

The amounts reported in this column represent (i) $211,940 in payments pursuant to a distribution equivalent rights bonus, (ii) $3,702,954 in payments pursuant to the repurchase of 246,863 vested options held by Mr. Walia and (iii) $6,000 in employer 401(k) contributions received by Mr. Walia in fiscal 2020.

(5)	Mr. Brown’s annual base salary for the period from January 1, 2020 through June 30, 2020 was $566,500. Effective July 1, 2020, his annual base salary was increased to $578,000.
(6)

The amounts reported in this column represent (i) $215,745 in payments pursuant to a distribution equivalent rights bonus, (ii) $1,394,042 in payments pursuant to the repurchase of 116,170 vested options held by Mr. Brown and (iii) $6,000 in employer 401(k) contributions received by Mr. Brown in fiscal 2020.

(7)	Mr. Ghai’s annual base salary for the period from January 1, 2020 through June 30, 2020 was $371,212. Effective July 1, 2020, his annual base salary was increased to $400,000.
(8)

The amounts reported in this column represent (i) $64,610 in payments pursuant to a distribution equivalent rights bonus, (ii) $916,116 in payments pursuant to the repurchase of 61,074 vested options held by Mr. Ghai and (iii) $6,000 in employer 401(k) contributions received by Mr. Ghai in fiscal 2020.

(9)	Mr. Sekharan’s annual base salary for the period from January 1, 2020 through June 30, 2020 was $460,000. Effective July 1, 2020, his annual base salary was increased to $478,000.
(10)

The amounts reported in this column represent (i) $142,906 in payments pursuant to a distribution equivalent rights bonus, (ii) $3,114,576 in payments pursuant to the repurchase of 207,638 vested options held by Mr. Sekharan and (iii) $6,000 in employer 401(k) contributions received by Mr. Sekharan in fiscal 2020.

Grants of Plan-Based Awards Table for Fiscal Year 2020

The following table shows all plan-based awards granted to our named executive officers during 2020. The equity awards granted during 2020 identified below are also reported below in “—Outstanding Equity Awards as of December 31, 2020.” For additional information regarding incentive plan rewards, please refer to “—Employee Benefits and Stock Plans” below.

			Estimated Future Payouts Under Non-Equity Incentives Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)		Exercise or Base Price Per Share of Option Awards ($/ Share)	Grant- Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Amit Walia	3/12/2020	(2)	—	730,250	—
	5/12/2020					—	600,000	(3)	—	—	900,000	(4)	20.00	4,828,134
Eric Brown	3/12/2020	(5)	—	578,000	—
	5/12/2020					—	39,000	(6)	—	—	91,000	(7)	20.00	386,345
Jitesh Ghai	3/12/2020	(8)	—	300,000	—
	5/12/2020					—	45,000	(9)	—	—	180,000	(10)	20.00	613,127
	12/21/2020	(5)				—	90,000	(11)	—	—	210,000	(12)	20.00	1,187,805
Ansa Sekharan	3/12/2020	(13)	—	430,200	—
	5/12/2020					—	90,000	(14)	—	—	210,000	(15)	20.00	891,565

(1)	The equity incentive awards described were granted under our 2015 Equity Plan.
(2)

This award represents the target amount pursuant to the Corporate Bonus Plan for Mr. Walia. For additional information, see the section titled “—Executive Compensation Elements—Annual Cash Incentive Compensation.”

(3)

This equity award consists of options to purchase 600,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(4)

This equity award consists of an option to purchase 900,000 shares subject to time-based vesting requirements. This award vests over a period of three years. 225,000 shares subject to the option vested on March 1, 2021, and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Walia remaining in continuous service through each vesting date.

(5)

This award represents the target amount pursuant to the Corporate Bonus Plan for Mr. Brown. For additional information, see the section titled “—Executive Compensation Elements—Annual Cash Incentive Compensation.”

(6)

This equity award consists of an option to purchase 39,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(7)

This equity award consists of an option to purchase 91,000 shares subject to time-based vesting requirements. This award vests over a period of three years. 22,750 shares subject to the option vested on March 1, 2021, and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Brown remaining in continuous service through each vesting date.

(8)

This award represents the target amount pursuant to the Corporate Bonus Plan for Mr. Ghai. For additional information, see the section titled “—Executive Compensation Elements—Annual Cash Incentive Compensation.”

(9)

This equity award consists of an option to purchase 45,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(10)

This equity award consists of an option to purchase 180,000 shares subject to time-based vesting requirements. This award vests over a period of three years. 45,000 shares subject to the option vested on March 1, 2021, and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.

(11)

This equity award consists of an option to purchase 90,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(12)

This equity award consists of an option to purchase 210,000 shares subject to time-based vesting requirements. This award vests over a period of three years. 52,500 shares subject to the option will vest on December 1, 2021, and 1/8 of the remaining shares subject to the option will vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.
(13)

This award represents the target amount pursuant to the Corporate Bonus Plan for Mr. Sekharan. For additional information, see the section titled “—Executive Compensation Elements—Annual Cash Incentive Compensation.”

(14)

This equity award consists of an option to purchase 90,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(15)

This equity award consists of an option to purchase 210,000 shares subject to time-based vesting requirements. This award vests over a period of three years. 52,500 shares subject to the option vested on March 1, 2021, and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date.

Outstanding Equity Awards as of December 31, 2020

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

	Grant Date		Number of Shares Underlying Options – Exercisable (#)	Number of Shares Underlying Options – Unexercisable (#)		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Amit Walia	11/1/2015		131,818	—		—		10.00	10/31/2025
	11/1/2015		143,181	—		—		8.70	10/31/2025
	1/24/2017	(1)	—	—		213,181		8.70	1/23/2027
	3/1/2018	(2)	155,833	14,166		—		10.00	2/29/2028
	3/1/2018	(1)	—	—		170,000		8.70	2/29/2028
	5/12/2020		—	900,000	(3)	600,000	(4)	20.00	5/11/2030
Eric Brown	8/1/2018	(5)	207,446	456,383		—		13.00	7/31/2028
	8/1/2018	(1)	—	—		446,808		11.70	7/31/2028
	5/12/2020		—	91,000	(6)	39,000	(7)	20.00	5/11/2030
Jitesh Ghai	11/1/2015		9,454	—		—		10.00	10/31/2025
	11/1/2015		12,727	—		—		8.70	10/31/2025
	10/31/2016	(8)	6,914	5,532		—		10.00	10/30/2026
	10/31/2016	(1)	—	—		14,893		8.70	10/30/2026
	1/24/2017	(1)	—	—		22,727		8.70	1/23/2027
	10/1/2017	(9)	12,141	19,427		—		10.00	9/30/2027
	10/1/2017	(1)	—	—		26,151		8.70	9/30/2027
	3/1/2018	(10)	45,446	6,250		—		10.00	2/29/2028
	3/1/2018	(1)	—	—		75,000		8.70	2/29/2028
	5/12/2020		—	180,000	(11)	45,000	(12)	20.00	5/11/2030
	12/21/2020		—	210,000	(13)	90,000	(14)	20.00	12/20/2030
Ansa Sekharan	11/1/2015		73,863	—		—		10.00	10/31/2025
	11/1/2015		99,431	—		—		8.70	10/31/2025
	1/24/2017	(1)	—	—		119,431		8.70	1/23/2027
	11/1/2017	(15)	15,312	22,128		—		10.00	10/31/2027
	11/1/2017	(1)	—	—		29,787		8.70	10/31/2027
	3/1/2018	(16)	68,750	6,250		—		10.00	2/29/2028
	3/1/2018	(1)	—	—		75,000		8.70	2/29/2028
	5/12/2020		—	210,000	(17)	90,000	(18)	20.00	5/11/2030

(1)

Equity awards vest upon achievement of certain MOIC thresholds, which are calculated by dividing the cash return to our Sponsors by their investment in us and/or upon the satisfaction of market conditions in connection with achieving a certain per share price in any one or more exit events.

(2)

This equity award vests over a period of three years, of which 56,666 shares subject to the option vested on March 1, 2019 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Walia remaining in continuous service through each vesting date.

(3)

This equity award consists of an option to purchase 900,000 shares subject to time-based vesting requirements. The award vests over a period of three years, of which 225,000 options vested on March 1, 2021 and 1/8 of the remaining options vest on each quarterly anniversary thereafter, subject to Mr. Walia remaining in continuous service through each vesting date.

(4)

This equity award consists of an option to purchase 600,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(5)

This equity award vests over a period of five years, of which 165,957 shares subject to the option vested on August 1, 2019 and 1/16 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Brown remaining in continuous service through each vesting date.

(6)

This equity award consists of an option to purchase 91,000 shares subject to time-based vesting requirements. The award vests over a period of three years, of which 22,750 shares subject to the option vested on March 1, 2021 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Brown remaining in continuous service through each vesting date.

(7)

This equity award consists of an option to purchase 39,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(8)

This equity award vests over a period of five years, of which 5,531 shares subject to the option vested on October 1, 2017 and 1/16 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.

(9)

This equity award vests over a period of five years, of which 9,713 shares subject to the option vested on October 1, 2018 and 1/16 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.

(10)

This equity award vests over a period of three years, of which 25,000 shares subject to the option vested on March 1, 2019 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.

(11)

This equity award consists of 180,000 options subject to time-based vesting requirements. The award vests over a period of three years, of which 45,000 shares subject to the option vested on March 1, 2021 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.

(12)

This equity award consists of an option to purchase 45,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(13)

This equity award vests over three years with 52,500 shares subject to the options to vest on December 1, 2021 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.

(14)

This equity award consists of an option to purchase 90,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

(15)

This equity award vests over a period of five years, of which 11,063 shares subject to the option vested on November 1, 2018 and 1/16 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date.

(16)

This equity award vests over a period of three years, of which 25,000 shares subject to the option vested on March 1, 2019 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date.

(17)

This equity award consists of an option to purchase 210,000 shares subject to time-based vesting requirements. The award vests over a period of three years, of which 52,500 shares subject to the option vested on March 1, 2021 and 1/8 of the remaining subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date.

(18)

This equity award consists of an option to purchase 90,000 shares subject to certain performance-based vesting requirements described in the section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”

Option Exercises During 2020

The following table presents information regarding the exercise of stock options held by our named executive officers during 2020.

	Option Awards
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)
Amit Walia	246,863	3,702,954
Eric Brown	116,170	1,394,042
Jitesh Ghai	61,074	916,116
Ansa Sekharan	207,638	3,114,576

(1)

Option exercises relate to the repurchases that allowed certain employees with service-based options to sell a portion of their eligible vested options to the Company in exchange for cash. For additional information, see the section titled “—Option Repurchase Program.”

2021 Equity Award Grants

In 2021, our Board and its compensation committee engaged Compensia, a third-party compensation consultant, to assist in reviewing the compensation practices of public companies considered similar to the Company. As part of such analysis, our Board and its compensation committee observed that, given that the Company historically has granted a substantial portion of the NEOs’ options with performance-based vesting requirements, it would be possible that significant portions of the NEOs’ equity holdings may vest in connection with the completion of this offering. In such case, the remaining unvested equity awards held by the NEOs may provide diminished retentive power.

In September 2021, the compensation committee approved grants of options to purchase shares to our NEOs (or the 2021 options). The 2021 options were granted with a per share exercise price of $25.40, which the Board determined as the fair market value of a share of common stock as of the date of grant, and pursuant to our 2015 Equity Plan and applicable option award agreement thereunder. The options will be scheduled to vest and become exercisable as to 50% of the shares subject to the option on October 1, 2024, and as to 50% of the shares subject to the options on October 1, 2025, in each case subject to the NEO’s continued employment through the applicable vesting date and provided that a change in control or IPO (as those terms are defined in the option award agreement) is consummated on or before March 31, 2022. If an IPO or a change in control is not consummated by such date, then the 2021 options will be canceled and forfeited in their entirety. Each of our NEOs received a 2021 option grant covering a number of shares as follows:

Number of Shares Subject to the 2021 Options Granted

Amit Walia	741,721

Eric Brown	110,172

Jitesh Ghai	110,172

Ansa Sekharan	150,514

Our compensation committee believes that additional equity awards are appropriate in order to continue to provide appropriate incentives to motivate and retain our NEOs through and following the completion of this offering. The vesting schedule of the 2021 options was set with tranches that vest three years and four years after grant, to emphasize retention over a multi-year period following the completion of this offering. In considering the mix of equity awards to be granted to our NEOs, the compensation committee, with Compensia’s assistance, considered various factors, including equity award granting practices of similar companies. The committee also considered that while options provided for greater performance-based incentive given that they result in delivering value only if the fair market value of the shares underlying the options increases, restricted stock units tend to provide stronger retentive value as such awards more closely track the value of the underlying shares without reference to any fixed exercise price. The committee further considered that performance-based restricted stock units can provide substantial incentive to achieve important Company objectives. Although our Board did not grant any restricted stock units or performance-based restricted stock units to our NEOs at the time that it approved the grant of the 2021 options, the Board and our compensation committee may consider the grant of such awards to our NEOs as well as more broadly to the Company’s employees. It is possible that our Board or its compensation committee may approve such restricted stock units and/or performance-based restricted stock units in connection with or shortly following the completion of this offering.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2020.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or otherwise receive any benefits under, a nonqualified deferred compensation plan sponsored by us during 2020.

Executive Employment Arrangements

Amit Walia

Prior to the completion of this offering, we intend to enter into a confirmatory employment agreement with Amit Walia, our Chief Executive Officer. The confirmatory employment agreement will not have a specific term and will provide that Mr. Walia is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Walia may have concerning his employment relationship with us. We expect that Mr. Walia’s confirmatory employment agreement will provide that he will continue to receive his current annual base salary of $700,000, and be eligible for a target annual bonus at 130% of his annual base salary.

Eric Brown

Prior to the completion of this offering, we intend to enter into a confirmatory employment agreement with Eric Brown, our Executive Vice President and Chief Financial Officer. The confirmatory employment agreement will not have a specific term and will provide that Mr. Brown is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Brown may have concerning his employment relationship with us. We expect that Mr. Brown’s confirmatory employment agreement will provide that he will continue to receive his current annual base salary of $588,000 and be eligible for a target annual bonus at 100% of his annual base salary.

Jitesh Ghai

Prior to the completion of this offering, we intend to enter into a confirmatory employment agreement with Jitesh Ghai, our Executive Vice President and Chief Product Officer. The confirmatory employment agreement will not have a specific term and will provide that Mr. Ghai is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Ghai may have concerning his employment relationship with us. We expect that Mr. Ghai’s confirmatory employment agreement will provide that effective October 1, 2021, his annual base salary will be increased from its current level of $450,000 to $550,000, and that he will continue to be eligible for a target annual bonus at 100% of his annual base salary.

Ansa Sekharan

Prior to the completion of this offering, we intend to enter into a confirmatory employment agreement with Ansa Sekharan, our Executive Vice President and Chief Customer Success Officer. The confirmatory employment agreement will not have a specific term and will provide that Mr. Sekharan is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Sekharan may have concerning his employment relationship with us. We expect that Mr. Sekharan’s confirmatory employment agreement will provide that effective October 1, 2021, his annual base salary will be increased from its current level of $483,000 to $550,000, and that he will continue to be eligible for a target annual bonus at 100% of his annual base salary.

Potential Payments Upon Termination or Change in Control

Executive Severance Agreements

We entered into an Executive Severance Agreement (or severance agreement) with each of Messrs. Walia, Brown and Sekharan.

Each such severance agreement provided that if we terminated the applicable named executive officer’s employment with us for a reason other than “cause” and not due to his death or disability, or he resigns for “good reason,” then he would receive:

•	12 months of salary continuance, and

•	up to 12 months of reimbursements for COBRA premiums.

In the event that such termination occurred during the period beginning three months before, and ending twelve months after, our “change of control” (or change of control period), then in addition to the above severance, the applicable named executive officer would receive a lump sum cash amount equal to 100% of his annual target bonus (or commissions or variable earnings, as applicable) in effect immediately before the change of control and any portion of his then outstanding options that were subject to service-based vesting (but not vesting based on achievement of performance-based criteria) will accelerate vesting in full.

Any severance payable under a severance agreement was subject to the named executive officer executing a separation agreement and release of claims in our favor as well as a 12-month non-solicitation obligation and a non-disparagement obligation. Each severance agreement also provided that, if any payment or benefits to the applicable named executive officer (including the payments and benefits under his severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and therefore would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits.

203

Under the severance agreements, “cause” generally refers to the applicable named executive officer’s act of dishonesty or fraud in connection with the performance of his responsibilities to us with the intention that such act result in his substantial personal enrichment; his conviction of, or plea of no contest to, a felony; his willful failure (for a reason other than death or disability) to perform his reasonable duties or responsibilities; his material violation or breach of his severance agreement or employee proprietary information and inventions agreement with us; or if such termination is not during the change of control period, his material breach of our human resources rules, policies and/or restrictions relating to harassment, discrimination and/or any other actions that create a hostile work environment. If any of the foregoing events is capable of being cured, the named executive officer will be provided a cure period of 30 days following notice of the event that otherwise would trigger cause.

Under the severance agreements, “change of control” generally refers to, other than as a result of a sale of interests through an underwritten public offering: the direct or indirect sale or other disposition (other than through merger or consolidation) of all or substantially all of the properties and assets of Ithacalux and its subsidiaries; the consummation of any transaction(s) (including any merger, share purchase, recapitalization, redemption, issuance of capital stock or consolidation) the result of which is that any person(s), other than certain of our major shareholders or their affiliates becomes the beneficial owner of a majority of the economic interest in Ithacalux, Informatica LLC, or any intermediary entity; or any transaction(s) that results in (a) certain of our major shareholders ceasing to be able to elect a majority of the members of the Board of Directors of Informatica Holdco Inc. or (b) the equityholders of Ithacalux immediately before such transaction(s) owning securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction(s) (but excluding any restructuring transactions).

Under the severance agreements, “good reason” generally refers to the occurrence of any of the following without the applicable named executive officer’s express written consent: a material reduction in his position or duties other than a reduction where he assumes similarly functional duties on a divisional or subsidiary basis following a change of control due to our becoming part of a larger entity; a material reduction in base salary other than a one-time reduction of not more than 10% that applies to substantially all of our other executive officers; a material reduction in the aggregate level of benefits made available to the named executive officer, other than a reduction that also is applied to substantially all of our other executive officers; or relocation of more than 35 miles of the named executive officer’s primary place of business for the performance of his duties. In order for a resignation to qualify as for “good reason,” the named executive officer must provide written notice within 60 days of the event that he believes constitutes good reason and we must have failed to cure such good reason condition within 30 days after such notice. In addition, any termination for good reason must occur within 120 days of the occurrence of the acts or omissions constituting the grounds for good reason.

Mr. Ghai did not have any severance agreement with us during our fiscal year 2020. However, he would have been eligible to receive severance under our customary severance practices in the event of a termination of employment due to our elimination of such employee’s position. If Mr. Ghai’s role as Executive Vice President and Chief Product Officer had been eliminated as of December 31, 2020, he would have been eligible to receive, pursuant to such customary severance practices, four weeks of salary severance for each year of service with us completed prior to such termination, with a minimum of six weeks and maximum of 48 weeks of such salary severance, and payment of the employer portion of COBRA premiums of a period between six and 12 months, with an additional month of COBRA premiums added to the minimum six months for each year of service with us for an employee who has completed seven to 12 years of service prior to such termination.

Equity Awards

In the event of our change in control, each of the option agreements governing the terms of service-based options held by our named executive officers that are not assumed or substituted will be cancelled and converted into the right to receive, for each SI subject to such option, the excess (if any) of the per SI consideration payable in the transaction over the per SI exercise price with such payment in the same form and same proportion as payments made to our stockholders. With respect to any options that are subject to achievement of MOIC objectives held by our named executive officers, the option agreement provides that in the event of our change in control, any portion for which the MOIC goal has not been achieved will be forfeited, except that the option will remain eligible to vest if consideration payable after the closing of the change in control could cause the MOIC to be achieved.

Under our 2015 Equity Plan, “change in control” generally refers to, other than as a result of a sale of interests through an underwritten public offering: the direct or indirect sale or other disposition (other than through merger or consolidation) of all or substantially all of the properties and assets of Ithacalux and its subsidiaries; the consummation of any transaction(s) (including any merger, share purchase, recapitalization, redemption, issuance of capital stock or consolidation) the result of which is that any person(s), other than certain of our major shareholders or their affiliates, becomes the beneficial owner of a majority of the economic interest in Ithacalux, Informatica LLC, or any intermediary entity; or any transaction(s) that results in (a) certain of our major shareholders ceasing to be able to elect a majority of the members of the Board of Directors of Ithacalux or (b) the equityholders of Ithacalux immediately before such transaction(s) owning securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction(s) (but excluding any restructuring transactions).

The following table describes the potential payments and benefits to each of our named executive officers that were so designated and eligible for severance benefits as of December 31, 2020, for each of Messrs. Walia, Brown and Sekharan, (1) following a termination of employment without cause and other than due to his death or a disability, or his resignation for good reason other than during the change in control period, and (2) following a termination of employment without cause and other than due to the executive officer’s death or a disability, or his resignation for good reason during the change in control period, or for Mr. Ghai, upon a termination of employment due to our elimination of his role, and in each case based on the severance and change in control provisions described above and based on equity awards outstanding as of December 31, 2020. In addition to the amounts shown in the table below, each named executive officer would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination Outside of Change in Control Period ($)	Involuntary Termination During Change in Control Period ($)
Amit Walia	Salary Severance	635,000	635,000
	Bonus Severance	—	730,250
	Vesting Acceleration		99,167
	Continued Coverage of Employee Benefits	19	19
	Total Benefits	635,019	1,464,436

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination Outside of Change in Control Period ($)	Involuntary Termination During Change in Control Period ($)
Eric Brown	Salary Severance	578,000	578,000
	Bonus Severance	—	578,000
	Vesting Acceleration		1,825,532
	Continued Coverage of Employee Benefits	20,864	20,864
	Total Benefits	598,864	3,002,396
Jitesh Ghai	Salary Severance	369,231	369,231
	Bonus Severance	—	—
	Vesting Acceleration		218,463
	Continued Coverage of Employee Benefits	19,364	19,364
	Total Benefits	388,595	607,058
Ansa Sekharan	Salary Severance	478,000	478,000
	Bonus Severance	—	430,200
	Vesting Acceleration		198,643
	Continued Coverage of Employee Benefits	20,864	20,864
	Total Benefits	498,864	1,127,707

Change in Control and Severance Agreement

Prior to the completion of this offering, our board of directors intends to approve new change in control and severance agreements (or new severance agreements) to be entered into between the Company and each of our NEOs. We expect that the new severance agreements will provide for certain severance and change in control benefits as summarized below.

We expect that the new severance agreements will provide that, in the event of a “corporate transaction” (as defined in our 2015 Equity Plan (as defined below)), to the extent provision has not been made for any of the executive’s stock options and other equity awards covering shares of our common stock granted to the executive under the 2015 Equity Plan to be assumed or continued, or substituted with substantially equivalent new awards, then such portion of such stock options or other equity awards not so assumed, continued or substituted, that is outstanding and unvested as of immediately prior to the completion of the corporate transaction, will accelerate vesting in full. Further, with respect to any stock options or other equity awards (or portions thereof) that otherwise would be subject to achievement of any performance-based or other similar vesting criteria (without regard to whether such stock option or other equity award also may be subject to any continued service-based vesting criteria) as of immediately prior to the completion of the corporate transaction not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

We expect that the new severance agreements will provide that, if the employment of a NEO is terminated outside the period beginning on the date that is three months prior to the date of a change in control and ending on the one-year anniversary date of such change in control (the change in control period) either (1) by the Company without “cause” and other than due to the executive’s death or “disability” or (2) by the executive for “good reason” (as such terms are defined in the new severance agreements), the executive will receive the following benefits:

•	a lump sum cash payment equal to 75% of the executive’s annual base salary, or 100% in the case of Mr. Walia;

•	up to 12 months of Company-paid COBRA premiums; and

•	extension of the post-termination exercise period of stock options held by such executive such that the options would remain exercisable for one year following the date of the termination.

We expect that the new severance agreements will provide that, if the employment of an NEO is terminated within the change in control period either (1) by the Company without cause and other than due to the executive’s death or disability or (2) by the executive for “good reason,” the executive will receive the following benefits:

•	a lump sum cash payment equal to 100% of the executive’s annual base salary, or 150% in the case of Mr. Walia;

•	a lump sum cash payment equal to 100% of the executive’s target bonus, or 150% in the case of Mr. Walia;

•	up to 12 months of Company-paid COBRA premiums, or 18 months in the case of Mr. Walia;

•

vesting acceleration of 100% of any stock options or other equity awards covering shares of our common stock that are outstanding and unvested as of the date of the termination, with performance goals or other vesting criteria applicable to performance-based stock options or other equity awards (or portion thereof) treated as achieved at 100% of target levels and all other terms and conditions met; and

•	extension of the post-termination exercise period of stock options held by such executive such that the options will remain exercisable for one year following the date of the termination.

We expect that the new severance agreements will provide that any severance payable under a new severance agreement is subject to the NEO executing a separation agreement and release of claims in our favor. Each new severance agreement also will provide that, if any payment or benefits to the applicable NEO (including the payments and benefits under his severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and therefore would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits. The new severance agreements will not provide for any Section 280G-related tax gross-up payments from us.

Under the new severance agreements, “cause” generally means (i) the executive’s act of dishonesty or fraud in connection with the performance of executive’s responsibilities to us, (ii) the executive’s conviction of, or plea of no contest to, a felony, (iii) the executive’s willful failure (for a reason other than executive’s death or disability) to perform executive’s reasonable duties or responsibilities, (iv) the executive’s material violation or breach of his new severance agreement, his confirmatory employment agreement, or his confidentiality and inventions assignment agreement with us, or (v) if such termination occurs other than during the change in control period, the executive’s material breach of the Company’s code of business conduct, human resources rules, policies and/or restrictions relating to harassment, discrimination and/or any other actions that create a hostile work environment; provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive describing the nature of such event and the executive thereafter will have 30 days to cure such event.

Under the new severance agreements, “good reason” generally means the executive’s termination of executive’s employment with us within sixty (60) days following the expiration of our cure period (as described below) following the occurrence of any of the following without executive’s written consent: (a) a material reduction in the executive’s position or duties; (b) a material reduction in the executive’s base salary other than a one-time reduction of not more than 10% that also is applied to substantially all of our other executive officers; (c) a material reduction in the aggregate level of benefits made available to the executive other than a reduction that also is applied to substantially all of our other executive officers; or (d) relocation of the executive’s primary place of business for the performance of the executive’s duties to us to a location that is more than thirty five (35) miles from its prior location. In order for an event to qualify as Good Reason, the executive must not terminate employment with us without first providing written notice identifying the acts or omissions constituting the grounds for “good reason” within 60 days following the initial existence of the grounds for “good reason” and a cure period of 30 days following the date of such notice (the “cure period”).

For the purposes of the new severance agreements, annual base salary and target bonus generally will be the executive’s annual base salary or annual target bonus, respectively, in effect immediately prior to the executive’s termination of employment (or, if the termination is due to a resignation for good reason based on a material reduction in the executive’s base salary, then the executive’s annual base salary in effect immediately prior to the reduction) or, if the executive’s termination of employment occurs during the change in control period and the amount is greater, the executive’s annual base salary or target bonus, as applicable, in effect immediately prior to the change in control.

With respect to the one-year exercise period applicable to stock options in connection with a qualifying termination of employment, in the event that a post-termination exercise period applies to a stock option under its applicable award agreement or other written agreement governing its terms that is longer than the one-year period, such longer period will continue to apply to such stock option and the one-year period will not supersede or cause any modification to such longer period. Additionally, in the event that the executive breaches any material term of his confidentiality and inventions assignment agreement with us, the post-termination exercise period will terminate immediately, or if later, the date sixty (60) days following the date of the executive’s termination of employment. Further, in no event will any such stock option be exercisable beyond its maximum term to expiration and any such stock option will be subject to earlier termination in accordance with the terms of the equity plan under which it was granted.

Employee Benefits and Stock Plans

Executive Incentive Compensation Plan

Prior to the completion of this offering, our board of directors intends to adopt an Executive Incentive Compensation Plan. Our Executive Incentive Compensation Plan will be administered by our compensation committee. Our Executive Incentive Compensation Plan will allow us to grant incentive awards, generally payable in cash, to employees selected by the administrator, including our NEOs, based upon any performance goals that may be established by the administrator. The below is a summary of the terms of the Executive Incentive Compensation Plan.

Under our Executive Incentive Compensation Plan, the administrator will determine any performance goals applicable to an award, which goals may include, without limitation, goals related to attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award. The administrator also may determine that a target award or portion of a target award will not have a performance goal associated with it but instead will be granted, if at all, as determined by the administrator.

The administrator of our Executive Incentive Compensation Plan, in its sole discretion and at any time, may increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to any bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and the administrator is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards generally will be paid in cash (or its equivalent) only after they are earned, and, unless otherwise determined by the administrator, a participant must be employed with us through the date the actual award is paid. The administrator of our Executive Incentive Compensation Plan reserves the right to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as determined by the administrator. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Executive Incentive Compensation Plan.

Awards under our Executive Incentive Compensation Plan are subject to any clawback policy as may be established and/or amended from time to time to comply with applicable laws, including without limitation the listing standards of any national securities exchange or association on which our securities are listed. The administrator also may impose such other clawback, reduction, recovery, forfeiture, recoupment, reimbursement or reacquisition provisions with respect an award under our Executive Incentive Compensation Plan as the administrator determines necessary or appropriate, including, for example, a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award, or upon specified events which may include (without limitation) termination of a participant’s status as an employee or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such Participant’s status as an employee or other service provider. Certain participants may be required to reimburse us for certain amounts paid under an award under our Executive Incentive Compensation Plan in connection with certain accounting restatements we may be required to prepare due to our material noncompliance with any financial reporting requirements under applicable securities laws, as a result of misconduct.

The administrator of our Executive Incentive Compensation Plan will have the authority to modify, amend, suspend or terminate our Executive Incentive Compensation Plan, provided such action does not materially alter or materially impair the existing rights or obligations of any participant with respect to any earned awards. Our Executive Incentive Compensation Plan will remain in effect until terminated in accordance with its terms.

2021 Equity Incentive Plan

Prior to the completion of this offering, our board of directors intends to adopt, and we expect our stockholders will approve, the 2021 Equity Incentive Plan, or our 2021 Plan. We expect that our 2021 Plan will be effective on the business day immediately prior to the effective date of our registration statement related to this offering. Our 2021 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. A total of                shares of our Class A common stock will be reserved for issuance pursuant to our 2021 Plan. In addition, the shares reserved for issuance under our 2021 Plan will also include any shares subject to awards granted under our 2015 Equity Plan that, after the date our 2015 Equity Plan is terminated, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest (provided that the maximum number of shares that may be added to our 2021 Plan pursuant to this provision is                shares). The number of shares available for issuance under our 2021 Plan will also include an annual increase on the first day of each year beginning in                , equal to the least of:

•	shares of our Class A common stock;

•	five percent (5%) of the outstanding shares of all classes of our common stock on the last day of our immediately preceding year; or

•	such other amount as the administrator of the 2021 Plan may determine no later than the last day of our immediately preceding fiscal year.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan. With respect to stock appreciation rights, the net shares issued will cease to be available under the 2021 Plan and all remaining shares will remain available for future grant or sale under the 2021 Plan. Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

Plan Administration.    Our board of directors or one or more committees appointed by our board of directors will administer our 2021 Plan. We expect our board of directors to delegate concurrent authority to administer our 2021 Plan to our compensation committee. In addition, if we determine it is desirable to qualify transactions under our 2021 Plan as exempt under Rule 16b-3, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2021 Plan, the administrator has the power to administer our 2021 Plan, including but not limited to, the power to interpret the terms of our 2021 Plan and awards granted under it, to create, amend and revoke rules relating to our 2021 Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce or increase their exercise prices, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.

Stock Options.    Stock options may be granted under our 2021 Plan. The exercise price of options granted under our 2021 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2021 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights.    Stock appreciation rights may be granted under our 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock.    Restricted stock may be granted under our 2021 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units.    RSUs may be granted under our 2021 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2021 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards.    Performance awards may be granted under our 2021 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the award. The administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance award. Performance awards will have an initial dollar value established by the administrator on or prior to the grant date. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares or in some combination thereof.

Outside Directors.    Our 2021 Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under our 2021 Plan. Prior to the completion of this offering, we intend to implement a formal policy pursuant to which our outside directors will be eligible to receive equity awards under our 2021 Plan. Under our 2021 Plan, in any fiscal year, an outside director may be paid cash compensation and granted equity awards with an aggregate value of no more than $             (with the value of equity awards based on its grant date fair value determined in accordance with U.S. GAAP for purposes of this limit), with such limit increased to $             in the fiscal year of his or her initial service as an outside director. Equity awards granted or other compensation provided to an outside director for services as an employee or consultant (other than an outside director), or before the effective date of the registration statement of which this prospectus forms a part, will not count toward this annual limit. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under our 2021 Plan in the future.

Non-Transferability of Awards.    Unless the administrator provides otherwise, our 2021 Plan generally will not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of our common stock or our other securities, or other change in our corporate structure affecting the shares of our Class A common stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits available under our 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limit set forth in our 2021 Plan.

Dissolution or Liquidation.    In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control.    Our 2021 Plan provides that in the event of a merger or change in control, as defined under our 2021 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an substantially equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If awards granted to an outside director while such individual was an outside director are assumed or substituted for in our merger or change in control and the service of such outside director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on the date of or following the merger or change in control, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the administrator with the outside director.

Clawback.    Awards are subject to any clawback policy which we are required to adopt to comply with the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award granted under the 2021 Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of ours (described above) or with applicable laws.

Amendment, Termination.    The administrator has the authority to amend, suspend or terminate our 2021 Plan provided such action does not impair the existing rights of any participant. Our 2021 Plan will continue in effect until terminated in accordance with its terms, but no options that qualify as incentive stock options may be granted after 10 years from the earlier of the Board’s approval or our stockholders’ approval of the 2021 Plan, and the automatic share reserve increase under the 2021 Plan will operate only until the 10-year anniversary of the earlier of the Board’s approval or our stockholders’ approval of the 2021 Plan.

2021 Employee Stock Purchase Plan

Prior to the effectiveness of this offering, our board of directors intends to adopt, and we expect our stockholders will approve, a 2021 Employee Stock Purchase Plan, or our ESPP. Our ESPP will be effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. However, no offering period or purchase period under the ESPP will begin unless or until determined by our board of directors.

Authorized Shares.    A total of                 shares of our Class A common stock will be made available for sale under our ESPP. In addition, our ESPP will provide for annual increases in the number of shares available for sale under our ESPP also includes an annual increase on the first day of each year beginning in            , equal to the least of:

•	shares;

•	one percent (1%) of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding year; or

•	such other amount as the administrator may determine no later than the last day of our immediately preceding fiscal year.

Plan Administration.    Our compensation committee appointed by our board of directors is expected to administer our ESPP and have full but non-exclusive authority to interpret the terms of our ESPP and determine eligibility to participate, subject to the conditions of the ESPP as described below. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate our subsidiaries and affiliates as participating in the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the U.S. The administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.

Eligibility.    Generally, all of our employees will be eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

•

immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or the capital stock of any parent or subsidiary of ours; or

•	hold rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

Offering Periods; Purchase Periods.    Our ESPP is intended to qualify under Section 423 of the Code. Unless the administrator determines otherwise before the enrollment date of an offering period, each offering period will be the overlapping, consecutive periods of approximately 12 months commencing on the first trading day on or after March 1 and September 1 of each year and ending on the first trading day on or after September 1 and March 1, respectively, approximately 12 months later, except for the first offering period, which will commence on the first trading day on or after the effective date of the registration statement of which this prospectus forms a part and will end on the first trading day on or after September 1, 2022 , and the second offering period will commence on the first trading day on or after March 1, 2022. Each offering period will consist of two purchase periods that will be approximately 6 months in length commencing on the first trading day on or after March 1 and September 1 of each offering period and end on the first trading day on or after September 1 and March 1 approximately 6 months later. The last day of each purchase period is referred to here as the exercise date. The first exercise date under the ESPP will be the first trading day on or after March 1, 2022.

Contributions.    Our ESPP permits participants to purchase shares of our Class A common stock through payroll deductions of up to 15% of their eligible compensation. A participant may purchase a maximum of 2,500 shares of our Class A common stock during an offering period.

Exercise of Purchase Right.    Amounts deducted and accumulated by the participant are used to purchase shares of our Class A common stock at the end of each 6-month purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on the first trading day of each offering period or on the exercise date. If the fair market value of our Class A common stock on the exercise date is less than the fair market value on the first trading day of the offering period, participants will be withdrawn from the current offering period following their purchase of shares of our Class A common stock on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Class A common stock. Participation ends automatically upon termination of employment with us.

Non-Transferability.    A participant may not transfer rights granted under our ESPP. If the compensation committee permits the transfer of rights, it may only be done by will, the laws of descent and distribution, or as otherwise provided under our ESPP.

Certain Adjustments.    Our ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, our common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, reclassification, repurchase, or exchange of our common stock or our other securities, or other change in our corporate structure affecting our Class A common stock occurs (other than any ordinary dividends or other ordinary distributions), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under our ESPP and/or the purchase price per share and number of shares covered by each option granted under our ESPP that has not yet been exercised, and the numerical share limits under our ESPP. In the event of our proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control.    Our ESPP provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination.    The administrator has the authority to amend, suspend or terminate our ESPP. Our ESPP automatically will terminate in 2041, unless we terminate it sooner.

Third Amended and Restated Informatica Inc. Equity Incentive Plan

The Third Amended and Restated Informatica Inc. Equity Incentive Plan, as amended (or 2015 Equity Plan) was established in connection with and for use following the 2015 Privatization Transaction and was most recently amended and restated in March 2020. The 2015 Equity Plan will be terminated as of one business day before the effectiveness of the registration statement of which this prospectus forms a part and we will not grant any additional awards under our 2015 Equity Plan thereafter. However, our 2015 Equity Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our 2015 Equity Plan. The below is a summary of the terms of the 2015 Equity Plan.

Our 2015 Equity Plan provides for awards of nonstatutory stock options and restricted share units covering shares of our Class A common stock (each, an “award” and the recipient of such award, a

“participant”) to any director, officer, employee of us or any of our subsidiaries, any individual to whom we or one of our subsidiaries has extended a formal, written offer of employment, and any consultant or advisor of us or one of our subsidiaries.

An aggregate of 34,065,509 shares of our Class A common stock have been reserved for issuance under our 2015 Equity Plan. As of                     , 2021, awards outstanding under the 2015 Equity Plan consisted of options to purchase an aggregate of                  shares of Class A common stock.

Plan Administration

The 2015 Equity Plan is administered by our board of directors, our compensation committee, or its designee (the “administrator”). The administrator has all of the powers necessary to enable it to carry out its duties under the 2015 Equity Plan properly, including the power and duty to construe and interpret the 2015 Equity Plan, to determine all questions arising under it and to delegate some or all of its duties to an officer of us or any of our subsidiaries. The administrator may correct any defect, supply any omission, or reconcile any inconsistency in the 2015 Equity Plan or in any award in the manner and as it deems necessary to carry out the intent of the 2015 Equity Plan. The administrator’s interpretations and determinations are final, binding and conclusive upon all persons. The administrator may also establish, from time to time, regulations, provisions, procedures, and conditions regarding the awards and granting of awards, which in its opinion may be advisable in administering the 2015 Equity Plan. Subject to the terms of the 2015 Equity Plan, the administrator has the power to select the individuals to whom awards will be granted, the number of shares to be subject to each award and the terms and conditions (which need not be identical) of each such award, and otherwise make the 2015 Equity Plan fully effective; to construe and interpret the 2015 Equity Plan and the awards granted under it and establish, amend and revoke rules and regulations for the administration of the 2015 Equity Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the 2015 Equity Plan or in any award agreement in the manner and to the extent it deems necessary or advisable; to determine the duration and purposes for leaves of absence which may be granted to a participant on an individual basis without constituting a termination of employment or service for purposes of the 2015 Equity Plan; to cancel, with the consent of the participant or as otherwise permitted under the terms of the 2015 Equity Plan, outstanding awards; to exercise its discretion with respect to the powers and rights granted to it under the 2015 Equity Plan; and generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote our best interests with respect to the 2015 Equity Plan.

Options

Options have been granted under the 2015 Equity Plan. The terms and conditions of each option have been set forth in an award agreement with such restrictions, terms and conditions as the administrator may determine. The administrator determines the exercise price granted under the 2015 Equity Plan, or the manner in which the exercise price of an option granted under the 2015 Equity Plan is determined, which may not be less than the greater of the nominal value of the shares underlying each option and the fair market value of a share on the date of grant. The administrator determines the term of an option granted under our 2015 Equity Plan, which generally may not exceed ten years from the grant date (with the exception of certain limited circumstances relating to a participant’s death). The administrator determines the time or times at which an option will be vested and exercisable. Options may be exercised only by paying cash or its equivalent, through share withholding, through a same-day sale or sell-to-cover arrangement if the shares are publicly-traded, and, if permitted by the administrator or specified in the award agreement, in the form of other property (including shares) or a combination of any method. The award agreement sets forth the terms and conditions applicable to the option upon termination of service, including in connection with a termination as a result of divestiture of any subsidiary or division or other assets of us or any subsidiary, as determined by the administrator, except that, in the case of an option granted to a California resident, unless the participant’s employment is terminated for cause as defined by applicable law, the option will be exercisable until the earlier of the option expiration date and (i) at least six months from the date of termination if termination was caused by death or disability, or (ii) 30 days from the date of termination if termination was caused by other than death or disability.

Non-transferability of Awards

Under our 2015 Equity Plan, generally awards may not be sold, transferred or otherwise disposed of, pledged or otherwise hypothecated, or subject to attachment, execution or levy of any kind, and any transfer, pledge, hypothecation, attachment, execution or levy in violation of this prohibition is null and void. Subject to the terms of the 2015 Equity Plan, awards may be transferred by will or by the laws of descent or distribution, and participants may name individuals to whom any benefit under the 2015 Equity Plan is to be paid or transferred upon the participant’s death.

Forfeiture Events

The administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to an option will be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the award.

Certain Adjustments

In the event of certain events or transactions that affect our capitalization (for example, a merger, reorganization or stock split), the administrator will make an equitable adjustment to each share subject to an award so that no dilution or enlargement of benefits or potential benefits occurs. If any such change in capitalization includes an exchange of shares of our Class A common stock, each such share then subject to an award will be adjusted as to the number and class of shares into which each such outstanding share will be exchanged so that no dilution or enlargement of the benefits occurs, without changing the aggregate purchase price, if any, for the shares then subject to the award. Such adjustment may be to any or all of: (i) the number and type of shares (or other securities or other property) that may be made the subject of awards or be delivered under the 2015 Equity Plan; (ii) the number and type of shares (or other securities or other property) subject to outstanding awards; (iii) the purchase price or exercise price of a share under any outstanding option or the measure to be used to determine the amount of the benefit payable on an award; and (iv) any other adjustments the administrator determines to be equitable. If a participant will be entitled to, or will be entitled to exercise an award with respect to, new, additional or different shares or other securities of us or any other entity, such new, additional or different shares or other securities, as the case may be, will be subject to all of the conditions and restrictions which were applicable to the shares subject to the award prior to such change in capitalization. In addition, in the case of awards granted to California residents, the number of securities purchasable under any option or to be settled in connection with an restricted share unit and the exercise price relating to any option, and the number of securities allocated to any person under the 2015 Equity Plan, will be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the issuer’s equity securities without the receipt of consideration by the issuer, of or on the issuer’s class or series of securities underlying the award or purchase right.

Effect of Certain Transactions

Unless otherwise provided by the administrator and set forth in the applicable award agreement, in the event of a “corporate transaction” (as defined in the 2015 Equity Plan and which generally includes a merger, consolidation, reorganization, recapitalization or other similar change in Ithacalux capital stock, a liquidation or dissolution of us, or our “change in control” (as defined in the 2015 Equity Plan)), all outstanding awards will terminate upon the consummation of the corporate transaction, unless provision is made in connection with such transaction, in the sole discretion of the administrator or the parties to the corporate transaction, for the assumption or continuation of such awards by, or the substitution for such awards with new equity-based compensation awards of, the surviving, or successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property or cash amounts subject to such new equity-based compensation awards, option and stock appreciation right exercise or base prices, and other terms of such new awards as the administrator or the parties to the corporate transaction agree. However, unless otherwise set forth in the applicable award agreement, vested awards (or that would vest upon the consummation of the corporate transaction) will not be terminated unless holders of affected awards are provided either (i) at least 15 calendar days before the consummation of the corporate transaction to exercise their options or (ii) payment (in cash or other consideration) in respect of each share covered by the award being cancelled in exchange for either, (x) for options, an amount equal to the excess, if any, of the per share price to be paid or distributed to shareholders in the corporate transaction over the exercise price of the option or (y) for restricted share units, an amount equal to the per share price to be paid or distributed to shareholders in the corporate transaction (in each case, with such payment in the same form and same proportion as payments made to our stockholders). For the avoidance of doubt, if such amount is determined to be zero or less, the affected option may be cancelled without any payment.

The administrator may, in connection with any corporate transaction, in its discretion, cause any of the following actions to be taken effective upon or at any time before any corporate transaction: cause any or all unvested awards to become fully vested and immediately exercisable and/or provide the holders of vested options a reasonable period of time before the date of the consummation of the corporate transaction to exercise the options; and, with respect to unvested awards that are terminated in connection with the corporation transaction, provide their holders a payment (in cash and/or other consideration which will be the same consideration in the same proportion as other shareholders receive with respect to their shares) in respect of each share covered by the award being terminated in an amount equal to all or a portion of the per share price to be paid or distributed to shareholders in the corporate transaction (and with respect to options, net of any exercise price), which may be paid in accordance with the vesting schedule of the option as set forth in the applicable award agreement, upon the consummation of the corporate transaction or, to the extent permitted by applicable law, at such other time or times as the administrator may determine. Additionally, in connection with any such corporate transaction the administrator may provide in the transaction agreement or otherwise for different treatment for awards held by different participants; may take any permitted action without participant consent, subject to the 2015 Equity Plan; and require a participant to return a letter of transmittal or similar acknowledgment as a condition to receiving any payment in respect of his or her awards in connection with a corporate transaction.

Amendment and Termination

Our board of directors may terminate, amend, modify or suspend the 2015 Equity Plan at any time. No such amendment, modification, suspension or termination will impair or adversely alter any awards previously granted under the 2015 Equity Plan, except with the consent of the participant, and no amendment, modification, suspension or termination will deprive any participant of any shares which he or she may have acquired through or as a result of the 2015 Equity Plan. To the extent necessary under any applicable law, regulation or exchange requirement, no other amendment will be effective unless approved by our stockholders in accordance with applicable law, regulation or exchange requirement. No modification of an award will adversely alter or impair any rights or obligations under the award without the consent of the participant. Unless sooner terminated by action of our board, the 2015 Equity Plan will terminate on March 14, 2030. However, as of one business day before the effectiveness of the registration statement of which this prospectus forms a part, the 2015 Equity Plan will be terminated and no further awards will be granted under the 2015 Equity Plan.

401(k) Plan

We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan immediately upon meeting the 401(k) plan’s eligibility requirements, and participants are able to defer up to 50% of their eligible compensation subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. We provide a matching contribution of 50% of a participant’s contributions, up to $6,000 each year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed in the sections titled “Management” and “Executive Compensation” and the registration rights described in the section titled “Description of Capital Stock—Registration Rights,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Restructuring Transactions

Prior to the consummation of this offering, we will consummate the reorganization transactions described under “Restructuring Transactions.”

Transaction and Monitoring Fee Agreement

In 2015, Informatica was taken private in the 2015 Privatization Transaction led by our Sponsors. In connection with such transaction, we entered into a Transaction and Monitoring Fee Agreement with Permira, certain of its affiliates, and CPPIB Equity Investments Inc. (CPPIB), an affiliate of CPP Investments, pursuant to which certain affiliates of the Sponsors have provided certain services to us, including monitoring, management, advisory and consulting services, in exchange for an annual advisory fee of $2.0 million, allotted equally between CPPIB and Permira. Additionally, pursuant to the Transaction and Monitoring Fee Agreement, we agreed to reimburse certain affiliates of the Sponsors for certain reasonable out-of-pocket expenses incurred in connection with the performance of their obligations thereunder. In each of 2018, 2019 and 2020, we have paid fees and reimbursements of $2.0 million, and for the six months ended June 30, 2020 and 2021, we have paid $1.0 million, under the Transaction and Monitoring Fee Agreement. The Transaction and Monitoring Fee Agreement will terminate upon the completion of this offering. Mr. Chizen, a member and the Executive Chairman of our board of directors, is a Senior Adviser to Permira and Operating Partner for Permira Growth Opportunities, an affiliate of Permira. Ryan Lanpher, a member of our board of directors, is a Partner of Permira. Brian Ruder, a member of our board of directors, is co-head of Permira’s Technology investing sector, a member of Permira’s Executive Committee, and co-chair of the Permira VII Investment Committee. Austin Locke, a member of our board of directors, is Managing Director of CPP Investments and leads the North American technology investing efforts in the Direct Private Equity group of CPP Investments. Geoff McKay, a member of our board of directors, is Managing Director, Head of North America, Direct Private Equity of CPP Investments.

Commercial Arrangements

In September 2016, we entered into a license and services agreement with CPP Investments, pursuant to which we sold our software under a perpetual license and provided ongoing support and product updates to CPP Investments. In 2018, 2019, 2020, CPP Investments has paid us $1,124,000, $220,000, $111,000, respectively, under this agreement. For the six months ended June 30, 2020 and 2021, CPP Investments has paid $66,000 and $23,000 respectively.

Separation Agreements

During the year ended December 31, 2020, we entered into separation agreements with Anil Chakravarthy, our former chief executive officer, and Tracey Newell, our former chief revenue officer. In connection with these separation agreements, we recorded approximately $10.7 million of aggregate severance expense and bonuses and approximately $2.7 million of stock-based compensation expense.

Stockholders Agreement

We intend to enter into a stockholders agreement with our Sponsors or their affiliates in connection with this offering. The stockholders agreement will govern certain nomination rights with respect to our board of directors following this offering. See the section titled “Management—Classified Board of Directors” for additional information.

Under the stockholders agreement and subject to our certificate of incorporation and bylaws, as amended and restated in connection with this offering, and applicable law, for so long as a Sponsor owns or holds of record, directly or indirectly, in the aggregate at least 15% of the Company’s outstanding shares of our Class A and Class B-1 common stock, the following actions will require the affirmative vote of each such Sponsor:

•	any changes to the size of our board of directors;

•	any termination, appointment or replacement of our Chief Executive Officer;

•	any transactions that would result in a change in control;

•	any acquisitions, dispositions or the incurrence of indebtedness over $300 million; and

•	any changes in the Corporate Opportunity provisions in our certificate of incorporation, as amended and restated in connection with this offering.

Registration Rights Agreement

We intend to enter into a registration rights agreement with our Sponsors or their affiliates in connection with this offering. The registration rights agreement will provide our Sponsors certain registration rights whereby, at any time following this offering and the expiration of any related lock-up period, our Sponsors can require us to register under the Securities Act shares of Class A common stock, including shares issuable to them upon exchange of their shares of Class B-1 common stock.

Limitation of Liability and Indemnification of Officers and Directors

We expect to adopt an amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Arrangements

From time to time, certain of our Sponsors and/or their affiliates have entered into, and may continue to enter into, arrangements with us to use our products and services. We believe that all such arrangements have been entered into in the ordinary course of business and have been negotiated on commercially reasonable terms.

Policies and Procedures for Related Party Transactions

Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year and any of their immediate family members. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee shall review and approve or disapprove any related party transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our capital stock for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 200,768,636 shares of our Class A common stock, 44,093,523 shares of our Class B-1 common stock, and 44,093,523 shares of our Class B-2 common stock outstanding as of September 30, 2021, or the Beneficial Ownership Date. We have based our calculation of the percentage of beneficial ownership after this offering on                 shares of our Class A common stock,                shares of our Class B-1 common stock, and                shares of our Class B-2 common stock outstanding immediately after the completion of this offering, assuming that the underwriters will not exercise their option to purchase up to                 additional shares of our Class A common stock from us in full. We have deemed shares of our Class A common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date, or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of the Beneficial Ownership Date, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Informatica Inc., 2100 Seaport Boulevard, Redwood City, California 94063.

Name of beneficial owner	Beneficially owned prior to this offering								Beneficially owned after this offering
	Class A		Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power	Class A		Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number	%	Number	%	Number	%			Number	%	Number	%	Number	%
Greater than 5% stockholders:
CPP Investments(2)	73,445,447	36.6%	44,049,523	100.0%	—	—	48.0%	30.0%
Entities affiliated with Permira Funds(3)	124,945,029	62.2%	—	—	—	—	51.0%	51.0%
13381986 Canada Inc.(4)	—		—	—	44,049,523	100.0%	—	18.0%
Named executive officers and directors:
Amit Walia(5)	870,276	*	—	—	—	—	*	*
Eric Brown(6)	413,216	*	—	—	—	—	*	*
Jitesh Ghai(7)	186,930	*	—	—	—	—	*	*
John Schweitzer(8)	124,544	*	—	—	—	—	*	*
Ansa Sekharan(9)	390,371	*	—	—	—	—	*	*
Bruce Chizen(10)	1,294,317	*	—	—	—	—	*	*
Janice Chaffin(11)	39,261	*	—	—	—	—	*	*
Gerald Held(12)	337,976	*	—	—	—	—	*	*
Ryan Lanpher(13)	124,945,029	62.2%	—	—	—	—	51.0%	51.0%
Austin Locke	—	—	—	—	—	—	*	*
Geoff McKay	—	—	—	—	—	—	*	*
Elizabeth Rafael(14)	—	—	—	—	—	—	*	*
Brian Ruder(13)	124,945,029	62.2%	—	—	—	—	51.0%	51.0%
Jill Ward(15)	—	—	—	—	—	—	*	*
All current executive officers and directors as a group (14 persons)(18)	128,601,920	63.3%	—	0.0%	—	0.0%	52.5%	52.5%

*	Represents holdings of less than 1% of any class of our common stock.
(1)	Does not include the right to vote on the election or removal of our directors.
(2)

Investment and voting power with regard to shares held by CPP Investments rests with Canada Pension Plan Investment Board. John Graham is the President and Chief Executive Officer of Canada Pension Plan Investment Board and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of common stock beneficially owned by Canada Pension Plan Investment Board. Mr. Graham disclaims beneficial ownership over any such shares. The address of Canada Pension Plan Investment Board is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.

(3)

Includes (i) 64,995,012 shares of Class A common stock held by EvomLux S.à r.l. and (ii) 59,950,017 shares of Class A common stock held by Ithaca L.P. Permira V L.P.2 is the controlling shareholder of EvomLux S.à r.l. Permira V L.P.2 acts through its general partner, Permira V GP L.P., which acts through its general partner, Permira V GP Limited. Permira V GP Limited’s board of directors consists of Thomas Lister, Christopher Crozier, Alistair Boyle, Julie Preece, Simon Holden and Nigel Carey. Permira V GP Limited has indirect voting and investment power over the shares held by EvomLux S.à r.l. Each of Thomas Lister, Christopher Crozier, Alistair Boyle, Julie Preece, Simon Holden and Nigel Carey are directors of Permira V GP Limited, and as such, may participate in decisions regarding Permira V GP Limited’s exercise of voting and investment power in respect of the shares of our Class A common stock held of record by EvomLux S.à r.l., but each disclaims beneficial ownership of such shares. Ithaca L.P. acts through its general partner, Ithaca G.P. Limited, and the directors of

Ithaca G.P. Limited are Ryan Lanpher, Nigel Carey and Julie Preece. Each of Ryan Lanpher, Nigel Carey and Julie Preece are directors of Ithaca G.P. Limited, and as such, may participate in decisions regarding Ithaca G.P. Limited’s exercise of voting and investment power in respect of the shares of our Class A common stock held of record by Ithaca L.P., but each disclaims beneficial ownership of such shares. Messrs. Lanpher and Ruder are affiliated with the Permira Funds but disclaim ownership of the securities reported by the Permira Funds. The address of each the foregoing persons is c/o Permira Advisers LLC, 3000 Sand Hill Road, Building 1, Suite 170, Menlo Park, California 94025.
(4)

Represents shares of our Class B-2 common stock directly held by 13381986 Canada Inc., a wholly owned subsidiary of Stephen Donovan, who is unaffiliated with CPP Investments. 13381986 Canada Inc. has agreed not to vote or transfer any shares of Class B-2 common stock held by it except as directed by CPP Investments, and accordingly, CPP Investments may be deemed to beneficially own such shares held by 13381986 Canada Inc. for purposes of Section 13(d) of the Exchange Act. See footnote (2) for information regarding CPP Investments.

(5)

Includes (i) 31,526 shares of Class A common stock held through Ithaca MIV LLC (MIV) and (ii) 838,750 shares of Class A common stock underlying stock options held by Mr. Walia that have vested or will vest within 60 days of the Beneficial Ownership Date.

(6)	Includes 413,2016 shares of Class A common stock underlying stock options held by Mr. Brown that have vested or will vest within 60 days of the Beneficial Ownership Date.
(7)	Includes 186,930 shares of Class A common stock underlying stock options held by Mr. Ghai that have vested or will vest within 60 days of the Beneficial Ownership Date.
(8)	Includes 124,544 shares of Class A common stock underlying stock options held by Mr. Schweitzer that have vested or will vest within 60 days of the Beneficial Ownership Date.
(9)

Includes (i) 83,824 shares of Class A common stock held through MIV and (ii) 306,547 shares of Class A common stock underlying stock options held by Mr. Sekharan that have vested or will vest within 60 days of the Beneficial Ownership Date.

(10)

Includes (i) 914,583 shares of Class A common stock held through MIV, of which 300,000 shares of Class A common stock are held by Mr. Chizen and 614,583 shares of Class A common stock are held by Gail Chizen 2009 Irrevocable Trust, dated January 24, 2009, of which Mr. Chizen is a trustee, and (ii) 379,734 shares of Class A common stock underlying stock options held by Mr. Chizen that have vested or will vest within 60 days of the Beneficial Ownership Date.

(11)

Includes (i) 17,985 shares of Class A common stock held through MIV and (ii) 21,276 shares of Class A common stock underlying stock options held by Ms. Chaffin that have vested or will vest within 60 days of the Beneficial Ownership Date.

(12)

Includes (i) 150,000 shares of Class A common stock held through MIV and (ii) 187,976 shares of Class A common stock underlying stock options held by Mr. Held that have vested or will vest within 60 days of the Beneficial Ownership Date.

(13)

Consists of shares held by the Permira Funds disclosed in footnote (3) above. Mr. Lanpher is affiliated with the Permira Funds and Mr. Ruder is a member of the investment committee of the Permira Funds, but each disclaims any beneficial ownership except to the extent of any pecuniary interest therein.

(14)

Ms. Rafael became a member of our Board of Directors in July 2021. Ms. Rafael does not hold any outstanding shares of our capital stock or any shares underlying stock options that will vest within 60 days of the Beneficial Ownership Date.

(15)

Ms. Ward became a member of our Board of Directors in May 2021. Ms. Ward does not hold any outstanding shares of our capital stock or any shares underlying stock options that will vest within 60 days of the Beneficial Ownership Date.

(16)

Includes 2,458,973 shares of Class A common stock underlying stock options that have vested or will vest within 60 days of the Beneficial Ownership Date held by our current executive officers and directors as a group.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the completion of this offering, our authorized capital stock will consist of                 shares of capital stock, $0.01 par value per share, of which:

•	shares are designated as Class A common stock;

•	shares are designated as Class B-1 common stock;

•	shares are designated as Class B-2 common stock; and

•	shares are designated as preferred stock.

As of June 30, 2021, there were                shares of Class A common stock outstanding, held by                stockholders of record,                 shares of Class B-1 common stock outstanding, held by                stockholders of record, and                shares of Class B-2 common stock outstanding, held by                stockholders of record. All of the outstanding shares of our Class A, Class B-1 and Class B-2 common stock are fully paid and non-assessable. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock.

Class A Common Stock

Pursuant to our certificate of incorporation, holders of our Class A common stock will be entitled to one vote on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Class A common stock, as such, shall not be entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation. Pursuant to our certificate of incorporation, holders of Class A common stock will not be entitled to cumulative voting.

The holders of our voting stock, consisting of our Class A and Class B-1 common stock, will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require holders of our Class A common stock, Class B-1 common stock or Class B-2 common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a call of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in an adverse manner, the holders of the class would be required to vote separately to approve the proposed amendment; provided that if the amendment adversely affects one or more series of the class but does not adversely affect all of the series of the class, then only the holders of the series that are adversely affected, voting together as a class, would be required to separately approve the amendment.

Each share of Class A common stock will be convertible into one share of Class B-1 common stock and one share of Class B-2 common stock at any time and from time to time, at the option of the holder, so long as such holder holds one or more shares of Class B-1 common stock or Class B-2 common stock at the time of conversion. No public stockholders will have conversion rights because they will not be eligible to hold shares of Class B-1 common stock or Class B-2 common stock.

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A common stock shall be entitled to receive dividends out of any of our funds legally available when, as, and if declared by our board of directors on an equal pro rata basis with the Class B-1 common stock. Upon the dissolution, liquidation, or winding up of our company, subject to the rights, if any, of the holders of our preferred stock, the holders of our Class A common stock shall be entitled to receive the assets of our company available for distribution to its stockholders ratably in proportion to the number of shares held by them and the holders of our Class B-1 and Class B-2 common stock; provided, however, that the distribution to holders of Class B-2 common stock shall be limited to the aggregate par value of such holders’ then outstanding shares of Class B-2 common stock. Holders of Class A common stock will not have preemptive or conversion rights, other than as described above, or other subscription rights. There will be no redemption or sinking fund provisions applicable to our Class A common stock.

Class B-1 and Class B-2 Common Stock

Pursuant to our certificate of incorporation, our Class B-1 common stock will have the same rights as our Class A common stock, except that holders of our Class B-1 common stock will not be entitled to vote in the election or removal of directors. Holders of our Class B-1 common stock will otherwise be entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of our Class B-2 common stock will have no rights (voting or otherwise), except for the right to vote in the election or removal of directors and will be entitled to a nominal annual dividend of CAD$15,000 in the aggregate. Pursuant to our certificate of incorporation, holders of Class B-1 and Class B-2 common stock will not be entitled to cumulative voting.

Each share of our Class B-1 common stock will be convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to surrender an equal number of shares of Class B-2 common stock to us. No public stockholders will have conversion rights because they will not be eligible to hold shares of Class B-1 common stock or Class B-2 common stock.

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B-1 common stock shall be entitled to receive dividends out of any of our funds legally available when, as, and if declared by our board of directors on an equal pro rata basis with the Class A common stock. Upon our dissolution, liquidation, or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our Class B-1 common stock and Class B-2 common stock shall be entitled to receive the assets of our company available for distribution to its stockholders ratably in proportion to the number of shares held by them and the holders of our Class A common stock; provided, however, that the distribution to holders of Class B-2 common stock shall be limited to the aggregate par value of such holders’ then-outstanding shares of Class B-2 common stock. Holders of Class B-1 and Class B-2 common stock will not have preemptive or conversion rights, other than as described above, or other subscription rights. There will be no redemption or sinking fund provisions applicable to our Class B-1 and Class B-2 common stock.

We divided the voting rights between Class B-1 common stock and Class B-2 common stock as described above in order to maintain CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act, which restrict CPP Investments from investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of such corporation. We will issue such number of shares of Class B-1 common stock and B-2 common stock as is necessary to facilitate CPP Investments’ compliance with such regulations.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options

As of September 30, 2021, we had outstanding options to purchase an aggregate of 26,360,911 shares of our Class A common stock, with a weighted average exercise price of $16.55, pursuant to our 2015 Equity Plan.

Registration Rights

We intend to enter into a registration rights agreement with our Sponsors in connection with this offering. The registration rights agreement will provide our Sponsors certain registration rights whereby, at any time following our initial public offering and the expiration of any related lock-up period, our Sponsors can require us to register under the Securities Act shares of Class A common stock, including shares issuable to them upon exchange of their shares of Class B-1 and Class B-2 common stock.

Anti-Takeover Provisions

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

•

Upon completion of this offering, we will not be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock.

We intend to elect in our certificate of incorporation not to be subject to Section 203. Although our certificate of incorporation will contain provisions that have generally the same effect as Section 203, our Sponsors, their respective affiliates and successors, and their respective direct and indirect transferees will not be subject to such provisions regardless of the percentage of our voting stock owned by them.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•

Board of Directors Vacancies: Our amended and restated certificate of incorporation and amended and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

•

Classified Board: Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled “Management—Classified Board of Directors.”

•

Stockholder Action; Special Meeting of Stockholders:    Our amended and restated certificate of incorporation will provide that, after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common stock, our stockholders will only be able to take action at an annual or special meeting of stockholders and not by written consent. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws will further provide that, after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common stock, only the chair of our board of directors or a majority of our board of directors will be authorized to call a special meeting of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the voting power of our capital stock to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations:    Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No Cumulative Voting:    The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

•

Directors Removed Only for Cause:    Our amended and restated certificate of incorporation will provide that, after the Sponsors cease to beneficially own, in the aggregate, at least 50% of the outstanding shares of our Class A common stock and Class B-1 common Stock, directors will only able to be removed from office for cause.

•

Amendment of Charter and Bylaws Provisions:    Any amendment of the above provisions in our amended and restated certificate of incorporation and amended and restated bylaws would require approval by holders of at least a majority of our then outstanding Class A common stock and Class B-1 common stock.

•

Issuance of Undesignated Preferred Stock:    Our board of directors will have the authority, without further action by the stockholders, to issue up to shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive Forum

Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers, or other employees to us or our stockholders, (3) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws (as amended from time to time), (4) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (5) any other action or proceeding asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware, or if no State court has jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, in all cases subject to the court having jurisdiction over indispensable parties named as defendants.

Our amended and restated bylaws will also provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

Upon completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royal Street, Canton, MA 02021.

Limitations of Liability and Indemnification

See the section titled “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Listing

We have applied to list our Class A common stock on the NYSE under the symbol “INFA.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our Class A common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Following the completion of this offering, based on the number of shares of our capital stock outstanding as of June 30, 2021, we will have a total of                 shares of Class A common stock,                     shares Class B-1 common stock and                 shares of Class B-2 common stock outstanding. Of these outstanding shares, all of the                 shares of Class A common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock will be, and shares underlying outstanding RSUs and shares subject to stock options will be upon issuance, deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, which rules are summarized below. All of our executive officers, directors and holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market-standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for                days following the date of this prospectus. As a result of these agreements and the provisions of our RRA described above under the section titled “Description of Capital Stock—Registration Rights,” and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, the shares of our Class A common stock sold in this offering will be immediately available for sale in the public market; and

•

beginning                days after the date of this prospectus, subject to extension as described in the section titled “Underwriting” below, additional shares of capital stock will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements and Market Standoff Provisions

Our executive officers, directors and certain holders of our common stock and securities convertible into or exchangeable for shares of our common stock have entered into or will enter into lock-up agreements with the underwriters of this offering under which we and they have agreed or will agree that, subject to certain customary exceptions, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, we and they will not dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus. Additionally, if the 180-day lock-up period is scheduled to end during a broadly applicable period during which trading in our securities would not be permitted under our insider trading policy, or a blackout period, and we have publicly released our regular earnings announcement (which for this purpose shall not include “flash” numbers or preliminary estimated financial results) for the fiscal year ended December 31, 2021 or the quarterly period in which this offering occurs (as applicable), then the lock-up period applicable to our directors, officers, and securityholders will instead end fifteen trading days prior to the regularly scheduled commencement of the blackout period, provided that in no event will the lock-up period end prior to 120 days after the date of this prospectus or more than 180 days after the date of this prospectus. We will publicly announce the date of any early release described in this paragraph at least five trading days prior to such early release. See the section titled “Underwriting” for additional information.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain security holders, including our sponsors, that contain certain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus. In addition, the equity securities issued under our 2021 Plan and our 2015 Equity Plan are subject to certain market stand-off provisions imposing restrictions on the ability of holders of such equity securities issued pursuant to such plans to offer, sell or transfer such equity securities for a period of 180 days following the date of this prospectus, provided that if such 180-day restricted period is scheduled to end during a broadly applicable period during which trading in our securities would not be permitted under our insider trading policy, or a blackout period, and we have publicly released our regular earnings announcement (which for this purpose shall not include “flash” numbers or preliminary estimated financial results) for the fiscal year ended December 31, 2021 or the quarterly period in which this offering occurs (as applicable), then such restricted period will instead end no earlier than fifteen trading days prior to the regularly scheduled commencement of the blackout period, provided that in no event will such restricted period end prior to 120 days after the date of this prospectus or more than 180 days after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell upon expiration of the market-standoff agreements and lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal shares immediately after this offering; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Rights

Pursuant to                 , the holders of up to                shares of our Class A common stock,     and                shares of our Class B-1 common stock or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act, and a large number of shares of Class A common stock may be sold into the public market.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act promptly after the completion of this offering to register shares of our Class A common stock subject to RSUs and options outstanding, as well as reserved for future issuance, under our equity compensation plans and the equity compensation plans we assumed in connection with certain of our acquisitions. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up agreements. See the section titled “Executive Compensation—Employee Benefits and Stock Plans” for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of Class A common stock acquired in this offering. The following does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the IRS, has been, or will be, sought with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any such position taken by the IRS would not be sustained.

This summary applies only to Class A common stock acquired in this offering. It does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws. In addition, this discussion does not address the application of the Medicare contribution tax on net investment income or any tax considerations applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	certain former citizens or long-term residents of the United States;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);

•	persons that own, or are deemed to own, more than five percent of our Class A common stock (except to the extent specifically set forth below);

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the Class A common stock being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code); or

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the acquisition, ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a holder of our stock that is not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and are not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or U.S. person, who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends on our capital stock in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “—Gain on Disposition of Class A Common Stock.”

Except as otherwise described below in the discussions of effectively connected income, backup withholding and FATCA, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally, you will be required to update such forms and certifications from time to time as required by law. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from such withholding tax, subject to the discussions below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8, including any required attachments and your taxpayer identification number; additionally you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are includable on your U.S. federal income tax return and generally taxed to you at the normal graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Class A Common Stock

Except as otherwise described below in the discussions of backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs, and other conditions are met; or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our Class A common stock at any time during the foregoing period.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion assumes this is the case. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock. No assurance can be provided that our Class A common stock will be regularly traded on an established securities market at all times for purposes of the rules described above.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale under regular U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty between the United States and your country of residence. If you are a non-U.S. holder described in the second bullet above, you will generally be required to pay a 30% tax (or such lower rate specified by an applicable income tax treaty between the United States and your country of residence) on the gain derived from the sale or other disposition of our stock, which gain may be offset by certain U.S. source capital losses (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor with respect to whether any applicable income tax or other treaties may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the sale or other disposition of stock made to you may be subject to backup withholding at a current rate of 24% and, in the case of proceeds on the sale or other disposition of stock, information reporting unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder, or collectively, FATCA, generally impose withholding tax at a rate of 30% on dividends on disposition of our Class A common stock if paid to “foreign financial institutions” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends paid on and gross proceeds from the sale or other disposition of our Class A common stock if paid to a “non-financial foreign entities” (as defined in the Code) unless such entity provides the withholding agent with a certification identifying, and information with respect to, certain direct and indirect “substantial United States owners” (as defined in the Code), or U.S.

owners, of the entity and provides certain information with respect to such U.S. owners, certifies that there are none or otherwise establishes and certifies to an exemption. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of gross proceeds from the sale or other disposition of our Class A common. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Nomura Securities International, Inc.
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC
LionTree Advisors LLC
Siebert Williams Shank & Co., LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional              shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total.	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and its officers, directors, and holders of substantially all of the Company’s common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus. The restrictions in this paragraph are subject to the following customary exceptions:

(i)	transfers of our common stock as a bona fide gift or gifts, including charitable contributions, or for bona fide estate planning purposes;

(ii)

transfers of our common stock to any immediate family member, or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iii)

transfers of our common stock upon death or by will, testamentary document or the laws of intestate succession, or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the lock-up party’s death;

(iv)

transfers of our common stock to a partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)	transfers of our common stock to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;

(vi)	transfers of our common stock to us from the lock-up party upon death, disability or termination of employment;

(vii)	in connection with a sale of the lock-up party’s shares of our common stock acquired (A) from the underwriters in this offering or (B) in open market transactions after the date of this prospectus;

(viii)

if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, transfers of our common stock (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition without consideration by the lock-up party to its stockholders, partners, members, managers or other equity holders (or in each case its nominee or custodian);

(ix)

transfers of our common stock to us in connection with the vesting, settlement, or exercise of RSUs, shares of restricted stock, options, warrants, or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), solely for the payment of exercise price and tax (including estimated tax) and remittance payments due as a result of the vesting, settlement, or exercise of such RSUs, shares of restricted stock, options, warrants or rights, provided that any such shares of our common stock received upon such exercise, vesting or settlement shall be subject to the terms of the applicable lock-up agreement;

(x)

transfers to us in connection with the repurchase of shares of our common stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the agreements pursuant to which such shares were issued, provided that such repurchase of shares of our common stock is solely in connection with the termination of the lock-up party’s service provider relationship with us;

(xi)

transfers of our common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of our voting stock or the surviving entity (a “change of control transaction”), provided that in the event that such change of control transaction is not completed, the lock-up party’s shares of our common stock shall remain subject to the provisions of the applicable lock-up agreement;

(xii)

transfers of our common stock received in connection with the conversion, reclassification or exchange of the shares of Ithacalux Topco S.C.A. (or derivative Instruments that are convertible into, exchangeable for or that represent the right to receive shares of Ithacalux Topco S.C.A.) or shares of our common stock (or derivative instruments that are convertible into, exchangeable for or that represent the right to receive shares of our common stock), including with respect to the Restructuring Transactions and the conversion of Class A common stock, Class B-1 common stock, Class B-2 common stock or shares of Ithacalux Topco S.C.A. into a different class of common stock, provided that any such shares of our common stock or shares of Ithacalux Topco S.C.A. (or derivative instruments that are convertible into, exchangeable for or that represent the right to receive shares of our common stock or shares of Ithacalux Topco S.C.A., as applicable) received upon such conversion, reclassification or exchange shall be subject to the terms of the lock-up agreement;

(xiii)	transfers of our common stock made by operation of law, pursuant to a final qualified domestic order, divorce settlement, divorce decree or separation agreement;

(xiv)	transfers of our common stock to the underwriters pursuant to the underwriting agreement; or

(xv)	transfers of our common stock made with the prior written consent of the representatives on behalf of the underwriters.

Additionally, if the 180-day lock-up period is scheduled to end during a broadly applicable period during which trading in our securities would not be permitted under our insider trading policy, or a blackout period, and we have publicly released our regular earnings announcement (which for this purpose shall not include “flash” numbers or preliminary, partial earnings) for the fiscal year ended December 31, 2021 or the quarterly period in which this offering occurs (as applicable), then the lock-up period applicable to our directors, officers, and securityholders will instead end fifteen trading days prior to the regularly scheduled commencement of the blackout period, provided that in no event will the lock-up period end prior to 120 days after the date of this prospectus or more than 180 days after the date of this prospectus. We will publicly announce the date of any early release described in this paragraph at least five trading days prior to such early release.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

The Company has applied to list its Class A common stock on the NYSE under the symbol “INFA.” In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. The underwriters may also offer and sell the shares to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, NASDAQ NMS or relevant exchange, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any shares at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of the shares shall require the Issuer or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, this prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, persons who are outside the United Kingdom or persons in the United Kingdom (i) having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus

Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our shares are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(1)

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Monaco

The shares may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus to potential investors.

Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those shares for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

New Zealand

This prospectus has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMA Act”). The shares may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:

•	is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;

•	meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;

•	is large within the meaning of clause 39 of Schedule 1 of the FMC Act;

•	is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or

•	is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

China

This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services

Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any shares requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Qatar

The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Dubai International Financial Centre (“DIFC”)

This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the DIFC.

United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of shares. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Bermuda

Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The shares are not being, and may not be, offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands),“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Bahamas

Shares may not be offered or sold in The Bahamas via a public offer. Shares may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a)	the offer, transfer, sale, renunciation or delivery is to:

(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii) the South African Public Investment Corporation;

(iii) persons or entities regulated by the Reserve Bank of South Africa;

(iv) authorised financial service providers under South African law;

(v) financial institutions recognised as such under South African law;

(vi) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii) any combination of the person in (i) to (vi); or

Section 96 (1) (b)

the total contemplated acquisition cost of the shares, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Chile

THESE SHARES ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.

PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SHARES:

1.	THE INITIATION OF THE OFFER IN CHILE IS [●] [●], 2021.

2.	THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

3.	THE OFFER REFERS TO SHARES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:

a.	THE SHARES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND

b.	THERE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SHARES.

4.	THE SHARES MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE

LOS VALORES OBJETO DE ESTA OFERTA SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.

EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:

1.	LA OFERTA DE ESTOS VALORES EN CHILE COMIENZA EL DÍA [●] DE [●] DE 2021.

2.	LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA ECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.

3.	LA OFERTA VERSA SOBRE VALORES QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:

a)	LOS VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y

b)	EL EMISOR DE LOS VALORES NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS VALORES OFRECIDOS NI SU EMISOR.

4.	LOS VALORES PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                 .

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, certain affiliates of the representatives are our customers and we have agreements with them in such capacity.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. The underwriters have been represented by Fenwick & West LLP, Mountain View, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Ithacalux Topco S.C.A. at December 31, 2019 and 2020, and for each of the three years in the period ended December 31, 2020 and the financial statement of Informatica Inc. at June 17, 2021, as set forth in their reports. We have included the Ithacalux Topco S.C.A. financial statements and the Informatica Inc. financial statement in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.informatica.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Informatica Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Informatica Inc. (the “Corporation”) as of June 17, 2021 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of Informatica Inc. at June 17, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The financial statement is the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statement that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

/s/ Ernst & Young LLP

We have served as the Corporation’s auditor since 2021.

San Jose, California

June 24, 2021

INFORMATICA INC.

BALANCE SHEETS

	June 17	June 30,
	2021	2021
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$200	$200

Total assets	$200	$200

Stockholders’ equity
Class A common stock, $0.01 par value; 100 shares authorized, issued and outstanding, as of June 17, 2021 and June 30, 2021 (unaudited)	$1	$1
Class B common stock, $0.01 par value; 100 shares authorized, issued and outstanding, as of June 17, 2021 and June 30, 2021 (unaudited)	1	1
Additional paid-in-capital	198	198

Total stockholders’ equity	$200	$200

See accompanying notes to balance sheets.

INFORMATICA INC.

NOTES TO BALANCE SHEETS

Note 1. Organization and Business

Informatica Inc. (the “Corporation”) was incorporated as a Delaware corporation on June 4, 2021. The Corporation was formed with the intent that it will participate in a series of restructuring transactions, which will collectively have the net effect of reorganizing the corporate structure of Ithacalux Topco S.C.A. (“Ithacalux”), resulting in the Corporation, as a Delaware corporation, being the top-tier entity in that corporate structure rather than a Luxembourg société en commandite par actions. Following the restructuring transactions, the Corporation will become the owner of Ithacalux and its subsidiaries, and the Corporation will hold all the property and assets of Ithacalux and all the debts and obligations of Ithacalux.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Accounting

The accompanying Balance Sheets have been prepared in accordance with U.S generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Separate statements of operations, comprehensive income, changes in stockholder’s equity and cash flows have not been presented herein because there have been no activities in this entity from the incorporation date to the balance sheet dates, other than the transactions disclosed below.

Cash and Cash Equivalents

The Corporation considers highly liquid investment securities with maturities of 90 days or less at the date of purchase to be cash equivalents. As of June 17, 2021 and June 30, 2021 (unaudited), the Corporation had $200 cash and cash equivalents in exchange for issuance of shares.

Note 3. Stockholders’ equity

The Corporation is authorized to issue 100 shares of Class A common stock, par value $0.01 per share (“Class A common stock”), and 100 shares of Class B common stock, par value $0.01 per share (“Class B common stock”). Under the Corporation’s certificate of incorporation, Class A common stock is entitled to vote on matters to be voted by the stockholders of the Corporation and entitled to dividends. Class B common stock is entitled to vote with respect to the election or removal of directors of the Corporation and is not entitled to dividends. As of June 17, 2021 and June 30, 2021 (unaudited), the Corporation had 100 shares of Class A common stock and 60 shares of Class B common stock issued and outstanding for $1.00 per share, all of which were held by Ithacalux. The Corporation also had 40 shares of Class B common stock issued and outstanding, for $1.00 per share, to Ithaca G.P. Limited, as of June 17, 2021 and June 30, 2021 (unaudited).

Note 4. Subsequent Events

The Corporation has evaluated subsequent events through June 24, 2021, which is the date the financial statement was available to be issued, and determined that no transactions are required to be reflected and no disclosures are required to be made in the accompanying financial statement.

Note 5. Subsequent Events (unaudited)

The Corporation has evaluated subsequent events through October 1, 2021, the date the unaudited financial statement as of June 30, 2021 was available to be issued, and determined that except for noted below, no transactions are required to be reflected and no disclosures are required to be made in the accompanying financial statement. On September 30, 2021, the Corporation completed the restructuring transaction in which it became the owner of Ithacalux. As a result of the restructuring the Corporation indirectly holds all the property and assets of Ithacalux and assumed all the debts and obligations of Ithacalux. As a part of this transaction, the Sponsors contributed their interests in Ithacalux to the Corporation in exchange for an aggregate of 288,867,682 shares of its common stock. 200,768,636 shares of its common stock will be designated Class A common stock, and 44,049,523 shares of its common stock will be designated Class B-1 common stock, with an equal number (44,049,523 shares of the common stock) designated Class B-2 common stock. The number of shares of Class A common stock and Class B-1 and Class B-2 common stock issued was determined in accordance with the applicable provisions of the contribution agreement.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Ithacalux Topco S.C.A.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ithacalux Topco S.C.A. (the “Company”) as of December 31, 2019 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition

Description of the Matter

As described in Note 2 to the consolidated financial statements, the Company recognizes revenue upon transfer of control of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company enters into contracts with its customers that may include promises to transfer software licenses, deliver cloud-based services and provide post-contract support and professional services. Significant judgment may be required by the Company in determining the timing and amount of revenue recognition for these customer contracts which include multiple performance obligations, including the determination of standalone selling prices for each distinct performance obligation, particularly for goods and services that are not sold separately.

Given these factors, the related audit effort in evaluating management’s judgments in determining revenue recognition for these customer contracts was extensive and required a high degree of auditor judgment.

How We Addressed the Matter in Our Audit	Among other procedures, we obtained an understanding of the Company’s various product and service offerings and evaluated management’s application of the revenue recognition accounting requirements to determine which product and service offerings were distinct. We read executed contracts for a sample of sales transactions to assess management’s evaluation of significant terms, including the determination of distinct performance obligations, and tested the amounts recognized as revenue or recorded in unearned revenue. To test management’s determination of relative standalone selling price for performance obligations, we performed audit procedures that included, among others, assessing the appropriateness of the methodology applied, testing the mathematical accuracy of the underlying data and calculations, and testing transactions to corroborate the data underlying the Company’s calculations. We also assessed the appropriateness of the related disclosures in the consolidated financial statements.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

San Jose, California

June 24, 2021

ITHACALUX TOPCO S.C.A.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	December 31,		June 30,
	2019	2020	2021
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$172,227	$344,004	$408,553
Short-term investments	1,181	18,729	25,267
Accounts receivable, net of allowances of $4,316, $4,557 and $2,867, respectively	399,393	408,867	257,644
Contract assets, net	66,925	101,496	105,476
Prepaid expenses and other current assets	92,132	92,025	91,759

Total current assets	731,858	965,121	888,699
Restricted cash	4,164	4,217	4,219
Property and equipment, net	206,201	193,038	182,567
Operating lease right-of-use-assets	76,174	71,490	80,498
Goodwill	2,361,512	2,419,501	2,402,367
Customer relationships intangible asset, net	1,289,450	1,122,514	1,035,790
Other intangible assets, net	254,624	164,637	121,319
Deferred tax assets	3,648	8,412	9,369
Other assets	123,052	124,476	126,018

Total assets	$5,050,683	$5,073,406	$4,850,846

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,510	$32,960	$23,687
Accrued liabilities	92,299	86,052	71,519
Accrued compensation and related expenses	137,563	145,087	94,370
Current operating lease liabilities	18,405	18,453	20,165
Current portion of long-term debt	20,468	23,775	23,588
Income taxes payable	4,077	4,369	9,640
Contract liabilities	525,709	549,888	505,866

Total current liabilities	825,031	860,584	748,835
Long-term operating lease liabilities	65,562	61,143	67,911
Long-term contract liabilities	28,052	20,706	18,843
Long-term debt, net	2,595,268	2,777,812	2,750,307
Deferred tax liabilities	188,213	117,995	79,945
Long-term income taxes payable	32,007	40,600	43,729
Other liabilities	21,617	27,979	17,601

Total liabilities	3,755,750	3,906,819	3,727,171

Commitments and contingencies (Note 20)
Stockholders’ equity:
Ordinary share and each class of Class A shares, $0.01 par value; 26,900,952,991, 26,881,246,656, and 26,857,688,559 shares authorized as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited), respectively; Total of 21,974,648,886, 22,001,955,986, and 22,022,874,494 shares issued and outstanding at December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited), respectively	219,747	220,020	220,229
Additional paid-in-capital	1,924,558	1,927,678	1,933,761
Accumulated other comprehensive income	5,309	43,295	33,194
Accumulated deficit	(854,681)	(1,024,406)	(1,063,509)

Total stockholders’ equity	1,294,933	1,166,587	1,123,675

Total liabilities and stockholders’ equity	$5,050,683	$5,073,406	$4,850,846

See accompanying notes to consolidated financial statements.

ITHACALUX TOPCO S.C.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Revenues:
Subscriptions	$302,519	$471,707	$593,834	$259,516	$324,265
Perpetual license	241,237	143,392	63,126	23,889	16,239

Software revenue	543,756	615,099	656,960	283,405	340,504
Maintenance and professional services	684,606	691,431	666,136	335,923	335,034

Total revenues	1,228,362	1,306,530	1,323,096	619,328	675,538

Cost of revenues:
Subscriptions	37,294	46,867	54,454	25,404	37,067
Perpetual license	4,570	3,350	3,876	1,803	2,187

Software costs	41,864	50,217	58,330	27,207	39,254
Maintenance and professional services	158,769	173,166	161,197	82,218	80,282
Amortization of acquired technology	143,769	115,544	98,458	48,066	37,095

Total cost of revenues	344,402	338,927	317,985	157,491	156,631

Gross profit	883,960	967,603	1,005,111	461,837	518,907

Operating expenses:
Research and development	203,071	234,879	230,151	111,870	123,831
Sales and marketing	431,538	486,298	451,839	222,280	220,938
General and administrative	87,644	101,638	93,548	46,842	55,178
Amortization of intangible assets	226,607	208,082	189,309	94,343	86,386
Acquisition, litigation settlement, and other charges	22,517	749	3,001	2,270	128
Restructuring charges	—	—	16,476	—	—

Total operating expenses	971,377	1,031,646	984,324	477,605	486,461

Income (loss) from operations	(87,417)	(64,043)	20,787	(15,768)	32,446
Interest income	5,059	4,062	2,254	742	534
Interest expense	(146,338)	(161,877)	(149,445)	(75,860)	(72,183)
Loss on debt refinancing	(23,628)	(1,085)	(37,400)	(36,101)	—
Other income (expense), net	40,385	16,722	(26,404)	2,496	14,779

Loss before income taxes	(211,939)	(206,221)	(190,208)	(124,491)	(24,424)
Income tax (benefit) expense	(44,256)	(22,996)	(22,321)	(21,673)	11,900

Net loss	$(167,683)	$(183,225)	$(167,887)	$(102,818)	$(36,324)

Net loss per share—basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$— (1)

Weighted-average shares used in computing net loss per share—basic and diluted	24,343,951,397	23,205,811,514	21,989,820,781	21,986,803,847	22,019,215,633

(1)	not meaningful

See accompanying notes to consolidated financial statements.

ITHACALUX TOPCO S.C.A.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Net loss	$(167,683)	$(183,225)	$(167,887)	$(102,818)	$(36,324)
Other comprehensive income (loss), net of taxes:
Change in foreign currency translation adjustment, net of tax (expense) of $(37), $(116), $(415), $67 (unaudited) and $(258) (unaudited), respectively	(67,525)	(16,493)	45,487	(12,160)	(16,947)
Cash flow hedges:
Change in unrealized loss, net of tax benefit of $2,243, $3,489, $7,643, $8,092 (unaudited) and $(43) (unaudited), respectively	(6,122)	(10,712)	(23,541)	(25,066)	132
Less: reclassification adjustment for amounts previously included in net loss, net of tax benefit of $123, $876, $5,211, $2,095 (unaudited) and $2,181 (unaudited), respectively	336	2,693	16,040	6,472	6,714

Cash flow hedge, net change	(5,786)	(8,019)	(7,501)	(18,594)	6,846

Total other comprehensive income (loss), net of tax effect	(73,311)	(24,512)	37,986	(30,754)	(10,101)

Total comprehensive loss, net of tax effect	$(240,994)	$(207,737)	$(129,901)	$(133,572)	$(46,425)

See accompanying notes to consolidated financial statements.

ITHACALUX TOPCO S.C.A.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Ordinary Share and Class A Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances, December 31, 2017	24,343,098	$243,431	$2,198,977	$103,132	$(502,766)	$2,042,774

Stock-based compensation	—	—	6,937	—	—	6,937
Modification and settlement of certain vested stock options	—	—	(761)	—	(761)	(1,522)
Issuance of shares upon exercise of vested options	3,034	30	273	—	—	303
Net loss	—	—	—	—	(167,683)	(167,683)
Other comprehensive loss	—	—	—	(73,311)	—	(73,311)

Balances, December 31, 2018	24,346,132	243,461	2,205,426	29,821	(671,210)	1,807,498

Stock-based compensation	—	—	15,409	—	—	15,409
Repurchase of shares	(2,439,764)	(24,397)	(292,632)	—	(246)	(317,275)
Modification and settlement of certain vested stock options	—	—	(10,582)	—	—	(10,582)
Issuance of shares upon exercise of vested options	68,281	683	6,937	—	—	7,620
Net loss	—	—	—	—	(183,225)	(183,225)
Other comprehensive loss	—	—	—	(24,512)	—	(24,512)

Balances, December 31, 2019	21,974,649	219,747	1,924,558	5,309	(854,681)	1,294,933

Cumulative effect of accounting change	—	—	—	—	(741)	(741)
Stock-based compensation	—	—	12,044	—	—	12,044
Repurchase of shares	(19,706)	(197)	(1,992)	—	(1,097)	(3,286)
Settlement of certain vested stock options	—	—	(7,506)	—	—	(7,506)
Payment for taxes related to net share settlement of equity awards	—	—	(2,356)	—	—	(2,356)
Issuance of shares upon exercise of vested options	47,013	470	2,930	—	—	3,400
Net loss	—	—	—	—	(167,887)	(167,887)
Other comprehensive income	—	—	—	37,986	—	37,986

Balances, December 31, 2020	22,001,956	$220,020	$1,927,678	$43,295	$(1,024,406)	$1,166,587

ITHACALUX TOPCO S.C.A.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

(In thousands)

	Six Months Ended June 30, 2020
	(unaudited)
	Ordinary share and class A shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Equity
	Shares	Amount
Balances, December 31, 2019	21,974,649	$219,747	$1,924,558	$5,309	$(854,681)	$1,294,933
Cumulative effect of accounting change	—	—	—	—	(741)	(741)
Stock-based compensation	—	—	6,648	—	—	6,648
Repurchase of shares	(12,343)	(123)	(1,249)	—	(685)	(2,057)
Settlement of certain vested stock options	—	—	(7,506)	—	—	(7,506)
Payment for taxes related to net share settlement of equity awards	—	—	(1,723)	—	—	(1,723	)_
Issuance of shares upon exercise of vested options	22,637	226	908	—	—	1,134
Net loss	—	—	—	—	(102,818)	(102,818)
Other comprehensive loss	—	—	—	(30,754)	—	(30,754)

Balances, June 30, 2020	21,984,943	$219,850	$1,921,636	$(25,445)	$(958,925)	$1,157,116

	Six Months Ended June 30, 2021
	(unaudited)
	Ordinary share and class A shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Equity
	Shares	Amount
Balances, December 31, 2020	22,001,956	$220,020	$1,927,678	$43,295	$(1,024,406)	$1,166,587
Stock-based compensation	—	—	5,885	—	—	5,885
Repurchase of shares	(23,558)	(236)	(2,366)	—	(2,779)	(5,381)
Payment for taxes related to net share settlement of equity awards	—	—	(1,031)	—	—	(1,031)
Issuance of shares upon exercise of vested options	44,476	445	3,595	—	—	4,040
Net loss	—	—	—	—	(36,324)	(36,324)
Other comprehensive loss	—	—	—	(10,101)	—	(10,101)

Balances, June 30, 2021	22,022,874	$220,229	$1,933,761	$33,194	$(1,063,509)	$1,123,675

See accompanying notes to consolidated financial statements.

ITHACALUX TOPCO S.C.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Operating activities:
Net loss	$(167,683)	$(183,225)	$(167,887)	$(102,818)	$(36,324)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,327	22,736	27,583	12,770	12,574
Non-cash operating lease costs	—	13,339	19,155	7,837	7,316
Stock-based compensation	6,937	15,409	12,044	6,648	5,885
Deferred income taxes	(75,553)	(69,757)	(77,860)	(33,982)	(43,191)
Amortization of intangible assets and acquired technology	370,376	323,626	287,767	142,409	123,481
Gain on sale of investment in equity interest	—	(1,470)	(147)	—	(110)
Amortization of debt issuance costs	10,779	10,362	6,221	3,341	2,888
Loss on debt refinancing	23,628	1,085	37,400	36,101	—
Unrealized loss (gain) on remeasurement of debt	(25,911)	(9,123)	50,552	2,739	(18,497)
Loss (gain) on disposal of property and equipment	1,255	36	(91)	3	—
Changes in operating assets and liabilities:
Accounts receivable	(23,394)	(50,221)	(8,487)	146,230	145,475
Prepaid expenses and other assets	(46,681)	(97,952)	(42,550)	(3,141)	(13,246)
Accounts payable and accrued liabilities	37,518	(4,174)	(11,204)	(112,427)	(62,812)
Income taxes payable	12,773	(1,682)	22,733	2,334	15,900
Contract liabilities	53,881	34,149	12,525	(61,762)	(34,890)

Net cash provided by operating activities	200,252	3,138	167,754	46,282	104,449

Investing activities:
Purchases of property and equipment	(27,584)	(29,688)	(13,835)	(4,278)	(1,293)
Purchases of investments	(28,655)	(13,776)	(36,739)	(6,996)	(35,370)
Maturities of investments	32,072	18,966	19,605	934	28,450
Purchase of equity method investment	—	(689)	(250)	(250)	—
Sale of investment in equity interest	—	3,122	147	—	110
Business acquisitions, net of cash acquired	(238)	(31,287)	(21,439)	—	—

Net cash used in investing activities	(24,405)	(53,352)	(52,511)	(10,590)	(8,103)

Financing activities:
Payments for share repurchases	—	(317,275)	(3,286)	(2,057)	(5,381)
Payment of debt	(26,347)	(20,186)	(825,981)	(769,174)	(11,875)
Payment of debt issuance costs	(3,308)	(1,353)	(32,211)	(30,912)	—
Proceeds from issuance of debt	—	124,375	949,965	900,027	—
Payment for settlement of vested stock options	—	(11,343)	(7,506)	(7,506)	—
Payments for taxes related to net share settlement of equity awards	—	—	(2,356)	(1,723)	(1,031)
Payment of contingent consideration	(5,791)	(135)	(6,180)	(6,013)	(9,023)
Net activity from derivatives with an other-than-insignificant financing element	—	—	(5,555)	(1,272)	(9,354)
Proceeds from issuance of shares	303	7,620	3,400	1,134	4,040

Net cash (used in)/ provided by financing activities	(35,143)	(218,297)	70,290	82,504	(32,624)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(19,449)	(361)	(13,703)	(3,363)	829
Net increase (decrease) in cash, cash equivalents, and restricted cash	121,255	(268,872)	171,830	114,833	64,551
Cash, cash equivalents, and restricted cash at beginning of period	324,008	445,263	176,391	176,391	348,221

Cash, cash equivalents, and restricted cash at end of period	$445,263	$176,391	$348,221	$291,224	$412,772

Supplemental disclosures:
Cash paid for interest	$140,415	$146,601	$143,833	$85,784	$56,512
Cash paid for income taxes, net of refunds	$18,518	$51,884	$32,635	$10,427	$39,192
Non-cash investing and financing activities:
Purchase of technology included in accrued liabilities and other	$59	$—	$—	$—	$—
Purchases of property and equipment recorded in accounts liabilities payable and accrued liabilities	$4,906	$1,675	$793	$1,986	$2,837

See accompanying notes to consolidated financial statements.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Note 1. Organization and Description of Business

Ithacalux Topco S.C.A. (the “Company”) is a Luxembourg partnership limited by shares (société en commandite par actions) formed on May 27, 2015. In 2015, a subsidiary of the Company was merged with and into Informatica LLC (f/k/a Informatica Corporation) with the purpose of Informatica LLC to be taken private in a transaction with two leading private equity sponsors, the Canada Pension Plan Investment Board (“CPP Investments”) and Permira Funds (“Permira” together with CPP Investments, the “Sponsors”) (“2015 Privatization Transaction”). Unless the context otherwise requires, references to “Informatica”, “we,” “us,” “our” and the “Company” mean Ithacalux Topco S.C.A. and its consolidated subsidiaries for all periods presented.

The Company has developed an AI-powered software platform that connects, manages, and unifies data across multi-cloud, hybrid systems at enterprise scale. The platform enables the Company’s customers to accurately track and understand their data, allowing them to create 360-degree customer experiences, automate data operations across enterprise-wide business processes, and pursue holistic data-driven digital strategies by guiding workload migrations to the cloud. The Company’s platform includes a suite of interoperable data management products that leverage the shared services and metadata of the underlying platform, including products for Data Integration, API & Application Integration, Data Quality, Master Data Management, Customer and Business 360, Data Catalog and Governance and Privacy.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include those of the Company and its subsidiaries, after elimination of all intercompany accounts and transactions. The Company has prepared the accompanying consolidated financial statements in accordance with U.S generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of June 30, 2021 and the consolidated statements of operations, comprehensive loss, stockholder’s equity, and cash flows for the six months ended June 30, 2020 and 2021, and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly the Company’s financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2020 and 2021. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these six-month periods are unaudited. The results for the six months ended June 30, 2021 are not necessarily indicative of the results expected for the full year ending December 31, 2021 or any future period.

Segments

The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors and reports its operating results and financial position as a

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

single reporting segment. The Company’s chief operating decision-maker (“CODM”) is its Chief Executive Officer who makes operating decisions, assesses financial performance and allocates resources based on consolidated financial information. As such, the Company has determined that it operates in one reportable segment.

Use of Estimates

The Company’s consolidated financial statements are prepared in accordance with U.S. GAAP, which require management to make certain estimates, judgments, and assumptions. For example, management makes estimates, judgments, and assumptions in determining the fair value of acquired tangible and intangible assets and liabilities assumed during acquisitions, the recoverability of intangible assets and their useful lives, standalone selling price (“SSP”) used in revenue recognition, the fair value of common stock used in calculating stock-based compensation, the number of performance-based stock options that the Company expects to vest, the realizability of deferred tax assets and, uncertain tax positions, the collectability of accounts receivable, and the valuation of contingent consideration related to acquisitions. Management believes the estimates, judgments, and assumptions upon which it relies are reasonable based on information available at the time that these estimates, judgments, and assumptions are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Any material differences between these estimates and actual results will impact the Company’s consolidated financial statements. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

As of June 30, 2021, the impact of the COVID-19 pandemic continues to unfold. While the duration of the pandemic, the resulting stay-at-home orders, and potential impacts on consumer behavior have impacted our workforce and operations, the Company has not had to make any significant changes to its estimates and assumptions during 2020 and 2021. However, as events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in the future.

Revenue Recognition

The Company derives its revenue from sales of 1) cloud subscriptions, representing access to the Company’s software via Company-hosted cloud applications, 2) on-premise subscription licenses, representing a term license to on-premise software, 3) subscription support, representing support for on-premise subscription licenses, 4) perpetual software licenses, and 5) maintenance and professional services, consisting of maintenance on perpetual software licenses, and professional services, consisting of consulting and education services. The Company recognizes revenue net of applicable sales taxes, financing charges it has absorbed, and amounts retained by its partners (including resellers and distributors), if any. The Company does not act as an agent in any of its revenue arrangements.

Revenue is recognized and recorded in accordance with ASC 606, Revenue From Contracts with Customers (“ASC 606”) which generally requires the Company to recognize revenue when it satisfies

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers and partners in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied.

Performance obligations contained in a contract are identified based on the goods or services that will be transferred to the customer that are both (i) capable of being distinct, and the customer can benefit from the goods or services either on their own or together with other resources that are readily available from third parties or from the Company, and (ii) distinct in the context of the contract, and the transfer of the goods or services is separate from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company applies its judgment to determine whether the promised goods or services are capable of being distinct, and distinct in the context of the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to use and obtain the benefit of the product.

Performance Obligation	When Performance Obligation is Typically Satisfied
Subscription:
Cloud services and subscription support	Over Time: Ratably over the contractual term; commencing upon the later of when access to the service is made available or the contractual term commences
On-Premise subscription license	Point in Time: Upon the later of when the software license is made available or the contractual term commences
Perpetual license	Point in Time: When the software license is made available
Maintenance	Over Time: Ratably over the contractual term
Professional Services	Over Time: As services are provided

Software revenue

Software revenue is comprised of 1) cloud services, 2) on-premise subscription licenses and related subscription support offerings, and 3) perpetual license revenue.

Cloud and subscription support offerings consist of revenue from customers and partners contracted to use the related services during a subscription period ranging from one to three years, are generally billed annually in advance, and are non-cancelable.

On-premise subscription license revenue primarily consists of revenue from customers and partners contracted to use software during a subscription term with terms ranging from one to three years. These arrangements are generally billed annually in advance during such multi-year terms and are generally non-cancelable.

Cloud services revenues include revenues from Informatica Cloud Services offerings, which deliver applications and infrastructure technologies via cloud-based deployment models for which we develop functionality, provide unspecified updates and enhancements, host, manage, upgrade, and support, and that customers access by entering into a subscription agreement with us for a stated period.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

On-premise subscription license support revenues are generated through the sale of license support contracts sold together with the on-premise subscription license purchased by our customer. Subscription license support contracts provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period and include internet access to technical content, as well as internet and telephone access to technical support personnel. Our subscription software licenses have significant standalone functionalities and capabilities. Accordingly, these subscription software licenses are distinct from the support services as the customer can benefit from the software without the services and the services are separately identifiable within the contract.

Perpetual license revenue consists of revenue from customers and partners for sales of perpetual software licenses, are generally billed upfront along with the associated maintenance, and are non-cancelable. The maintenance associated with perpetual licenses is classified within Maintenance and Professional Services.

Maintenance and Professional Services

Maintenance and professional services are comprised of maintenance, consulting, and education services. Maintenance contracts, which consists of ongoing support and software updates, if and when available, under perpetual software license arrangements, are typically one year in duration. Our perpetual software licenses have significant standalone functionalities and capabilities. Accordingly, these perpetual software licenses are distinct from the support services as the customer can benefit from the software without the services and the services are separately identifiable within the contract. Maintenance contracts are generally billed annually in advance and are generally non-cancelable. Substantially all of our customers elect to renew their maintenance contracts annually.

Consulting services are primarily related to configuration, installation, and implementation of the Company’s products, and are generally performed on a time-and-materials basis. Revenue for fixed fee contracts are generally recognized as services are performed, applying input methods to estimate progress to completion. If uncertainty exists about the Company’s ability to complete the project, its ability to collect the amounts due, or in the case of fixed-fee consulting arrangements, its ability to estimate the remaining costs to be incurred to complete the project, revenue is deferred until the uncertainty is resolved. Consulting services are generally either billed in advance or monthly as services are rendered. Consulting services, if included as part of the software arrangement, generally do not entail significant modification or customization of the software and hence, such services are not considered essential to the functionality of the software.

Education services consist of classes offered at the Company’s headquarters, sales and training offices, customer locations, and on-line. Revenue is recognized as the classes are delivered. Education services are generally either billed in advance or as services are rendered.

Contracts with multiple performance obligations

Some of the Company’s contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative SSP basis and revenue is recognized when (or as) the Company satisfies each performance obligation by transferring control of the promised goods or services to the customer.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The determination of SSP requires judgement and is established for performance obligations that are routinely sold separately, such as support and maintenance on the Company’s core offerings. In connection with its cloud services, on-premise subscription licenses, and on-premise perpetual licenses, the Company is unable to establish SSP based on observable prices given the products are sold for a broad range of amounts (that is, the price is highly variable), and a representative SSP is not discernible from past transactions or other observable evidence. As a result, the SSP for cloud services offerings, on-premise subscription licenses, and on-premise perpetual licenses, included in a contract with multiple performance obligations, is determined by applying a residual approach whereby all other performance obligations within a contract are first allocated a portion of the transaction price based upon their respective SSPs, with any residual amount of transaction price allocated to cloud services, on-premise subscription licenses, and on-premise perpetual licenses.

Returns and Material Rights

The Company’s agreements do not permit returns, and historically the Company has not had any significant returns or refunds; therefore, the Company has not established a sales return reserve.

Some contracts offer price discounts on future purchases. The Company evaluates these options to determine whether they provide a material right to the customer, representing a separate performance obligation. In circumstances involving a material right, revenue is allocated to these rights and deferred; subsequently the revenue is recognized when those future goods or services are transferred, or when the option expires. Generally, such discount mechanisms have not resulted in material rights.

Warranties

The Company generally provides assurance type warranties for its software products for a period of three to six months and service level provisions for its cloud services for the duration of the subscription. These are not separate performance obligations and are outside the scope of ASC 606. To date, the Company’s product warranty expense and obligations have not been significant.

Contract balances

The timing of revenue recognition, billings, and cash collections results in contract assets (both billed accounts receivable, where the Company has an unconditional right to contract consideration subject only to the passage of time, and unbilled receivables), and contract liabilities (deferred revenue and customer deposit liabilities) on the Company’s accompanying consolidated balance sheets.

Accounts receivable

The timing of revenue recognition may differ from the timing of invoicing customers. Accounts receivables as reported on the accompany consolidated balance sheets, includes the unconditional amounts owed from customers comprising amounts invoiced, net of an allowance for doubtful accounts. A receivable is recognized in the period products are delivered or services are provided, or when the right to payment is unconditional. Payment terms on invoiced amounts are typically between 30 and 60 days, therefore the contracts do not include a significant financing component. Also, they typically do not involve a significant amount of variable consideration as they represent stated prices.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Unbilled receivables

Contract assets represent reported revenues attributable to performance obligations that have been delivered, but such amounts remain unbilled due to certain remaining conditions under the contract not yet being met. Contract assets are primarily driven by sales of on-premise subscription licenses with 2-3 year subscription terms, but the related fees are generally invoiced annually. There were no impairment losses associated with contracts with customers for the years ended December 31, 2018 and 2019. There were immaterial losses for December 31, 2020 and for the six months ended June 30, 2021 (unaudited). The balance of unbilled receivable as of December 31, 2019, 2020 and June 30, 2021 (unaudited) is presented in the accompanying consolidated balance sheets.

Contract Liabilities

Contract liabilities consist of deferred revenue and customer deposit liabilities and represent cash payments received or due in advance of fulfilling our performance obligations. In arrangements whereby the Company has an obligation to transfer goods or services to the customer and fees are invoiced or amounts are received ahead of revenue being recognized under non-cancelable contracts, deferred revenue is recorded. Customer deposits represent billings or cash payments received under cancelable contracts. Deferred revenue and customer deposit liabilities will be recognized as revenue in future periods. As of December 31, 2019, deferred revenue and customer deposit liabilities were $539.2 million and $14.6 million, respectively. As of December 31, 2020, deferred revenue and customer deposit liabilities were $554.1 million and $16.5 million, respectively. As of June 30, 2021 (unaudited), deferred revenue and customer deposit liabilities were $516.0 million and $8.7 million, respectively.

The current portion of contract liabilities represents the amounts that are expected to be recognized as revenue within one year of the consolidated balance sheet date. Contract liabilities were approximately $570.6 million as of December 31, 2020, of which the Company expects to recognize $549.9 million over the next 12 months, and the remainder thereafter. Contract liabilities were approximately $524.7 million as of June 30, 2021 (unaudited), of which the Company expects to recognize $505.9 million over the next 12 months (unaudited), and the remainder thereafter. The amount of revenues recognized during the years ended December 31, 2019 and 2020 that were included in the opening contract liabilities balance as of January 1, 2019 and 2020 was approximately $481.8 million and $523.7 million, respectively. The amount of revenues recognized during the six months ended June 30, 2020 (unaudited) and 2021 (unaudited) that were included in the opening contract liabilities balance as of January 1, 2020 and 2021 was approximately $339.5 million (unaudited) and $365.8 million (unaudited), respectively. Revenues recognized from performance obligations satisfied in prior periods were immaterial during each of the years ended December 31, 2019, 2020 and during the six months ended June 30, 2020 (unaudited) and 2021 (unaudited).

Remaining Performance Obligations from Customer Contracts

Remaining performance obligations represent contracted revenues that have not yet been recognized (including contract liabilities) and amounts that will be invoiced and recognized as revenues in future periods. The volumes and amounts of customer contracts that the Company records and total revenues that it recognizes are impacted by a variety of seasonal factors. In each fiscal year, the

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

amounts and volumes of contracting activity and its total revenues are typically highest in its fourth fiscal quarter and lowest in its first fiscal quarter. These seasonal impacts influence how its remaining performance obligations change over time, and, combined with foreign exchange rate fluctuations and other factors, influence the amount of remaining performance obligations that the Company reports at a point in time. As of December 31, 2020 and June 30, 2021 (unaudited), the Company’s remaining performance obligations were $984.8 million and $1.01 billion, respectively, which does not include customer deposit liabilities. The Company expects to recognize approximately 70% and 68% of its remaining performance obligations at December 31, 2020 and June 30, 2021 (unaudited), respectively, as revenues over the next twelve months and the remainder over the next two to three years.

Costs to obtain a contract

Costs to obtain a contract include sales commissions earned by the Company’s sales force, as well as payroll taxes and other costs associated with and directly attributable to the contract obtained. These costs are considered incremental and recoverable costs of obtaining a contract, and therefore, are capitalized when certain customer contracts are signed. These costs are recorded as deferred commission expense in the consolidated balance sheets, current and non-current.

Sales commissions paid for renewals of customer contracts are not commensurate with the commissions paid for the acquisition of the initial contract given the substantive difference in commission rates in proportion to their respective contract values.

Accordingly, sales commissions paid upon the initial acquisition of the contract are amortized over the estimated period of benefit of five years, which may exceed the term of the initial contract. The Company determines the estimated period of benefit based on the duration of relationships with its customers, which includes the expected renewals of customer contracts, customer retention data, its technology development lifecycle, and other factors. The Company amortizes these commissions consistent with the pattern of satisfaction of the performance obligation to which the asset relates. Commissions paid upon multi-year renewal are amortized over the renewal contract term. Amortization expense is included in Sales and Marketing expenses in the consolidated statements of operations.

The Company applies a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the estimated period of benefit would have been one year or less.

Business Combinations

The Company applies the provisions of ASC 805, Business Combinations, in accounting for its acquisitions. ASC 805 requires that the Company evaluate whether a transaction pertains to an acquisition of assets, or to an acquisition of a business. A business is defined as an integrated set of assets and activities that is capable of being conducted and managed for the purpose of providing a return to investors. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets and liabilities assumed on a relative fair value basis; whereas the acquisition of a business requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed at the acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, as well as any

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

contingent consideration, where applicable, its estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the business acquisition date, the Company may record adjustments to the value of assets acquired and liabilities assumed as additional information is received that confirms their fair value as the date of acquisition with an offset to goodwill. Upon the conclusion of a business combination measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments to the original acquisition price are recorded in the consolidated statements of operations.

Accounting for business combinations requires the Company’s management to make significant estimates and assumptions, including its estimates for intangible assets, contractual obligations assumed, pre-acquisition contingencies and any contingent consideration, where applicable. Although the Company believes that the assumptions and estimates it has made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

For a given business acquisition, the Company may identify certain pre-acquisition contingencies as of the acquisition date and may extend its review and evaluation of these pre-acquisition contingencies throughout the measurement period in order to obtain sufficient information to assess whether the Company includes these contingencies as a part of the fair value estimates of assets acquired and liabilities assumed and, if so, to determine their estimated amounts.

If the Company cannot reasonably determine the fair value of a non-income tax related pre-acquisition contingency by the end of the measurement period, which is generally the case given the nature of such matters, the Company will recognize an asset or a liability for such pre-acquisition contingency if: (1) it is probable that an asset existed or a liability had been incurred at the acquisition date and (2) the amount of the asset or liability can be reasonably estimated. Subsequent to the measurement period or final determination of the net asset values for the business combination, changes in its estimates of such contingencies will affect earnings and could have a material effect on its results of operations and financial position.

In addition, uncertain tax positions and tax related valuation allowances assumed in a business combination are initially estimated as of the acquisition date. The Company reevaluates these items quarterly based upon facts and circumstances that existed as of the acquisition date with any adjustments to its preliminary estimates being recorded to goodwill if identified within the measurement period. Subsequent to the measurement period or its final determination of the tax allowance’s or the contingency’s estimated value, whichever comes first, changes to these uncertain tax positions and tax related valuation allowances will affect the Company’s provision for income taxes in its consolidated statement of operations and could have an impact on its results of operations and financial position.

Goodwill

The Company tests goodwill for impairment annually during the fourth quarter of each year and whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable in accordance with ASC 350, Intangibles—Goodwill and Other. The Company has one operating segment and reporting unit, and therefore goodwill is tested for impairment at the entity level.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Goodwill impairment is recognized when the quantitative assessment results in the carrying value of the reporting unit exceeding its estimated fair value, in which case an impairment charge is recorded to goodwill to the extent the carrying value exceeds the estimated fair value, limited to the amount of goodwill. The Company did not recognize any impairment of goodwill during the years ended December 31, 2019 and 2020, and six months ended June 30, 2021 (unaudited).

Impairment of Definite-lived Intangible Assets and other Long-lived Assets

The Company evaluates long-lived assets, which includes amortized intangible assets and tangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of an asset to the future undiscounted cash flows attributable to that asset. The Company measures any amount of impairment based on the difference between the carrying value and the estimated fair value of the impaired asset. There were no impairments of long-lived assets during the years ended December 31, 2019 and 2020 and the six months ended June 30, 2021 (unaudited).

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of ASC 718, Stock Compensation. The Company grants stock options with only service conditions (“time-based options”), as well as those with both service and performance or market conditions. All outstanding awards are accounted for as equity awards. Compensation expense is recognized for time-based options on a straight-line basis over the vesting period. Compensation expense for options containing performance conditions is based on the estimated number of the performance based stock options expected to vest using the graded vesting attribution method. Compensation expense for options containing market condition vesting criteria is based on the estimated number of the stock options expected to vest on attainment of the condition. See Note 14. Stockholders’ Equity and Deferred Compensation in the Notes to the Consolidated Financial Statements of this Report for a description of the Company’s stock-based compensation plan and more information on the assumptions used to calculate the fair value of stock-based awards. The Company recognizes forfeitures as they occur, and cash flows related to excess tax benefits are presented as an operating activity in the accompanying consolidated statements of cash flows.

Cash, Cash Equivalents, Restricted Cash, and Short-Term Investments

The Company considers highly liquid investment securities with maturities of 90 days or less at the date of purchase to be cash equivalents and highly liquid investment securities with maturities of greater than 90 days but less than one year from the date of purchase to be short-term investments. The Company’s cash equivalents and short-term investments include time deposits and money market funds. The Company’s restricted cash is primarily associated with securing credit facilities.

Fair Value of Financial Instruments

The fair value of the Company’s cash, cash equivalents, short term investments, accounts receivable, and accounts payable approximates their respective carrying amounts due to their short-term maturity.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Concentrations of Credit Risk and Credit Evaluations

Financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash and cash equivalents, short term investments, derivatives and trade receivables. The Company’s cash and cash equivalents are generally held with large, diverse financial institutions worldwide to reduce the amount of exposure to any single financial institution. The majority of cash equivalents consists of money market funds, that primarily invest in U.S. government securities.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Further, the Company maintains an allowance for expected credit losses. It estimates expected credit trends for the allowance for credit losses for receivables and contract assets based upon its assessment of various factors, including historical experience, the age of the receivable balances, credit rating of its customers, current economic conditions, and other factors that may affect its ability to collect from customers. Expected credit losses are recorded as general and administrative expense. The Company’s derivative contracts are transacted with various financial institutions with high credit standings. The Company evaluates its counterparties associated with the Company’s foreign exchange forward contracts and interest rate swap contracts at least quarterly. Since all these counterparties are large credit-worthy commercial banking institutions, the Company does not consider counterparty non-performance to be a material risk. Any exposure to counterparty credit-related losses in these contracts is largely mitigated with collateral security agreements that provide for collateral to be received or posted when the net fair values of these contracts fluctuate from contractually established thresholds. The Company may enter into master netting arrangements to mitigate credit risk in derivative transactions by permitting net settlement of transactions with the same counterparty.

No customer accounted for more than 10% of revenue in the years ended December 31, 2018, 2019 and 2020 and six months ended June 30, 2020 and June 30, 2021 (unaudited). At December 31, 2019 and 2020 and June 30, 2021 (unaudited), no customer accounted for more than 10% of the accounts receivable balance.

Allowance for Doubtful Accounts

The Company estimates the overall collectability of accounts receivable and provides an allowance for accounts receivable considered uncollectible. The Company specifically analyzes its accounts receivable based on historical bad debt experience, customer concentrations, customer credit-worthiness, the age of the receivable, current economic trends, and changes in its customer payment terms. The Company records the adjustment in general and administrative expense. At December 31, 2019 and 2020, the Company’s allowance for doubtful accounts was $4.3 million and $4.6 million, respectively. At June 30, 2021, the Company’s allowance for doubtful accounts was $2.9 million (unaudited).

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The table below details the activity of the allowance for doubtful accounts, for the years ended December 31, 2018, 2019 and 2020 (in thousands):

	Beginning Balance	Additions Charged to Operations or Other Accounts	Write-offs, Net of Recoveries	Revaluation (i)	Ending Balance
December 31, 2018	$3,905	$467	$(186)	$(18)	$4,168
December 31, 2019	4,168	489	(344)	3	4,316
December 31, 2020	4,316	204	(46)	83	4,557

(i)	The amounts represent revaluations on balances denominated in foreign currencies.

Income Taxes

The Company uses the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes. Under this method, income tax expense or benefit is recognized for the amount of taxes payable or refundable for the current year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of currently enacted tax laws. The effects of future changes in tax laws or rates are not contemplated.

A two-step approach is applied pursuant to ASC 740 in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company recognizes interest and penalties related to uncertain tax positions in its income tax provision line of its consolidated statements of operations.

The Company evaluates the realization of deferred tax assets based on all available evidence, including projected results of operations and the scheduled reversal of temporary differences. The Company establishes a valuation allowance to reduce deferred tax assets when it is more likely than not that they will not be realized.

On April 26, 2019, Luxembourg’s 2019 Budget Law, as published in the Office Gazette reduced the 2019 corporate income tax rate to 17%. For income tax purposes, the Company also included the solidarity surtax of 7% on the corporate income tax rate and the 6.75% municipal business tax rate to calculate a Luxembourg statutory tax rate of 24.94%.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Building, building improvements and site improvements are amortized over the estimated useful life of 25 years, 10-15 years and 15 years, respectively. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset, which range from one to ten years. Computers, equipment, and software, and furniture and fixtures are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets, generally one to five years.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Cloud Computing Arrangements

The Company enters into certain cloud-based software hosting arrangements with vendors that are accounted for as service contracts. For internal-use software obtained through a hosting arrangement that is in the nature of a service contract, the Company incurs certain implementation costs such as integrating, configuring, and software customization, which are consistent with costs incurred during the application development stage. The Company applies the same guidance to determine costs that are eligible for capitalization. For these arrangements, capitalized implementation costs are amortized straight-line over the term of the associated hosting arrangement plus any reasonably certain renewal periods, and are presented within cash flows from operating activities. Capitalized costs as of December 31, 2019 and 2020 were $5.3 million and $1.2 million, respectively, and as of June 30, 2021 were $0.6 million (unaudited), were included in prepaid expenses and other current assets, and other assets in the consolidated balance sheets.

Debt Issuance Costs

Debt issuance costs are initially deferred and amortized to interest expense using the effective interest method over the expected term of the related debt. Unamortized debt issuance costs related to the dollar and euro term loan facilities are considered long-term and presented as a direct reduction to long-term debt, net in the consolidated balance sheets. Unamortized debt issuance costs related to the revolving facility are also considered long-term and are included in other assets in the consolidated balance sheets.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2018, 2019 and 2020 were $4.3 million, $2.7 million and $6.1 million, respectively and for the six months ended June 30, 2020 and 2021 were $6.4 million and $4.1 million, respectively (unaudited).

Foreign Currency Translation

The Company translates the assets and liabilities of its non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Revenue and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized in cumulative translation adjustments included in accumulated other comprehensive income (loss), a component of consolidated stockholders’ equity.

Gains or losses related to the remeasurement of certain foreign currency denominated assets and liabilities into their functional currency are recorded in net income (loss), unless such assets or liabilities are designated by management to be of a long-term investment nature, in which case such gains or losses are recorded in consolidated accumulated other comprehensive income (loss), a component of consolidated stockholders’ equity.

Self-funded health insurance plan

The Company maintains a partially self-funded health insurance plan for its U.S. employees. The Company also maintains a stop-loss insurance policy that limits its losses on a per employee basis.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The Company is responsible for estimating its exposure for claims incurred but not paid at the end of each reporting period and uses historical claims data supplied by a third party to estimate its self-funded insurance liability. Actual claims may differ from the Company’s estimates, but such differences have not been material for any period presented.

Restructuring

Restructuring charges primarily consist of severance, facilities, transition and other related costs. Severance costs generally include severance payments, notice-period payments, outplacement services, health insurance coverage, and relocation costs. Facilities costs generally include estimated variable lease operating expenses and lease termination costs. Transition and other related costs primarily consist of legal costs and consulting charges associated with business process improvements and strategy.

One-time employee severance costs are recognized at the time of communication to employees, unless future service is required, in which case the costs are recognized ratably over the future service period. Ongoing employee termination benefits are recognized as a liability when it is probable that a liability exists and the amount is reasonably estimable. Other transactions related costs are recognized as incurred. Restructuring charges are recognized as an operating expense within the consolidated statements of operations and related liabilities are recorded within accrued compensation and related expenses and in accrued liabilities on the consolidated balance sheets. The Company periodically evaluates and, if necessary, adjusts its estimates based on currently available information.

Leases

The Company determines if an arrangement is or contains a lease at contract inception. In certain of its lease arrangements, primarily those related to data center arrangements, judgment is required in determining if a contract contains a lease. For these arrangements, there is judgment in evaluating if the arrangement involves an identified asset that is physically distinct or whether the Company has the right to substantially all of the capacity of an identified asset that is not physically distinct. In arrangements that involve an identified asset, there is also judgment in evaluating if the Company has the right to direct the use of that asset. The Company did not have any finance leases for any periods presented.

Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to its operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The lease terms that are used in determining its operating lease liabilities at lease inception include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options.

The Company does not recognize right-of-use assets and lease liabilities for short-term leases, which have a lease term of 12 months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company recognizes the lease payments for short-term leases on a straight-line basis over the lease term.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

In addition, the Company subleases certain of its unoccupied facilities to third parties. Any impairment to the associated right-of-use assets, leasehold improvements, or other assets as a result of a sublease is recognized in the period the sublease is executed and recorded in the consolidated statements of operations. The Company recognizes sublease income on a straight-line basis over the sublease term.

Upon the adoption of Accounting Standards Update 2016 No. 2016-02, Leases (“Topic 842”) on January 1, 2019, the Company amortizes its right-of-use assets, as operating lease expense on a straight-line basis over the lease term and classifies both the lease amortization and imputed interest as rent expense. Additionally, taxes, insurance and maintenance are excluded from minimum lease payments and are included in the determination of lease cost when it is probable that the expense has been incurred and the amount can be reasonably estimated. For the year ended December 31, 2018, prior to the adoption of Topic 842, minimum rent payments under operating leases were recognized on a straight-line basis over the term of the lease including any periods of free rent.

Derivative Financial Instruments

The Company enters into foreign exchange forward contracts in an attempt to reduce the impact of foreign currency exchange rate fluctuations on forecasted cash flows and expenses and designates these contracts as cash flow hedges at inception. The Company is currently using foreign exchange forward contracts to hedge the anticipated foreign currency expenses of its subsidiary in India denominated in Indian rupee. The Company recognizes in earnings amounts related to its designated cash flow hedges accumulated in other comprehensive income during the same period in which the corresponding underlying hedged transaction affects earnings.

The Company enters into various interest rate swap agreements to offset the variability of cash flows associated with the floating rate interest payments related to its term loans. All cash flows relating to swaps that are considered to have an other than insignificant financing components at the inception date are included in cash flow from financing activities in the consolidated statements of cash flows. The Company records any change in the fair value of cash flow designated interest rate swaps in other comprehensive income (loss), until the hedged cash flow occurs, at which point any gain (loss) is reclassified into earnings or losses and any change in fair value of non-designated swaps in interest expense. The other comprehensive loss at de-designation is amortized to interest expense over the original hedge period and future gains and losses on the de-designated swap are recognized as interest expense.

Balance sheet hedges consist of cash flow hedge contracts that have been de-designated and non-designated balance sheet hedges. These foreign exchange contracts are carried at fair value and do not otherwise qualify for hedge accounting treatment and, therefore, are not designated as hedging instruments. Changes in the value of the foreign exchange contracts are recognized in other income (expense), net and offset the foreign currency gain or loss on the underlying net monetary assets or liabilities. The Company recognizes derivative assets and derivative liabilities at gross fair values in its consolidated balance sheets. The Company evaluates prospectively, as well as retrospectively, the effectiveness of its hedge programs using statistical analysis. Prospective testing is performed at the inception of the hedge relationship, and quarterly thereafter. Retrospective testing is performed on a quarterly basis.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Adopted Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (“Topic 842”), The core principle of ASU 2016-02 is that a lessee should recognize on its consolidated balance sheets the assets and liabilities that arise from leasing, including operating leases, resulting in the lessee recognizing on the consolidated balance sheet a right-of-use asset representing the right to use the underlying asset and a corresponding lease liability presenting the present value of future lease payments. On January 1, 2019, the Company adopted this standard using the optional modified retrospective approach through a cumulative-effect adjustment to the beginning balance of accumulated deficit, with no adjustments to comparative period financial statements. Under this method, the Company recorded right-of-use assets and lease liabilities of approximately $80.9 million and $91.5 million, respectively. Operating leases are included in “Operating lease right-of-use assets,” “Current operating lease liabilities,” and “Long-term operating lease liabilities” in the Company’s consolidated balance sheets. The adoption of this standard also did not impact our previously reported consolidated financial statements for the periods ended on or prior to December 31, 2018. As a result, financial information presented prior to the period of adoption has not been restated and is reported under ASC 840, the accounting standard in effect for those periods. The lease liabilities reflect the remaining minimum rental payments for existing leases as of the adoption date, discounted using the incremental borrowing rate for each lease. The adoption of this standard had no material impact on the Company’s consolidated net loss or cash flows. The Company elected the (i) short-term lease recognition exemption for all leases that qualify, whereby the Company will not recognize right-of-use assets or lease liabilities for existing short-term leases of those assets in transition; (ii) practical expedient to not separate lease and non-lease components for all of the Company’s leases; (iii) optional transition method that allows for a cumulative-effect adjustment in the period of adoption and will not restate prior periods; and (iv) a package of practical expedients permitted under the transition guidance, which allow it to carry forward its assessments on whether a contract was or contains a lease, its historical lease classification and its initial direct costs for any leases that existed prior to adoption date. The Company did not elect the hindsight practical expedient to determine the lease term for existing leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”), and issued subsequent amendments to the initial guidance (ASU No. 2018-19, 2019-04, 2019-05, 2019-10 and 2019-11). The new guidance requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. The Company adopted the new standard effective January 1, 2020, with the cumulative effect of adoption recorded as an adjustment to accumulated deficit. The adoption of this guidance did not have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASC 350 required performing a two-step test to determine the amount, if any, of goodwill impairment. To address concerns over the cost and complexity of the two-step goodwill impairment test, the amendment removes the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its estimated fair value, which is not to exceed the total amount of goodwill allocated to the reporting unit. The Company adopted the

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

new standard on a prospective basis effective January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other (ASC 350): Internal-Use Software. The guidance clarifies the accounting for implementation costs in cloud computing arrangements requiring expensing the costs over the term of the hosting arrangement if certain criteria are met. The Company adopted this standard prospectively as of January 1, 2019, resulting in a capitalized balance of $5.3 million, $1.2 million, and $0.6 million as of December 31, 2019, 2020, and June 30, 2021 (unaudited) respectively.

Recent Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions to contract modifications and hedging relationships that reference the London Interbank Offered Rate or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

Note 3. Acquisitions

On February 19, 2019, the Company acquired AllSight USA, LLC and affiliated entities (“AllSight”), a customer insights market innovator which helps enterprises use intelligent data to improve customer experiences through AI-enabled software focused on managing and improving customer intelligence, pursuant to a Securities Purchase Agreement for total purchase consideration of $49.0 million, comprised of $31.6 million of cash consideration, $15.0 million of contingent consideration, and $2.4 million of liabilities assumed, primarily related to tax liabilities of $2.1 million. See Note 5. Fair Value Measurements of Notes to Consolidated Financial Statements for further discussion on the contingent consideration. The purchase was accounted for using the acquisition method and of the total assets acquired, $1.1 million were allocated to acquired customer relationships intangible assets and $7.8 million were allocated to existing technology intangible assets, with the residual recorded as goodwill. The recognized goodwill is derived from expected synergies and helps the Company expand business-user engagement to existing platform and deliver capabilities to allow organizations to maximize customer data and analysis across their enterprises to drive personalized engagement. The goodwill was deductible for tax purposes.

On July 1, 2020, the Company acquired Compact Solutions LLC (“Compact Solutions”) for total purchase consideration of $21.1 million. The acquisition has been accounted for as a business combination under the acquisition method, and of the total assets acquired, $8.4 million was allocated to acquired developed technology intangible assets and $0.8 million was allocated to acquired customer relationship intangible assets, with the residual recorded as goodwill. Compact Solutions focuses on automated solutions for data governance in complex enterprises, enabling organizations worldwide to meet regulatory compliance requirements. The acquisition strengthens Informatica’s current leadership in metadata-driven AI and automation and extends capabilities that enable Informatica customers to catalog and govern virtually all types of enterprise data. The goodwill is deductible for tax purposes.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Pro-forma results for acquisitions completed in 2018, 2019 and 2020 were not material to the Company’s consolidated statement of operations.

Note 4. Cash, Cash Equivalents, Restricted Cash, and Short-Term Investments

The following table summarizes the Company’s cash, cash equivalents, restricted cash and short-term investments as of December 31, 2019, 2020, and June 30, 2021 (unaudited) (in thousands). There were no marketable securities held at December 31, 2019, 2020, and June 30, 2021 (unaudited).

	December 31,		June 30,
	2019	2020	2021
			(unaudited)
Cash	$115,584	$201,732	$221,264
Cash equivalents:
Time deposits	14,220	8,270	7,380
Money market funds	42,423	134,002	179,909

Total cash equivalents	56,643	142,272	187,289

Total cash and cash equivalents	$172,227	$344,004	$408,553

Restricted cash	4,164	4,217	4,219

Total cash, cash equivalents, and restricted cash	$176,391	$348,221	$412,772

Short-term investments:
Time deposits	1,181	18,729	25,267

Total short-term investments	1,181	18,729	25,267

Total cash, cash equivalents, restricted cash, and short-term investments	$177,572	$366,950	$438,039

See Note 5. Fair Value Measurements of the Notes to Consolidated Financial Statements of this Report for further information regarding the fair value of the Company’s financial instruments.

The Company did not record any gross unrealized gains or losses for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2021 (unaudited).

Note 5. Fair Value Measurements

The Company uses a three-level fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value based on whether the inputs to those valuation techniques are observable or unobservable. The three levels of fair value hierarchy are set forth below. The Company’s assessment of the hierarchy level of the assets or liabilities measured at fair value is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

Fair Value Measurement of Financial Assets and Liabilities on a Recurring Basis

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Time deposits(i)	$15,401	$15,401	$—	$—
Money market funds(ii)	42,423	42,423	—	—

Total money market funds and time deposits	57,824	57,824	—	—
Foreign currency derivatives(iii)	961	—	961	—
Interest rate derivatives(iii)	844	—	844	—

Total assets	$59,629	$57,824	$1,805	$—

Liabilities:
Foreign currency derivatives(iv)	$196	$—	$196	$—
Interest rate derivatives(iv)	17,872	—	17,872	—

Total liabilities	$18,068	$—	$18,068	$—

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Time deposits(i)	$26,999	$26,999	$—	$—
Money market funds(ii)	134,002	134,002	—	—

Total money market funds and time deposits	161,001	161,001	—	—
Foreign currency derivatives(iii)	2,330	—	2,330	—
Interest rate derivatives(iii)	1,757	—	1,757	—

Total assets	$165,088	$161,001	$4,087	$—

Liabilities:
Interest rate derivatives(iv)	$24,736	$—	$24,736	$—

Total liabilities	$24,736	$—	$24,736	$—

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of June 30, 2021 (unaudited) and indicates the fair value hierarchy of the valuation (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(unaudited)
Assets:
Time deposits(i)	$32,647	$32,647	$—	$—
Money market funds(ii)	179,909	179,909	—

Total money market funds and time deposits	212,556	212,556	—	—
Foreign currency derivatives(iii)	788	—	788
Interest rate derivatives(iii)	—	—	—	—

Total assets	$213,344	$212,556	$788	$—

Liabilities:
Foreign currency derivatives(iv)	$257	$—	$257	$—
Interest rate derivatives(iv)	16,782	—	16,782	—

Total liabilities	$17,039	$—	$17,039	$—

(i)	Included in cash equivalents and short-term investments on the consolidated balance sheets.
(ii)	Included in cash equivalents on the consolidated balance sheets.
(iii)	Included in prepaid expenses and other current assets, and other assets on the consolidated balance sheets.
(iv)	Included in accrued liabilities and other liabilities on the consolidated balance sheets.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Foreign Currency and Interest Rate Derivatives and Hedging Instruments

The Company uses the income approach to value its derivatives using observable Level 2 market inputs at the measurement date and standard valuation techniques to convert future amounts to a single present value amount, assuming that participants are motivated but not compelled to transact. Level 2 inputs for the derivative valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically foreign currency rates and futures contracts) and inputs other than quoted prices that are observable for the asset or liability (specifically the London Interbank Offered Rate (“LIBOR”) cash and swap rates, and credit risk at commonly quoted intervals). The Company records its derivative assets and liabilities on a gross basis in the consolidated balance sheet and uses mid-market pricing as a practical expedient for fair value measurements.

Key inputs for foreign currency derivatives are the spot rates, forward rates, interest rates, and credit derivative market rates. The spot rate for each foreign currency is the same spot rate used for all balance sheet translations at the measurement date and is sourced from the Federal Reserve Bulletin. The following values are interpolated from commonly quoted intervals: forward points and the LIBOR used to discount and determine the fair value of assets and liabilities. Credit default swap spread curves identified per counterparty at month end are used to discount derivative assets for counterparty non-performance risk, all of which have terms of twelve months or less. The Company discounts derivative liabilities to reflect the Company’s own potential non-performance risk to lenders and has used the spread over LIBOR on its most recent corporate borrowing rate.

Key inputs for interest rate derivatives are the cash rates for very short term, futures rates and swap rates beyond the derivative maturity. These rates are bootstrapped to provide spot rates at resets specified by each derivative. Derivatives are discounted to present value at the measurement date using the same LIBOR curve. Credit default swap spread curves per counterparty and the BB Industrial credit spread curves (representing the Company’s credit risk) at month end are used to discount the interest rate derivatives for non-performance risk using the potential method.

The counterparties associated with the Company’s foreign currency forward contracts and interest rate swaps are large credit-worthy financial institutions. The foreign currency derivatives transacted with these entities are relatively short in duration and the interest rate derivatives are spread between three counterparties; therefore, the Company does not consider counterparty concentration and non-performance to be material risks at this time. Both the Company and the counterparties are expected to perform under the contractual terms of the instruments.

There were no transfers between Level 1, Level 2 and Level 3 categories during the years ended December 31, 2019 and 2020 and the six months ended June 30, 2021 (unaudited).

Acquisition-related Contingent Consideration

The Company estimated the fair value of the contingent cash considerations related to acquisitions using a probability-weighted discounted cash flow model. This fair value measure was based on significant inputs not observed in the market and thus represented a Level 3 instrument. The change in fair value of acquisition-related contingent consideration is included in acquisitions and other charges in the consolidated statements of operations.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The changes in the acquisition-related contingent consideration liability for the two years ended December 31, 2019 and 2020, and the six months ended June 30, 2021 (unaudited) (in thousands):

Ending balance as of December 31, 2018	$102
Accretion and other adjustments	749
Payment of contingent consideration	(135)
Additions from new acquisition	15,036

Ending balance as of December 31, 2019	$15,752
Accretion and other adjustments	2,147
Payment of contingent consideration	(6,500)
Additions from new acquisition	505

Ending balance as of December 31, 2020	$11,904
Accretion and other adjustments (unaudited)	101
Payment of contingent consideration (unaudited)	(11,500)

Ending balance as of June 30, 2021 (unaudited)	$505

See Note 3. Acquisitions of the Notes to Consolidated Financial Statements for further discussion regarding Company acquisitions.

Note 6. Property and Equipment

The following table summarizes the cost of property and equipment and related accumulated depreciation at December 31, 2019 and 2020 and June 30, 2021 (unaudited) (in thousands, except years):

	Estimated Useful Lives	December 31,		June 30,
		2019	2020	2021
				(unaudited)
Land	N/A	$40,512	$40,512	$40,512
Buildings	25 years	118,134	118,134	118,134
Site improvements	15 years	2,246	2,246	2,246
Building improvements	10-15 years	30,048	30,397	30,542

Total land and buildings		190,940	191,289	191,434
Computer, equipment, and software	1-5 years	108,212	105,625	107,418
Furniture and fixtures	3-5 years	17,034	17,585	17,446
Leasehold improvements	1-10 years	54,201	57,269	55,993

Total property and equipment		370,387	371,768	372,291
Less: Accumulated depreciation and amortization		(164,186)	(178,730)	(189,724)

Total property and equipment, net		$206,201	$193,038	$182,567

Depreciation and amortization expense were $22.3 million, $22.7 million and $27.6 million for the years ended December 31, 2018, 2019 and 2020, respectively and $12.8 million and $12.6 million for the six months ended June 30, 2020 and 2021 (unaudited).

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Note 7. Goodwill and Intangible Assets

As a result of 2015 Privatization Transaction, the Company recorded a total net addition to goodwill of $2.3 billion and intangible assets of $3.1 billion in 2015. See Note 1. Organization and Description of Business of the Notes to Consolidated Financial Statements of this Report for a description of the transaction.

Goodwill

The following table presents the changes in the carrying amount of the goodwill as of December 31, 2019 and 2020 and six months ended June 30, 2021 (unaudited) (in thousands):

	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Beginning balance	$2,331,349	$2,361,512	$2,419,501
Goodwill from acquisitions	39,428	14,129	—
Measurement period adjustment	(398)	419	54
Foreign currency translation adjustment	(8,867)	43,441	(17,188)

Ending balance	$2,361,512	$2,419,501	$2,402,367

Goodwill represents the excess of consideration paid over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations. During the year ended December 31, 2019, the Company recorded a total net addition to goodwill of $30.2 million which consisted of $39.4 million from the acquisition of AllSight, offset by reductions to goodwill of $8.9 million resulting from foreign currency translation adjustments and $0.4 million measurement period adjustment related to changes in the realization of deferred tax assets for AllSight.

During the year ended December 31, 2020, the Company recorded a total net addition to goodwill of $58.0 million which principally consisted of $14.1 million from the acquisition of Compact Solutions, $43.4 million resulting from foreign currency translation adjustments and $0.4 million measurement period adjustments related to changes in the realization of acquired deferred tax assets.

During the six months ended June 30, 2021 (unaudited), the Company recorded a total net reduction to goodwill of $17.1 million which consisted of $17.2 million foreign currency translation adjustment, offset by an increase to goodwill of $0.1 million measurement period adjustment related to changes in the realization of deferred tax assets.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Intangible Assets

The carrying amounts of the intangible assets other than goodwill as of December 31, 2019, December 31, 2020 and June 30, 2021 (unaudited) are as follows (in thousands, except years):

	Weighted Average Useful Life (Years)	December 31, 2019			December 31, 2020
		Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Acquired developed and core technology	6	$865,477	$(652,046)	$213,431	$881,032	$(750,504)	$130,528
Other intangible assets:
Customer relationships	15	2,159,621	(870,171)	1,289,450	2,173,223	(1,050,709)	1,122,514
Trade names and trademark	7	81,623	(40,430)	41,193	82,510	(49,201)	33,309

Total other intangible assets		2,241,244	(910,601)	1,330,643	2,255,733	(1,099,910)	1,155,823

Total intangible assets subject to amortization		3,106,721	(1,562,647)	1,544,074	3,136,765	(1,850,414)	1,286,351

In-process research and development		—	—	—	800	—	800

Total intangible assets, net		$3,106,721	$(1,562,647)	$1,544,074	$3,137,565	$(1,850,414)	$1,287,151

	Weighted Average Useful Life (Years)	June 30, 2021
		Cost	Accumulated Amortization	Net
		(unaudited)
Acquired developed and core technology	6	$880,258	$(787,599)	$92,659

Acquired technology		880,258	(787,599)	92,659

Other intangible assets:
Customer relationships	15	2,168,534	(1,132,744)	1,035,790
Trade names and trademark	7	82,211	(53,551)	28,660

Total other intangible assets		2,250,745	(1,186,295)	1,064,450

Total intangible assets subject to amortization		3,131,003	(1,973,894)	1,157,109

In-process research and development		—	—	—

Total intangible assets, net		$3,131,003	$(1,973,894)	$1,157,109

The Company amortizes its intangible assets over their remaining estimated useful life using cash flow projections, revenue projections, or the straight-line method. Total amortization expense related to intangible assets was $370.4 million, $323.6 million and $287.8 million for the years ended December 31, 2018, 2019 and 2020, respectively and $142.4 million and $123.5 million for the six months ended June 30, 2020 and 2021 (unaudited), respectively.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The allocation of the amortization of intangible assets for the periods indicated below is as follows (in thousands):

	Year Ended December 31,			Six Months ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Cost of revenues	$143,769	$115,544	$98,458	$48,066	$37,095
Operating expenses	226,607	208,082	189,309	94,343	86,386

Total amortization of intangible assets	$370,376	$323,626	$287,767	$142,409	$123,481

Certain intangible assets are recorded in foreign currencies; and therefore, the gross carrying amount and accumulated amortization are subject to foreign currency translation adjustments.

As of December 31, 2020, the amortization expense related to identifiable intangible assets in future periods is expected to be as follows (in thousands):

Years ending December 31,	Acquired Developed and Core Technology	Other Intangible Assets(i)	Total Intangible Assets
2021	$74,578	$172,994	$247,572
2022	38,031	156,224	194,255
2023	12,130	139,664	151,794
2024	3,397	123,489	126,886
2025	1,511	100,871	102,382
Thereafter	881	462,581	463,462

Total expected amortization expense	$130,528	$1,155,823	$1,286,351

As of June 30, 2021, the amortization expense related to identifiable intangible assets in future periods is expected to be as follows (in thousands):

	Acquired Developed and Core Technology	Other Intangible Assets(i)	Total Intangible Assets
	(unaudited)
Remaining 2021	$36,713	$86,201	$122,914
2022	37,534	155,595	193,129
2023	12,110	139,043	151,153
2024	3,538	122,924	126,462
2025	1,626	100,447	102,073
Thereafter	1,138	460,240	461,378

Total expected amortization expense	$92,659	$1,064,450	$1,157,109

(i)	Other Intangible Assets includes customer relationships, trade names and trademarks.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Note 8. Accrued Liabilities

Accrued liabilities as of December 31, 2019, 2020 and June 30, 2021 (unaudited) consisted of the following (in thousands):

	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Accrued taxes	$19,127	$24,541	$10,921
Accrued interest	21,460	130	252
Derivative liabilities	9,100	13,331	12,069
Other	42,612	48,050	48,277

Accrued Liabilities	$92,299	$86,052	$71,519

Note 9. Borrowings

Long term debt consists of the following (in thousands):

	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Dollar term loan	$1,514,641	$2,251,575	$2,242,625
Euro term loan	484,359	583,066	561,645
Senior notes	650,000	—	—

Total debt	2,649,000	2,834,641	2,804,270
Less: Discount on term loan	(1,727)	(11,207)	(10,313)
Less: Debt issuance costs	(31,537)	(21,847)	(20,062)

Total debt, net of discount and debt issuance costs	2,615,736	2,801,587	2,773,895
Less: Current portion of long-term debt	(20,468)	(23,775)	(23,588)

Long-term debt	$2,595,268	$2,777,812	$2,750,307

As of December 31, 2019, 2020, and June 30, 2021 (unaudited) the aggregate fair value of the Company’s dollar term loan, euro term loan and senior notes, based on Level 2 inputs related to fair market value, were $2,675.2 million, $2,830.5 million, and $2,804.1 million, respectively. The Company recorded an unrealized remeasurement gain of $9.1 million during the year ended December 31, 2019, an unrealized measurement loss, net of realized gain or loss from refinancing of $50.6 million relating to the euro term loan during the year ended December 31, 2020, an unrealized remeasurement loss related to the euro term loan facility of $2.7 million and an unrealized remeasurement gain of $18.5 million during the six months ended June 30, 2020 and 2021, respectively (unaudited).

Senior Notes

In connection with the 2015 Privatization Transaction, the Company issued an aggregate principal amount of $650 million of its 7.125% Senior Notes due 2023, pursuant to the terms and conditions of an indenture dated as of June 16, 2015. The Notes were fully redeemed during the quarter ended March 31, 2020. The Company recorded a one-time charge of $13.3 million mainly related to the write-off of existing debt issuance costs and $11.6 million related to breakage fees paid in the first quarter of 2020.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Original Term Loan Facility

In connection with the 2015 Privatization Transaction as disclosed in Note 1 Organization and Description of Business, the Company entered into credit facilities with a syndicate of financial institutions led by Bank of America, N.A., as administrative agent and collateral agent (the “Agent”). The credit facilities consisted of a $1.71 billion dollar term loan facility (the “Original Dollar Term Loan”) and a €250.0 million euro term loan facility (the “Original Euro Term Loan”), and a $150.0 million revolving facility (the “Initial Revolving Credit Facility”).

January 2018 and April 2019 Term Loan Facility Refinancing

On January 18, 2018, the Company refinanced its Original Term Loan Facility with the proceeds of $1.42 billion 2018 Dollar Term Loan and a €442.7 million 2018 Euro Term Loan, (together, the “2018 Term Loan Facilities”). On April 17, 2019, the Company incurred an additional $125.0 million of 2018 Dollar Term Loans, which increased the principal amount of the 2018 Dollar Term Loan to $1.54 billion. In addition, in connection therewith, the Company extended the maturity of the Initial Revolving Credit Facility (as amended, the “2019 Revolving Credit Facility”).

The amendment resulted in a one-time $1.1 million charge in the second quarter of 2019, which was comprised of $0.8 million related to new debt issuance costs associated with the amended 2018 Dollar Term Loan and $0.3 million related to expensing of unamortized debt issuance costs related to the Initial Revolving Credit Facility. The Company paid $1.4 million of new debt issuance costs during the year, which included $0.6 million of new debt issuance costs related to the 2019 Revolving Credit Facility, the aggregate amount of which will be amortized to interest expense using the straight-line method over its contractual term.

February 2020 and July 2020 Financing Transactions

On February 25, 2020, the Company amended the 2018 Term Loan Facilities (as amended, the “First Lien Credit Agreement”) and entered into a new Second Lien Credit and Guaranty Agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”) with Nomura Corporate Funding Americas, LLC, as agent, for a syndicate of lenders. The Company borrowed $1.79 billion of dollar term loans (the “First Lien Dollar Term Facility”) and €480.0 million of euro term loans (the “First Lien Euro Term Facility” and, together with the First Lien Dollar Term Facility, the “First Lien Term Facilities”) under the First Lien Credit Agreement and $425.0 million of term loans (the “Second Lien Term Facility” and, together with the First Lien Term Facilities, the “Term Facilities”), under the Second Lien Credit Agreement and used the proceeds thereof to refinance the 2018 Term Loan Facilities, redeem the Senior Notes, pay fees and expenses in connection therewith, and for other general corporate purposes. The terms applicable solely to the revolving credit facility under the First Lien Credit Agreement (the “Revolving Facility”), including pricing and the financial covenants, were not amended.

The amendment of the First Lien Credit Agreement resulted in a one-time charge of $11.3 million in the first quarter of 2020, which was comprised of $10.7 million related to new debt issuance costs associated with the amended First Lien Term Facilities and $0.6 million related to expensing of existing unamortized debt issuance and discount costs. On the date of the amendment of the Credit Agreements, the Company had previously deferred debt issuance costs and an original issue discount

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

associated with the modified debt of $18.4 million and incurred an additional $6.0 million of new debt issuance costs and $2.1 million of new debt discount during the quarter related to the Second Lien Term Facility and $2.1 million of new debt issuance costs and $9.0 million of new debt discount related to the First Lien Term Facilities, the aggregate amount of which will be amortized to interest expense using the effective interest method over the remaining life of the term loans.

On July 14, 2020, the Company entered into Amendment No. 1 (“Amendment No. 1”) to the Second Lien Credit Agreement pursuant to which the Company borrowed an additional $50.0 million of second lien term loans, which have the same terms and conditions as the initial loans issued under the Second Lien Term Facility. The proceeds of such second lien term loans were used (i) to repay $45.0 million of the 2019 Revolving Credit Facility, (ii) to pay fees and expenses in connection with Amendment No. 1 and (iii) for other general corporate purposes.

The amendment of the Second Lien Credit Agreement resulted in a one-time charge of $1.3 million in the third quarter of 2020, related to new debt issuance costs associated with the amended Second Lien Term Facility. On the date of the amendment, the Company had previously deferred debt issuance costs and original issue discount of $5.6 million and $2.0 million, respectively. In addition, the Company recorded an additional $0.1 million of new debt discount as a result of the amendment, which will be amortized to interest expense using the effective interest method over the life of the term loan.

The First Lien Term Facilities mature on February 25, 2027 but include a springing maturity to 91 days prior to the maturity date of the Second Lien Term Facility if more than $100.0 million of the Second Lien Term Facility has not been repaid or extended by such date. The Second Lien Term Facility matures on February 25, 2025. The First Lien Term Facilities are repayable in quarterly installments of 0.25% of the initial principal amount thereof, with the remaining amount due at maturity. The Second Lien Term Facility is repayable in full at maturity. The Revolving Facility matures on April 17, 2024.

The Company may prepay all or part of the Term Loan Facilities at any time. If the Second Lien Term Facility is voluntarily prepaid (i) after February 25, 2021 but on or prior to February 25, 2022, a 2.00% premium is payable, (ii) after February 25, 2022 but on or prior to February 25, 2023, a 1.00% premium is payable and (iii) after February 25, 2023, no premium is payable. Subject to certain exceptions and limitations, the Company is required to prepay the Term Loan Facilities with the net proceeds of certain occurrences, such as the incurrences of indebtedness not permitted to be incurred under the Credit Agreements, sale and leaseback transactions and asset sales. The agreement also requires mandatory prepayments of the Term Facilities with excess cash flow as specified in the terms of the Credit Agreements.

Borrowings under the First Lien Dollar Term Facility bear interest, at the Company’s option, either at (i) LIBOR plus 3.25% or (ii) the base rate plus 2.25%. Borrowings under the First Lien Euro Term Facility bear interest at LIBOR plus an applicable margin of either 3.25% or 3.50% based on the Company’s total net leverage ratio. The base rate is defined as the highest of (a) the Federal Funds Rate plus one half of 1%, (b) the rate of interest in effect for such day as published by the Wall Street Journal as the “prime rate,” and (c) LIBOR plus 1.00%; provided that the base rate shall not be less than 0.00% per annum. LIBOR is subject to a “floor” of 0% per annum. Borrowings under the Second Lien Term Facility bear interest at a fixed rate of 7.125%. As of December 31, 2020, the interest rate for the First Lien Dollar Term Facility was 3.397% and the interest rate for the First Lien Euro Term

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Facility was 3.25%. The First Lien Euro Term Facility was issued with no original issue discount. The First Lien Dollar Term Facility was issued with 0.50% of original issue discount and the Second Lien Dollar Term Facility was issued with 0.50% of original issue discount and subsequent additional amount was issued with 0.125% discount. As of June 30, 2021 (unaudited), the interest rate for the First Lien Dollar Term Facility was 3.354% and the interest rate for the First Lien Euro Term Facility was 3.25%. The First Lien Euro Term Facility was issued with no original issue discount. The First Lien Dollar Term Facility was issued with 0.50% of original issue discount and the Second Lien Dollar Term Facility was issued with 0.50% of original issue discount and subsequent additional amount was issued with 0.125% discount.

The Revolving Credit Facility accrues interest at a per annum rate based on either, at the Company’s election, (i) LIBOR plus the applicable margin for LIBOR loans ranging between 3.00% and 3.25% based on the Company’s total net first lien leverage ratio or (ii) the base rate plus an applicable margin ranging between 2.00% and 2.25% based on the Company’s total net first lien leverage ratio. No amounts were outstanding under the Revolving Facility as of December 31, 2019, 2020, and June 30, 2021 (unaudited). There were $1.8 million, $1.4 million, and $1.2 million of utilized letters of credit under the Revolving Facility at December 31, 2019, 2020 and June 30, 2021 (unaudited), respectively.

The Company guarantees the obligations under the Credit Agreements. All obligations under the Credit Agreements are secured by a perfected lien or security interest in substantially all of the Company’s and the guarantors’ tangible and intangible assets. The First Lien Credit Agreement also provides for a swingline sub facility of $15.0 million, which is available on a same day basis and a letter of credit facility of $30.0 million. The First Lien Credit Agreement includes an uncommitted incremental facility in an amount not to exceed the greater of $392.0 million and 100% of LTM EBITDA (less amounts incurred under this component of the incremental facility under the Second Lien Credit Agreement) plus additional amounts subject to compliance with certain leverage tests. The Second Lien Credit Agreement includes an uncommitted incremental facility in an amount not to exceed the greater of $490.0 million and 125% of LTM EBITDA (less amounts incurred under this component of the incremental facility under the First Lien Credit Agreement) plus additional amounts subject to compliance with certain leverage tests.

Accrued interest on the First Lien Term Facilities is payable (i) quarterly in arrears with respect to base rate loans, (ii) at the end of each interest rate period (or at each 3- month interval in the case of loans with interest periods greater than 3 months) with respect to LIBOR loans, (iii) the date of any repayment or prepayment, and (iv) at maturity (whether by acceleration or otherwise). Accrued interest on the Second Lien Term Facility is payable quarterly. The Company is also obligated to pay other customary closing fees, arrangement fees, administrative fees, commitment fees, and letter of credit fees. Under the First Lien Credit Agreement, an annual commitment fee is applied to the daily unutilized amount under the Revolving Facility at a per annum rate ranging from 0.375% to 0.50% depending on the Company’s total net first lien leverage ratio.

The First Lien Credit Agreement requires that, as of the last day of any fiscal quarter if on such date the aggregate principal amount of all (a) revolving loans, (b) swingline loans, and (c) letter of credit obligations (in excess of $10 million) exceed 30% of the revolving loan commitments, the total net first lien leverage ratio cannot exceed 6.25 to 1.00. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreements. Under certain circumstances,

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

a default interest rate equal to 2.00% above the then-applicable interest rate will apply during the existence of an event of default under the Credit Agreements. The Company was in compliance with all covenants under the Credit Agreements as of December 31, 2020 and June 30, 2021 (unaudited).

The Credit Agreements, among other things, limit the ability of the Company and its restricted subsidiaries to incur or guarantee additional indebtedness; pay dividends or make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase certain subordinated debt; make certain loans or investments; create liens; merge or consolidate with another company or transfer or sell assets; enter into restrictions affecting the ability of certain restricted subsidiaries to make distributions, loans or advances to the Company or its restricted subsidiaries; and engage in transactions with affiliates. These covenants are subject to a number of important limitations and exceptions, which are described in the Credit Agreements.

Future minimum principal payments

Future minimum principal payments on the First and Second Lien Credit Facilities as of December 31, 2020 are as follows (in thousands):

Years ending December 31,
2021	$23,775
2022	23,775
2023	23,775
2024	23,775
2025	498,775
Thereafter	2,240,766

Total	$2,834,641

Future minimum principal payments on the First and Second Lien Credit Facilities as of June 30, 2021 (unaudited) are as follows (in thousands):

Remaining 2021	$11,794
2022	23,588
2023	23,588
2024	23,588
2025	498,588
Thereafter	2,223,124

Total	$2,804,270

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Note 10. Disaggregation of Revenue and Costs to Obtain a Contract

The following table presents the disaggregation of revenue by revenue type, consistent with how the Company evaluates its financial performance, for the years ended December 31, 2018, 2019, 2020 and six months ended June 30, 2020 and 2021 (unaudited) (in thousands):

	Year Ended December 31,			Six Months ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Revenue:
Cloud and subscription support	$190,013	$237,917	$320,525	$146,510	$200,536
On-Premise subscription license	112,506	233,790	273,309	113,006	123,729

Subscription	302,519	471,707	593,834	259,516	324,265
Perpetual license	241,237	143,392	63,126	23,889	16,239

Software revenue	543,756	615,099	656,960	283,405	340,504
Maintenance	573,885	572,095	560,868	279,766	283,319
Professional services	110,721	119,336	105,268	56,157	51,715

Maintenance and professional services revenue	684,606	691,431	666,136	335,923	335,034

Total revenues	$1,228,362	$1,306,530	$1,323,096	$619,328	$675,538

Revenue by geographic location for the years ended December 31, 2018, 2019 and 2020, and six months ended June 30, 2020 and 2021 (unaudited) (in thousands):

	Year Ended December 31,			Six Months ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
North America	$814,810	$890,873	$886,477	$425,040	$453,073
EMEA	278,785	272,078	292,151	128,604	146,731
Asia Pacific	104,036	106,896	116,863	52,671	58,623
Latin America	30,731	36,683	27,605	13,013	17,111

Total revenues	$1,228,362	$1,306,530	$1,323,096	$619,328	$675,538

In 2018, 2019, and 2020, the Company’s revenue from customers in the United States was $780.8 million, $872.7 million and $838.4 million, respectively. Revenue from customers in all foreign countries during those periods was $447.6 million, $433.8 million and $484.7 million, respectively. No foreign country represented 10% or more of the Company’s total revenue for the three years ended December 31, 2018, 2019, and 2020, respectively.

During the six months ended June 30, 2020 and 2021 (unaudited), the Company’s revenue from customers in the United States was $400.1 million and $431.4 million, respectively. Revenue from customers in all foreign countries during those periods was $219.2 million and $244.1 million, respectively. No foreign country represented 10% or more of the Company’s total revenue during the six months ended June 30, 2020 and 2021, respectively (unaudited).

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Costs to obtain a contract

The changes in the capitalized costs to obtain a contract for the two years ended December 31, 2019 and 2020 and six months ended June 30, 2021 (unaudited) (in thousands):

Deferred Commissions
Ending balance as of December 31, 2018	$79,353
Additions	65,535
Commissions amortized	(26,968)
Revaluation	(132)

Ending balance as of December 31, 2019	117,788
Additions	55,875
Commissions amortized	(38,479)
Revaluation	1,382

Ending balance as of December 31, 2020	$136,566
Additions (unaudited)	25,040
Commissions amortized (unaudited)	(22,801)
Revaluation (unaudited)	(653)

Ending balance as of June 30, 2021 (unaudited)	$138,152

Of the $136.6 million deferred commissions balance as of December 31, 2020, the Company expects to recognize approximately 30% as commission expense over the next 12 months, and the remainder thereafter. Of the $138.2 million deferred commissions balance as of June 30, 2021 (unaudited), we expect to recognize approximately 33% as commission expense over the next 12 months (unaudited), and the remainder thereafter. Deferred commissions are included in Prepaid expenses and other current assets and Other assets in the consolidated balance sheets.

Note 11. Leases

The Company leases certain office facilities under various operating leases, which expire at various dates through 2035 and require the Company to pay operating costs, including property taxes, insurance, and maintenance. The Company’s leases have remaining lease terms of up to 14 years, some of which include options to extend the lease for up to 9 years. Additionally, some lease contracts include termination options. The Company’s lease agreements do not contain any material residual value guarantees, material variable payment provisions or material restrictive covenants.

The Company leases certain portion of its owned facilities to third parties. The Company earned lease income of $3.7 million, $5.2 million, and $7.2 million for the years ending December 31, 2018, 2019, and 2020, respectively and is included in Other income (expense), net on the consolidated statements of comprehensive income. The terms of these non-cancelable lease arrangements generally require fixed periodic payments ranging from three to four years.

Total lease expense recognized prior to the adoption of Topic 842 was $16.3 million for the year ended December 31, 2018. Total operating lease expense was $20.6 million and $22.5 million, excluding short term lease costs, variable lease costs, and sublease income each of which were immaterial for the years ended December 31, 2019 and 2020, respectively, and is recorded under operating expenses.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Total cash paid for amounts included in the measurement of operating lease liabilities was $20.6 million and $22.9 million for the years ended December 31, 2019 and 2020, respectively. Operating lease liabilities arising from obtaining operating right-of-use assets were $9.3 million and $11.9 million at December 31, 2019 and 2020, respectively.

The weighted-average remaining lease term and weighted-average discount rate for operating lease liabilities as of December 31, 2020 were 7.46 years and 4.65%, respectively.

Maturities of operating lease liabilities as of December 31, 2020 are presented in the table below (in thousands):

Year ending December 31,	Obligation
2021	$21,673
2022	16,357
2023	12,390
2024	9,843
2025	6,325
Thereafter	26,873

Total operating lease payments	$93,461
Less: imputed interest	(13,865)

Present value of operating lease liabilities	$79,596

The Company subleases certain office space in various cities in the United States and Stuttgart, Germany under operating leases. The right-of-use operating lease assets and lease liabilities include the underlying assets and liabilities related to these subleases. The terms of the sublease substantially mirror the terms of its lease and the sublease income is not material for the periods presented.

Six Months Ended June 30, 2020 and June 30, 2021 (Unaudited)

The Company earned lease income of $3.7 million and $3.2 million for the six months ended June 30, 2020 and 2021. For the six months ended June 30, 2021, the Company had entered into renewals with existing leases, increasing the lease liability by $18.7 million.

Note 12. Restructuring

In July 2020, the Company initiated a restructuring plan to reorganize its workforce and close certain offices. During the fourth quarter of 2020, the Company substantially completed the reorganization activities related to its workforce, which resulted in the elimination of approximately 300 employees, or 6% of the total workforce. In addition, the Company initially closed several offices, primarily in Asian countries where it has shifted from a direct sales model to a reseller/distributor model, during the third quarter of 2020. The Company also closed additional offices in the fourth quarter of 2020. In connection with this restructuring plan, the Company recorded approximately $16.4 million in aggregate charges of which $14.3 million relate to severance, $1.7 million relate to closing facilities, and $0.4 million relate to transition and other related costs. While some of these activities are ongoing and expected to be completed during 2021, the majority of these actions were completed by December 31, 2020.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The following table sets forth a summary of restructuring activities since January 1, 2020 through June 30, 2021 (in thousands):

	Severance(i)	Facilities closures(ii)	Transition and related costs(ii)	Total
Balance as of January 1, 2020	$—	$—	$—	$—
Total charges	14,339	1,730	407	16,476
Cash payments	(12,163)	(508)	(335)	(13,006)

Balance as of December 31, 2020	$2,176	$1,222	$72	$3,470

Total charges (unaudited)	(322)	94	228	—
Cash payments (unaudited)	(1,569)	(727)	(282)	(2,578)

Balance as of June 30, 2021 (unaudited)	$285	$589	$18	$892

(i)	The balance at December 31, 2020 and June 30, 2021 (unaudited) is recorded in accrued compensation and related expense in the consolidated balance sheets.
(ii)	The balance at December 31, 2020 and June 30, 2021 (unaudited) is recorded in accrued liabilities in the consolidated balance sheets.

Note 13. Derivative Financial Instruments

The Company’s earnings and cash flows are subject to market risks as a result of foreign currency exchange rate and interest rate fluctuations. The Company uses derivative financial instruments to manage its exposure to foreign currency exchange rate and interest rate fluctuations which is inherent to its ongoing business operations. The Company and its subsidiaries do not enter into derivative contracts for speculative purposes.

Foreign Exchange Forward Contracts

The Company recognizes in earnings amounts related to its designated cash flow hedges accumulated in other comprehensive income during the same period in which the corresponding underlying hedged transaction affects earnings. A net unrealized gain of approximately $1.6 million accumulated in other comprehensive income as of December 31, 2020 is expected to be reclassified into earnings within the next twelve months. As of June 30, 2021, a net unrealized gain of approximately $0.2 million accumulated in other comprehensive income (loss) is expected to be reclassified into earnings within the next twelve months (unaudited).

The Company has forecasted the amount of its anticipated foreign currency expenses based on its historical performance and projected financial plan. As of December 31, 2020 and June 30, 2021 (unaudited), the remaining open foreign exchange contracts, carried at fair value, are hedging Indian rupee expenses and have a maturity of twelve months or less. These foreign exchange contracts mature monthly as the foreign currency denominated expenses are paid and any gain or loss is offset against operating expense. Once the hedged item is recognized, the cash flow hedge is de-designated and subsequent changes in value are recognized in other income (expense), net, to offset changes in the value of the resulting non-functional currency monetary assets or liabilities.

The notional amounts of these foreign exchange forward contracts in U.S. dollar equivalents were to buy $57.3 million, $57.9 million, and $81.3 million of Indian rupees as of December 31, 2019, 2020, and June 30, 2021 (unaudited) respectively.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Interest Rate Swaps

The Company has entered into various interest rate swap agreements to offset the variability of cash flows associated with the floating rate interest payments related to the Term Loan Facilities. See Note 9. Borrowings of the Notes to Consolidated Financial Statements of this Report for further discussion of the credit facilities. These swaps are designated as cash flow hedges of floating rate interest payments. As of December 31, 2020, the Company has three interest rate swaps outstanding with a total current notional amount of $1.32 billion, with fixed rates ranging from 0.695% to 2.439%. As of June 30, 2021, the Company has three interest rate swaps outstanding with a total current notional amount of $1.32 billion, with fixed rates ranging from 0.695% to 2.439% (unaudited). The interest rate swaps will mature by December 2022. One of the three interest rate swaps was de-designated in November 2020. A net unrealized loss of approximately $16.3 million currently accumulated in other comprehensive income (loss) for the interest rate swaps as of December 31, 2020 is expected to be reclassified into earnings within the next twelve months. A net unrealized loss of approximately $11.2 million currently accumulated in other comprehensive income (loss) for the interest rate swaps as of June 30, 2021 (unaudited) is expected to be reclassified into earnings within the next twelve months.

In March 2020, the Company restructured existing swap agreements by extending the hedging period to take advantage of lower interest rates and produce an immediate reduction in cash outflows. The restructured swaps are considered a hybrid instrument under ASC 815 due to the negative market value at designation: a borrowing and an embedded interest rate swap with a fair value of zero that has been designated as a cash flow hedge of interest expense on the Company’s outstanding LIBOR borrowings. The borrowing associated with the hybrid instruments had a balance of $12.7 million and $9.6 million as of December 31, 2020 and June 30, 2021 (unaudited), and is recorded in Other Liabilities. The borrowing is being amortized to interest expense over its remaining term and the fair value of the embedded interest rate swap is recorded in other comprehensive income until recognized as interest expense at each settlement date.

Balance Sheet Hedges

The notional amounts of foreign currency purchase contracts open in U.S. dollar equivalents were to buy $5.3 million, $7.9 million, and $9.4 million of Indian rupees at December 31, 2019, 2020 and June 30, 2021 (unaudited), respectively. There were no open foreign currency contracts to sell at December 31, 2019, 2020, and June 30, 2021 (unaudited), respectively.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The following table reflects the fair value amounts for designated and non-designated hedging instruments at December 31, 2019 and 2020 and June 30, 2021 (unaudited) (in thousands):

	December 31, 2019		December 31, 2020		June 30, 2021
	Fair Value Derivative Assets(i)	Fair Value Derivative Liabilities(ii)	Fair Value Derivative Assets(i)	Fair Value Derivative Liabilities(ii)	Fair Value Derivative Assets(i)	Fair Value Derivative Liabilities(ii)
					(unaudited)
Designated hedging instruments
Foreign currency forward contracts	$503	$196	$2,177	$—	$553	$252
Interest Rate Swaps	844	17,872	—	17,566	—	10,689
Non-designated hedging instruments
Foreign currency forward contracts	458	—	153	—	235	5
Interest Rate Swaps	—	—	1,757	7,170	—	6,093

Total fair value of hedging instruments	$1,805	$18,068	$4,087	$24,736	$788	$17,039

(i)	Included in prepaid expenses and other current assets on the consolidated balance sheets.
(ii)	Included in accrued liabilities and other liabilities on the consolidated balance sheets.

The Company presents its derivative assets and derivative liabilities at gross fair values in the consolidated balance sheets. However, under the master netting agreements with the respective counterparties of the foreign exchange contracts, subject to applicable requirements, the Company is allowed to net settle transactions of the same currency with a single net amount payable by one party to the other. The derivatives held by the Company are not subject to any credit contingent features negotiated with its counterparties. The Company is not required to pledge nor is entitled to receive cash collateral related to the above contracts. As of December 31, 2019, 2020 and June 30, 2021 (unaudited), there were no derivative assets or liabilities that were net settled under the master netting agreements.

The before-tax effects of derivative instruments designated as cash flow hedges on the accumulated other comprehensive income and consolidated statements of operations for the periods indicated below are as follows (in thousands):

	Year Ended December 31,			Six Months ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Amount of (loss) recognized in other comprehensive loss(i)	$(8,365)	$(14,201)	$(31,184)	$(33,158)	$175
Amount of gain (loss) related to foreign exchange forward contracts reclassified from accumulated other comprehensive income (loss) into income(ii)	$(459)	$1,267	$(687)	$(514)	$2,173
Amount of (loss) related to interest rate swaps reclassified from accumulated other comprehensive loss into income as interest expense	$—	$(4,836)	$(20,564)	$(8,053)	$(11,068)

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

(i)

The before-tax (loss) gain of $(1,515), $1,207, $1,183, $(2,020), and $297 related to foreign exchange forward contracts were recognized in other comprehensive income (loss) during the years ended December 31, 2018, 2019 and 2020, and six months ended June 30, 2020 and June 30, 2021 (unaudited) respectively. The before-tax (loss) of $(6,850), $(15,408), $(32,367), $(31,138), and $(122) related to interest rate swaps were recognized in other comprehensive income (loss) during the years ended December 31, 2018, 2019 and 2020, and six months ended June 30, 2020 and June 30, 2021 (unaudited) respectively.

(ii)

For the year ended December 31, 2018, the before-tax losses of $(113) and $(346) were included in cost of service revenues and operating expenses, primarily research, and development expense, respectively, on the consolidated statements of operations. For the year ended December 31, 2019, the before-tax gains of $280 and $987 were included in cost of service revenues and operating expenses, primarily research, and development expense, respectively, on the consolidated statements of operations. For the year ended December 31, 2020, the before-tax losses of $(147) and $(540) were included in cost of service revenues and operating expenses, primarily research, and development expense, respectively, on the consolidated statements of operations. For the six months ended June 30, 2020, the before-tax loss of $(112) and $(402) were included in cost of service revenues and operating expenses, primarily research and development expense, respectively, on the condensed consolidated statements of operations (unaudited). For the six months ended June 30, 2021, the before-tax gain of $413 and $1,760 were included in cost of service revenues and operating expenses, primarily research and development expense, respectively, on the condensed consolidated statements of operations (unaudited).

No amounts were excluded from the assessment of hedge effectiveness during the years ended December 31, 2018, 2019 and 2020, and six months ended June 30, 2021 (unaudited).

The before-tax gain (loss) recognized in other income (expense), net for non-designated foreign currency forward contracts and interest rate swaps for the periods indicated below are as follows (in thousands):

	Year Ended December 31,			Six Months ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Gain (loss) recognized in other income (expense), net	$2,257	$1,473	$(206)	$(393)	$(183)
Gain (loss) recognized in interest income (expense)	$6,230	$—	$—	$—	$—

See Note 5. Fair Value Measurements, Note 16. Accumulated Other Comprehensive Income, and Note 20. Commitments and Contingencies of the Notes to Consolidated Financial Statements of this Report for a further discussion.

Note 14. Stockholders Equity and Deferred Compensation

As of December 31, 2020 and June 30, 2021 (unaudited), the Company had an aggregate of 22.0 billion ordinary shares and eight classes of Class A shares outstanding, with an equal number of ordinary shares and each of Class A1 through A8 shares held by each shareholder, collectively referred to as a “Shareholder Interest.” Each Shareholder Interest has the same voting rights and participates in the net losses of the Company proportionally to total Shareholder Interests. Accordingly, the Company considers these Shareholder Interests to be one single economic class of capital stock in computing net loss per share.

Share Repurchases

In July 2019, the Company repurchased 2.4 billion shares for a total of $316.5 million, which was paid in cash to stockholders. These shares were subsequently canceled in 2019.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

During the years ended December 31, 2019 and 2020, the Company repurchased additional 5.1 million and 19.7 million shares for $0.8 million and $3.3 million, respectively. There were no repurchases prior to the fiscal year 2019. All repurchases were completed under the terms of an equity incentive plan (the “2015 Plan”).

During the six months ended June 30, 2021, the Company repurchased additional 23.6 million shares for $5.4 million (unaudited).

Equity Incentive Plan

In September 2015, the Company adopted the 2015 Plan for its employees in order to provide an incentive to these employees and to align their goals and interests with the goals and interests of the Company. The 2015 Plan was amended and restated effective October 12, 2018. On March 13, 2020, the Company approved a second amendment and restatement of the 2015 Plan which increased the aggregate Shareholder Interests authorized for grant as awards under the 2015 Plan to 340,655,099 and extended the plan termination date for 10 years, or until March 13, 2030. The 2015 Plan is administered by the Compensation Committee of the Board of Directors of Informatica Holdco Inc., a subsidiary of the Company (the “Compensation Committee”).

The Compensation Committee grants equity awards under the 2015 Plan in the form of options to acquire Shareholder Interests. A Shareholder Interest represents an interest in the Company consisting of one ordinary share and one share of a class of Class A shares then outstanding. The options are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code. The term of the options granted under this plan is ten years with a vesting requirement of continued employment through the applicable vesting date, and in certain cases attainment of performance criteria, such as a compounded annual revenue growth rate (“CAGR”), both the service and performance conditions of which have been attained as of December 31, 2020. The total expense recognized on the vesting of CAGR options was 12.8 million. In addition, certain other service and performance-based options have been issued under the plan for which vesting is subject to a Multiple on Invested Capital (“MOIC”) performance criteria and market liquidity criteria by the Company achieving a certain per share price in any one or more exit events, including a change in control or initial public offering.

During the second and fourth quarters of 2020 and first quarter of 2021, the Company’s Compensation Committee of the Board of Directors approved the modification of terms for certain MOIC options held by employees. As a result of the modifications, those options were subjected to the market liquidity criteria in addition to the existing MOIC performance condition. As a result of the modification, the Company revalued those options and will recognize compensation expense when the performance conditions are met. The total unrecognized stock-based compensation expense as of June 30, 2021 related to unvested options with performance vesting conditions is $42.7 million (unaudited). At the achievement of one or more exit events, including a change in control or initial public offering, the Company will recognize compensation expense in proportion to the requisite service period already completed. The remaining expense will be recognized over the remaining estimated derived service period unless the market liquidity vesting criteria are achieved earlier.

The Company accounts for stock-based compensation in accordance with the provisions of ASC 718, Stock Compensation. All outstanding awards under the 2015 Plan are accounted for as equity

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

awards. Depending on the vesting criteria of each award, including service, performance and market conditions, the Company uses the Black-Scholes Merton and Monte Carlo model to value awards granted under the plan. Both models require the input of certain assumptions on the grant date, including fair value of the underlying stock and exercise price, expected term, volatility, risk-free interest rate, and dividend yield. The fair value of the underlying share and the exercise price were based on the estimated per share fair value from the Company’s recurring valuation process. The Company has discounted the fair value of the underlying share for lack of marketability of the shares before applying each model. The expected term was estimated based on an analysis of the facts and circumstances underlying the option agreement. The expected volatility data was calculated using publicly-traded peer companies’ historical volatility. The risk-free interest rate assumption was based on the implied yield on the U.S. Treasury zero-coupon issued with maturities that were consistent with the option’s expected term. The expected dividend yield was zero based on Company’s continued assumption that there will not be any dividend payouts.

Summary of Assumptions

The fair values of the option awards granted during the years ended December 31, 2019, 2020 and six months ended June 30, 2021 (unaudited) were estimated using the following assumptions:

	December 31,		Six Months ended June 30,
	2019	2020	2021
			(unaudited)
Option Awards:
Expected term (in years)	2.7	2.9	3.0
Expected volatility	31.0%	36.4%	40.3%
Risk-free interest rate	2.0%	0.3%	0.3%
Expected dividend rate	—%	—%	—%

The Company grants stock options with service conditions, as well as performance conditions. Stock-based compensation is recognized for stock options that contain both service and performance conditions based on the probability of achieving certain performance criteria, as defined in the option agreements. Compensation expense for a performance-based award with a performance/market condition is accrued based on the probable outcome of the performance criteria set in the 2015 Plan. Stock-based compensation expense is accrued only for awards where it is probable that the performance conditions will be met, and the Company recognizes expense using the graded vesting attribution method.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Option Awards Activity

During the year ended December 31, 2020, the Company granted 121.7 million awards with the weighted average grant date fair value of $0.27 per share. The following table summarizes the option award activity for the years ended December 31, 2019, 2020, and six months ended June 30, 2021 (unaudited) (in thousands, except share price and term):

	Number of Options			Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
	Total	Service based	Performance- based
Outstanding at December 31, 2018	229,148	142,732	86,416	$1.00		8.02	$81,126

Granted	18,521	12,188	6,333	$1.41	$0.32
Exercised	(8,042)	(8,042)	—	$1.00
Forfeited or expired	(40,377)	(31,906)	(8,471)	$1.01

Outstanding at December 31, 2019	199,250	114,972	84,278	$1.04		7.34	$96,377

Granted	121,721	104,172	17,549	$1.98	$0.27
Exercised	(14,708)	(13,424)	(1,284)	$1.06
Forfeited or expired	(69,165)	(41,093)	(28,072)	$1.15

Outstanding at December 31, 2020	237,098	164,627	72,471	$1.48		7.84	$83,364

Granted (unaudited)	34,567	30,850	3,717	$2.02	$0.54
Exercised (unaudited)	(7,302)	(5,956)	(1,346)	$1.05
Forfeited or expired (unaudited)	(14,512)	(8,661)	(5,851)	$1.51

Outstanding at June 30, 2021 (unaudited)	249,851	180,860	68,991	$1.57		7.71	$182,198

The weighted-average fair value of each Shareholder Interest used in the determination of the Company’s options as of and for the respective period ended December 31, 2018, 2019 and 2020 was $1.09, $1.41 and $1.51, respectively. The weighted-average fair value of each Shareholder Interest used in the determination of the Company’s options as of and for the six months ended June 30, 2021, was $2.13. The fair value of options vested during the years ended December 31, 2019 and 2020 was $6.3 million and $4.9 million, respectively. As of December 31, 2020, the number of options vested and exercisable was 62.2 million with a weighted average exercise price of $1.01 and aggregate intrinsic value of $42.6 million. The weighted average remaining contractual terms for options vested and exercisable as of December 31, 2019 and 2020 were 6.61 years and 5.70 years, respectively. Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of the Company’s common stock. As of December 31, 2019, there were a total of approximately 139 million unvested options with a weighted-average grant date fair value of $0.41 per share. As of December 31, 2020, there were a total of approximately 175 million unvested options with a weighted-average grant date fair value of $0.33 per share.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Stock Compensation

The stock-based compensation (excluding deferred compensation) for the periods indicated below are as follows (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Cost of revenues	$649	$1,724	$916	$403	$480
Research and development	1,689	4,367	2,531	894	1,804
Sales and marketing	1,542	3,341	3,035	1,293	1,870
General and administrative	3,057	5,977	5,562	4,058	1,731

Total stock-based compensation	$6,937	$15,409	$12,044	$6,648	$5,885

As of June 30, 2021, total unrecognized stock-based compensation expense related to unvested service-based options was $35.3 million (unaudited) and is expected to be recognized over the remaining weighted-average vesting period of 2.38 years (unaudited). As of December 31, 2020, total unrecognized stock-based compensation expense related to unvested service-based options was $23.4 million and is expected to be recognized over the remaining weighted-average vesting period of 2.42 years. During 2018, 2019 and 2020, the Company recorded tax benefits related to stock-based compensation costs of $0.1 million, $0.3 million, and $1.0 million, respectively. For the six months ended June 30, 2020 and 2021, the Company recorded tax benefits related to stock-based compensation costs of $(1.52) million and $(1.14) million (unaudited).

In November 2019, the Company’s Compensation Committee of the Board of Directors approved the use of up to $60.9 million of cash to fund an employee incentive and retention program; the first payout was during the fourth quarter of 2019, in the form of a tender offer, and the second payout was in the first quarter of 2020, in the form of negotiated repurchases. The tender offer allowed certain employees with service-based options vested as of September 30, 2019, to tender a portion of their eligible vested options to the Company in exchange for cash. The tender offer closed on December 4, 2019, resulting in 19.6 million vested options exchanged for net cash payments of $29.2 million. The negotiated repurchases allowed certain employees with service-based options which were vested as of September 30, 2019, to sell a portion of their eligible vested options to the Company in exchange for cash. The negotiated repurchases closed on January 6, 2020, resulting in 15.3 million vested options exchanged for net cash payments of $23.1 million. In accordance with ASC 718, the Company recorded the difference between the estimated fair market value and the exercise price of awards as a reduction in additional paid-in capital, and the difference between the offer price and the current estimated fair market value of awards as additional compensation expense. As a result of the negotiated repurchases, the Company recognized a $9.9 million and $7.5 million reduction in additional paid-in capital for settlement of certain vested stock options during the years ended December 31, 2019 and 2020, respectively, and recognized an incremental $19.3 million and $15.5 million of compensation expense during the years ended December 31, 2019 and 2020, respectively.

During the year ended December 31, 2019, the Company entered into an agreement to settle certain vested options held by a former executive by making a cash payment of $0.7 million. A total of $10.6 million, which included the $0.7 million cash payment along with the previously referenced $9.9 million for the tender offer in 2019, was recorded as a reduction in additional paid-in capital. During the year ended December 31, 2020, the Company recorded $2.4 million as a reduction in paid-in capital for the withholding taxes on the net settlement of vested stock options.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Deferred Compensation

In July 2019, the Company’s Compensation Committee of the Board of Directors approved payment of a distribution equivalent rights bonus (“DERB”) which entitled holders of vested and unvested service-based stock options issued under the 2015 Plan, which were outstanding on June 17, 2019, to the distribution value of $0.13 per option. For eligible options that vest based on performance criteria, the exercise price was reduced by $0.13 per share.

The rights to DERB payments for time-based options are subject to the same time-based vesting and other terms and conditions as the corresponding unvested time-based stock options. The DERB does not qualify to be accounted for as stock compensation per ASC 718 because the amount earned by employees is not based, in whole or in part, on the value of the Company’s equity instruments and the DERB is required to be settled in cash. Consequently, the Company accounts for the DERB as deferred compensation over the vesting period. The Company recognized total related compensation expense of $14.2 million and $2.4 million for the years ended December 31, 2019 and 2020, respectively, and estimates it will recognize future compensation expense of up to $1.1 million over the remaining vesting period of the eligible stock options. Total DERB payments made during 2019 and 2020 were $10.7 million and $3.6 million, respectively. Total DERB liability outstanding as of December 31, 2019 and 2020 were $3.5 million and $2.1 million, respectively. The Company recognized $1.8 million compensation expense and made $2.0 million of payments related to DERB for the six months ended June 30, 2020 (unaudited). The Company had a DERB liability outstanding of $3.1 million as of June 30, 2020 (unaudited). As of June 30, 2021, the total DERB payment and outstanding liability and the six months ended compensation expense was immaterial (unaudited).

Note 15. Employee 401(K) Plan

The Company’s employee savings and retirement plan (the “Plan”) is qualified under Section 401 of the Internal Revenue Code. The Plan is available to all regular employees on the Company’s U.S. payroll and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 50% of their salary, up to the statutory prescribed annual limit. The Company matches 50% of the contribution made by an employee, up to a maximum of $6,000 per calendar year. For employees hired prior to January 1, 2017, contributions made by the Company vest 100% upon contribution. For employees hired after January 1, 2017, contributions made by the Company vest on a graded vesting schedule over four years. The Company contributed $7.6 million, $9.9 million, and $10.0 million for the years ended December 31, 2018, 2019 and 2020 and $8.0 million and $7.7 million for the six months ended June 30, 2020 and 2021 (unaudited), respectively. In addition, the Plan provides for discretionary contributions at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Note 16. Accumulated Other Comprehensive Income

The following table summarizes the changes in accumulated balances for each component of other comprehensive income for the year December 31, 2018, net of taxes (in thousands):

		Net Unrealized Gain/Loss on Derivatives
	Cumulative Translation Adjustments	Foreign Currency	Interest Rate Swaps	Total Cash Flow Hedges	Total
Beginning balance as of December 31, 2017	$102,242	$890	$—	$890	$103,132

Other comprehensive income (loss):
Other comprehensive income (loss) before reclassifications, net of tax benefit (expense) of $(37), $566, and $1,677	(67,525)	(949)	(5,173)	$(6,122)	(73,647)
Net (gain) loss reclassified from accumulated other comprehensive income (loss), net of tax benefit (expense) of $—, $123, and $—	—	336	—	$336 (i)	336

Total other comprehensive income (loss), net of tax effect(ii)	(67,525)	(613)	(5,173)	$(5,786)	(73,311)

Ending balance as of December 31, 2018	$34,717	$277	$(5,173)	$(4,896)	29,821

(i)

The before-tax losses of $(113) and $(346) were included in cost of service revenues and operating expenses, primarily research and development expense, respectively, on the consolidated statements of operations.

(ii)	The tax expense related to the net gain reclassified from accumulated other comprehensive income was included in income tax provision on the consolidated statements of operations.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The following table summarizes the changes in accumulated balances for each component of other comprehensive income (loss) for the year ended December 31, 2019, net of taxes (in thousands):

		Net Unrealized Gain/Loss on Derivatives
	Cumulative Translation Adjustments	Foreign Currency		Interest Rate Swaps	Total Cash Flow Hedges	Total
Beginning balance as of December 31, 2018	$34,717	$277		$(5,173)	$(4,896)	$29,821

Other comprehensive income (loss):
Other comprehensive income (loss) before reclassifications, net of tax benefit (expense) of $(116), $(296) and $3,785	(16,493)	911		(11,623)	(10,712)	(27,205)
Net (gain) loss reclassified from accumulated other comprehensive income (loss), net of tax benefit (expense) of $—, $(311) and $1,187	—	(956	)(i)	3,649 (ii)	2,693	2,693

Total other comprehensive income (loss), net of tax effect(iii)	(16,493)	(45)		(7,974)	(8,019)	(24,512)

Ending balance as of December 31, 2019	$18,224	$232		$(13,147)	$(12,915)	$5,309

(i)

The before-tax gain of $280 and $987 were included in cost of service revenues and operating expenses, primarily research and development expense, respectively, on the consolidated statements of operations.

(ii)	The before-tax loss of $4,836 was included in interest expense on the consolidated statements of operations.
(iii)	The tax benefit (expense) related to the net gain (loss) reclassified from accumulated other comprehensive income was included in income tax provision on the consolidated statements of operations.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The following table summarizes the changes in accumulated balances for each component of other comprehensive income (loss) for the year ended December 31, 2020, net of taxes (in thousands):

		Net Unrealized Gain/Loss on Derivatives
	Cumulative Translation Adjustments	Foreign Currency		Interest Rate Swaps	Total Cash Flow Hedges	Total
Beginning balance as of December 31, 2019	$18,224	$232		$(13,147)	$(12,915)	$5,309

Other comprehensive income (loss):
Other comprehensive income (loss) before reclassifications, net of tax benefit (expense) of $(415), $(290) and $7,933	45,487	893		(24,434)	(23,541)	21,946
Net loss reclassified from accumulated other comprehensive income (loss), net of tax benefit of $—, $169 and $5,042	—	518	(i)	15,522 (ii)	16,040	16,040

Total other comprehensive income (loss), net of tax effect (iii)	45,487	1,411		(8,912)	(7,501)	37,986

Ending balance as of December 31, 2020	$63,711	$1,643		$(22,059)	$(20,416)	$43,295

(i)

The before-tax losses of $(147) and $(540) were included in cost of service revenues and operating expenses, primarily research and development expense, respectively, on the consolidated statements of operations.

(ii)	The before-tax loss of $20,564 was included in interest expense on the consolidated statements of operations.
(iii)	The tax benefit (expense) related to the net gain (loss) reclassified from accumulated other comprehensive income was included in income tax provision on the consolidated statements of operations.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The following table summarizes the changes in accumulated balances for each component of other comprehensive income (loss) for the six months ended June 30, 2020, net of taxes (unaudited) (in thousands):

		Net Unrealized Gain/Loss on Derivatives
		(unaudited)
	Cumulative Translation Adjustments	Foreign Currency	Interest Rate Swaps	Total Cash Flow Hedges	Total
Beginning balance as of December 31, 2019	$18,224	$232	$(13,147)	$(12,915)	$5,309

Other comprehensive income (loss):
Other comprehensive income (loss) before reclassifications, net of tax benefit (expense) of $67, $494 and $7,598	(12,160)	(1,526)	(23,540)	(25,066)	(37,226)
Net loss reclassified from accumulated other comprehensive income (loss), net of tax benefit of $—, $126 and $1,969	—	388 (i)	6,084 (ii)	6,472	6,472

Total other comprehensive income (loss), net of tax effect(iii)	(12,160)	(1,138)	(17,456)	(18,594)	(30,754)

Ending balance as of June 30, 2020	$6,064	$(906)	$(30,603)	$(31,509)	$(25,445)

(i)

The before-tax loss of $112 and $402 were included in cost of service revenues and operating expenses, primarily research and development expense, respectively, on the condensed consolidated statements of operations.

(ii)	The before-tax loss of $8,053 was included in interest expense on the condensed consolidated statements of operations.
(iii)	The tax benefit related to the net loss reclassified from accumulated other comprehensive income (loss) was included in income tax provision on the condensed consolidated statements of operations.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The following table summarizes the changes in accumulated balances for each component of other comprehensive income (loss) for the six months ended June 30, 2021, net of taxes (unaudited) (in thousands):

		Net Unrealized Gain/Loss on Derivatives
		(unaudited)
	Cumulative Translation Adjustments	Foreign Currency		Interest Rate Swaps	Total Cash Flow Hedges	Total
Beginning balance as of December 31, 2020	$63,711	$1,643		$(22,059)	$(20,416)	$43,295

Other comprehensive income (loss):
Other comprehensive income (loss) before reclassifications, net of tax (expense) benefit of $(258), $(73) and $30	(16,947)	224		(92)	132	(16,815)
Net (gain) loss reclassified from accumulated other comprehensive income (loss), net of tax (expense) benefit of $—, $(533) and $2,714	—	(1,640	)(i)	8,354 (ii)	6,714	6,714

Total other comprehensive income (loss), net of tax effect(iii)	(16,947)	(1,416)		8,262	6,846	(10,101)

Ending balance as of June 30, 2021	$46,764	$227		$(13,797)	$(13,570)	$33,194

(i)

The before-tax gain of $413 and $1,760 were included in cost of service revenues and operating expenses, primarily research and development expense, respectively, on the condensed consolidated statements of operations.

(ii)	The before-tax loss of $11,068 was included in interest expense on the condensed consolidated statements of operations.
(iii)	The tax benefit related to the net loss reclassified from accumulated other comprehensive income (loss) was included in income tax provision on the condensed consolidated statements of operations.

See Note 5. Fair Value Measurements, Note 13. Derivative Financial Instruments and Note 20. Commitments and Contingencies of the Notes to Consolidated Financial Statements of this Report for a further discussion.

Note 17. Income Taxes

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual effective tax rate changes, it will record a cumulative adjustment in such period. The Company’s interim tax provision, and estimate of its annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, and tax law developments in the jurisdiction where the Company conducts business. During the six months ended June 30, 2021, there were no material changes to the Company’s unrecognized tax benefits, and the Company does not expect to have any significant changes to unrecognized tax benefits through the end of 2021. The Company files U.S. federal, U.S. state, and foreign income tax returns. As of June 30, 2021, tax years 2008-2021 remain subject to examination in the major tax jurisdictions where the Company operates.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

For the Twelve Months Ended December 31, 2018, 2019 and 2020

The provision (benefit) for income taxes consists of the following for the periods indicated (in thousands):

	Year Ended December 31,
	2018	2019	2020
Current tax provision (benefit):
U.S. federal	$4,972	$25,320	$25,118
U.S. state	2,996	5,494	7,955
Non-U.S.	14,783	16,803	17,033

Total current tax provision	22,751	47,617	50,106

Deferred tax provision (benefit):
U.S. federal	(51,594)	(57,931)	(46,101)
U.S. state	(11,453)	(11,661)	(14,842)
Non-U.S.	(3,960)	(1,021)	(11,484)

Total deferred tax provision (benefit)	(67,007)	(70,613)	(72,427)

Total provision (benefit) for income taxes	$(44,256)	$(22,996)	$(22,321)

The components of income (loss) before income taxes attributable to the U.S. and non-U.S. operations are as follows (in thousands):

	Year Ended December 31,
	2018	2019	2020
U.S.	$(224,130)	$(188,568)	$(199,087)
Non-U.S.	12,191	(17,653)	8,879

Loss before income taxes	$(211,939)	$(206,221)	$(190,208)

The Company is a tax resident of Luxembourg, therefore, the statutory rate used for purposes of the following reconciliation between the provision (benefit) for income taxes at the statutory rate and the Company’s provision (benefit) for income taxes for the years ended December 31, 2018, 2019 and 2020 was 26%, 25% and 25%, respectively (in thousands):

	Year Ended December 31,
	2018	2019	2020
Income tax benefit computed at statutory tax rate	(55,055)	$(51,153)	$(47,194)
State taxes, net of federal benefit	(4,941)	(6,302)	(5,441)
Foreign earnings taxed at different rates	21,406	12,433	9,858
Non-taxable dividends	(5,965)	—	307
Stock-based compensation	69	302	1,023
Return to provision true-up	(2,274)	5,390	9,365
Research and development tax credits	(3,402)	(4,852)	(3,765)
Foreign inclusions (exclusions)	(1,621)	8,676	10,141
Valuation allowance	4,150	7,751	1,938
Other	3,377	4,759	1,447

Total income tax benefit	$(44,256)	$(22,996)	$(22,321)

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

Significant components of the Company’s deferred tax assets and liabilities are as follow (in thousands):

	Year Ended December 31,
	2019	2020
Deferred tax assets:
Net operating loss carry forwards	$45,797	$22,009
Tax credit carry forwards	28,120	30,708
Reserves and accrued costs not currently deductible	10,903	17,668
Deferred revenue	20,928	50,945
Unrealized gains or losses	(6,097)	22,508
Disallowed interest expense	102,780	71,806
Stock-based compensation	3,642	2,039
Lease liability	17,856	16,416
Other	636	590

Gross deferred tax assets	224,565	234,689

Valuation allowance	(96,411)	(83,851)

Net deferred tax assets	128,154	150,838

Deferred tax liabilities:
Deferred distribution tax	(4,695)	(6,760)
Depreciable assets	(1,328)	(532)
Intangible assets	(267,313)	(213,855)
Deferred commissions	(21,986)	(24,607)
Right of use assets	(16,212)	(14,667)

Total deferred tax liabilities	(311,534)	(260,421)

Net deferred tax liabilities	(183,380)	(109,583)

The U.S. Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017 and introduced significant changes to U.S. income tax law. Effective in 2018, the Tax Act reduced the U.S. federal statutory tax rate from 35% to 21% and created new taxes on certain non-U.S. earnings and certain related-party payments, which are referred to as the Global Intangible Low-Taxed Income tax and the Base Erosion Anti-abuse Tax, respectively. On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The Coronavirus Aid, Relief, and Economic Security Act (“CARES ACT”) was enacted in the U.S. on March 27, 2020, and contains several income tax provisions, including, but not limited to, changes to the rules governing interest deductions and technical corrections to certain provisions in the Tax Act.

In accordance with paragraphs 235-10-50-1 through 50-3. (FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income), the Company’s accounting policy is to treat tax on Global Intangible Low-Taxed Income as a current period cost included in tax expense in the year incurred.

The Company’s effective tax rates were 21%, 11% and 12% for the years ended December 31, 2018, 2019 and 2020, respectively. The effective tax rates (tax benefits) recorded for the years ended

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

December 31, 2018, 2019 and 2020 were lower than the Luxembourg statutory rate of 26%, 25% and 25%, primarily due to foreign earnings taxed at lower tax rates, the U.S. Tax Cuts and Jobs Acts, which reduced the U.S. federal statutory tax rate from 35% to 21%, and the Coronavirus Aid, Relief, and Economic Security Act, which contains several income tax provisions, including but not limited to, changes to the rules governing interest deductions and technical corrections to certain provisions in the Tax Act.

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. In assessing the need for any additional valuation allowance for the year ended December 31, 2020, the Company considered all available evidence both positive and negative, legislative developments, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies.

As a result of this analysis for the year ended December 31, 2020, management believes it is more likely than not that the Company’s deferred tax assets, after recorded valuation allowances for net California deferred tax assets and operating loss carryforwards in certain non-U.S. jurisdictions, will be realized. The net change during the year in the total valuation allowance is $12.6 million.

As of December 31, 2020, the Company had U.S. federal and state net operating loss carry forwards of approximately $26.9 million and $34.4 million, respectively. The Company also has U.S. federal foreign tax credit carry forwards of approximately $0.7 million, which will start to expire in 2028, if not utilized. In addition, the Company has U.S. state research and development tax credit carry forwards of approximately $52.9 million that do not expire. The utilization of the Company’s U.S. net operating losses is subject to various limitations under Section 382. The Company does not anticipate any expiration of the U.S. net operating loss carry forwards prior to their utilization.

As of December 31, 2020, the Company’s non-U.S. subsidiaries had combined net operating loss carry forwards of $115.0 million that can be carried forward indefinitely. The Company believes that it is more likely than not that the benefit from some of these net operating loss carry forwards will not be realized and has provided a full valuation allowance relating to these net operating loss carry forwards.

The Company provides for taxes on the undistributed earnings of non-U.S. subsidiaries which would be subject to withholding taxes if distributed. Deferred distribution taxes were $4.7 million and $6.8 million for the years ended December 31, 2019 and 2020, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	December 31,
	2018	2019	2020
Beginning balance	$50,964	$52,260	$62,730
Additions for tax positions of prior years	307	7,808	1,765
Reductions for tax positions of prior years	(2,107)	(2,741)	(825)
Additions based on tax positions related to the current year	4,195	5,403	4,332
Reductions due to lapse of statute of limitations	(1,099)	—	(442)
Reductions due to settlements	—	—	(1,717)

Ending balance	$52,260	$62,730	$65,843

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The unrecognized tax benefits related to ASC 740, if recognized, would impact the income tax provision by $31.4 million, $35.5 million and $37.1 million as of December 31, 2018, 2019 and 2020, respectively. The Company has elected to include interest and penalties as a component of income tax expenses. Accrued interest and penalties as of December 31, 2018, 2019 and 2020 were approximately $2.3 million, $3.3 million and $6.2 million, respectively. As of December 31, 2020, the gross unrecognized tax benefit was approximately $65.8 million. The Company is unable to estimate the range of possible adjustments to the balance of unrecognized tax benefits within the next 12 months.

The Company files U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. The Company is under examination by the Internal Revenue Services (IRS) for 2014 through 2016 tax years. In addition, the Company has been informed by certain state and foreign taxing authorities that it was selected for examination. U.S. federal, state and foreign jurisdictions have three to six open tax years at any point in time. The field work for certain state and foreign audits have commenced and are at various stages of completion as of December 31, 2020.

Although the outcome of any tax examination is uncertain, the Company believes that it has adequately provided in its financial statements for any additional taxes that it may be required to pay as a result of these examinations. The Company regularly assesses the likelihood of outcomes resulting from these examinations to determine the adequacy of its provision for income taxes and believes its current unrecognized tax benefit to be reasonable. If tax payments ultimately prove to be unnecessary, the recognition of previously unrecognized tax benefit would result in tax benefits in the period that the Company had determined unrecognized tax benefits were no longer necessary. However, if an ultimate tax assessment exceeds its estimate of tax liabilities, an additional tax provision might be required.

A reconciliation of the beginning and ending amount of valuation allowances is as follows (in thousands):

Valuation allowance on deferred tax assets:	Balance at Beginning of Period	Charged (Credited) to Expenses / Other	Balance at Ending of Period
Year ended December 31, 2018	$(76,663)	$(6,880)	$(83,543)
Year ended December 31, 2019	$(83,543)	$(12,868)	$(96,411)
Year ended December 31, 2020	$(96,411)	$12,560	$(83,851)

For the Six Months Ended June 30, 2020 and June 30, 2021 (unaudited)

The Company’s effective tax rate was 49% for the six months ended June 30, 2021. The effective tax rate recorded for the six months ended June 30, 2021 was higher than the Luxembourg statutory rate of 25%, primarily due to changes in valuation the allowance for disallowed interest expense under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company’s effective tax benefit was (17%) for the six months ended June 30, 2020. The effective tax benefit recorded for the six months ended June 30, 2020 was lower than the Luxembourg statutory rate of 25%, primarily due to foreign earnings taxed at different rates and the US Tax Cuts and Jobs Acts.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. In assessing the need for any additional valuation allowance for the three and six months ended June 30, 2021, the Company considered all available evidence both positive and negative, legislative developments, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies. As a result of this analysis for the six months ended June 30, 2021, management believes it is more likely than not that the Company’s deferred tax assets would be realized (except for the disallowed interest expense under Section 163(j) of the Code, the net California deferred tax assets and operating losses in certain foreign jurisdictions).

The unrecognized tax benefits related to ASC 740, if recognized, would impact the income tax provision by $40.1 million and $36.6 million as of June 30, 2021 and 2020, respectively. The Company has elected to include interest and penalties as a component of income tax expenses. Accrued interest and penalties as of June 30, 2021 and 2020 were approximately $7.1 million and $3.9 million, respectively. As of June 30, 2021, the gross unrecognized tax benefit was approximately $63.7 million.

The Company files U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. The Company is under examination by the Internal Revenue Services (IRS) for 2014 through 2016 tax years. In addition, the Company has been informed by certain state and foreign taxing authorities that it was selected for examination. U.S. federal, state and foreign jurisdictions have three to six open tax years at any point in time. The field work for certain state and foreign audits have commenced and are at various stages of completion as of June 30, 2021.

Although the outcome of any tax examination is uncertain, the Company believes that it has adequately provided in its financial statements for any additional taxes that it may be required to pay as a result of these examinations. The Company regularly assesses the likelihood of outcomes resulting from these examinations to determine the adequacy of its provision for income taxes and believes its current unrecognized tax benefit to be reasonable. If tax payments ultimately prove to be unnecessary, the recognition of previously unrecognized tax benefit would result in tax benefits in the period that the Company had determined unrecognized tax benefits were no longer necessary. However, if an ultimate tax assessment exceeds its estimate of tax liabilities, an additional tax provision might be required.

Note 18. Net Loss Per Share

Basic net loss per share is computed using the weighted average number of shares outstanding for the period, excluding unvested service and performance-based stock options. Diluted net loss per share is computed using the weighted average shares outstanding for the period plus dilutive potential shares, including unvested stock options using the treasury stock method.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share data):

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Net loss	$(167,683)	$(183,225)	$(167,887)	$(102,818)	$(36,324)
Weighted average shares in computing net loss per share, basic and diluted	24,343,951	23,205,812	21,989,821	21,986,804	22,019,216

Net loss per share, basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$—	(1)

(1)	not meaningful

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the periods presented because the impact of including them would have been anti-dilutive (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Stock options outstanding	321,618	386,387	311,769	265,036	422,086

Note 19. Related Party Transactions

The Company is controlled by the Sponsors. In conjunction with closing the 2015 Privatization Transaction, the Company entered into an underwriting and monitoring fee arrangement with the Sponsors. A periodic monitoring fee in an aggregate amount of $2.0 million is paid annually to the Sponsors. During each of the year ended December 31, 2018, 2019 and 2020, the Company incurred monitoring fees of $2.0 million. During the six months ended June 30, 2020 and 2021 (unaudited), the Company incurred monitoring fees of $1.0 million. The fees were expensed as general and administrative expenses in the consolidated statements of operations.

In September 2016, the Company entered into a license and services agreement with one of its Sponsors, CPP Investments. The revenues recorded related to the agreement for the periods indicated below are as follows (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(unaudited)
Perpetual license revenues	$757	$—	$—	$—	$—
Maintenance and professional services revenues	367	220	111	66	23

Total related party revenues	$1,124	$220	$111	$66	$23

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

During the year ended December 31, 2020, the Company entered into separation agreements with former executives. The Company recorded an accrual for cash consideration of approximately $10.7 million payable to these executives, which is included in accrued compensation and related expenses and other liabilities on the consolidated balance sheet. As of June 30, 2021, the balance of the executive liability accrual was $11.2 million (unaudited).

Note 20. Commitments and Contingencies

Warranties

The Company generally provides a warranty for its software products and services to its customers for a period of three to six months. The Company’s software products’ media are generally warranted to be free from defects in materials and workmanship under normal use, and the products are also generally warranted to substantially perform as described in certain Company documentation and the product specifications. The Company’s services are generally warranted to be performed in a professional manner and to materially conform to the specifications set forth in a customer’s signed contract. In the event there is a failure of such warranties, the Company generally will correct or provide a reasonable work-around or replacement product. To date, the Company’s product warranty expense has not been significant.

Indemnification

The Company’s software license agreements generally include certain provisions for indemnifying the customer against losses, expenses, liabilities, and damages that may be awarded against the customer in the event the Company’s software is found to infringe upon a patent, copyright, trademark, or other proprietary right of a third party. The agreements generally limit the scope of and remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain time and scope limitations and a right to replace an infringing product with a non-infringing product.

The Company believes its internal development processes and other policies and practices limit its exposure related to these indemnification provisions. In addition, the Company requires its employees to sign a proprietary information and inventions agreement, which assigns the rights to its employees’ development work to the Company. To date, the Company has not had to reimburse any of its customers for any losses related to these indemnification provisions, and no material claims against the Company are outstanding as of December 31, 2020 and June 30, 2021 (unaudited). The Company cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions due to the limited and infrequent history of prior indemnification claims.

As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request, in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that reduces the Company’s exposure and enables the Company to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

The Company accrues for loss contingencies when available information indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated.

Litigation

The Company is a party to various legal proceedings and claims arising from the normal course of its business activities, including proceedings and claims related to employment and intellectual property related matters.

The Company reviews the status of each matter and records a provision for a liability when it is considered both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed quarterly and adjusted as additional information becomes available. If both of the criteria are not met, the Company assesses whether there is at least a reasonable possibility that a loss, or additional losses, may be incurred. If there is a reasonable possibility that a material loss may be incurred, the Company discloses the estimate of the possible loss, range of loss, or a statement that such an estimate cannot be made.

Litigation is subject to inherent uncertainties. Were an unfavorable outcome to occur, there exists the possibility of a material adverse impact on the Company’s financial position and results of operation for the period in which the unfavorable outcome occurred, and potentially in future periods.

Other Contingencies

On March 29, 2019, the Company reached a settlement of a civil False Claims Act investigation brought by the U.S. Attorney’s Office for the District of Columbia (“DC USAO”) and the Civil Fraud Section of the U.S. Department of Justice (together with the DC USAO, the “DOJ”) on August 5, 2015. Under the terms of the settlement, Informatica agreed to pay $21.9 million related to a dispute regarding the accuracy of information in its commercial sales practices submissions and statements regarding the country of origin of certain products between January 1, 2008 and March 31, 2017, in consideration for the release of Informatica by the DOJ and the U.S. General Services Administration with respect to the claims alleged in the investigation as set forth in the settlement agreement. The agreement reflects neither an admission or denial by Informatica of any of the claims alleged by the DOJ and represents a compromise to avoid continued litigation and associated risks. The settlement was recorded as a charge to operations in the year ended December 31, 2018, and was paid in the year ended December 31, 2019.

Note 21. Subsequent Events

The Company has evaluated subsequent events through June 24, 2021, the date on which these consolidated financial statements for the fiscal years ended December 31, 2019 and 2020 were available for issuance and determined that no transactions are required to be reflected and no disclosures are required to be made in these consolidated financial statements for events subsequent to December 31, 2020.

Note 22. Subsequent Events (Unaudited)

In preparing the unaudited interim consolidated financial statements for the six months ended June 30, 2020 and 2021, the Company has evaluated subsequent events through October 1, 2021, the date these unaudited interim consolidated financial statements were available for issuance. Except as

ITHACALUX TOPCO S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(information as of June 30, 2021 and for the six months ended

June 30, 2020 and June 30, 2021 is unaudited)

noted below, the Company has concluded that no events or transactions have occurred that may require disclosure in the accompanying financial statements.

Subsequent to June 30, 2021 and through September 21, 2021, the Company granted to its employees, officers and directors an aggregate of (a) 6,638,966 options to purchase Shareholder Interests that vest based on the satisfaction of a service-based vesting condition, (b) 14,392,460 performance-based options that vest based on the satisfaction of both a liquidity event-related performance condition, including the completion of this offering, and a service-based vesting condition, and (c) 1,080,000 performance-based options that vest based on the completion of this offering and market liquidity vesting criteria in connection with achieving a certain per share price in any one or more exit events. The grant date fair value associated with these options was $5.1 million (unaudited), $11.2 million (unaudited), and $1.2 million (unaudited), respectively.

On September 30, 2021, the Company completed the restructuring transaction in which Informatica Inc. (“Informatica”) became its owner. As a result of the restructuring, Informatica indirectly holds all the property and assets and assumes all the debts and obligations of the Company. As a part of this transaction, the Sponsors contributed their interests in the Company to Informatica in exchange for an aggregate of 288,867,682 shares of Informatica’s common stock. 200,768,636 shares of Informatica’s common stock will be designated Class A common stock, and 44,049,523 shares of the common stock will be designated Class B-1 common stock, with an equal number (44,049,523 shares of the common stock) designated Class B-2 common stock. The number of shares of Class A common stock and Class B-1 and Class B-2 common stock issued was determined in accordance with the applicable provisions of the contribution agreement.

             Shares

Informatica Inc.

Class A Common Stock

(Lead Bookrunners listed in alphabetical order)

Goldman Sachs & Co. LLC	J.P. Morgan

BofA Securities	Citigroup

Credit Suisse	Deutsche Bank Securities	RBC Capital Markets

UBS Investment Bank	Wells Fargo Securities

Nomura		LionTree
Siebert Williams Shank

Through and including                     , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be Paid
SEC registration fee	$	*
FINRA filing fee		*
Exchange listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2018, we have issued the following unregistered securities:

Option and Common Stock Issuances

Since January 1, 2018, we have granted to our directors, officers, employees (including awards assumed through acquisitions), consultants and other service providers options to purchase an aggregate of 27,635,239 shares of our Class A common stock under our 2015 Plan at exercise prices ranging from $8.70 to $25.40 per share.

Since January 1, 2018, we have issued an aggregate of 3,441,338 shares of our Class A common stock upon exercise of stock options granted under our 2015 Plan at exercise prices ranging from approximately $8.70 per share to $20.00 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not applicable or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering.

3.3	Bylaws of the Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.

4.1	Form of Class A common stock certificate of the Registrant.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+*	Form of Indemnification Agreement between the Registrant and each of its directors and officers.

10.2+*	Informatica Inc. 2021 Equity Incentive Plan and related form agreements.

10.3+*	Informatica Inc. 2021 Employee Stock Purchase Plan and related form agreements.

10.4+*	Third Amended and Restated Informatica Inc. Equity Incentive Plan and related form agreements.

10.5+*	Form of Change in Control and Severance Agreement.

10.6+*	Form of Outside Director Compensation Policy.

10.7+*	Form of Umbrella Bonus Plan.

10.8+*	Confirmatory Offer Letter between the Registrant and Amit Walia.

10.9+*	Confirmatory Offer Letter between the Registrant and Eric Brown.

10.10+*	Confirmatory Offer Letter between the Registrant and Jitesh Ghai.

10.11+*	Confirmatory Offer Letter between the Registrant and Ansa Sekharan.

10.12*	Form of Stockholders Agreement.

10.13*	Form of Registration Rights Agreement.

21.1*	List of subsidiaries of the Registrant.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1*	Power of Attorney (included on page II-6).

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 1st day of October, 2021.

INFORMATICA INC.

By:	/s/ Amit Walia
Amit Walia
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amit Walia and Eric Brown, and each one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amit Walia AMIT WALIA	Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2021

/s/ Eric Brown ERIC BROWN	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 1, 2021

/s/ Mark Pellowski MARK PELLOWSKI	Chief Accounting Officer (Principal Accounting Officer)	October 1, 2021

/s/ Bruce Chizen BRUCE CHIZEN	Chair of the Board of Directors	October 1, 2021

/s/ Janice Chaffin JANICE CHAFFIN	Director	October 1, 2021

Signature	Title	Date

/s/ Gerald Held GERALD HELD	Director	October 1, 2021

/s/ Ryan Lanpher RYAN LANPHER	Director	October 1, 2021

/s/ Austin Locke AUSTIN LOCKE	Director	October 1, 2021

/s/ Geoff McKay GEOFF MCKAY	Director	October 1, 2021

/s/ Elizabeth Rafael ELIZABETH RAFAEL	Director	October 1, 2021

/s/ Brian Ruder BRIAN RUDER	Director	October 1, 2021

/s/ Jill Ward JILL WARD	Director	October 1, 2021